As filed with the Securities and Exchange Commission on September 12, 2025
Registration No. 333-[      ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bank First Corporation
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	39-1435359 (I.R.S. Employer Identification Number)
402 North 8th Street
Manitowoc, Wisconsin 54220
(920) 652-3100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly Dvorak
Chief Legal Counsel
Bank First Corporation
402 North 8th Street
Manitowoc, Wisconsin 54220
Tel: (920) 652-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:
Mark C. Kanaly David S. Park Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000	John E. Freechack Abdul R. Mitha Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W Madison Street, Suite 3900 Chicago, Illinois 60606 Telephone: (312) 984-3100

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and is subject to change. Bank First Corporation may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED SEPTEMBER 12, 2025
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Centre 1 Bancorp, Inc.:
The boards of directors of Bank First Corporation, or Bank First, and Centre 1 Bancorp, Inc., or Centre, have each unanimously approved the acquisition of Centre by Bank First. The acquisition will be accomplished pursuant to the terms of an Agreement and Plan of Merger, dated as of July 17, 2025, which we refer to as the merger agreement, by and between Bank First and Centre, whereby Centre will be merged with and into Bank First, which we refer to as the merger.
Immediately following the merger of Centre with and into Bank First, The First National Bank and Trust Company, a wholly owned bank subsidiary of Centre, will merge with and into Bank First’s wholly owned bank subsidiary, Bank First, N.A., with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
If the merger is completed, each share of Centre common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.9200 of a share (the “exchange ratio”) of Bank First common stock, with cash paid in lieu of fractional shares (the “merger consideration”). Notwithstanding the foregoing, the merger consideration is subject to a downward adjustment if Centre’s tangible book value (as calculated per the merger agreement) is less than $83,587,000 at the time of the closing of the merger.
Although the number of shares of Bank First common stock that Centre shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Bank First common stock and will not be known at the time Centre shareholders vote on the merger. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.” On July 17, 2025, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Bank First common stock of $125.78 per share, the exchange ratio represented approximately $115.72 in value for each share of Centre common stock to be converted into Bank First common stock. Based on the closing sale price of Bank First common stock of $[     ] per share on [           ], 2025, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented approximately $[    ] in value for each share of Centre common stock to be converted into Bank First common stock. We urge you to obtain current market quotations for the price of Bank First common stock (trading symbol “BFC”) because the value of the merger consideration will fluctuate based on Bank First’s common stock price.
Centre will hold a special meeting of its shareholders, referred to as the Centre special meeting, where Centre shareholders will be asked to consider and vote upon (1) a proposal to approve the merger agreement and the merger, and (2) a proposal to adjourn the Centre special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement and the merger.
The Centre special meeting will be held on [           ], 2025, at [      ], Central Time, at [        ], subject to any adjournment or postponement thereof.
Each of Bank First and Centre expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that Centre common stock exchanged for Bank First common stock will generally be tax-free.

Your vote is important. Completion of the merger is subject to the approval of the merger agreement by the shareholders of Centre. Regardless of whether or not you plan to attend the Centre special meeting, please take the time to authorize a proxy to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Centre special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement. The failure to vote by submitting your proxy or attending the Centre special meeting and voting in person will have the same effect as a vote against approval of the merger agreement. Submitting a proxy now will not prevent you from being able to vote in person at the Centre special meeting. If you hold your shares in “street name,” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote in accordance with the voting instruction form you receive from your bank, broker or other nominee.
The board of directors of Centre has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of the shareholders of Centre, has unanimously approved the merger agreement and the merger and unanimously recommends that the shareholders of Centre vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Centre special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
This proxy statement/prospectus describes the Centre special meeting, the merger, the merger agreement, other documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 29, for a discussion of the risks relating to the proposed merger and owning Bank First common stock after the merger. You also can obtain information about Bank First and Centre from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.
If you have any questions concerning the merger, please contact Don O’Day, President, at (608) 363-8007 or Don.Oday@bankatfirstnational.com, or Jerry Ritzert, Chief Financial Officer, at (608) 363-8080 or Jerry.Ritzert@bankatfirstnational.com. We look forward to seeing you at the meeting.
By Order of the Board of Directors,
Steven M. Eldred
Chief Executive Officer and Chairman
Centre 1 Bancorp, Inc.
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Bank First or Centre, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [           ], 2025 and it is first being mailed or otherwise delivered to the Centre shareholders on or about [           ], 2025.

CENTRE 1 BANCORP, INC.
345 East Grand Avenue
Beloit, WI 53511
(608) 363-8000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on [      ], 2025
To the Shareholders of Centre 1 Bancorp, Inc.:
NOTICE IS HEREBY GIVEN that Centre 1 Bancorp, Inc., or Centre, will hold a special meeting of its shareholders (which we refer to as the “Centre special meeting”) on [      ], 2025, at [      ], Central Time, at [      ], to consider and vote upon the following matters:
1.
A proposal to approve the Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of July 17, 2025, by and between Centre and Bank First Corporation (which we refer to as “Bank First”), and the transactions contemplated by the merger agreement, including the merger of Centre with and into Bank First, with Bank First as the surviving company (which we refer to as the “merger”), each as more fully described in the accompanying proxy statement/prospectus (which we refer to as the “Centre merger proposal”); and

2.
A proposal to adjourn the Centre special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Centre merger proposal (which we refer to as the “Centre adjournment proposal”).

The Centre board of directors has fixed the close of business on [      ], 2025 as the record date for the Centre special meeting. Only Centre shareholders of record as of the record date are entitled to notice of, and to vote at, the Centre special meeting or any adjournment or postponement of the Centre special meeting. Any shareholder entitled to attend and vote at the Centre special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. The Centre special meeting may be adjourned from time to time upon approval of holders of Centre common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.
The affirmative vote of a majority of the outstanding shares of Centre common stock entitled to vote thereon is required to approve the Centre merger proposal. Assuming a quorum is present, approval of the Centre adjournment proposal requires the votes cast favoring the action to exceed the votes cast opposing the action. Centre will transact no other business at the Centre special meeting, except for business properly brought before the Centre special meeting or any adjournment or postponement thereof.
Centre common shareholders must approve the Centre merger proposal in order for the merger to occur. If Centre common shareholders fail to approve the Centre merger proposal, the merger will not occur. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Centre special meeting. Please review the proxy statement/prospectus carefully.
Holders of record of Centre common stock have the right to dissent from the merger agreement and the merger and obtain payment in cash of the appraised fair value of their shares of Centre common stock under applicable provisions of the Wisconsin Business Corporation Law, or WBCL. In order for a holder of Centre common stock to perfect his, her or its right to dissent, such holder must carefully follow the procedure set forth in the WBCL. A copy of the applicable statutory provisions of the WBCL is included as Annex B to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger — Dissenters’ Rights,” beginning on page 64 of the proxy statement/prospectus. The merger may not be completed if the holders of more than 10% of the outstanding shares of Centre common stock exercise dissenters’ rights.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF CENTRE COMMON STOCK YOU OWN. Whether or not you plan to attend the Centre special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The enclosed proxy statement/prospectus provides a detailed description of the Centre special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Centre common stock, please contact Don O’Day, President, at (608) 363-8007 or Don.Oday@bankatfirstnational.com, or Jerry Ritzert, Chief Financial Officer, at (608) 363-8080 or Jerry.Ritzert@bankatfirstnational.com.
The Centre board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Centre common shareholders vote “FOR” the Centre merger proposal and “FOR” the Centre adjournment proposal (if necessary or appropriate).
By Order of the Board of Directors,
Steven M. Eldred
Chief Executive Officer and Chairman
Beloit, Wisconsin
[           ], 2025

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Bank First from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Bank First at no cost from the SEC’s website at http://www.sec.gov. Bank First has filed a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Bank First at the contact information set forth below:
Bank First Corporation
402 N. 8th Street
Manitowoc, Wisconsin 54220
Attention: Chief Legal Counsel
Telephone: (920) 652-3100
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Centre special meeting, or [      ], 2025.
If you are a Centre shareholder and have any questions about the merger agreement, the merger, the Centre special meeting or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need a proxy card or need help voting your shares of Centre common stock, please contact Don O’Day, President, at (608) 363-8007 or Don.Oday@bankatfirstnational.com, or Jerry Ritzert, Chief Financial Officer, at (608) 363-8080 or Jerry.Ritzert@bankatfirstnational.com.
You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [      ], 2025, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to Centre shareholders nor the issuance by Bank First of shares of Bank First common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Centre has been provided by Centre and information contained in this document regarding Bank First has been provided by Bank First. See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS
The following are answers to certain questions that Centre shareholders may have regarding the proposed transaction between Bank First and Centre and the proposals being considered at the Centre special meeting. We urge you to carefully read the remainder of this proxy statement/prospectus, including the annexes and the documents incorporated by reference into this proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.
Unless the context otherwise requires, references in this proxy statement/prospectus to: (1) “Bank First” refers to Bank First Corporation, a Wisconsin corporation, and its affiliates; (2) “Bank First, N.A.” refers to Bank First, N.A., a national banking association and a direct wholly-owned subsidiary of Bank First; (3) “Centre” refers to Centre 1 Bancorp, Inc., a Wisconsin corporation, and its affiliates; and (4) “First National Bank” refers to The First National Bank and Trust Company, a national banking association and the wholly-owned bank subsidiary of Centre.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Bank First and Centre have entered into an Agreement and Plan of Merger on July 17, 2025 (which we refer to as the “merger agreement”), pursuant to which Centre will merge with and into Bank First, with Bank First continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, Centre’s wholly-owned banking subsidiary, First National Bank, will merge with and into Bank First’s wholly-owned banking subsidiary, Bank First, N.A., with Bank First, N.A. as the surviving bank (which we refer to as the “bank merger”), pursuant to the terms of the Plan of Merger and Merger Agreement entered into by Bank First, N.A. and First National Bank on July 17, 2025 (which we refer to as the “bank merger agreement”). A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

The merger cannot be completed unless, among other things, the majority of the outstanding shares of Centre common stock entitled to vote at the Centre special meeting vote in favor of the proposal to approve the merger agreement and the merger, which we refer to as the Centre merger proposal.
In addition, Centre is soliciting proxies from its shareholders with respect to a proposal to approve one or more adjournments of the Centre special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the Centre merger proposal, which we refer to as the Centre adjournment proposal. The completion of the merger is not conditioned upon shareholder approval of the Centre adjournment proposal.
This proxy statement/prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the Centre special meeting, and you should read it carefully. This is a proxy statement/prospectus because (1) Centre is soliciting proxies from the Centre shareholders and the proxy statement provides important information about the Centre special meeting to vote on the Centre merger proposal and the Centre adjournment proposal, and (2) Bank First will issue shares of Bank First common stock to holders of Centre common stock in connection with the merger, and the prospectus provides important information about such shares. The enclosed materials allow Centre shareholders to authorize a proxy to vote their shares without attending the Centre special meeting.
Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
What will I receive in the merger?

A:
If the merger is completed, each share of Centre common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.9200 of a share, or the exchange ratio, of Bank First common stock. Notwithstanding the foregoing, the merger consideration is subject to a downward adjustment if Centre’s tangible book value (as calculated per the merger agreement) is less than $83,587,000 at the time of the closing of the merger. Each outstanding share of Bank First’s common stock will remain outstanding and unaffected by the merger.

Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Centre shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
Centre may terminate the merger agreement if (i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $110.06, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $125.78) is more than 12.5% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,535.06); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Q:
What happens to outstanding Centre restricted stock units and options?

A:
Immediately prior to the effective time of the merger, all outstanding Centre performance-based restricted stock units and Centre time-based restricted stock units granted under a Centre stock plan (with we collectively refer to as “Centre restricted stock”) will become fully vested. At the effective time of the merger, each share of Centre restricted stock that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration for the applicable number of shares. Payments will be made without interest and subject to tax withholdings.

At the effective time of the merger, each option to purchase shares of Centre common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of Centre common stock subject to such option and (2) the excess, if any, of the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing over the exercise price per share of Centre common stock under such option, less applicable taxes.
Q:
Will the shares of Bank First common stock that Centre shareholders receive in the merger be freely transferable?

A:
Yes. The Bank First common stock issued in the merger will be transferable free of restrictions under federal and state securities laws.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. The value of the merger consideration may fluctuate based upon the market value for Bank First common stock between the date of this proxy statement/prospectus and the completion of the merger. Centre shareholders will receive 0.9200 of a share of Bank First common stock for each share of Centre common stock they hold. Any fluctuation in the market price of Bank First common stock after the date of this proxy statement/prospectus will change the value of the shares of Bank First common stock that Centre shareholders may receive.

Q:
How does Centre’s board of directors recommend that I vote at the Centre special meeting?

A:
Centre’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote “FOR” the Centre merger proposal and “FOR” the Centre adjournment proposal (if necessary or appropriate).

Q:
When and where is the Centre special meeting?

A:
The Centre special meeting will be held at [           ] located at [           ], on [           ], 2025, at [           ], Central Time.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please authorize a proxy to vote your shares by promptly completing and returning the enclosed proxy card so that your shares are represented and voted at the Centre special meeting. If you are a registered shareholder, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name”, through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. A shareholder who holds shares in “street name” through a bank, broker or other nominee who desires to attend the Centre special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the bank, broker or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker. Submitting your proxy by mail or directing your bank, broker or other nominee to vote your shares will ensure that your shares are represented and voted at the Centre special meeting. Your proxy card must be received prior to the Centre special meeting on [        ], 2025, to be counted.

Q:
What constitutes a quorum for the Centre special meeting?

A:
Holders representing at least a majority of the issued and outstanding shares of Centre common stock entitled to vote at the Centre special meeting must be present, in person or represented by proxy, to constitute a quorum. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. If a quorum is not present, the Centre special meeting will be postponed until the holders of the number of shares of Centre common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Centre common stock will be counted for purposes of determining whether a quorum is present at the Centre special meeting. If additional votes must be solicited to approve the Centre merger proposal, it is expected that the Centre special meeting will be adjourned to solicit additional proxies if the Centre shareholders approve the Centre adjournment proposal.

Q:
What is the vote required to approve each proposal?

A:
Centre merger proposal:   Approval of the Centre merger proposal requires the affirmative vote of a majority of the outstanding shares of Centre common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Centre merger proposal, it will have the same effect as a vote “AGAINST” the Centre merger proposal.

Centre adjournment proposal:   Assuming a quorum is present, approval of the Centre adjournment proposal (if necessary or appropriate) requires the votes cast favoring the action to exceed the votes cast opposing the action. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Centre adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
Q:
What would happen if the Centre adjournment proposal does not get approved by Centre shareholders?

A:
The completion of the merger is not conditioned upon shareholder approval of the Centre adjournment proposal. If a quorum is present at the Centre special meeting and the Centre adjournment proposal is not approved and there are not sufficient votes at the time of the Centre special meeting to approve the Centre merger proposal, then the Centre board of directors will not have the ability to adjourn to solicit additional votes and the Centre merger proposal will not be approved.

Q:
Who may solicit proxies on Centre’s behalf?

A:
In addition to solicitation of proxies by Centre by mail, proxies may also be solicited by Centre’s directors and employees personally, and by telephone, facsimile or other means.

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for Centre to obtain the necessary quorum to hold the Centre special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention will have the same effect as a vote against approval of the Centre merger proposal. The Centre merger proposal must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Centre common stock entitled to vote at the Centre special meeting. Centre’s board of directors unanimously recommends that you vote “FOR” the Centre merger proposal.

Q:
How many votes do I have?

A:
Centre shareholders are entitled to one vote on each proposal to be considered at the Centre special meeting for each share of Centre common stock owned as of the close of business on [           ], 2025, which is the record date for the Centre special meeting.

Q:
What is the difference between a shareholder of record and a “street name” holder?

A:
If you are a shareholder of Centre and if your shares of Centre common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:
If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. Your bank, broker or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or other nominee.

Q:
How do I vote?

A:
If you are a shareholder of record as of [      ], 2025, the Centre record date, you may have your shares of Centre common stock voted on the matters to be presented at the Centre special meeting in any of the following ways:

•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

•
You may vote in person at the meeting.   You may vote by attending the Centre special meeting and casting your vote in person.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the date of the Centre special meeting. If you are a shareholder of record of Centre common stock as of the Centre record date, you may also cast your vote in person at the Centre special meeting. If you plan to attend the Centre special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.
If you are a beneficial owner (i.e., your shares are held in “street name”), please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you. Your bank, broker or other nominee cannot vote your shares without instructions from you. Please note that if you are a beneficial owner and wish to vote in person at the Centre special meeting, you must obtain a legal proxy from your bank, broker or other nominee.

Q:
Do Centre directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the Centre board of directors with respect to the merger agreement, you should be aware that Centre’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Centre’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Centre’s shareholders include, but are not limited to, cash payments and benefits to Centre’s executive officers under their employment agreements and supplemental retirement agreements, accelerated vesting of restricted stock units and accelerated payout of certain deferred compensation account balances for Centre’s executive officers and current and former directors in connection with a change in control, the receipt of continued indemnification and directors’ and officers’ insurance coverage under the merger agreement, a new compensation arrangement between Bank First and Steven M. Eldred, and Bank First’s agreement to appoint Steven M. Eldred as a director of both Bank First and Bank First, N.A. For a more complete description of these interests, see “The Merger — Interests of Centre’s Directors and Executive Officers in the Merger” beginning on page 60.

Q:
What if I abstain from voting, fail to authorize a proxy or fail to vote in person?

A:
If you mark “ABSTAIN” on your proxy with respect to the Centre merger proposal, fail to authorize a proxy or fail to vote in person at the Centre special meeting, or fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote “AGAINST” the Centre merger proposal and no effect on the Centre adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.

Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Centre common stock represented by your proxy will be voted as recommended by the Centre board of directors.

Q:
Can I attend the Centre special meeting and vote my shares in person?

A:
Yes. All Centre shareholders as of the Centre record date, including shareholders of record and shareholders who hold their shares through any other holder of record, are invited to attend the Centre special meeting. Holders of record of Centre common stock can vote in person at the Centre special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the Centre special meeting. If you plan to attend the Centre special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. Centre reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Centre special meeting is prohibited without express written consent of Centre. Whether or not you intend to be present at the Centre special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Centre in the enclosed postage-paid envelope as soon as possible so your vote will be counted if you later decide not to or are unable to attend the Centre special meeting.

Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Centre common stock, you may revoke your proxy or change your vote at any time prior to the Centre special meeting by: (1) delivering written notice of revocation to Centre 1 Bancorp, Inc., 345 East Grand Avenue, Beloit, WI 53511, Attention: Christy M. Farmer, (2) returning a duly executed proxy card bearing a later date than the date with which your original proxy card was dated, or (3) attending the Centre special meeting and voting in person.

Your attendance at the Centre special meeting will not constitute automatic revocation of the proxy unless you deliver your ballot in person at the Centre special meeting or deliver a written revocation to Centre prior to the voting of such proxy. If your shares are held in “street name”, you must contact your bank, broker or other nominee and follow its procedures for changing your vote.
Q:
What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Centre common stock?

A:
Each of Bank First and Centre expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, a U.S. holder that receives Bank First shares (including fractional Bank First shares deemed received) in exchange for their Centre common stock in the merger generally will not recognize gain or loss, other than with respect to cash received in lieu of fractional Bank First shares. The obligation of Bank First and Centre to complete the merger is conditioned upon the receipt of an opinion of their respective outside legal counsel to the effect that the merger will qualify as a “reorganization” under Section 368(a) of the Code.

For the definition of “U.S. holder” and a more detailed discussion of the material U.S. federal tax consequences of the merger to U.S. holders, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 130.
THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL HOLDERS OF CENTRE COMMON STOCK. YOUR PARTICULAR TAX CONSEQUENCES WILL DEPEND ON YOUR INDIVIDUAL SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR INDEPENDENT TAX ADVISOR FOR A FULL UNDERSTANDING OF THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.
Q:
Will Centre be required to submit the Centre merger proposal to its shareholders even if the Centre board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Centre special meeting, Centre is required to submit the Centre merger proposal to its shareholders even if the Centre board of directors has withdrawn or modified its recommendation.

Q:
Are Centre shareholders entitled to exercise dissenters’ rights?

A:
Yes. Holders of record of Centre common stock are entitled to exercise dissenters’ rights in connection with the merger, provided that such holders comply with the proper procedures of Subchapter XIII of the Wisconsin Business Corporation Law, or WBCL. A copy of Subchapter XIII of the WBCL is attached as Annex B to this proxy statement/prospectus. Holders of Centre common stock who desire to exercise dissenters’ rights pursuant to Subchapter XIII of the WBCL are urged to consult a legal advisor before electing or attempting to exercise these rights. The value determined in the appraisal process may be more or less than the value a Centre shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable Wisconsin law provisions will result in the loss of the right of appraisal. For further information, see “The Merger Agreement — Dissenters’ Rights” beginning on page 64.

Pursuant to the merger agreement, the merger may not be completed if dissenters’ rights of appraisal are properly asserted with respect to 10% or more of the outstanding shares of Centre common stock.
Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the Centre merger proposal, or the other proposals to be considered at the Centre special meeting?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 29. You also should read and carefully consider the risk factors of Bank First contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
Should I send my Centre stock certificates with my proxy card for the Centre special meeting?

A:
No. You should NOT send your Centre stock certificates with your proxy. Bank First, through its appointed exchange agent, will send Centre shareholders separate instructions for exchanging Centre stock certificates and Centre common stock held in book-entry form for the merger consideration. You should, however, locate your stock certificates and keep them in a safe place to avoid any delays in receipt of the merger consideration upon completion of the merger.

Q:
What should I do if I hold my shares of Centre common stock in book-entry form?

A:
You are not required to take any specific actions to exchange your shares of Centre common stock if your shares are held in book-entry form. After the completion of the merger, shares of Centre common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Bank First common stock in book-entry form, and any cash to be paid in lieu of fractional shares in the merger.

Q:
What happens if I sell or transfer ownership of shares of Centre common stock after the record date for the Centre special meeting?

A:
The Centre record date is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Centre common stock after the Centre record date, but prior to completion of the merger, you will retain the right to vote at the Centre special meeting, but the right to receive the merger consideration will transfer with the shares of Centre common stock. To receive the merger consideration, you must hold your shares of Centre common stock through completion of the merger.

Q:
Whom may I contact if I cannot locate my Centre stock certificate(s)?

A:
If you are unable to locate your original Centre stock certificate(s), you should contact Christy M. Farmer at (608) 313-9036, or Christy.Farmer@bankatfirstnational.com. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Bank First or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:
What are the conditions to complete the merger?

A:
The obligations of Bank First and Centre to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the Centre merger proposal by Centre’s shareholders. For more information, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 84.

Q:
When do you expect to complete the merger?

A:
Bank First and Centre expect to complete the merger in the first quarter of 2026, subject to customary closing conditions, including regulatory approval and approval by Centre’s shareholders. However, neither Bank First nor Centre can assure you when or if the merger will occur.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Centre common stock will not receive any consideration for their shares in connection with the merger. Instead, Centre will remain an independent company. If the merger is completed but, for any reason, the bank merger is not completed, it will have no impact on the consideration to be received by holders of Centre common stock.

In addition, if the merger agreement is terminated in certain circumstances, Centre may be required to pay a termination fee. See the section of this proxy statement/prospectus entitled “The Merger Agreement — Termination Fee” beginning on page 86 for a discussion of the circumstances under which termination fees will be required to be paid.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:
Whom should I call with questions?

A:
If you are a Centre shareholder and you have any questions concerning the merger agreement, the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Centre common stock, please contact Don O’Day, President, at (608) 363-8007 or Don.Oday@bankatfirstnational.com, or Jerry Ritzert, Chief Financial Officer, at (608) 363-8080 or Jerry.Ritzert@bankatfirstnational.com.

SUMMARY
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Bank First. For a description of this information, please see “Where You Can Find More Information” beginning on page 134. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Companies (page 89)
Bank First Corporation
402 N. 8th Street
Manitowoc, Wisconsin 54220
(920) 652-3100
Bank First was incorporated in Wisconsin in April 1982 and serves as the bank holding company for Bank First, N.A., a national banking association founded in 1894 and headquartered in Manitowoc, Wisconsin. As of June 30, 2025, Bank First had consolidated assets of approximately $4.37 billion, loans of $3.58 billion, deposits of $3.60 billion, and stockholders’ equity of $612.3 million. Bank First currently operates 27 banking offices in Wisconsin. Bank First, N.A.’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”).
For additional information about Bank First and its subsidiaries, see “Where You Can Find More Information” on page 134.
Centre 1 Bancorp, Inc.
345 East Grand Avenue
Beloit, WI 53511
Attention: Christy M. Farmer
Telephone: (608) 364-4401
Centre was incorporated in Wisconsin in January 1983 and owns all of the outstanding shares of common stock of The First National Bank and Trust Company, a national banking association headquartered in Beloit, Wisconsin (which we refer to as “First National Bank”). As of June 30, 2025, Centre had total consolidated assets of $1.55 billion, total net loans of $982.9 million, total deposits of $1.29 billion and total shareholders’ equity of $112.6 million. Centre operates seventeen full-service offices and one limited-service office in Southeast Wisconsin and Northern Illinois. First National Bank’s deposits are insured by the FDIC.
For additional information about Centre and its subsidiaries, see “The Companies — Centre 1 Bancorp” on page 89 and “Centre 1 Bancorp, Inc. Index to Consolidated Financial Statements” on page F-137.
The Merger
The Merger Agreement (page 69)
Bank First and Centre entered into an Agreement and Plan of Merger, dated as of July 17, 2025, which we refer to as the merger agreement. The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

Structure of the Merger (page 69)
Pursuant to the merger agreement, Centre will merge with and into Bank First, with Bank First as the surviving company, which we refer to as the merger. Immediately after the merger, First National Bank, a wholly-owned bank subsidiary of Centre, will merge with and into Bank First’s wholly-owned bank subsidiary, Bank First, N.A., with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
The Merger Consideration (page 70)
If the merger is completed, each share of Centre common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.9200 of a share (the “exchange ratio”) of Bank First common stock. Each outstanding share of Bank First’s common stock will remain outstanding and unaffected by the merger.
Although the number of shares of Bank First common stock that Centre shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Bank First common stock and will not be known at the time Centre shareholders vote on the merger. Bank First common stock is currently quoted on the Nasdaq Capital Market under the symbol “BFC.” On July 17, 2025, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Bank First common stock of $125.78 per share, the exchange ratio represented approximately $115.72 in value for each share of Centre common stock to be converted into Bank First common stock. Based on the closing sale price of Bank First common stock of $[     ] per share on [       ], 2025, the latest practicable trading date prior to the printing of this proxy statement/prospectus, the exchange ratio represented approximately $[    ] in value for each share of Centre common stock to be converted into Bank First common stock. We urge you to obtain current market quotations for the price of Bank First common stock (trading symbol “BFC”).
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Bank First shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
The merger consideration is also subject to a downward adjustment based on Centre’s tangible book value at closing. If Centre’s tangible book value (as calculated per the merger agreement) is less than $83,587,000 (which we refer to as the “minimum Centre tangible book value”) at the time of the closing of the merger, then the merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the minimum Centre tangible book value and Centre’s tangible book value at closing.
Centre may terminate the merger agreement if (i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $110.06, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $125.78) is more than 12.5% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,535.06); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Treatment of Centre Equity Awards (page 71)
Immediately prior to the effective time of the merger, all outstanding Centre performance-based restricted stock units and Centre time-based restricted stock units granted under a Centre stock plan (with we collectively refer to as “Centre restricted stock”) will become fully vested.

At the effective time of the merger, each share of Centre restricted stock that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration for the applicable number of shares. Payments will be made without interest and subject to tax withholdings.
At the effective time of the merger, each option to purchase shares of Centre common stock, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (1) the total number of shares of Centre common stock subject to such option and (2) the excess, if any, of the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing over the exercise price per share of Centre common stock under such option, less applicable taxes.
All Centre stock plans and related agreements will terminate at the effective time of the merger, and no further rights to acquire Centre common stock or Bank First common stock will remain outstanding.
Procedures for Converting Shares of Centre Common Stock into Merger Consideration (page 71)
Promptly after the effective time of the merger, Bank First’s exchange agent will mail to each holder of record of Centre common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Centre stock certificate(s) for the merger consideration (including cash in lieu of any fractional Centre shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Ancillary Agreements to the Merger Agreement
Voting Agreements (page 87)
As a condition to Bank First entering into the merger agreement, all directors and executive officers of Centre and First National Bank who have voting power over shares of Centre common stock entered into voting agreements in the form attached as Exhibit A to the merger agreement attached as Annex A to this proxy statement/prospectus, pursuant to which each such person agreed, among other things, to vote the shares of Centre common stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Centre in the merger agreement.
Non-Competition and Non-Disclosure Agreements (page 87)
In addition, as a condition to Bank First entering into the merger agreement, each director of Centre and First National Bank entered into non-competition and non-disclosure agreements with Bank First in the form attached as Exhibit C to the merger agreement attached as Annex A to this proxy statement/prospectus, pursuant to which each such person agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of Centre for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with Bank First, including not soliciting employees and customers of Centre, and (3) for a period of two years following the closing of the merger, not serve as a director or management official of another financial institution in the counties in Wisconsin in which First National Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties.

Claims Letters (page 88)
At the time of the execution of the merger agreement, each director and executive officer of Centre and First National Bank executed a letter agreement with Bank First in the form attached as Exhibit D to the merger agreement attached as Annex A to this document, pursuant to which each such director and executive officer released and discharged, effective upon the consummation of the merger, Centre and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Bank First and Bank First, N.A.), from any and all liabilities or claims that the director or executive officer has or claims to have as of the effective time of the merger, with certain exceptions.
Risk Factors (page 29)
Before submitting your proxy or voting at the Centre special meeting, you should carefully consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus.
The Centre Special Meeting (page 38)
The special meeting of Centre shareholders will be held at [           ] located at [           ], on [           ], 2025, at [           ], Central Time. At the Centre special meeting, Centre shareholders will be asked to:
•
approve the Centre merger proposal; and

•
approve the Centre adjournment proposal.

Only holders of record at the close of business on [           ], 2025, the Centre record date, will be entitled to vote at the Centre special meeting. Each outstanding share of Centre common stock is entitled to one vote on each proposal to be considered at the Centre special meeting. As of the Centre record date, there were [           ] shares of Centre common stock entitled to vote at the Centre special meeting. All directors and executive officers of Centre and First National Bank have entered into voting agreements with Bank First, pursuant to which they have agreed, solely in their capacity as Centre shareholders, to vote all of their shares of Centre common stock in favor of the proposals to be presented at the Centre special meeting. As of the Centre record date, the directors and executive officers who are parties to the voting agreements owned and were entitled to vote an aggregate of approximately [           ] shares of Centre common stock, which represented approximately [      ]% of the shares of Centre common stock outstanding on that date. As of the Centre record date, Bank First did not own or have the right to vote any of the outstanding shares of Centre common stock.
To approve the Centre merger proposal, the holders of at least a majority of the outstanding shares of Centre common stock entitled to vote on the proposal must vote in favor of the proposal. Your failure to submit a proxy or vote in person at the Centre special meeting, failure to instruct your bank, broker or other nominee how to vote, or abstention with respect to the Centre merger proposal will have the same effect as a vote against the Centre merger proposal.
The Centre adjournment proposal requires the votes cast favoring the action to exceed the votes cast opposing the action.
If you mark “ABSTAIN” on your proxy with respect to the Centre merger proposal, fail to authorize a proxy and fail to vote in person at the Centre special meeting, or fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote “AGAINST” the Centre merger proposal and no effect on the Centre adjournment proposal. If you sign your proxy but do not indicate your vote, your proxy will be voted “FOR” each proposal.

Recommendation of the Centre Board of Directors (page 39)
Centre’s board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Centre and its shareholders and has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement. Centre’s board of directors unanimously recommends that Centre shareholders vote “FOR” the Centre merger proposal and “FOR” the Centre adjournment proposal (if necessary or appropriate). For the factors considered by Centre’s board of directors in reaching its decision to approve the merger, see “The Merger — Centre’s Reasons for the Merger; Recommendation of the Centre Board of Directors.”
Board Composition and Management of Bank First after the Merger (page 60)
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Bank First, provided, however, that Bank First and Bank First, N.A. will each increase the size of its respective board of directors by one, and Steven M. Eldred will be appointed as a director of Bank First and Bank First, N.A.
Additionally, Bank First will consider appointing one additional member of Centre’s board of directors (the “Centre director”) to the Bank First board after consulting with Centre. If Bank First decides to proceed with such appointment, it will take all necessary steps to increase the size of its board of directors and appoint the Centre director as of the effective time of the merger. This appointment is subject to the Centre director meeting Bank First’s director qualifications, complying with Bank First’s corporate governance policies, and qualifying as an “independent director” under Nasdaq rules.
Interests of Centre’s Directors and Executive Officers in the Merger (page 60)
Centre shareholders should be aware that Centre’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Centre shareholders generally. These interests and arrangements may create potential conflicts of interest. Centre’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that Centre common shareholders vote in favor of the Centre merger proposal.
These interests include:
•
the executive officers of Centre have employment agreements with Centre that provide for cash payments and other benefits in the event of a qualifying termination of employment in connection with a change in control;

•
Mr. Eldred has a supplemental retirement agreement with Centre that provides for accelerated benefits in connection with a change in control;

•
Mr. O’Day participates in a supplemental life insurance benefit that provides for accelerated and enhanced benefits in connection with a change in control;

•
The executive officers and current and former directors of Centre and First National Bank will be entitled to additional benefits in connection with the change in control relating to accelerated vesting of restricted stock units, accelerated payout of certain deferred compensation account balances, and the right to continued indemnification and directors’ and officers’ liability insurance coverage;

•
Mr. Eldred will be appointed as a director of Bank First and Bank First, N.A.; and

•
Mr. Eldred intends to enter into a consulting agreement with Bank First upon the closing of the merger, under which Mr. Eldred will receive compensation from Bank First for a period of two years, in exchange for providing ongoing services related to the transition of First National Bank’s and/or Centre’s clients, employees, impacted communities, vendors, and other interested parties; successful system conversions; and other matters to ensure smooth transition of ownership to Bank First.

For a more complete description of these interests, see “The Merger — Interests of Centre’s Directors and Executive Officers in the Merger” beginning on page 60 and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 81.
Dissenters’ Rights (page 64)
If the merger is completed, Centre shareholders who do not vote for the merger and who follow certain procedures as required by Wisconsin law and described in this proxy statement/prospectus will be entitled to exercise dissenters’ rights and receive the “fair value” of their shares in cash under Wisconsin law. If you assert and perfect your dissenters’ rights, you will not receive any merger consideration but will be entitled to receive the “fair value” of your shares of stock in cash as determined in accordance with Wisconsin law. The “fair value” of your shares may be more or less than the consideration to be paid in the merger. Annex B includes the relevant provisions of Wisconsin law regarding these rights. See “The Merger — Dissenters’ Rights” beginning on page 64 of this proxy statement/prospectus. Centre shareholders holding Centre common stock who desire to exercise dissenters’ rights pursuant to Subchapter XIII of the WBCL are urged to consult a legal advisor before electing or attempting to exercise these rights.
Centre shareholders should be aware that cash paid to dissenting shareholders in satisfaction of the fair value of their shares of Centre common stock will result in the recognition of any gain or loss realized for U.S. federal income tax purposes.
For further information, see “The Merger — Dissenters’ Rights” beginning on page 64.
Pursuant to the merger agreement, Bank First’s board of directors may terminate the merger agreement and abandon the merger if dissenters’ rights of appraisal are properly asserted with respect to more than 10% of the outstanding shares of Centre common stock.
Conditions to Complete the Merger (page 84)
Currently, Bank First and Centre expect to complete the merger in the first quarter of 2026, subject to customary closing conditions, including regulatory approval and approval by Centre’s shareholders. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
approval of the merger agreement by the holders of at least a majority of the outstanding shares of Centre common stock entitled to vote at the Centre special meeting;

•
the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the OCC and WDFI, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any burdensome condition;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”) of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 10% or more of the outstanding shares of Centre’s common stock exercising their dissenters’ rights;

•
the absence of any material adverse effect in the financial condition, business or results of operations of Centre, First National Bank, Bank First or Bank First, N.A.;

•
the shares of Bank First common stock being approved for listing on the Nasdaq Capital Market;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

•
the performance by each party of its respective obligations under the merger agreement.

Neither Centre nor Bank First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement — Conditions to Complete the Merger.”
Regulatory Approvals Required for the Merger (page 62)
Both Bank First and Centre have agreed to use their reasonable best efforts to obtain all regulatory approvals (or waivers) required or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, the Office of the Comptroller of the Currency, or the OCC, the Wisconsin Department of Financial Institutions, or the WDFI, and various securities and other regulatory authorities. The U.S. Department of Justice may also review the impact of the merger on competition. Bank First and Centre have submitted all applications, waiver requests and notifications to obtain the required regulatory approvals. Although neither Bank First nor Centre knows of any reason why these regulatory approvals cannot be obtained, Bank First and Centre cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.
No Solicitation (page 82)
Under the merger agreement, Centre has agreed that it will not, and will cause its subsidiaries and representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Bank First) any information or data with respect to Centre or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Centre is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
However, prior to obtaining Centre’s required shareholder approval, Centre may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). Centre must notify Bank First promptly (but in no event later than 24 hours) after the receipt of such acquisition proposal.
Additionally, prior to obtaining Centre’s required shareholder approval, Centre may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that the failure to take such actions would cause it to violate its fiduciary duties to Centre’s shareholders under applicable law. However, Centre cannot take any of those actions in response to a superior proposal unless it provides Bank First with a five business day period to negotiate in good faith to enable Bank First to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal.

Termination of the Merger Agreement (page 85)
The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:
•
if the merger is not consummated on or before April 30, 2026, subject to automatic extension to May 31, 2026 if the only outstanding condition to closing is the receipt of regulatory approvals;

•
if any regulatory approval required for consummation of the transactions contemplated by the merger agreement has been denied by final non-appealable action by the relevant governmental authority or any application for such regulatory approval shall have been permanently withdrawn at the request of a governmental authority;

•
in the event that approval by the shareholders of Centre is not obtained at a meeting at which a vote was taken; or

•
in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured within 30 days.

In addition, Bank First may terminate the merger agreement in the following circumstances:
•
if Centre fails to comply in all material respects with its obligations pursuant to the non-solicitation covenants;

•
if Centre withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

•
if Centre materially breaches its obligation to call, give notice of, and commence a meeting of shareholders to vote on the merger agreement;

•
if Centre approves or recommends an acquisition proposal (other than the merger agreement proposal);

•
if Centre fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by Bank First or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by Bank First; or

•
if Centre resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

In addition, Centre may terminate the merger agreement if:
•
Centre’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if Centre pays to Bank First a $5,300,000 termination fee; or

•
(i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $110.06, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $125.78) is more than 12.5% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,535.06); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.

Termination Fee (page 86)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal or a change in recommendation by Centre’s board of directors, Centre may be required to pay Bank First a termination fee equal to $5,300,000. This termination fee could discourage other companies from seeking to acquire or merge with Centre.
Expenses (page 86)
Each party will bear all of its respective expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences of the Merger (page 130)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Bank First and Centre to complete the merger that each of Bank First and Centre receives a tax opinion from its respective outside legal counsel, dated as of the closing date of the merger, to that effect. These opinions, however, will not bind the Internal Revenue Service (“IRS”) or the courts, which could take a contrary view. Based upon the qualification of the merger as a reorganization under the Code, holders of Centre common stock who exchange their shares of Centre common stock for shares of Bank First common stock generally will not recognize gain or loss with respect to the receipt of Bank First common stock in the merger, except with respect to cash received in lieu of fractional shares of Bank First common stock.
The U.S. federal income tax consequences described above may not apply to all holders of Centre common stock. Your tax consequences will depend on your individual situation. Accordingly, Bank First and Centre strongly urge you to consult your own independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Accounting Treatment (page 130)
Bank First will account for the merger under the acquisition method of accounting for business combinations under U.S. generally accepted accounting principles, or GAAP.
Comparison of Shareholders’ Rights (see page 117)
The rights of holders of Centre common stock are governed by Wisconsin law, as well as Centre’s Restated Articles of Incorporation (which we refer to as the Centre Articles), and Centre’s Amended and Restated Bylaws (which we refer to as the Centre Bylaws). After completion of the merger, the rights of former Centre shareholders will be governed by Wisconsin law and by Bank First’s Restated Articles of Incorporation (which we refer to as Bank First Articles), and Bank First’s Amended and Restated Bylaws (which we refer to as Bank First Bylaws).
Material differences between the rights of shareholders of Centre and shareholders of Bank First include the process for determining the size of the board of directors, director independence requirements, the classification and term of directors, the ability of shareholders to call special meetings, and the procedures for shareholder proposals and advance notice requirements. The material differences between the organizational documents and the rights of shareholders of Centre and shareholders of Bank First are explained in more detail under the section “Comparison of Shareholders’ Rights” beginning on page 117.
Opinion of Centre’s Financial Advisor (page 50)
On July 17, 2025, Hovde Group, LLC (“Hovde”) rendered an opinion to the Centre board of directors to the effect that, as of such date and subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the merger consideration is fair, from a financial point of view, to the holders of shares of Centre common stock. The full text of the written opinion of Hovde is attached as Annex C to this document. Centre shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Hovde in rendering its opinion.

The opinion of Hovde is addressed to the Centre board of directors and is directed only to the fairness, from a financial point of view, of the price to be received by the holders of Centre common stock and does not constitute a recommendation to any Centre shareholder as to how such shareholder should vote with respect to the merger or any other matter at the Centre special meeting.
For further information, please see the section entitled “The Merger — Opinion of Centre’s Financial Advisor” beginning on page 50.
Closing and Effective Time of the Merger (see page 69)
The closing date is currently expected to occur in the first quarter of 2026, subject to customary closing conditions, including regulatory approval and approval by Centre’s shareholders. Simultaneously with the closing of the merger, Bank First will file articles of merger with the WDFI. The merger will become effective at the later of the time the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Bank First nor Centre can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and Centre’s shareholder approval will be received.
Unaudited Comparative Per Share Data (see page 25)
Bank First common stock is listed on the Nasdaq Capital Market under the symbol “BFC.” Centre common stock is not listed on an exchange and is not actively traded. The following table sets forth the closing sale prices of Bank First common stock as reported on the Nasdaq Capital Market on July 17, 2025, the last full trading day before the public announcement of the merger agreement, and on [      ], 2025, the latest practicable trading date before the date of this proxy statement/prospectus.
	Bank First Common Stock		Implied Value of One Share of Centre Common Stock to be Converted into Bank First Common Stock
July 17, 2025		$125.78		$115.72
[ ], 2025	$	[ ]	$	[ ]
Under the merger agreement, Centre is prohibited from paying any dividend or distribution to its shareholders before the effective time of the merger, other than dividends paid in the ordinary course of business and consistent with past practices, without the prior written consent of Bank First. Centre’s ability to pay dividends is also subject to state and federal laws and regulations.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of Bank First and Centre after giving effect to the merger, including the merger-related pro forma adjustments as described in the notes below. The unaudited pro forma combined consolidated financial information has been prepared using the acquisition method of accounting. Under this method, Centre’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Bank First. Any difference between the purchase price for Centre and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Bank First in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Bank First issued after the acquisition will reflect the results attributable to the acquired operations of Centre beginning on the date of completion of the acquisition.
Pursuant to the merger agreement, each share of Centre common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.9200 shares of Bank First common stock. The unaudited pro forma combined consolidated financial information set forth below and the explanatory notes that follow are based upon assumptions that 1,476,333 shares of Centre common stock (the number of shares outstanding as of the date the merger agreement was signed) are outstanding on the closing date of the merger.
The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of Bank First and Centre, giving effect to the merger as if it had been consummated on June 30, 2025. The unaudited pro forma combined consolidated statements of income for the year ended December 31, 2024 and the six months ended June 30, 2025 combine the historical consolidated statements of income of Bank First and Centre, giving effect to the merger as if it had been consummated on January 1, 2025.
The unaudited pro forma combined consolidated financial statements give effect to the acquisition of Centre as a business combination under U.S. generally accepted accounting principles (“GAAP”). Accordingly, all assets and liabilities were recorded at estimated fair value. Pro forma adjustments are included only to the extent they are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Bank First’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.
The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma income statement information does not include anticipated cost savings or revenue enhancements, which management believes will result from combining certain operating procedures, nor does it include one-time merger-related expenses which will be expensed against income.
Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Bank First’s consolidated statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Centre’s shareholders’ equity, including results of operations from June 30, 2025 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited transaction accounting adjustments presented herein.

The pro forma calculations, shown herein, assume a closing price for Bank First common stock of $117.65, which represents the closing price of Bank First common stock on June 30, 2025.
Bank First anticipates that the acquisition of Centre will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Centre. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.
The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Bank First and Centre which are included with this proxy statement/prospectus or incorporated by reference herein.
The unaudited pro forma condensed combined consolidated financial information is qualified by the statements set forth under this caption and should not be considered indicative of the market value of Bank First common stock or the actual or future results of operations of Bank First for any period. Actual results may be materially different than the pro forma information presented.

BANK FIRST CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
(in Thousands)
AS OF JUNE 30, 2025
	Bank First	Centre	Combined	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and Cash equivalents	$120,328	$47,398	$167,726	$(18,000)	(a)	$149,726
Securities Held-to-Maturity	109,854	8,715	118,569	—		118,569
Securities Available-for-Sale	167,209	395,817	563,026	—		563,026
Loans Held for Sale	5,268	224	5,492	—		5,492
Loans Receivable, Net of Unearned Income	3,580,357	994,665	4,575,022	(34,000)	(b)	4,541,022
Allowance for Loan Losses	(44,292)	(11,997)	(56,289)	(3,003)	(c)	(59,292)
Loans Receivable, Net	3,536,065	982,668	4,518,733	(37,003)		4,481,730
Premises and Equipment	75,667	19,487	95,154	—		95,154
Cash Value of Life Insurance	60,331	34,847	95,178	—		95,178
Other Real Estate Owned	—	—	—	—		—
Goodwill	175,106	24,699	199,805	55,301	(d)	255,106
Core Deposit Intangible, net	18,632	116	18,748	37,884	(e)	56,632
Mortgage Servicing Rights	13,445	4,187	17,632	—		17,632
Other Assets	83,177	28,902	112,079	—		112,079
Total Assets	$4,365,082	$1,547,060	$5,912,142	$38,182		$5,950,324
Liabilities
Noninterest Bearing Deposits	$990,027	$322,865	$1,312,892	$—		$1,312,892
Interest Bearing Deposits	2,605,397	971,313	3,576,710	(1,000)	(f)	3,575,710
Total Deposits	3,595,424	1,294,178	4,889,602	(1,000)		4,888,602
Securities sold under repurchase agreements	—	2,168	2,168	—		2,168
Borrowings	121,915	110,310	232,225	(2,000)	(g)	230,225
Other Liabilities	35,410	27,815	63,225	1,000	(h)	64,225
Total Liabilities	3,752,749	1,434,471	5,187,220	(2,000)		5,185,220
Shareholders’ Equity
Total Shareholders’ Equity	612,333	112,589	724,922	40,182	(i)	765,104
Total Liabilities and Shareholders’ Equity	$4,365,082	$1,547,060	$5,912,142	$38,182		$5,950,324

Notes
(a)
Includes the impact of an estimated $17.0 million (net of tax) in transaction expenses remaining to be incurred as of June 30, 2025, and $1.0 million in cash consideration for outstanding stock options and partial shares.

(b)
Reflects an estimate of fair value adjustments for interest rates related to Centre’s loan portfolio which are required under purchase accounting rules (expected to accrete over three years).

(c)
Reflects the reversal of Centre’s loan loss reserve as well as the establishment of credit reserve for Centre’s loan portfolio as required under purchase accounting rules.

(d)
It is anticipated that this acquisition will create an additional $80.0 million in goodwill, subject to ongoing impairment analysis. In addition the goodwill that currently exists on Centre’s balance sheet is eliminated.

(e)
It is anticipated that this acquisition will create an additional $38.0 million in core deposit intangible. We anticipate amortizing this over a ten year period. In addition the core deposit intangible currently on Centre’s balance sheet is eliminated.

(f)
Reflects an estimate of fair value adjustments for interest rates related to Centre’s time deposits.

(g)
It is anticipated that the subordinated debentures held by Centre will be subject to a $2.0 million fair value adjustment.

(h)
It is anticipated that the entries required by purchase accounting rules will cause a deferred tax liability of $1.0 million.

(i)
Reflects $17.0 million (net of tax) needed to pay remaining transaction expenses and $1.0 million for the cash component of the acquisition consideration. Also reflects the equity impact of the other fair value adjustments required by accounting rules.

BANK FIRST CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED INCOME STATEMENT
(in Thousands, except share and per share amounts)
AS OF JUNE 30, 2025
	Bank First	Centre	Pro Forma Adjustments		Pro Forma Combined
Interest Income	$109,623	$32,062	$10,760	(a)	$152,445
Interest Expense	(36,384)	(12,700)	1,040	(b)	(48,044)
Net Interest Income	73,239	19,362	11,800		104,401
Provision for Loan Losses	(600)	(50)	—		(650)
Noninterest Income	11,509	9,780	—		21,289
Noninterest Expense (e)	(41,360)	(24,301)	(5,950)	(c), (d)	(71,611)
Income before Income Tax Expense	42,788	4,791	5,850		53,429
Income Tax Expense	(7,672)	(920)	(1,229)	(f)	(9,821)
Net Income	$35,116	$3,871	$4,622		$43,609
Weighted average common shares outstanding (basic)	9,950,925	1,468,484	1,360,000	(g)	11,310,925
Basic earnings per common share	$3.53	$2.64			$3.86
Weighted average common shares outstanding (diluted)	9,950,925	1,480,619	1,360,000	(g)	11,310,925
Diluted earnings per common share	$3.53	$2.61			$3.86

Notes
(a)
Adjustment to interest income is based on estimate of accretion of fair market valuation of acquired loans, assuming a 3.8 year average maturity of the portfolio.

(b)
Adjustment to interest expense is based on accretion of the fair market valuation of time deposits recognized recognized over the weighted life of the portfolio.

(c)
Estimate of amortization of the core deposit intangible of $2.7 million based on a life of ten years utilizing the sum-of-the-year’s digits amortization method.

(d)
Represents $3.3 million of merger related expenses anticipated to be incurred by Bank First after the merger close.

(e)
While it is anticipated that this transaction will yield opportunities for cost savings through operating synergies, these have not been incorporated into the pro forma adjustments.

(f)
Income taxes were adjusted for the impact of purchase accounting adjustments and merger related expenses being subject to taxability and tax deductibility at Bank First’s estimated statutory effective tax rate of 21%.

(g)
Estimated shares to be issued to Centre shareholders as part of consideration.

BANK FIRST CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED INCOME STATEMENT
(in Thousands, except share and per share amounts)
AS OF DECEMBER 31, 2024
	Bank First	Centre	Pro Forma Adjustments		Pro Forma Combined
Interest Income	$206,405	$62,144	$21,520	(a)	$290,069
Interest Expense	(68,605)	(26,697)	2,080	(b)	(93,222)
Net Interest Income	137,800	35,447	23,600		196,847
Provision for Loan Losses	800	(1,265)	—		(465)
Noninterest Income	19,680	19,471	—		39,151
Noninterest Expense (e)	(78,767)	(46,129)	(8,650)	(c), (d)	(133,546)
Income before Income Tax Expense	79,513	7,524	14,950		101,987
Income Tax Expense	(13,950)	(1,450)	(3,140)	(f)	(18,540)
Net Income	$65,563	$6,074	$11,811		$83,448
Weighted average common shares outstanding (basic)	10,083,647	1,461,605	1,360,000	(g)	11,443,647
Basic earnings per common share	$6.50	$4.16			$7.29
Weighted average common shares outstanding (diluted)	10,054,568	1,464,763	1,360,000	(g)	11,414,568
Diluted earnings per common share	$6.50	$4.15			$7.29

Notes
(a)
Adjustment to interest income is based on estimate of accretion of fair market valuation of acquired loans, assuming a 3.8 year average maturity of the portfolio.

(b)
Adjustment to interest expense is based on accretion of the fair market valuation of time deposits recognized recognized over the weighted life of the portfolio.

(c)
Estimate of amortization of the core deposit intangible of $5.4 million based on a life of ten years utilizing the sum-of-the-year’s digits amortization method.

(d)
Represents $3.3 million of merger related expenses anticipated to be incurred by Bank First after the merger close.

(e)
While it is anticipated that this transaction will yield opportunities for cost savings through operating synergies, these have not been incorporated into the pro forma adjustments.

(f)
Income taxes were adjusted for the impact of purchase accounting adjustments and merger related expenses being subject to taxability and tax deductibility at Bank First’s estimated statutory effective tax rate of 21%.

(g)
Estimated shares to be issued to Centre shareholders as part of consideration.

UNAUDITED COMPARATIVE PER SHARE DATA
The following table shows unaudited basic and diluted earnings, cash dividends, and book value per common share data for Bank First and Centre on a historical and pro forma combined basis after giving effect to the acquisition of Centre by Bank First as of and for the twelve months ended December 31, 2024 and the six months ended June 30, 2025. The unaudited pro forma data was derived by combining the historical financial information of Bank First and Centre using the acquisition method of accounting for business combinations, assumes the merger is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on June 30, 2025, in the case of the earnings per share and dividends declared data. The pro forma adjustments record the assets and liabilities of Centre at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed.
The information should be read together with the historical consolidated financial statements of Bank First and Centre and the pro forma condensed combined consolidated financial information, including the notes thereto, which are included elsewhere in this proxy statement/prospectus.
The selected unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under a set of assumptions including the effect of the merger, does not reflect the impact of other factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Centre will be reflected in the consolidated financial statements of Bank First on a prospective basis.
The per equivalent Centre share data shows the effect of the merger from the perspective of an owner of Centre common stock. The per equivalent Centre share data is based on a per share exchange ratio of 0.9200 of a share of Bank First common stock for each share of Centre common stock.
	Bank First	Centre	Pro Forma Combined	Per Equivalent Centre Share
For the six months ended June 30, 2025
Basic earnings per common share	$3.53	$2.64	$3.86	$3.55	(a)
Diluted earnings per common share	$3.53	$2.61	$3.86	$3.55	(a)
Cash dividends per common share	$4.40	$1.20	$4.40	$4.05	(a)
Book value per common share as of June 30, 2025	$62.27	$76.26	$68.35	$62.88	(a)

Notes
(a)
Calculated by multiplying the pro forma combined by the per share exchange ratio.

	Bank First	Centre	Pro Forma Combined	Per Equivalent Centre Share
For the twelve months ended December 31, 2024
Basic earnings per common share	$6.50	$4.16	$7.29	$6.71	(a)
Diluted earnings per common share	$6.50	$4.15	$7.29	$6.71	(a)
Cash dividends per common share	$1.55	$2.55	$1.55	$1.43	(a)
Book value per common share as of December 31, 2024	$63.89	$68.58	$62.29	$57.31	(a)

Notes
(a)
Calculated by multiplying the pro forma combined by the per share exchange ratio.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Bank First, Centre and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Bank First, Centre, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.
These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.
The forward-looking statements contained or incorporated by reference in this proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Centre to pay a termination fee to Bank First;

•
the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approval by Centre shareholders;

•
the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated or adverse to either Bank First or Centre;

•
risks associated with the timing of the completion of the merger;

•
management time and effort may be diverted to the resolution of merger-related issues;

•
the risk that the businesses of Bank First and Centre will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•
Bank First’s ability to achieve the synergies and value creation contemplated by the proposed merger with Centre;

•
the sufficiency of the assumptions and estimates Bank First or Centre make in establishing reserves for potential credit losses;

•
the expected growth opportunities or costs savings from the merger with Centre may not be fully realized or may take longer to realize than expected;

•
revenues following the transaction may be lower than expected as a result of losses of customers or other reasons;

•
potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Bank First’s integration of Centre, including, without limitation, potential difficulties in maintaining relationships with key personnel;

•
the outcome of any legal proceedings that may be instituted against Bank First or Centre or their respective boards of directors;

•
limitations placed on the ability of Bank First and Centre to operate their respective businesses by the merger agreement;

•
the effect of the announcement of the merger on Bank First’s and Centre’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

•
customer acceptance of the combined company’s products and services;

•
the risk of expansion into new geographic or product markets;

•
the possibility that the costs, fees, expenses, and charges related to the mergers may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities;

•
fluctuations in the market price of Bank First common stock and the related effect on the market value of the merger consideration that Centre shareholders will receive upon completion of the merger;

•
the dilution caused by Bank First’s issuance of additional shares of its common stock in the merger or related to the merger;

•
the introduction, withdrawal, success and timing of business initiatives;

•
significant increases in competition in the banking and financial services industry;

•
legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which Bank First or Centre are engaged;

•
credit risk of borrowers, including any increase in those risks due to changing economic conditions;

•
changes in consumer spending, borrowing, and savings habits;

•
competition among depository and other financial institutions;

•
liquidity risk affecting Bank First’s or Centre’s ability to meet their respective obligations when they become due;

•
interest rate risk involving the effect of a change in interest rates;

•
compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

•
strategic risk resulting from adverse business decisions or improper implementation of business decisions;

•
reputational risk that adversely affects earnings or capital arising from negative public opinion;

•
general business and economic conditions, either globally, nationally, in the States of Wisconsin and Illinois, or in the specific markets in which Bank First or Centre operate, including the negative impacts and disruptions resulting from the impact of rising interest rates, supply chain challenges and inflation, which has had and may likely continue to have an adverse impact on our business operations and performance, and could continue to have a negative impact on our credit portfolio, stock price, borrowers and the economy as a whole both globally and domestically; and

•
other factors and risks described under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections herein and detailed from time to time in Bank First’s SEC filings.

These factors are not necessarily all of the factors that could cause Bank First’s, Centre’s or the combined company’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other factors, including unknown or unpredictable factors, also could harm Bank First’s, Centre’s, or the combined company’s results. Bank First and Centre urge you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by Bank First and/or Centre.
Any forward-looking statements made in this proxy statement/prospectus are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus. You should understand that these factors, in addition to those discussed elsewhere in this document and in documents that have been incorporated by reference, could affect the future results of Bank First and Centre, and could cause those results to be substantially different from those expressed in any forward-looking statements. Bank First and Centre do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Bank First, Centre or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Special Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Risks Related to the Merger
Because of the fixed exchange ratio and the fluctuation of the market price of Bank First common stock, Centre shareholders will not know at the time of the Centre special meeting the market value of the merger consideration they may receive at the effective time of the merger.
Pursuant to the merger agreement, each share of Centre common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.9200 of a share of Bank First common stock. The market value of the merger consideration may vary from the market value on the date Bank First and Centre announced the merger, on the date that this proxy statement/prospectus is mailed, on the date of the Centre special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Bank First common stock. Any fluctuation in the market price of Bank First common stock after the date of this proxy statement/prospectus will change the value of the shares of Bank First common stock that Centre shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of Bank First and Centre, including, but not limited to, general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Centre special meeting, Centre shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. Centre shareholders should obtain current sale prices for shares of Bank First common stock before voting their shares at the Centre special meeting.
Because the merger agreement allows for adjustments to the merger consideration, the merger consideration holders of Centre common stock receive in the merger may be materially diminished.
The merger agreement calls for the consideration payable to holders of shares of Centre common stock in the merger to be reduced if the tangible book value, as defined in the merger agreement, of Centre at closing of the merger is less than $83,587,000. Management of Centre, using information available to it prior to the execution of the merger agreement believed that Centre would be able to achieve the minimum tangible book value prior to closing. However, the calculation of the tangible book value pursuant to the merger agreement involves a number of factors, including, but not limited to, earnings of Centre prior to closing, and other accounting adjustments that may be necessary.
Due to the complexity of the calculation of tangible book value and the uncertainty of the earnings to Centre prior to closing of the merger, there is no guarantee that Centre shareholders will receive the merger consideration. Moreover, there is no requirement that Centre re-solicit shareholder approval if the merger consideration is reduced, and there is no limit on the amount by which it may be reduced. By approving the merger agreement, Centre shareholders are approving the completion of the merger with any downward adjustment in the consideration to be paid to holders of Centre common stock consistent with the terms of the merger agreement.
The merger and related transactions are subject to approval by Centre shareholders.
The merger cannot be completed unless the Centre shareholders approve the merger agreement and the merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Centre’s common stock entitled to vote at the Centre special meeting.

Failure to complete the merger could negatively affect the value of the shares and the future business and financial results of Centre.
If the merger is not completed, the ongoing business of Centre could be adversely affected and Centre will be subject to a variety of risks associated with the failure to complete the merger, including the following:
•
Centre being required, under certain circumstances, to pay to Bank First a termination fee equal to $5,300,000;

•
substantial costs incurred by Centre in connection with the proposed merger, such as legal, accounting, financial advisor, printing and mailing fees;

•
the loss of key employees and customers;

•
the disruption of operations and business;

•
deposit attrition, customer loss and revenue loss;

•
unexpected problems with costs, operations, personnel, technology and credit;

•
diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger; and

•
reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, these risks could materially affect the business, financial results and the value of Centre common stock.
Centre will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Centre. These uncertainties may impair Centre’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Centre to seek to change existing business relationships with Centre. Retention of certain employees by Centre may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Centre or Bank First. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Centre or Bank First, Centre’s business or the business assumed by Bank First following the merger could be harmed. In addition, Centre has agreed to certain contractual restrictions on the operation of its business prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to Centre.
The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to Centre that might result in greater value to Centre shareholders.
Under the merger agreement, Centre has agreed not to initiate, solicit, induce or knowingly encourage, or take any action to facilitate any alternative business combination transaction or, subject to certain exceptions, participate in discussions or negotiations regarding, or furnish any non-public information relating to, any alternative business combination transaction. See “The Merger Agreement — No Solicitation” on page 82. The merger agreement also provides for Centre to pay Bank First a termination fee in the amount of $5,300,000 in the event that the merger agreement is terminated for certain reasons. See “The Merger Agreement — Termination Fee” on page 86. These provisions could discourage a potential competing acquirer that might have an interest in acquiring Centre from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

In connection with entering into the merger agreement, each director and executive officer of Centre and First National Bank, in their capacities as Centre shareholders, has entered into voting agreements with Bank First which require, among other things, that the shareholder party thereto vote all of his or her shares of Centre common stock in favor of the merger and the other transactions contemplated by the merger agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of his or her shares of Centre common stock, subject to certain exceptions. For further information, please see the section entitled “Ancillary Agreements to the Merger Agreement.”
The merger agreement contains provisions granting both Bank First and Centre the right to terminate the merger agreement in certain circumstances.
The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to April 30, 2026 (subject to automatic extension to May 31, 2026 if the only outstanding condition to closing is the receipt of regulatory approvals), and the right of Centre to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the Centre board of directors. Additionally, Centre may terminate the merger agreement if (i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $110.06, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $125.78) is more than 12.5% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,535.06); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
If the merger is not completed, the ongoing business of Centre could be adversely affected and Centre will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.
The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the companies’ ability to complete the transactions contemplated by the merger agreement.
Bank First and Centre expect the merger to close in the first quarter of 2026, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond Bank First’s and Centre’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Bank First and Centre may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:
•
approval of the merger agreement by the holders of at least a majority of the outstanding shares of Centre common stock entitled to vote at the Centre special meeting;

•
the receipt of required regulatory approvals or waivers, including the approval or waiver from the Federal Reserve and the approvals of the OCC and WDFI, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any burdensome condition;

•
the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 10% or more of the outstanding shares of Centre’s common stock exercising their dissenters’ right;

•
the absence of any material adverse effect in the financial condition, business or results of operations of Centre, First National Bank, Bank First or Bank First, N.A.;

•
the shares of Bank First common stock being issued as merger consideration being approved for listing on the Nasdaq Capital Market;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

•
the performance by each party of its respective obligations under the merger agreement.

As a result, the merger may not close as scheduled or at all. In addition, either Bank First or Centre may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 84.
Bank First and Centre may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.
Each of the conditions to the obligations of Bank First and Centre to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Bank First and Centre if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. Similarly, Bank First may agree to certain modifications to the items included in the calculation of the Centre tangible book value. The boards of directors of Bank First and Centre may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. Bank First and Centre, however, generally do not expect any such waiver to be significant enough to require re-solicitation of Centre shareholders. If any such waiver is not determined to be significant enough to require re-solicitation of Centre shareholders, the companies will have the discretion to complete the merger without seeking further Centre shareholder approval.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated or are adverse to Bank First or Centre.
Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities, which include the Federal Reserve Board, the OCC, the WDFI, and other securities and regulatory authorities. These governmental entities may request additional information or materials regarding the regulatory applications and notices submitted by Bank First and Centre or may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying the completion of the merger or of imposing additional costs or limitations on the combined company following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. There can be no assurance as to whether these and other regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. In addition, neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Bank First or Centre. See “The Merger — Regulatory Approvals Required for the Merger” on page 62.

The directors and executive officers of Centre have interests in seeing the merger completed that are different from, or in addition to, those of the other Centre shareholders.
The directors and executive officers of Centre have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the shareholders of Centre generally. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of Centre to support or approve the merger and the merger agreement. See “The Merger — Interests of Centre Directors and Executive Officers in the Merger” beginning on page 60.
The fairness opinion of Centre’s financial advisor will not reflect changes in circumstances between the date of the opinion and the completion of the merger.
Centre’s board of directors received an opinion from its financial advisor to address the fairness of the merger consideration, from a financial point of view, to the holders of Centre’s common stock as of July 17, 2025. Subsequent changes in the operation and prospects of Bank First or Centre, general market and economic conditions and other factors that may be beyond the control of Bank First or Centre, and on which Centre’s financial advisor’s opinion was based, may significantly alter the value of Bank First or the price of the shares of Bank First common stock by the time the merger is completed. Because Centre does not anticipate asking its advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion that Centre received from its financial advisor, please refer to the sections entitled “The Merger — Opinion of Centre’s Financial Advisor” beginning on page 50.
Centre shareholders who exercise dissenters’ rights may receive less than the value of the merger consideration.
Centre shareholders who properly exercise dissenters’ rights under applicable law may receive a cash payment for their shares based on a judicial determination of fair value. This amount may be less than the value of the merger consideration they would otherwise receive under the merger agreement. See “The Merger — Dissenters’ Rights” for more information.
The merger may be completed even if Bank First or Centre experiences adverse changes in its business.
In general, either Bank First or Centre may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to Bank First or Centre would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on Bank First or Centre, including the following:
•
changes in laws and regulations affecting financial institutions and their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•
changes in GAAP or regulatory accounting requirements generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•
changes in global, national or regional political conditions including the outbreak of war or acts of terrorism, or in economic or market conditions affecting the financial services industry generally, if such changes do not have a disproportionate impact on the affected company;

•
changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

•
any failure by Centre or Bank First to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (but not including the underlying causes thereof);

•
changes in the trading price or trading volume of Bank First common stock (but not including the underlying causes thereof unless otherwise specifically excluded); however, Centre may terminate the merger agreement if (i) the average closing price of Bank First common stock during a specified period prior to closing is less than $110.06 and (ii) Bank First common stock underperforms the Nasdaq Bank Index by more than 12.5%, unless Bank First elects to make a compensating adjustment to the exchange ratio; and

•
the impact of the merger agreement and the transactions contemplated thereby on relationships with customers or employees, including the loss of personnel subsequent to the date of the merger agreement.

Litigation in transactions of this type are sometimes filed against the board of directors of either party that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.
In connection with the merger, it is possible that Centre shareholders may file putative class action lawsuits against the boards of directors of Bank First and/or Centre. Among other remedies, these shareholders could seek to enjoin the merger. The outcome of any such litigation would be uncertain. If a dismissal is not granted or a settlement is not reached, such potential lawsuits could prevent or delay completion of the merger and result in substantial costs to Bank First and Centre. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations, cash flows and market price.
Risks Related to the Combined Company Following the Merger
The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and integrating the business and operations of Centre and Bank First. Although Bank First and Centre have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the integration of the businesses following the completion of the merger.
Following the merger, the combined company may be unable to integrate Centre’s business with Bank First successfully and realize the anticipated synergies and other benefits of the merger or do so within the anticipated timeframe.
The merger involves the combination of two companies that currently operate as independent companies, as well as the companies’ subsidiaries. Although the combined company is expected to benefit from certain synergies, including cost savings, the combined company may encounter potential difficulties in the integration process, including:
•
the inability to successfully combine Centre’s business with Bank First in a manner that permits the combined company to achieve the cost savings anticipated to result from the merger, which would result in the anticipated benefits of the merger not being realized in the timeframe currently anticipated or at all;

•
the risk of not realizing all of the anticipated operational efficiencies or other anticipated strategic and financial benefits of the merger within the expected timeframe or at all;

•
potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger; and

•
performance shortfalls as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, any of which could adversely affect the ability of the combined company to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
The unaudited pro forma financial information included in this proxy statement/prospectus is illustrative only and may not reflect actual results.
Any pro forma financial statements presented are based on preliminary estimates and assumptions. The actual financial condition and results of operations of the combined company may differ materially from those shown in the pro forma financials due to changes in asset valuations, integration costs, or unforeseen liabilities. These differences could affect investor expectations and the market valuation of the combined company.
Following the merger, the combined company may be unable to retain key employees.
The success of the combined company after the merger will depend in part upon its ability to retain key employees. However, key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the merger. Accordingly, no assurance can be given that Centre or Bank First or, following the merger, the combined company will be able to retain key employees.
Centre shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Bank First than they had on Centre before the merger.
Centre shareholders will have a much smaller percentage ownership interest and effective voting power in Bank First compared to their ownership interest and voting power in Centre prior to the merger. Consequently, Centre shareholders will have significantly less influence on the management and policies of Bank First after the merger than they now have on the management and policies of Centre. If the merger is consummated, current Centre shareholders will own approximately [      ]% of the combined company based upon the number of Bank First shares outstanding as of [           ], 2025. Accordingly, former Centre shareholders will own less than the outstanding voting stock of the combined company than current Bank First shareholders and would, as a result, be outvoted by current Bank First shareholders if such current Bank First shareholders voted together as a group.
Sales of Bank First common stock by Centre shareholders following the merger could negatively impact the stock price.
Shares of Bank First common stock issued to Centre shareholders in the merger will be freely tradable. If a significant number of Centre shareholders choose to sell their shares shortly after the merger, this could create downward pressure on the market price of Bank First common stock. Such sales may also make it more difficult for Bank First to raise capital through equity offerings in the future.
Future capital needs could result in dilution of shareholder investment.
Bank First’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Bank First common stock. New investors may also have rights, preferences and privileges senior to Bank First’s shareholders which may adversely impact its shareholders.

Risks Related to an Investment in the Combined Company’s Common Stock
The market price of the shares of common stock of the combined company may be affected by factors different from those affecting the price of shares of Bank First common stock before the merger.
The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting Bank First’s or Centre’s results of operations and the market prices of shares of Bank First common stock. Accordingly, the historical financial results of Bank First and Centre and the historical market prices of shares of Bank First common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of Bank First and Centre and certain risks to consider in connection with evaluating the proposals to be considered at the Centre special meeting, see the documents incorporated by reference by Bank First into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 134.
The market price of the combined company’s common stock may decline as a result of the merger.
The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Bank First and Centre shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Bank First and Centre shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.
After the merger is completed, Centre shareholders who receive shares of Bank First common stock in the merger will have different rights that may be less favorable than their current rights as Centre shareholders.
After the closing of the merger, Centre shareholders who receive shares of Bank First common stock in the merger will have different rights than they currently have as Centre shareholders, which may be less favorable than their current rights as Centre shareholders. For a detailed discussion of the significant differences between the current rights of a shareholder of Centre and the rights of a shareholder of the combined company following the merger, see “Comparison of Shareholders’ Rights” beginning on page 117.
Risks Related to Tax
The merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Each of Bank First and Centre intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of Bank First and Centre to complete the merger is conditioned upon the receipt by each company of a U.S. federal income tax opinion to that effect from their respective legal counsels. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger would be treated as a taxable sale of the assets of Centre to Bank First followed by a taxable liquidation of Centre. Generally, the deemed sale of the assets of Centre would result in gain or loss to Centre equal to the difference between (1) the fair market value of the merger consideration and (2) the adjusted tax basis in such assets held by Centre, and Centre would be subject to corporate income tax on such gain or loss. Generally, the deemed distribution of the merger consideration in the deemed liquidation of Centre would result in taxable gain or loss to the holders of Centre common stock equal to the difference between (1) the fair market value of the merger consideration distributed in respect of their shares of Centre common stock and (2) the tax basis in their shares of such Centre common stock surrendered in exchange therefor. The tax consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own independent tax advisor to determine the particular tax consequences of the merger to you.

Risks Related to Bank First’s Business
You should read and consider risk factors specific to Bank First’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” Bank First’s Annual Report on Form 10-K for the year ended December 31, 2024, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 134 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

CENTRE SPECIAL MEETING
This proxy statement/prospectus is being provided to the holders of Centre common stock as part of a solicitation of proxies by the Centre board of directors for use at the Centre special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment thereof. This proxy statement/prospectus provides the holders of Centre common stock with information they need to know to be able to vote or instruct their vote to be cast at the Centre special meeting.
General
This section contains information about the special meeting that Centre has called to allow Centre shareholders to vote on the approval of the Centre merger proposal and the Centre adjournment proposal. The Centre board of directors is mailing this proxy statement/prospectus to you, as a Centre shareholder, on or about [        ], 2025. Together with this proxy statement/prospectus, the Centre board of directors is also sending you a notice of the special meeting of Centre shareholders and a form of proxy that the Centre board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the Centre special meeting.
Date, Time and Place of Centre Special Meeting
The special meeting of Centre shareholders will be held on [      ], 2025, at [      ], Central Time, at [        ], subject to any adjournment or postponement thereof.
Matters to be Considered
At the Centre special meeting, the holders of Centre common stock will be asked to consider and vote upon the Centre merger proposal and, if necessary, the Centre adjournment proposal. Completion of the merger is conditioned on, among other things, approval of the Centre merger proposal by the Centre shareholders. No other business may be conducted at the Centre special meeting. At this time, the Centre board of directors is unaware of any other matters that may be presented for action at the Centre special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters.
Proposal One: Centre Merger Proposal
Centre is asking its shareholders to approve the Centre merger proposal. Holders of Centre common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the Centre board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Centre and its shareholders. See “The Merger Agreement” beginning on page 69 and Annex A of this proxy statement/prospectus for a detailed discussion of the merger, including the terms and conditions of the merger agreement, and “The Merger — Centre’s Reasons for the Merger; Recommendation of the Centre Board of Directors” beginning on page 47 of this proxy statement/prospectus for a more detailed discussion of the Centre board of directors’ recommendation.
Proposal Two: Centre Adjournment Proposal
If, at the Centre special meeting, the number of shares of Centre common stock present or represented and voting in favor of the Centre merger proposal is insufficient to approve the Centre merger proposal, Centre may move to adjourn the Centre special meeting to enable the Centre board of directors to solicit additional proxies for approval of the Centre merger proposal. In that event, Centre shareholders will be asked to vote upon the Centre adjournment proposal and not the Centre merger proposal.

In the Centre adjournment proposal, Centre is asking its shareholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the Centre board of directors to adjourn the Centre special meeting to another time and place for the purpose of soliciting additional proxies. If Centre’s shareholders approve the Centre adjournment proposal, Centre could adjourn the Centre special meeting and any adjourned session of the Centre special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Centre shareholders who have previously voted. If a quorum is not present at the meeting, the meeting will not be convened to conduct business and neither the Centre merger proposal nor the Centre adjournment proposal will be considered. In the absence of a quorum, Centre may adjourn the meeting to a later date or time to solicit additional proxies.
Recommendation of the Centre Board of Directors
On July 17, 2025, the Centre board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Centre and its shareholders, and it adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement. Accordingly, the Centre board of directors unanimously recommends that Centre shareholders vote “FOR” the Centre merger proposal and, if necessary, vote “FOR” the Centre adjournment proposal.
Record Date and Quorum
[      ], 2025 has been fixed as the record date for the determination of Centre shareholders entitled to notice of, and to vote at, the Centre special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were [      ] shares of Centre common stock outstanding and entitled to vote at the Centre special meeting, held by approximately [           ] holders of record.
A quorum is necessary to transact business at the Centre special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Centre common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Centre common stock represented at the Centre special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of Centre common stock is represented at the Centre special meeting, it will be counted for the purpose of determining a quorum not only at the Centre special meeting but also at any adjournment or postponement of the Centre special meeting. In the event that a quorum is not present at the Centre special meeting, it is expected that the Centre special meeting will be adjourned or postponed.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
The Centre Merger Proposal.   The affirmative vote of the holders of at least a majority of the outstanding shares of Centre common stock is required to approve the Centre merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Centre merger proposal, it will have the same effect as a vote “AGAINST” the proposal.
The Centre Adjournment Proposal.   The Centre adjournment proposal will be approved if the votes cast favoring the action exceed the votes cast opposing the action. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Centre adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.
The Centre board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of Centre common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

Voting and Revocation of Proxies
Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Centre merger proposal and “FOR” the Centre adjournment proposal, if applicable.
If you are a shareholder of record of Centre common stock as of [      ], 2025, the Centre record date, you may vote by proxy before the Centre special meeting in any of the following ways:
•
You may vote by mail.   You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

•
You may vote in person at the meeting.   You may vote by attending the Centre special meeting and casting your vote in person at the meeting.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Centre special meeting.
If you are the record holder of Centre common stock, you may revoke your proxy at any time before it is voted at the Centre special meeting by:
•
delivering written notice of revocation to the pursuant to the instructions below; or

•
attending the Centre special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Centre 1 Bancorp, Inc., 345 East Grand Avenue, Beloit, Wisconsin 53511, Attention: Christy M. Farmer. Attendance at the Centre special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank, broker or other nominee, you must contact such bank, broker or other nominee for instructions as to how to revoke your proxy.
Shares Held in “Street Name”; Broker Non-Votes
Banks, brokers or other nominees who hold shares of Centre common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Centre special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the Centre special meeting.
If your bank, broker or other nominee holds your shares of Centre common stock in “street name,” your bank, broker or other nominee will vote your shares of Centre common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus.
Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
All directors and executive officers of Centre, solely in their capacity as shareholders of Centre, have entered into voting agreements with Bank First pursuant to which they have agreed to vote their shares of Centre common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the Centre record date, [         ] shares of Centre common stock, or approximately [           ]% of the outstanding shares of Centre common stock entitled to vote at the Centre special meeting, are bound by the voting agreements.

Solicitation of Proxies; Expenses
This proxy solicitation is made by the Centre board of directors. Centre is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Centre intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Centre will reimburse banks, brokers or other nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Centre retains the discretion to engage a third-party proxy solicitor to assist Centre in soliciting proxies from the Centre shareholders.
Dissenters’ Rights
Centre shareholders are entitled to assert dissenters’ rights with respect to the Centre merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Subchapter XIII of the WBCL. Please see “The Merger — Dissenters’ Rights,” beginning on page 64, and the full text of Subchapter XIII of the WBCL, which is reproduced in full in Annex B to this proxy statement/prospectus, for additional information.
Attending the Centre Special Meeting
All shareholders of Centre as of the Centre record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers or other nominees, are invited to attend the Centre special meeting. If you are not a shareholder of record of Centre common stock as of the Centre record date, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote at the Centre special meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Centre special meeting is prohibited without Centre’s express written consent.
A Centre shareholder who holds shares in “street name” through a bank, broker or other nominee (which we refer to as a “beneficial owner”) who desires to attend the Centre special meeting must provide proof of beneficial ownership as of the Centre record date, such as a letter from the bank, broker or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the bank, broker or other nominee.
Assistance
If you need assistance in completing your proxy card, have questions regarding Centre’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Don O’Day, President, at (608) 363-8007 or Don.Oday@bankatfirstnational.com, or Jerry Ritzert, Chief Financial Officer, at (608) 363-8080 or Jerry.Ritzert@bankatfirstnational.com.

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
General
Each of Bank First’s and Centre’s respective boards of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The merger agreement provides for the acquisition of Centre by Bank First pursuant to the merger of Centre with and into Bank First, with Bank First as the surviving company, which we refer to as the merger. Immediately after the merger, First National Bank, a national banking association and wholly-owned subsidiary of Centre, will be merged with and into Bank First, N.A., a national banking association and wholly-owned bank subsidiary of Bank First, with Bank First, N.A. as the surviving bank, which we refer to as the bank merger.
Purchase Price and Purchase Price Adjustments
At the effective time of the merger, each share of Centre common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.9200 of a share of Bank First common stock (the “merger consideration”). Each outstanding share of Bank First’s common stock will remain outstanding and unaffected by the merger. Before deciding how to vote, you should obtain more recent prices of Bank First common stock, which trades on the Nasdaq Capital Market under the symbol “BFC.”
The merger consideration is also subject to a downward adjustment based on Centre’s tangible book value at closing. If Centre’s tangible book value (as calculated per the merger agreement) is less than $83,587,000 (which we refer to as the “minimum Centre tangible book value”) at the time of the closing of the merger, then the merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the minimum Centre tangible book value and Centre’s tangible book value at closing.
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Centre shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
Centre may terminate the merger agreement if (i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $110.06, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $125.78) is more than 12.5% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,535.06); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement.
Centre’s shareholders are being asked to approve the merger agreement and the merger. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger
As part of its ongoing consideration and evaluation of Centre’s long-term business strategy, the Centre board of directors has engaged in periodic reviews during which the board discussed Centre’s strategic direction, performance and prospects in the context of trends and developments in the markets that Centre serves, the banking industry and the regulatory environment. As part of these strategic reviews, the Centre board of directors consulted with its financial and legal advisors. Among other things, these discussions have focused on the highly competitive landscape, increased regulatory and technology requirements and recent bank acquisition transactions in Wisconsin and Northern Illinois, as well as possible strategic alternatives available to Centre.
Centre and Bank First began a business relationship in 2020 through loan participations and mutual customers. This relationship grew over time and provided an opportunity for the parties to learn about each other’s culture, approach to customers and general strategies. During this time, Steven M. Eldred, Centre’s Chief Executive Officer and Chairman, and Michael B. Molepske, Bank First’s Chief Executive Officer and Chairman, periodically discussed trends in the financial services industry and matters of mutual interest to their respective institutions. These discussions occurred telephonically and in social and community settings.
At an industry conference in January 2025, a representative of Hovde arranged a meeting with Donald A. O’Day, Centre’s President, and Mr. Molepske, to discuss banking industry trends, Bank First’s general growth strategies and outlook regarding strategic acquisitions, and the general characteristics each of Bank First and Centre would look for in a possible strategic partner.
On April 22, 2025, at the invitation of Mr. Molepske, Mr. Eldred and Mr. O’Day met with Mr. Molepske and other members of Bank First’s senior management team at Bank First’s headquarters in Manitowoc, Wisconsin. During the meeting, they visited several of Bank First’s branch locations and discussed Bank First’s level of interest in Centre’s markets, the state of the banking industry and their respective organizations and strategies. This discussion supported the parties’ beliefs that each shared many of the same views about those subjects. Mr. Molepske expressed Bank First’s interest in exploring a strategic transaction if Centre had interest.
At its meeting on May 15, 2025, the Centre board of directors discussed Centre’s strategic alternatives, including a possible partnership with Bank First. At the conclusion of the meeting, the Centre board of directors approved the formation of a capital committee to oversee Centre’s management and financial and legal advisors throughout the strategic process and authorized the capital committee to continue evaluating and negotiating a potential proposal with Bank First. The capital committee consisted of Mr. Eldred, Mr. O’Day, along with directors Henry W. Knueppel and James L. Packard. The Centre board of directors also authorized the engagement of Hovde to serve as Centre’s financial advisor to assist it in its evaluation of strategic alternatives, including with respect to any acquisition proposals received from Bank First. On May 22, 2025, Centre and Bank First entered into a joint confidentiality agreement.
On May 23, 2025, Bank First delivered a non-binding indication of interest with respect to a business combination in which Bank First would acquire Centre for aggregate consideration of approximately $141 million to $144 million, consisting of either (i) merger consideration of $98.00 per share of Centre common stock in a 100% stock transaction or (ii) merger consideration of $96.00 per share of Centre common stock in a combination of cash and Bank First common stock, subject to no more than 10% Centre common shares receiving the cash consideration. The indication of interest contained other standard and customary preliminary terms, including a request that Centre would grant Bank First a 60-day exclusivity period during which Centre would not be permitted to discuss a possible transaction with another financial institution. Centre’s capital committee reviewed the indication of interest with its financial and legal advisors and directed representatives of Hovde to contact Bank First to determine whether terms of the indication of interest could be improved.

On June 7, 2025, Bank First delivered a revised non-binding indication of interest with a proposed aggregate consideration of $155.5 million, based on Bank First’s closing stock price on June 6, 2025 of $114.85 per share, offering Centre shareholders 0.9200 of a share of Bank First common stock per share of Centre common stock in a 100% stock transaction. After further discussions between the parties and their financial advisors, on June 12, 2025, Bank First delivered a further revised non-binding indication of interest reducing the double-trigger termination threshold from 20% to 12.5%.
On June 13, 2025, the Centre board of directors met to discuss Bank First’s most recent non-binding indication of interest. During the meeting, the capital committee updated the board on the ongoing matters with Bank First and the board held a detailed and lengthy discussion regarding Bank First’s revised non-binding indication of interest. Representatives from Barack Ferrazzano Kirschbaum and Nagelberg LLP, legal counsel for Centre (which we refer to as “Barack Ferrazzano”) and Hovde participated in the meeting and led a discussion covering various legal and financial considerations regarding the indication of interest. In addition, representatives from Barack Ferrazzano reviewed with the directors the Centre board of directors’ fiduciary duties in connection with their consideration of Centre’s strategic options, including a transaction with Bank First. The Centre board of directors authorized management to execute the indication of interest with Bank First and to proceed with negotiating the terms of a definitive merger agreement. The parties then began a fulsome due diligence review of each other.
Barack Ferrazzano received an initial draft of the merger agreement from Alston & Bird LLP, legal counsel for Bank First (which we refer to as “Alston & Bird”), on July 1, 2025. That agreement, along with the ancillary bank merger agreement, director and officer voting agreements and non-competition agreements, were negotiated between the parties through July 17, 2025, during which period of time each party also prepared comprehensive disclosure schedules to be delivered concurrently with the merger agreement.
Bank First and its advisors conducted a comprehensive due diligence process regarding Centre through review of certain requested information and documents provided by Centre through an online data room, including numerous supplemental due diligence requests. On July 14, 2025, Alston & Bird conducted a regulatory due diligence conference call with representatives from Centre and Barack Ferrazzano to discuss Centre’s regulatory standing with its federal and state regulators.
Centre and its advisors conducted reverse due diligence regarding Bank First through review of Bank First’s publicly filed information and other documents and information provided by Bank First through an online data room. Centre engaged in several reverse diligence discussions with representatives from Bank First, covering topics such as documents previously provided to Centre by Bank First, the strategic plan and future growth prospects for Bank First, integration of Centre into Bank First, financial performance, strategic plans specific to Centre’s markets, shareholder liquidity, existing lines of business and potential new lines of business.
On July 14, 2025, Centre’s board of directors met with members of Centre’s executive management team and representatives of Barack Ferrazzano and Hovde. At this meeting, Centre’s senior management updated the board on the status of the negotiations of the definitive merger agreement and the reverse due diligence review of Bank First. Representatives of Barack Ferrazzano provided a review of the key terms of the definitive transaction documents, including the merger agreement, directing the attention of the Centre board of directors to an outline summarizing the terms of the merger agreement, the voting agreements, and the confidentiality, non-solicitation and non-competition agreements that had been previously provided to each member of the board. Representatives of Barack Ferrazzano also discussed the legal reverse due diligence review memorandum provided to the board. Representatives of Hovde previewed with the board Hovde’s fairness opinion analysis and led a discussion of the mechanics of the exchange ratio.
On July 17, 2025, Bank First’s board of directors met at a special meeting to review and discussed the proposed merger and the merger agreement. Management of Bank First reviewed the final terms of the proposed merger agreement and related transaction documents with the Bank First board. Also at this meeting, Piper Sandler & Co. reviewed with the Bank First board its financial analysis of the merger consideration delivered to the Bank First board to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the “aggregate consideration” to be issued and paid in the merger pursuant to the merger agreement, is fair, from a financial point of view, to Bank First and its shareholders.

After taking into consideration the matters discussed during this meeting and prior meetings of the Bank First board, including the factors described under the section of this proxy statement/prospectus entitled “The Merger — Bank First’s Reasons for the Merger,” the Bank First board of directors unanimously approved the merger agreement and related actions.
On July 17, 2025, Centre’s board of directors held a meeting to consider the terms of the proposed merger with Bank First and the then-current definitive transaction documents, including the substantially final draft of the merger agreement. As an initial matter, representatives of Barack Ferrazzano reviewed with the directors their fiduciary duties in connection with their review and consideration of the transaction and the terms of the proposed merger with Bank First. Centre’s board of directors was reminded that this information regarding the board of directors’ fiduciary duties had been provided and discussed at prior board meetings.
After further discussion among members of Centre’s board of directors, representatives of Barack Ferrazzano led a comprehensive review of the definitive transaction documents, including the merger agreement, the voting agreements, and the confidentiality, non-solicitation and non-competition agreements.
Following this discussion, representatives of Hovde reviewed the financial aspects of the proposed merger and discussed in detail their financial analyses as of the date of the meeting, including those described in the section entitled “The Merger — Opinion of Centre’s Financial Advisor” beginning on page 50. At this meeting, Hovde delivered an oral opinion to the Centre board of directors (which was subsequently confirmed in a written opinion, dated as of July 17, 2025) to the effect that as of July 17, 2025, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the merger consideration is fair, from a financial point of view, to the holders of shares of Centre common stock, as in more detail in the section entitled “The Merger — Opinion of Centre’s Financial Advisor” beginning on page 50.
During the meeting, Centre’s management and legal advisors reported on, and the Centre board of directors discussed in detail, the reverse due diligence process undertaken by Centre and its advisors with respect to Bank First. Centre’s management reported favorably regarding the complementary culture and business objectives of Bank First and Centre, noting that the respective customer focus, geographic coverage and historical relationships with borrowers and customers of Bank First and Centre evidenced that the two companies shared a similar business orientation.
Following extensive discussion and after considering the foregoing and the proposed terms of the transaction documents, and taking into account the strategic rationale, financial terms, consideration, integration risk and business rationale of consummating a merger with Bank First, including the factors described in the section entitled “The Merger — Centre’s Reasons for the Merger; Recommendation of the Centre Board of Directors,” the Centre board of directors, having determined that the terms of Bank First’s proposal, the related merger agreement and the transactions contemplated thereby, including the merger, were fair to and in the best interests of Centre and its shareholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger and the exchange ratio, at the meeting. The board directed that the merger agreement be submitted to Centre shareholders for approval and recommended that Centre shareholders vote in favor of the approval of the merger agreement and the transactions contemplated thereby.
The merger agreement and related documents were executed by the parties on July 17, 2025. The transaction was announced the morning of July 18, 2025 in a joint press release issued by Bank First and Centre.
Bank First’s Reasons for the Merger
In reaching its decision to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of Bank First common stock as the merger consideration, the Bank First board of directors considered a number of factors, including the following material factors:
•
each of Bank First’s and Centre’s business, operations, financial condition, asset quality, earnings, and prospects;

•
the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles;

•
Centre’s established presence in Wisconsin, which will add increased scale and density for Bank First in Wisconsin;

•
Centre’s presence in northern Illinois, which will expand Bank First’s geographic footprint beyond Wisconsin for the first time;

•
the opportunity to add seasoned bankers in Centre’s markets and strengthen Bank First’s presence and leadership throughout Wisconsin and into Illinois;

•
the potential to broaden the scale of Bank First’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;

•
the merger consideration and the other amounts to be paid or incurred in connection with the merger;

•
the impact of the issuance of Bank First common stock in the merger on the existing shareholders of Bank First, including the expected earnback period for the resulting dilution;

•
the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels, as well as the potential efficiencies of scale resulting from the increased size of Bank First following the merger;

•
the anticipated benefits resulting from the expected larger market capitalization of Bank First resulting from the merger;

•
the expectation of annual cost savings resulting from the merger, enhancing efficiencies;

•
its understanding of the current and prospective environment in which Bank First and Centre operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Bank First both with and without the proposed transaction;

•
its review and discussions with Bank First’s management concerning the due diligence investigation of Centre, including its review of Centre’s financial condition, results of operation, asset quality, market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

•
the perceived compatibility of the corporate cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•
the structure of the transaction as a combination in which the combined company would operate under the Bank First brand and Bank First’s board of directors and management would have substantial participation in the combined company;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
Bank First’s successful track record of creating shareholder value through past acquisitions, including Bank First’s proven experience in successfully integrating acquired businesses and retaining key personnel, and Bank First’s management’s belief that it will be able to successfully integrate Centre with Bank First; and

•
the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of Centre’s business between the date of the merger agreement and the date of completion of the merger.

Bank First’s board of directors also considered potential risks relating to the merger including the following:
•
Bank First management’s attention and Bank First resources may be diverted from the operation of Bank First’s business and towards the completion of the merger;

•
Bank First may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of Centre’s operations with Bank First;

•
the nature and amount of payments and other benefits to be received by Centre management in connection with the merger pursuant to existing Centre plans and compensation arrangements and the merger agreement;

•
the impact of the dilution resulting from the stock issuance on Bank First’s current shareholders, and the ability of Bank First to realize the benefits of the merger in a reasonable time frame to offset the effects of such dilution;

•
the possibility of encountering difficulties in completing the merger;

•
the possibility of encountering difficulties in successfully integrating Centre’s business, operations, and workforce with those of Bank First;

•
the substantial costs that Bank First will incur in connection with the merger even if it is not consummated;

•
the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

•
the possibility of litigation in connection with the merger;

•
the possibility of negative investor perception of the merger, including as a result of the perceived heightened risk associated with a merger of this size; and

•
other risks associated with business combinations in the financial services industry, including those set forth in this proxy statement/prospectus under the heading “Risk Factors” beginning on page 29.

The foregoing discussion of the factors considered by the Bank First board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the Bank First board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Bank First common stock as merger consideration, the Bank First board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Bank First board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Bank First board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 26.
Centre’s Reasons for the Merger; Recommendation of the Centre Board of Directors
After careful consideration, at its meeting on July 17, 2025, the Centre board of directors determined that the merger is in the best interests of Centre and its shareholders and that the price to be received in the merger is fair to the Centre shareholders. Accordingly, the Centre board of directors unanimously approved the merger agreement and recommended that the Centre shareholders vote “FOR” the Centre merger proposal.
In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Centre board of directors evaluated the merger and the merger agreement, in consultation with Centre’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

•
the Centre board of directors’ assessment of the strategic options available to Centre and the execution risk presented by those options, along with the determination that none of the strategic options considered were likely to create greater present value for Centre’s shareholders than the value to be paid by Bank First in the merger;

•
the financial and other terms of the merger agreement, including the price to be paid for the shares of Centre common stock;

•
the financial presentation and fairness opinion, dated July 17, 2025, of Hovde, Centre’s independent financial advisor, to the Centre board of directors, to the effect that, as of such date and subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the merger consideration is fair, from a financial point of view, to the holders of shares of Centre common stock, as more fully described under “The Merger — Opinion of Centre’s Financial Advisor” beginning on page 50;

•
the Centre board of directors’ familiarity with and review of Bank First’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth, development, productivity and profitability;

•
each of Centre’s, Bank First’s and the combined company’s business, operations, management, financial condition, asset quality, earnings and prospects;

•
the current and prospective environment in which Centre operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry;

•
the increased liquidity of the Bank First common stock as listed on the Nasdaq Capital Market, contrasted with the relative illiquidity of the Centre common stock;

•
the expectation that Centre shareholders would have the opportunity to participate in future growth of the combined company;

•
the potential for stock appreciation in the combined company for Centre shareholders;

•
the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth, helping to further service Centre’s customer base and communities;

•
the opportunities for advancement in the combined company for existing Centre employees;

•
the likelihood that acquisition opportunities for Centre as a buyer are limited due to the lower comparative valuation of Centre shares and the limited number of attractive acquisition targets;

•
its review and discussions with Centre’s management concerning the due diligence investigation of Bank First;

•
Bank First’s reputation in the communities that it serves and Bank First’s familiarity with Centre’s existing markets;

•
the strategic fit between the parties;

•
the potential synergies expected from the merger; and

•
the expected tax treatment of the merger as a tax-free reorganization under the Internal Revenue Code.

The Centre board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•
the potential risks associated with 100% of the merger consideration being paid through the issuance of shares of Bank First common stock and any decrease in the market price of Bank First common stock will result in a reduction in the aggregate merger consideration received by Centre shareholders;

•
the potential risk of diverting management attention and resources from the day-to-day operation of Centre’s business and towards the completion of the merger;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
the possibility that the merger might not be consummated and the effect of the resulting public announcement of the termination of the merger on, among other things, the operations of Centre;

•
that Centre’s directors and executive officers have interests in the merger that are different from or in addition to those the holders of Centre common stock generally, as described in the section “The Merger — Interests of Centre’s Directors and Executive Officers in the Merger” beginning on page 60;

•
the merger agreement provisions generally requiring Centre to conduct its business in the ordinary course and the other restrictions on the conduct of Centre’s business prior to consummation of the merger, which may delay or prevent Centre from undertaking business opportunities that may arise pending consummation of the merger;

•
expected benefits and synergies sought in the merger, including cost savings and Bank First’s ability to successfully market its products and services to Centre’s customers, may not be realized within the expected time period, or at all;

•
the challenges of integrating the businesses, operations and employees of Centre and Bank First;

•
certain provisions of the merger agreement prohibit Centre from soliciting, and limit its ability to respond to, proposals for alternative strategic transactions;

•
the possible effects on Centre should the parties fail to consummate the merger, including the possible effects on Centre’s business and opportunity costs;

•
that Bank First has a right to a $5,300,000 termination fee if the merger agreement is terminated in certain circumstances; and

•
that Centre shareholders will not necessarily know or be able to calculate the actual value of the merger consideration which they would receive upon completion of the merger.

The foregoing discussion of the information and factors considered by the Centre board of directors is not intended to be exhaustive, but to include a description of material factors considered by the Centre board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated therein, including the merger, the Centre board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Centre board of directors considered all these factors as a whole, including discussions with, and questioning of, Centre’s management and Centre’s independent financial and legal advisors and overall considered the factors to be favorable to, and to support, its determination.
The Centre board of directors unanimously recommends that Centre shareholders vote “FOR” the Centre merger proposal and “FOR” the Centre adjournment proposal. Centre shareholders should be aware that Centre’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Centre shareholders. The Centre board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the Centre merger proposal be approved by the Centre shareholders. See “The Merger — Interests of Centre’s Directors and Executive Officers in the Merger” beginning on page 60 and “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 81.
This summary of the reasoning of the Centre board of directors and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”

Opinion of Centre’s Financial Advisor
The fairness opinion and a summary of the underlying financial analyses of Centre’s financial advisor, Hovde, are described below. Capitalized terms not otherwise defined in the following summary and description shall have the meanings as set forth in the draft of the merger agreement, dated July 15, 2025, which was provided to Hovde by Centre, and all references to Articles and Sections cited herein shall refer to Articles and Sections in the merger agreement. Hovde has been informed by Centre that the terms of the final merger agreement, dated July 17, 2025, and executed by Centre and Bank First do not differ in any material respect from the terms set forth in the draft merger agreement utilized by Hovde for purposes of its analysis and opinion. The summary and description set forth below contain projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Centre and Bank First. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Centre or Bank First. You should review the copy of the Hovde opinion, which is attached as Annex C to this document.
Hovde acted as Centre’s financial advisor in connection with the merger. As used in this section, pursuant to the terms of the merger agreement, “merger” refers to the acquisition of Centre by Bank First as a result of the merger of Centre with and into Bank First, following which First National Bank will merge with and into Bank First, N.A. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies, and is familiar with Centre and Bank First and their respective operations. The Centre board of directors selected Hovde to act as its financial advisor in connection with the merger based on the firm’s reputation and expertise in transactions such as the merger as set forth in the merger agreement. Hovde reviewed the financial aspects of the merger with the Centre board of directors and, on July 17, 2025, delivered a written opinion to the Centre board of directors that, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the merger consideration is fair, from a financial point of view, to the holders of shares of Centre common stock. In requesting Hovde’s advice and opinion, no limitations were imposed by Centre upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of the written opinion of Hovde is attached as Annex C to this document. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Hovde’s opinion was directed to the Centre board of directors and addresses only the fairness of the merger consideration to the shareholders of Centre. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion does not constitute a recommendation to Centre as to whether or not it should enter into the merger agreement or to any Centre shareholders as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Centre relative to the amount of consideration to be received by Centre shareholders with respect to the merger. Hovde’s opinion should not be construed as implying that the merger consideration to be received by Centre shareholders from the merger is necessarily the highest or best price that could be obtained by Centre in a sale transaction or combination transaction with a third party. Other than as specifically set forth in its opinion, Hovde is not expressing any opinion with respect to the terms and provisions of the merger agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Centre or Bank First. Hovde’s opinion was approved by Hovde’s fairness opinion committee.

Centre engaged Hovde on June 12, 2025 to serve as the exclusive financial advisor to Centre in connection with a potential transaction and to issue an opinion to the Centre board of directors in connection with a potential transaction. Pursuant to Centre’s engagement agreement with Hovde, Hovde received a fee of $250,000 upon the delivery of the fairness opinion to Centre, which will be fully credited one time against any completion fee due to Hovde upon the consummation of the merger. Based upon Hovde’s assumption for purposes of its analysis and opinion that the total merger value is $167,958,493 (as described herein below), the net completion fee due to Hovde upon the consummation of the merger will be approximately $2,269,377, after providing full credit to the total completion fee of approximately $2,519,377 for the fairness opinion fee of $250,000. In addition to Hovde’s fairness opinion and completion fees, and regardless of whether the merger is consummated, Centre has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and has also agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than in connection with this present engagement, during the two years preceding the date of the opinion, Hovde has not provided investment banking or financial advisory services to either Centre or Bank First for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from Bank First in connection with future transactions, or in connection with potential advisory services and corporate transactions, although, to Hovde’s knowledge, none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time-to-time purchase securities from, and sell securities to, Centre, Bank First or their affiliates. Except for the foregoing, during the two years preceding the date of the opinion, there have not been, and there currently are no mutual understandings contemplating in the future any material relationships between Hovde and Bank First.
For purposes of Hovde’s analysis and opinion and with the knowledge and consent of Centre, Hovde assumed: (i) there would be no adjustment to or reduction of the merger consideration; (ii) there would be no adjustment to the exchange ratio of 0.9200 pursuant to the provisions of Section 7.01(h) of the merger agreement; (iii) the closing price of Bank First common stock on the Nasdaq Capital Market as of July 16, 2025 was $121.22 per share; (iv) there are 1,501,016 shares of Centre common stock outstanding (including 24,683 shares issued due to the vesting of Centre performance based restricted stock units); and (v) thereby the total value of the merger consideration is $167,396,907. Additionally, Hovde assumed: (i) there are 15,000 Centre stock options outstanding with a weighted average exercise price of $74.08 per share of Centre common stock; (ii) based on the exchange ratio of 0.9200 the per share cash equivalent consideration is $111.52; and (iii) thereby the total value of the Centre stock option payments is $561,586. Accordingly, Hovde assumed that the total value of the merger is $167,958,493, which is the sum of the merger consideration of $167,396,907 and the total value of the Centre stock options payments of $561,586. Additionally, Hovde assumed that: (i) all of the closing conditions set forth in Article VI of the merger agreement are satisfied; (ii) the merger is not terminated pursuant to any of the provisions set forth in Article VII of the merger agreement; and (iv) the merger will proceed and be consummated in accordance with the terms of the merger agreement.
During the course of Hovde’s engagement and for the purposes of its opinion Hovde:
(i)
reviewed a draft of the merger agreement, dated July 15, 2025, provided to Hovde by Centre;

(ii)
reviewed audited financial statements for Centre and First National Bank for the twelve month periods ended December 31, 2022, December 31, 2023 and December 31, 2024 and the unaudited statements for the three month period ended March 31, 2025;

(iii)
reviewed audited financial statements for Bank First and Bank First, N.A. for the twelve month periods ended December 31, 2022, December 31, 2023 and December 31, 2024 and the unaudited statements for the three month period ended March 31, 2025;

(iv)
reviewed certain historical publicly available business and financial information concerning Centre and First National Bank;

(v)
reviewed certain internal financial statements and other financial and operating data concerning Centre and First National Bank;

(vi)
reviewed financial projections prepared in consultation with and approved by certain members of the senior management of Centre and First National Bank;

(vii)
discussed with certain members of senior management of Centre and First National Bank the business, financial condition, results of operations and future prospects of Centre and First National Bank, the history and past and current operations of Centre and First National Bank, and Centre’s assessment of the rationale for the merger;

(viii)
assessed current general economic, market and financial conditions;

(ix)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

(x)
took into consideration Hovde’s experience in other similar transactions and securities valuations as well as its knowledge of the banking and financial services industry; and

(xi)
performed such other analyses and considered such other factors as Hovde deemed appropriate.

In performing its review, Hovde assumed, without investigation, that there have been, and from the date of its opinion through the closing there will be, no material changes in the financial condition and results of operations of Centre or Bank First since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by Centre and Bank First are true and complete. Hovde relied upon the management of Centre as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by them and their professionals, and Hovde assumed such forecasts, projections and other forward-looking information were reasonably prepared by Centre and their professionals on a basis reflecting the best currently available information and their professionals’ judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde was authorized by Centre to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to Hovde from public sources, that was provided to Hovde by Centre, Bank First or their respective representatives, or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of Centre and Bank First that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that Centre and Bank First would advise Hovde promptly if any information previously provided to Hovde became inaccurate or was required to be updated during the period of Hovde’s review.
Hovde is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for Centre and Bank First are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Centre or Bank First, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of Centre or Bank First.

Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which Centre or Bank First was or is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with Centre’s consent, that both Centre and Bank First are not parties to any material pending transaction, including without limitation any financing, recapitalization, acquisition or transaction, divestiture or spin-off.
Hovde relied upon and assumed, with Centre’s consent and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by Centre, Bank First or any other party to the merger agreement and that the final merger agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. Centre advised Hovde that they were not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Centre or Bank First or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) any legal, tax, accounting or regulatory consequences of the merger on Centre or its shareholders; (ii) any advice or opinions provided by any other advisor to the Centre board of directors; (iii) any other strategic alternatives that might be available to Centre; or (iv) whether Bank First has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the merger.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date of the opinion. Events occurring and information that becomes available after the date of the opinion could materially affect the assumptions and analyses used in preparing the opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw the opinion or to otherwise comment upon events occurring or information that becomes available after the date of the opinion.
In arriving at the opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to the Centre board of directors on July 17, 2025, in connection with the delivery of its opinion. This summary is not a complete description of all the analyses underlying the opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of the contemplated merger. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses performed by Hovde.
Market Approach — Comparable Merger and Acquisition Transactions.   As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (which we refer to as the “Regional Group” and the “Nationwide Group”) of select bank merger and acquisition transactions based on data obtained from S&P Capital IQ as of July 15, 2025. The Regional Group consisted of transactions where targets were headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin announced since January 1, 2023, in which the targets’ total assets were between $1.0 billion and $3.0 billion.

The Nationwide Group consisted of transactions in the United States announced since January 1, 2024 in which the targets’ total assets were between $1.0 billion and $3.0 billion and last-twelve-months return (which we refer to as “LTM”) on average equity was greater than 5.00%. In each case for which financial information was available, no transaction that fit the above selection criteria was excluded, unless such transaction was deemed a “Merger of Equals” by S&P Capital IQ. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions as determined by S&P Capital IQ. The resulting two groups consisted of the following precedent transactions (eight transactions for the Regional Group and 16 transactions for the Nationwide Group):
Regional Group
Buyer	Target	Price/ LTM Earnings Multiple	Price/ Tangible Book Value Multiple	Price/ Adjusted Tangible Book Value Multiple(1)	Prem./ Core Deposits Multiple(2)
First Financial Bancorp.	Westfield Bancorp	17.4x	142.2%	157.0%	6.07%
Old Second Bancorp, Inc.	Bancorp Financial, Inc.	38.7x	131.1%	140.3%	7.37%
EverBank Financial Corp	Sterling Bank and Trust, FSB	31.8x	82.1%	82.1%	(4.05)%
German American Bancorp, Inc.	Heartland BancCorp	16.2x	224.1%	225.9%	15.7%
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.	14.5x	134.6%	134.6%	3.75%
Alerus Financial Corporation	HMN Financial, Inc.	20.1x	106.9%	108.1%	0.79%
Wintrust Financial Corporation	Macatawa Bank Corporation	12.4x	174.9%	204.9%	10.4%
First Mid Bancshares, Inc.	Blackhawk Bancorp, Inc.	6.57x	139.5%	139.5%	2.23%
	25th Percentile	12.9x	113.0%	114.7%	1.15%
	Median	16.8x	137.1%	139.9%	4.91%
	75th Percentile	28.9x	166.7%	192.9%	9.64%
Nationwide Group
Buyer	Target	Price/ LTM Earnings Multiple	Price/ Tangible Book Value Multiple	Price/ Adjusted Tangible Book Value Multiple(1)	Prem./ Core Deposits Multiple(2)
Investar Holding Corporation	Wichita Falls Bancshares, Inc.	14.2x	90.9%	90.9%	(1.08)%
First Financial Bancorp.	Westfield Bancorp	17.4x	142.2%	157.0%	6.07%
TowneBank	Old Point Financial Corporation	21.1x	180.2%	180.2%	8.24%
FB Financial Corporation	Southern States Bancshares, Inc.	9.91x	153.2%	158.8%	6.43%
MetroCity Bankshares, Inc.	First IC Corporation	8.33x	141.7%	163.5%	12.4%
Glacier Bancorp, Inc.	Bank of Idaho Holding Company	17.3x	197.1%	214.7%	13.0%
CNB Financial Corporation	ESSA Bancorp, Inc.	11.6x	96.6%	96.6%	(0.52)%
Northwest Bancshares, Inc.	Penns Woods Bancorp, Inc.	13.1x	144.5%	146.4%	5.68%
Camden National Corporation	Northway Financial, Inc.	17.2x	138.8%	138.8%	2.82%
NBT Bancorp Inc.	Evans Bancorp, Inc.	12.2x	134.4%	134.4%	3.71%
German American Bancorp, Inc.	Heartland BancCorp	16.2x	224.1%	225.9%	15.7%
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.	14.5x	134.6%	134.6%	3.94%
West Coast Community Bancorp	1st Capital Bancorp	17.7x	92.7%	92.7%	(0.56)%
United Bankshares, Inc.	Piedmont Bancorp, Inc.	9.77x	154.9%	157.9%	8.37%
Wintrust Financial Corporation	Macatawa Bank Corporation	12.4x	174.9%	204.9%	10.4%
Global Federal Credit Union	First Financial Northwest Bank	24.1x	156.4%	168.3%	11.2%
	25th Percentile	11.7x	134.4%	134.4%	3.04%
	Median	14.4x	143.4%	157.5%	6.25%
	75th Percentile	17.3x	170.3%	177.2%	11.0%

(1)
Represents the premium paid for core capital where: (i) core capital is assumed to equal total tangible assets multiplied by 8%; (ii) excess capital equals total tangible book value less core capital; and (iii) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital); Price/Adjusted Tangible Book Value is assumed to equal Price/Tangible Book Value for targets with tangible equity/tangible assets less than 8.00%.

(2)
Represents the premium (or discount) paid on tangible book value expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

For each precedent transactions group, Hovde compared the implied ratio of the total merger value to certain financial metrics of the proposed merger as follows:
•
the multiple of the total merger value to the acquired company’s LTM net earnings (which we refer to as the “Price-to-LTM Earnings Multiple”);

•
the multiple of the total merger value to the acquired company’s tangible book value (which we refer to as the “Price-to-Tangible Book Value Multiple”);

•
the multiple of the total merger value to the acquired company’s adjusted tangible book value (which we refer to as the “Price-to-Adjusted Tangible Book Value Multiple”); and

•
the multiple of the difference between the total merger value and the acquired company’s tangible book value to the acquired company’s core deposits (which we refer to as the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the assumed total merger value of $167,958,493 and were based on March 31, 2025 financial results for Centre.
	Price-to- LTM Earnings Multiple	Price-to- Tangible Book Value Multiple	Price-to- Adjusted Tangible Book Value Multiple(1)	Premium-to- Core Deposits Multiple(2)
Total Merger Value	26.3x	204.4%	204.4%	7.24%
Precedent Transactions Regional Group:
Median	16.8x	137.1%	139.9%	4.91%
25th Percentile	12.9x	113.0%	114.7%	1.15%
75th Percentile	28.9x	166.7%	192.9%	9.64%
Precedent Transactions Nationwide Group:
Median	14.4x	143.4%	157.5%	6.25%
25th Percentile	11.7x	134.4%	134.4%	3.04%
75th Percentile	17.3x	170.3%	177.2%	11.0%

(1)
Represents the premium paid for core capital where: (i) core capital is assumed to equal total tangible assets multiplied by 8%; (ii) excess capital equals total tangible book value less core capital; and (iii) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital).

(2)
Represents the premium paid on tangible book value expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of Centre with that of the median of the targets from the precedent bank merger and acquisition transactions from each of the Regional and Nationwide Groups. The performance highlights are based on March 31, 2025 financial results of Centre.

	Tangible Equity/ Tangible Assets	Core Deposits(1)	LTM ROAA	LTM ROAE	Efficiency Ratio	NPAs/ Assets	LLR/ NPLs(2)
Centre	5.42%	91.8%	0.41%	6.15%	83.0%	0.28%	305.7%
Precedent Transactions – Regional Group Median:	10.1%	85.8%	0.81%	8.58%	66.5%	0.19%	249.4%
Precedent Transactions – Nationwide Group Median:	8.40%	84.7%	0.88%	9.62%	67.5%	0.15%	262.8%

(1)
Core deposits exclude brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

(2)
Loan loss reserve (which we refer to as “LLR”) as a percentage of nonperforming loans (which we refer to as “NPLs”); Medians exclude excessively high ratios determined as not meaningful by S&P Capital IQ and ratios that were not applicable for targets that had no NPLs.

No company or transaction used as a comparison in the above transaction analyses is identical to Centre, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the precedent transactions Regional Group using the median values for the four-valuation metrics set forth above indicated an implied total valuation ranging between $107.0 million and $140.4 million with a four-factor implied average total valuation of $118.7 million compared to the assumed total merger value of $168.0 million. The resulting values of the precedent transactions Nationwide Group using the median values for the four-valuation metrics set forth above indicated an implied total valuation ranging between $91.5 million and $156.2 million with a four-factor implied average total valuation of $123.8 million compared to the assumed total merger value of $168.0 million.
Income Approach — Discounted Cash Flow Analysis.   Centre management approved the financial forecasts for Centre over a forward-looking, five-year period which formed the basis for the discounted cash flow analyses. The projected Centre net income amounts used for the analysis were $7.0 million for 2025, $9.0 million for 2026, $10.8 million for 2027, $12.9 million for 2028 and $14.0 million for 2029. The resulting projected Centre tangible common equity amounts used for the analysis were $88.1 million for the year ended 2025, $98.1 million for the year ended 2026, $109.8 million for the year ended 2027, $123.7 million for year ended 2028 and $138.7 million for the year ended 2029. The resulting projected Centre aggregate dividend amounts used for the analysis were $3.8 million for the year ended 2025, $3.8 million for the year ended 2026, $3.8 million for the year ended 2027, $3.8 million for the year ended 2028 and $3.8 million for the year ended 2029.
For purposes of its discounted cash flow analysis, Hovde reviewed publicly available information related to select comparable bank merger and acquisition transactions (which we refer to as the “Terminal Regional Group”) that would be for targets of comparable asset size and profitability to Centre at the end of the five-year period of the projections. Hovde utilized the Regional Group as the Terminal Regional Group which consisted of bank merger and acquisition transactions where targets were headquartered in Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, South Dakota and Wisconsin announced since January 1, 2023, in which the targets’ total assets were between $1.0 billion and $3.0 billion. In each case for which financial information was available, no transaction that fit the above selection criteria was excluded, unless such transaction was deemed a “Merger of Equals” by S&P Capital IQ. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions as determined by S&P Capital IQ. The resulting group consisted of eight transactions:

Buyer	Target	Price/ LTM Earnings Multiple	Price/ Tangible Book Value Multiple	Price/ Adjusted Tangible Book Value Multiple(1)	Prem./ Core Deposits Multiple(2)
First Financial Bancorp.	Westfield Bancorp	17.4x	142.2%	157.0%	6.07%
Old Second Bancorp, Inc.	Bancorp Financial, Inc.	38.7x	131.1%	140.3%	7.37%
EverBank Financial Corp	Sterling Bank and Trust, FSB	31.8x	82.1%	82.1%	(4.05)%
German American Bancorp, Inc.	Heartland BancCorp	16.2x	224.1%	225.9%	15.7%
ChoiceOne Financial Services, Inc.	Fentura Financial, Inc.	14.5x	134.6%	134.6%	3.75%
Alerus Financial Corporation	HMN Financial, Inc.	20.1x	106.9%	108.1%	0.79%
Wintrust Financial Corporation	Macatawa Bank Corporation	12.4x	174.9%	204.9%	10.4%
First Mid Bancshares, Inc.	Blackhawk Bancorp, Inc.	6.57x	139.5%	139.5%	2.23%
	25th Percentile	12.9x	113.0%	114.7%	1.15%
	Median	16.8x	137.1%	139.9%	4.91%
	75th Percentile	28.9x	166.7%	192.9%	9.64%

(1)
Represents the premium paid for core capital where: (i) core capital is assumed to equal total tangible assets multiplied by 8%; (ii) excess capital equals total tangible book value less core capital; and (iii) price is adjusted to subtract excess capital (assumes dollar-for-dollar payment of excess capital); Price/Adjusted Tangible Book Value is assumed to equal Price/Tangible Book Value for targets with tangible equity/ tangible assets less than 8.00%.

(2)
Represents the premium or paid on tangible book value, expressed as a percentage of core deposits. Core deposits are defined as total deposits less brokered deposits, foreign deposits and time deposit accounts greater than $100,000.

To determine present values of Centre based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (i) Terminal Price/Earnings Multiple (which we refer to as the “DCF Terminal P/E Multiple”); and (ii) Terminal Price/Tangible Book Value Multiple (which we refer to as the “DCF Terminal P/TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of Centre was calculated based on the present value of Centre’s forward-looking net income and dividend projections over the five-year projection period of the financial forecasts approved by Centre management. The projected net income amount for the year ended 2029 was $14.0 million and served as the basis of the terminal earnings value in the DCF. Hovde calculated a terminal value at the end of 2029 by applying a five-point range of price-to-earnings multiples of 15.8x to 17.8x, which is based around the median price-to-earnings multiple derived from transactions in the Terminal Regional Group of 16.8x. The present value of Centre’s projected terminal value was calculated assuming a range of discount rates between 13.20% and 15.20%, with a midpoint of 14.20%, discounted over the 4.46-year period from the date of the opinion to the end of the five-year projection period. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Centre common stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium as set forth in the Kroll Cost of Capital Navigator as of July 16, 2025. This resulted in a discount rate of 14.20% used as the midpoint of the five-point range of discount rates of 13.20% to 15.20%. Centre’s annual dividends were discounted over the projection period and the total discounted value was added to the discounted terminal value to determine the total present value of Centre. The sum of the discounted value of the annual dividends plus the present value of Centre’s terminal value resulted in implied total values between $131.2 million and $157.4 million with a midpoint of $143.8 million compared to the assumed total merger value of $168.0 million.

In the DCF Terminal P/TBV Multiple analysis, an estimated value per share of Centre common stock was calculated based on the present value of Centre’s forward-looking tangible common equity and dividends over the five-year projection period of the financial forecasts provided by Centre management. The projected tangible common equity amount for the year ended 2029 was $138.7 million, which resulted in the projected adjusted tangible book value of $138.7 million and projected excess tangible book value of $0 for the year ended 2029 that served as the basis of the terminal values in the DCF. For purposes of the analysis, projected adjusted tangible book value was assumed to be equal to total tangible assets multiplied by 8.0%, and projected excess tangible book value was assumed to be equal to the projected tangible book value in excess of the projected adjusted tangible book value. In arriving at the terminal value at the end of 2029, Hovde applied a five-point range of price-to-adjusted tangible book value multiples of 1.30x to 1.50x utilizing as a midpoint of the range the median price-to-adjusted tangible book value multiple derived from transactions in the Terminal Regional Group of 1.40x and assumed dollar-for-dollar payment of excess tangible book value. The present value of the projected terminal value was then calculated assuming the range of discount rates between 13.20% and 15.20%, with a midpoint of 14.20% discounted over the same periods as was applied in the DCF Terminal P/E Multiple analysis set forth above. Centre’s annual dividends were discounted over the projection period and the total discounted value was added to the discounted terminal value to determine the total present value per share of Centre common stock. The sum of the discounted value of the annual dividends plus the present value of Centre’s terminal value resulted in implied values between $109.4 and $133.6 million with a midpoint of $121.1 million compared to the assumed value of the merger consideration from the merger of $168.0 million.
While the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected total values of Centre.
Total Merger Value: $167,958(1)
Four Factor Average Implied Merger Value(2): $126,856
Implied Value for Centre Common Stock Based Upon:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$107,036	$118,743	$140,360
Comparable M&A Transactions – Nationwide Group	$91,545	$123,758	$156,248
DCF – Terminal P/E Multiple	$131,159	$143,827	$157,352
DCF – Terminal P/Adjusted TBV Multiple	$109,366	$121,096	$133,636

(1)
All values are rounded to the nearest thousand.

(2)
Rounded to the nearest thousand; reflects the average of the two Implied Merger Values (four factor average) from the two market approach Comparable M&A Transactions groups and the two DCF present values calculated using the two terminal median valuation multiples and a 14.20% annual discount rate over a period of 4.46 years.

(3)
Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Conclusion.   Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the matters, assumptions and limitations set forth in the opinion and pursuant to the terms of the merger agreement, the merger consideration is fair, from a financial point of view, to the holders of shares of Centre common stock. Each Centre shareholder is encouraged to read Hovde’s opinion in its entirety. The full text of this opinion is attached to this proxy statement/prospectus as Annex C.

Certain Unaudited Prospective Financial Information of Centre
Centre does not as a matter of course make public projections as to future sales, earnings, or other results. In connection with the merger, however, Centre’s management prepared certain prospective financial information to present certain unaudited prospective financial information regarding Centre’s future operations for the years 2025 through 2029 (which we refer to as the “Centre projections”). This prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with recognized accounting standards or guidelines, but, in the view of the Centre’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Centre. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither Centre’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The Centre projections, which were prepared by Centre’s management, were prepared solely for internal use and are subjective in many respects. The Centre projections reflect numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to the business of Centre, all of which are difficult to predict and many of which are beyond the control of Centre. The Centre projections reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Centre can give no assurance that the Centre projections and the underlying estimates and assumptions will be realized. In addition, because the Centre projections cover multiple years, the information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the Centre projections not to be realized include, but are not limited to, risks and uncertainties relating to the business of Centre, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or policies. Other factors that could cause actual results to differ are further described under the headings “Risk Factors” and “Special Cautionary Note Regarding Forward-Looking Statements.”
Furthermore, the Centre projections do not take into account any circumstances or events occurring after the date they were prepared. Centre can give no assurance that, had the Centre projections been prepared as of the date of this proxy statement/prospectus or any later date, similar estimates and assumptions would be used. Neither Centre nor Bank First intend to, and each disclaims any obligation to, make publicly available any update or other revision to the Centre projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The Centre projections do not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on Centre of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Centre projections do not take into account the effect of any possible failure of the merger to occur. None of Centre, Bank First or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Centre or Bank First, or any other person, regarding Bank First’s actual performance compared to the information contained in the Centre projections or that projected results will be achieved.

In light of the foregoing and considering that the Centre special meeting will be held several months after the Centre projections were prepared, as well as the uncertainties inherent in any forecasted information, shareholders of Centre are cautioned not to place unwarranted reliance on such information in connection with their consideration of the merger and the merger agreement.
The following prospective financial information was approved by Centre’s management for use by Hovde in connection with Hovde performing its financial analyses with respect to Centre on a standalone basis:
	Full Year Ended:
Dollars in thousands ($000)	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029
Tangible Assets	$1,591,673	$1,671,257	$1,754,819	$1,842,560	$1,934,688
Tangible Common Equity	$88,096	$98,050	$109,803	$123,712	$138,676
Net Income	$7,024	$8,990	$10,788	$12,946	$14,000
Aggregate Dividends	$3,765	$3,765	$3,765	$3,765	$3,765
Board Composition and Management of Bank First after the Merger
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Bank First, provided, however, each of Bank First and Bank First, N.A. will increase the size of its respective board of directors by one, and Steven M. Eldred will be appointed as a director of Bank First and Bank First, N.A., respectively.
Additionally, Bank First will consider appointing one additional member of Centre’s board of directors (the “Centre director”) to the Bank First board after consulting with Centre. If Bank First decides to proceed with such appointment, it will take all necessary steps to increase the size of its board of directors and appoint the Centre director as of the effective time of the merger. This appointment is subject to the Centre director meeting Bank First’s director qualifications, complying with Bank First’s corporate governance policies, and qualifying as an “independent director” under Nasdaq rules.
Information regarding the executive officers and directors of Bank First is contained in documents filed by Bank First with the SEC and incorporated by reference into this proxy statement/prospectus, including Bank First’s Annual Report on Form 10-K for the year ended December 31, 2024 and its definitive proxy statement on Schedule 14A for its 2025 annual meeting, filed with the SEC on February 28, 2025 and April 25, 2025, respectively. See “Where You Can Find More Information” and “Additional Information.”
Interests of Centre’s Directors and Executive Officers in the Merger
In considering the recommendation of the Centre board of directors to approve and adopt the merger agreement, Centre shareholders should be aware that Centre’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Centre shareholders generally. The Centre board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the merger), and in recommending to Centre shareholders that the Centre merger proposal be approved and adopted. These interests include those described below.
For purposes of this compensation-related disclosure, Centre’s executive officers are Steven Eldred — Chairman & CEO; Donald O’Day — President; and Gerald Ritzert — Chief Financial Officer.
Executive Agreements
Centre entered into various agreements with, and provides certain benefits to, its executive officers which provide the executives with the opportunity for severance protection and other benefits in connection with a change in control. These agreements are sometimes collectively referred to herein as the “Executive Agreements.”

Centre is a party to employment agreements with Messrs. Eldred, O’Day, and Ritzert. Pursuant to the employment agreements for Messrs. O’Day and Ritzert, if either executive is terminated without “cause” or resigns for “good reason” within six months prior to or 24 months following a change in control, he will be entitled to severance in an amount equal to a multiple of the three-year average of the sum of the executive’s annual base salary and annual incentive bonus, payable in a lump sum, and COBRA continuation coverage, at the current employee rate, for up to 18 months following the termination date. The multiple for Mr. O’Day is two and one-half and for Mr. Ritzert is one and one-half. Pursuant to Mr. Eldred’s employment agreement, if he is terminated without “cause” or resigns for “good reason” prior to the end of his employment term, he will receive severance equal to the remainder of his base salary owed through the end of such term and will receive an additional payment with respect to his health insurance costs for up to 18 months following his termination date. Any severance payments are predicated upon receipt of a release of any claims from the employee. In addition, the executives have agreed to comply with certain restrictive covenants, including covenants regarding non-competition and non-solicitation of customers and employees that apply following termination of employment. The merger will constitute a change in control for purpose of the employment agreements.
Centre is also a party a supplemental retirement agreement with Steven Eldred (the “SERP”). The SERP provides Mr. Eldred with a specified retirement benefit in addition to what he is eligible to receive under the Company’s standard retirement plans. In connection with the change in control, the SERP will be terminated and any remaining amounts will be paid to Mr. Eldred in accordance with the SERP and applicable law. The SERP includes a covenant regarding non-competition and non-solicitation of customers that apply for 12 months following Mr. Eldred’s termination of employment.
First National Bank sponsors the 162(a)(1) Life Insurance Plan (the “Life Plan”) pursuant to which Mr. O’Day receives certain life insurance benefits. If he is terminated without “cause” or resigns for “good reason” within 24 months following the change in control, First National Bank will increase the benefit under the Life Plan as if such Mr. O’Day remained employed through the final vesting date set forth in his award agreement. In connection with the change in control, the Life Plan will be terminated and Mr. O’Day will be entitled to such increased benefit. The merger will constitute a change in control for purpose of the Life Plan.
As of the effective time of the merger, Centre and First National Bank will transfer certain Centre- and First National Bank-owned automobiles to Messrs. Eldred, O’Day, and Ritzert.
The aggregate amount of the severance benefits under the employment agreements is $2,443,000, the liquidating payment to Mr. Eldred under the SERP is $3,170,000, the value of the increased benefit to Mr. O’Day under the Life Plan is $324,000, and the aggregate value of the automobiles is $249,000.
Accelerated Vesting of Restricted Stock Units
Centre sponsors the 2017 Long-Term Incentive Plan (the “2017 LTIP”) pursuant to which Messrs. Eldred, O’Day, and Ritzert were granted certain time-based and performance-based restricted stock units. Immediately prior to the effective time of the merger, each award of time-based and performance-based restricted stock units granted under the 2017 LTIP that is outstanding immediately prior to the effective time of the merger will become fully vested and be settled and be converted into the right to receive the merger consideration with respect to the total number of shares of Centre’s common stock subject to such restricted stock units as of immediately prior to the effective time of the merger (assuming target level performance for the performance-based restricted stock units). The aggregate payout of the restricted stock units to the executive officers participating in the 2017 LTIP, assuming that the completion of the merger occurs on [           ], 2025, and that the per share cash equivalent consideration at the effective time of the merger is $[      ], is anticipated to be approximately [           ].

First National Bank and Trust Directors Deferred Compensation Plan
First National Bank sponsors the Directors Deferred Compensation Plan (the “Bank DCP”) pursuant to which Gregory Britton, Timothy McKevett, William DeLong, and Roger Kenman, who are either current or former directors of Centre, participate. As of the effective time, the Bank DCP will be terminated and the entire unpaid balance of each individual’s accounts under the Bank DCP will be distributed to him in a lump sum. As of June 30, 2025, the aggregated unpaid balance under the Bank DCP was $1,291,366.
Mr. Eldred’s Appointment to the Board of Directors of Bank First and Bank First, N.A.
Bank First and Bank First, N.A. each has agreed to take all actions necessary so that, as of the effective time of the merger, the number of directors constituting the Bank First board of directors and Bank First, N.A. board of directors shall be increased by one and Steven M. Eldred shall be appointed as director of each entity, provided that Mr. Eldred meets Bank First’s and Bank First, N.A.’s standards for directors, complies with Bank First’s corporate governance policies, and qualifies as an “independent director” under Nasdaq rules. Mr. Eldred will also be appointed to the board of directors of Bank First, N.A.
Compensation Arrangements with Bank First
Mr. Eldred intends to enter into a consulting agreement with Bank First upon the closing of the merger, under which Mr. Eldred will receive compensation from Bank First for a period of two years, in exchange for providing ongoing services related to the transition of First National Bank’s and/or Centre’s clients, employees, impacted communities, vendors, and other interested parties; successful system conversions; and other matters to ensure smooth transition of ownership to Bank First.
It is possible that other employees will enter into new compensation agreements, arrangements or understandings with Bank First. As of [           ], 2025, Centre is not aware of any compensation agreements, arrangements or understandings between its executive officers other than Mr. Eldred and Bank First.
Indemnification of Directors and Officers
Bank First has agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts, events or actions that occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 100% of the last annual premium paid by Centre. For a period of six years following the effective time, to the extent permitted by applicable law, Bank First has agreed to indemnify and hold harmless the present and former directors and officers of Centre and its subsidiaries for all actions or omissions of such persons in the course of performing their duties to Centre and its subsidiaries which occurred at or prior to the effective time of the merger.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the merger agreement, Centre and Bank First have agreed to use their reasonable best efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals or waivers required or advisable to complete the transactions contemplated by the merger agreement. These approvals and waivers include, among others, a waiver from the Federal Reserve Board and an approval from the OCC and the WDFI. Bank First and/or Centre have filed applications, waiver requests and notifications to obtain the required regulatory approvals or waivers.

Federal Reserve Board
The merger of Centre with Bank First must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act, or the CRA, and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. Bank First filed a written request that the Federal Reserve Board waive the application requirements of the BHC Act with regard to its acquisition of Centre on August 15, 2025.
Office of the Comptroller of the Currency
The merger of First National Bank with and into Bank First, N.A. must be approved by the OCC under the National Bank Consolidation and Merger Act, 12 U.S.C. 215, 215a, commonly known as the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks who are parties to the bank merger or merger; (3) the convenience and needs of the community to be served and the record of the banks under the CRA; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The OCC may modify, suspend or rescind its approval if a material change in the information on which the OCC relied occurs prior to completion of the merger. In connection with its review, the OCC will provide an opportunity for public comment on the application for the bank merger and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate. An application for approval of the bank merger was filed with the OCC on August 15, 2025.
WDFI
In addition to the required approvals of the Federal Reserve Board and OCC discussed above, the merger also requires the approval of the WDFI. Bank First filed an application with the WDFI on August 15, 2025 pursuant to Section 221.0901 of Wisconsin banking law. In evaluating the application, the WDFI must consider various aspects of the proposed transaction and the parties thereto, including, among others, the financial and managerial resources and future prospects of the institutions involved, the best interests of their shareholders and customers, safety and soundness considerations, and the CRA compliance status of each bank. The relevant statutes prohibit the WDFI from approving the transaction if, following consummation, the combined institution would control more than 30 percent of the deposits in the state.
General
The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and OCC to challenge the approval on antitrust grounds. There can be no assurance that the Department of Justice will not initiate a proceeding to challenge regulatory approval by the Federal Reserve and the OCC, and if such a proceeding is initiated, as to the result of any such challenge.
In connection with or as a result of the merger, Bank First and Centre may be required, pursuant to other laws and regulations, either to notify or obtain the consent of other regulatory authorities and organizations to which such companies or subsidiaries of either or both of them may be subject. The Bank First common stock to be issued in exchange for Centre common stock in the merger will be registered with the SEC and will be issued pursuant to available exemptions from registration under state securities law.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.
Bank First and Centre believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that Centre will be able to obtain all requisite regulatory approvals. However, neither Bank First nor Centre can assure you that all of the regulatory approvals described above will be obtained and, if obtained, neither Bank First nor Centre can assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. The parties have agreed that Bank First will not be required, and Centre and its subsidiaries will not be permitted, to take any action or commit to take any action or agree to any condition or restrictions in connection with the regulatory approvals that, individually or in the aggregate, would have or would be reasonably likely to have a material adverse effect on Bank First and its subsidiaries or Centre and its subsidiaries as of and following the completion of the merger.
The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. Bank First and Centre will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement or the merger or the other transactions contemplated by the merger agreement.
Neither Bank First nor Centre is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Accounting Treatment
The merger will be accounted for under the acquisition method of accounting for business combinations under GAAP. Under this method, Centre’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for Centre and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” the goodwill resulting from the merger will not be amortized to expense but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Bank First in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Bank First issued after the merger will reflect the results attributable to the acquired operations of Centre beginning on the date of completion of the merger.
Dissenters’ Rights
The following discussion is not a complete description of the law relating to dissenters’ rights available to holders and beneficial holders of Centre and Bank First common stock under Wisconsin law. This description is qualified in its entirety by the full text of the relevant provisions of the WBCL, which are reprinted in their entirety as Annex B to this proxy statement/prospectus. If you desire to exercise dissenters’ rights, you should review carefully the WBCL and consult a legal advisor before electing or attempting to exercise these rights.
General
Pursuant to the provisions of sections 180.1301 to 180.1331 of the WBCL, holders and beneficial holders of Centre common stock have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders and beneficial holders of Centre common stock who fulfill the requirements of the WBCL summarized below and set forth in Annex B will be entitled to assert dissenters’ rights in connection with the merger. Shareholders or beneficial shareholders considering initiation of a dissenters’ proceeding should review this section and should also review Annex B in its entirety. A dissenters’ proceeding may involve litigation.

Preliminary Procedural Steps
Pursuant to the provisions of the WBCL, if the merger is consummated, in order to exercise dissenter’s rights you must have:
•
given to Centre, prior to the vote at the Centre special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of common stock (hereinafter referred to as “shares”);

•
not voted in favor of the merger; and

•
complied with the other statutory requirements summarized below.

If you have perfected your dissenters’ rights and the merger is consummated, you will receive the fair value of your shares as of the effective date of the merger. A shareholder or beneficial shareholder who fails to deliver written notice of his, her or its intent to demand payment for his, her or its shares if the merger is consummated in accordance with the requirements of the WBCL is not entitled to payment for his, her or its shares pursuant to the provisions of the WBCL and will only be entitled to receive the merger consideration as provided in the merger agreement.
Brokers or others who hold shares in their name that are beneficially owned by others may assert dissenters rights as to fewer than all of the shares registered in your name only if they dissent with respect to all shares beneficially owned by any one person and notify Centre in writing of the name and address of each person on whose behalf they are asserting dissenters’ rights. The rights of a shareholder who asserts dissenters’ rights as to fewer than all of the shares registered in his, her or its name are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder submits a written consent to Centre to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights, and the beneficial shareholder submits the consent with respect to all shares of which he, she or it is the beneficial shareholder.
Written Dissent Demand
Voting against the merger will not independently satisfy the written demand requirement. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any written notice of intent to dissent to the merger, satisfying the requirements discussed above, should be addressed to Centre 1 Bancorp, Inc., 345 East Grand Avenue, Beloit, WI 53511 Attn: Christy M. Farmer. The written notice must be delivered to Centre prior to the Centre special meeting.
Dissenters’ Notice
If the shareholders of Centre approve the merger at the Centre special meeting, Centre (or Bank First as its successor) must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all Centre shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent no later than ten days after the date that the merger is approved by Centre’s shareholders and must:
•
state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•
inform holders of uncertificated shares as to what extent transfer of these shares will be restricted after the demand for payment is received;

•
include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he, she or it acquired beneficial ownership of the shares prior to that date;

•
set a date by which Centre (or Bank First as its successor) must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice is delivered); and

•
be accompanied by a copy of sections 180.1301 to 180.1331 of the WBCL.

A shareholder or beneficial shareholder who receives the Dissenters’ Notice or a beneficial shareholder whose shares are held by a nominee who is sent a Dissenters’ Notice must demand payment and certify as to his or her ownership of the shares in accordance with the Dissenters’ Notice. A shareholder or beneficial shareholder who holds certificated shares must also deposit his, her or its share certificates with Centre (or Bank First as its successor) in accordance with the terms of the Dissenters’ Notice.
A dissenting shareholder or beneficial shareholder who demands payment and deposits his, her or its share certificate in accordance with the terms of the Dissenters’ Notice will retain all of the rights of a shareholder or beneficial shareholder, respectively, until those rights are canceled or modified by the consummation of the merger. Centre may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the merger is effected or the restrictions released, in the event that it does not consummate the merger.
A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 180.1301 to 180.1331 of the WBCL. A shareholder or beneficial shareholder with certificated shares who does not deposit his, her or its share certificates where required and by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 180.1301 to 180.1331 of the WBCL. Centre (or Bank First as its successor) may elect to withhold payment from a dissenter and instead make an offer of payment if that dissenter was not the beneficial owner of his, her or its shares prior to the date specified in the Dissenters’ Notice as the date on which the first announcement of the merger was made to the news media or to Centre’s shareholders.
Payment
Except as described below, Centre (or Bank First as its successor) must, as soon as the merger is effected or upon receipt of a payment demand, whichever is later, pay each shareholder who has complied with the payment demand and deposit requirements described above the amount Centre (or Bank First as its successor) estimates to be the fair value of the shares, plus accrued interest. The offer of payment must be accompanied by:
•
recent financial statements of Centre;

•
a statement of the estimate of the fair value of the shares;

•
an explanation of how the interest was calculated;

•
a statement of the dissenter’s right to demand payment under section 180.1328 of the WBCL if the dissenter is dissatisfied with the payment; and

•
a copy of sections 180.1301 to 180.1331 of the WBCL.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Centre must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Centre (or Bank First as its successor) must send a new Dissenters’ Notice if the merger is consummated after the return of certificates and any dissenting shareholders must repeat the payment demand procedure described above.
Section 180.1328 of the WBCL provides that a dissenter may notify Centre (or Bank First as its successor) in writing of his, her or its own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, less any payment received from Centre (or Bank First as its successor), if:
•
he or she believes that the amount paid or offered by Centre (or Bank First as its successor) is less than the fair value of his or her shares or that Centre (or Bank First as its successor) has calculated incorrectly the interest due;

•
Centre (or Bank First as its successor) fails to make payment within 60 days after the date set in the Dissenters’ Notice for demanding payment; or

•
Centre, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment in the Dissenters’ Notice.

A dissenting shareholder waives his, her or its right to demand payment of his, her or its own estimate of fair value and interest under sections 180.1328 unless such dissenting shareholder provides Centre (or Bank First as its successor) with notice of his, her or its demand, in conformance with the notice requirements of section 180.0141 of the WBCL, within 30 days after Centre’s (or Bank First as its successor) making or offering of payment for the dissenting shareholder’s shares.
Litigation
If a demand for payment under section 180.1328 of the WBCL remains unsettled, Centre (or Bank First as its successor) must commence a nonjury equity valuation proceeding in the Circuit Court of Rock County, Wisconsin (in the case of Centre) or Manitowoc County, Wisconsin (in the case of Bank First), within 60 days after having received the payment demand under section 180.1328 of the WBCL and must petition the court to determine the fair value of the shares and accrued interest. If Centre (or Bank First as its successor) does not commence the proceeding within those 60 days, the WBCL requires Centre (or Bank First as its successor) to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Centre (or Bank First as its successor) is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them.
The jurisdiction of the court in which the proceeding is brought is plenary and exclusive. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. An appraiser has the powers delegated to such appraiser in the court order appointing him or her or in any amendment to the order. Dissenters are entitled to the same discovery rights as parties in other civil proceedings.
Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such holder’s shares, plus interest, exceeds the amount paid or offered, as applicable, by Centre (or Bank First as its successor).
The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Centre (or Bank First as its successor), except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 180.1328 of the WBCL. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Centre (or Bank First as its successor) if the court finds Centre (or Bank First as its successor) did not substantially comply with the requirements of the WBCL, or against either Centre (or Bank First as its successor) or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the WBCL.
If the court finds that the services of attorneys or experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award those attorneys’ reasonable fees out of the amounts awarded the dissenters who were benefited.
This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to the applicable portions of the WBCL, which are included as Annex B to this proxy statement/prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Annex B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.
We have not made any provision to grant you access to any of the corporate files of Bank First or Centre, except as may be required by the WBCL, or to obtain legal counsel or appraisal services at the expense of Centre (or Bank First as its successor).

Any dissenting shareholder who perfects his, her or its right to be paid the “fair value” of his, her or its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” at page 130.
You must do all of the things described in this section and as set forth in the WBCL to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps described above, you will have no right to receive cash for your shares as provided in the WBCL and you will only be entitled to receive the merger consideration as provided in the merger agreement. In view of the complexity of these provisions of Wisconsin law, shareholders of Centre who are considering exercising their dissenters’ rights should consult their legal advisors.
Certain U.S. Federal Income Tax Consequences
See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 130 for a discussion on how the material federal income tax consequences of the merger will change if you elect to exercise dissenters’ rights in the merger.
The above description is a summary of the material provisions of Subchapter XIII of the WBCL. For complete information, you should review the text of those sections, which appear as Annex B to this proxy statement/prospectus.
Exchange of Shares in the Merger
The conversion of Centre common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Centre common stock for the merger consideration to be received pursuant to the terms of the merger agreement. For more information regarding the procedures for exchanging your shares of Centre common stock for the merger consideration, see “The Merger Agreement — Procedures for Converting Shares of Centre Common Stock into Merger Consideration” below.
Listing of Bank First Common Stock
Bank First has agreed to use its commercially reasonable efforts to cause the shares of Bank First common stock issuable in connection with the merger be approved for listing on the Nasdaq Capital Market subject to official notice of issuance, prior to the effective time of the merger.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Structure of the Merger
The boards of directors of Bank First and Centre have each unanimously approved the merger agreement, which provides for the merger of Centre with and into Bank First, with Bank First as the surviving company in the merger.
The merger agreement also provides that immediately after the effective time of the merger but in effect simultaneously on the date the merger closes, First National Bank, which is a national banking association and a direct wholly-owned subsidiary of Centre, will merge with and into Bank First, N.A., a national banking association and a direct wholly-owned subsidiary of Bank First, with Bank First, N.A. as the surviving bank of such merger. The terms and conditions of the merger of Bank First, N.A. and First National Bank are set forth in a separate bank plan of merger and merger agreement, referred to as the bank merger agreement, the form of which is attached as Exhibit B to the merger agreement. As provided in the bank merger agreement, the merger of Bank First, N.A. and First National Bank may be abandoned at the election of Bank First, N.A. at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of Bank First, N.A. and First National Bank as the bank merger.
The merger agreement allows Bank First to change the structure of the merger at any time and without the approval of Centre if and to the extent that Bank First reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of merger consideration to be provided under the merger agreement, (ii) reasonably be expected to materially impede or delay consummation of the merger, (iii) adversely affect the federal income tax treatment of Centre shareholders in connection with the merger, or (iv) require submission to or the approval of Centre shareholders after the Centre merger proposal has already been approved by Centre’s shareholders. In the event of such election, the parties agree to execute an appropriate amendment to the agreement to reflect such election.
Closing and Effective Time of the Merger
The closing will take place on the business day prior to the effective time of the merger. The effective time of the merger will be the later of (i) the date and time of filing of the articles of merger with the WDFI by Bank First or (ii) the date and time when the merger becomes effective as set forth in such articles of merger, which will be such date and time as the parties may mutually agree, but in no event later than January 1, 2026, subject to the satisfaction of the closing conditions set forth in the merger agreement.
We currently expect that the merger will be completed in the first quarter of 2026, subject to obtaining the requisite approval from the shareholders of Centre, the receipt of all necessary regulatory approvals, and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Bank First and Centre will obtain the required approvals or complete the merger. See “The Merger Agreement — Conditions to Complete the Merger.”
Organizational Documents of the Surviving Company
At the effective time of the merger, Bank First Articles and Bank First Bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.

Board Composition and Management of Surviving Company
Each of the officers and directors of Bank First immediately prior to the effective time of the merger will be the officers and directors of the surviving company from and after the effective time of the merger, until their respective successors have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of Bank First, provided, however, that Steven M. Eldred will be appointed as a director of both Bank First and Bank First, N.A.
Additionally, Bank First will consider appointing one additional member of Centre’s board of directors (the “Centre director”) to the Bank First board after consulting with Centre. If Bank First decides to proceed with such appointment, it will take all necessary steps to increase the size of its board of directors and appoint the Centre director as of the effective time of the merger. This appointment is subject to the Centre director meeting Bank First’s director qualifications, complying with Bank First’s corporate governance policies, and qualifying as an “independent director” under Nasdaq rules.
Merger Consideration
Under the terms of the merger agreement, at the effective time of the merger, each share of Centre common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.9200 of a share (the “exchange ratio”) of Bank First common stock (the “merger consideration”). Each outstanding share of Bank First’s common stock will remain outstanding and unaffected by the merger.
The merger consideration is also subject to a downward adjustment based on Centre’s tangible book value at closing. If Centre’s tangible book value (as calculated per the merger agreement) is less than $83,587,000 (which we refer to as the “minimum Centre tangible book value”) at the time of the closing of the merger, then the merger consideration will be adjusted downward by an amount that is reflective of the overall shortfall between the minimum Centre tangible book value and Centre’s tangible book value at closing.
Bank First will not issue any fractional shares of Bank First common stock in the merger. Instead, a Centre shareholder who otherwise would have received a fraction of a share of Bank First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Bank First common stock as reported on the Nasdaq Capital Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Bank First common stock to which such shareholder would otherwise be entitled to receive.
If Bank First or Centre change the number of shares of Bank First common stock or Centre common stock outstanding prior to the effective time of the merger as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to Bank First common stock or Centre common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted to give Centre shareholders the same economic effect as contemplated by the merger agreement prior to any such event.
The value of the shares of Bank First common stock to be issued to Centre shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Bank First common stock.

Treatment of Centre Equity Awards
Treatment of Centre Options
At the effective time of the merger, each outstanding option to purchase shares of Centre common stock granted under any Centre stock plan (each, a “Centre Option”), whether vested or unvested, will become fully vested and be automatically cancelled, without any required action by the holder. In exchange for such cancellation, each Centre Option will be converted into the right to receive a cash payment, if any, equal to the product of (i) the excess, if any, of (A) the product of the exchange ratio and the average of the volume-weighted average price of Bank First common stock over the ten trading days ending on the fifth trading day prior to the closing date, divided by (B) the exercise price per share of the Centre Option immediately prior to the effective time multiplied by (ii) the total number of shares of Centre common stock subject to such Centre Option, which is referred to herein as the “per share cash equivalent consideration.” Any Centre Option with an exercise price equal to or greater than the per share cash equivalent consideration will be canceled without any payment to the holder. All cash payments to holders of Centre Options will be made as promptly as practicable following the effective time of the merger, and in any event no later than five business days thereafter, subject to applicable tax withholding and without interest.
Treatment of Restricted Stock Units
Immediately prior to the effective time of the merger, each outstanding award of performance-based restricted stock units (“Centre PBRSU Awards”) and time-based restricted stock units (“Centre TBRSU Awards”) granted under any Centre stock plan will automatically become fully vested and be settled, without any required action by the holder. Each Centre PBRSU Award will be settled based on the target level of performance, and both Centre PBRSU Awards and Centre TBRSU Awards will be converted into the right to receive the merger consideration for the total number of shares of Centre common stock subject to the respective award as of immediately prior to the effective time of the merger. The merger consideration will be delivered without interest and will be subject to applicable tax withholdings.
Procedures for Converting Shares of Centre Common Stock into Merger Consideration
Exchange Agent
Bank First has designated Computershare, Inc. to act as the exchange agent in connection with the merger. The exchange agent shall also act as the agent for Centre shareholders for the purpose of receiving their Centre stock certificates and shall obtain no rights or interests in the shares represented thereby. Prior to the effective time of the merger, Bank First will deposit, or cause to be deposited, with the exchange agent the merger consideration and, to the extent then determinable, any cash payable in lieu of fractional shares, necessary to satisfy the merger consideration payable.
Transmittal Materials and Procedures
Promptly (but not more than five business days) after the effective time of the merger, Bank First will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of Centre common stock (other than excluded shares) providing instructions on how to effect the delivery of certificates or book-entry shares of Centre common stock in exchange for the merger consideration. After the effective time of the merger, when a Centre common shareholder surrenders his or her stock certificates or book-entry shares, accompanied by a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of Centre common stock will be entitled to receive, (i) the merger consideration and (ii) any cash in lieu of fractional shares to which the holder is entitled.

Surrender of Centre Stock Certificates
The exchange agent will mail to each holder of record of Centre common stock the letter of transmittal along with instructions for completing the letter of transmittal and delivering to the exchange agent the completed letter of transmittal along with the stock certificates or book-entry shares representing the shares of Centre common stock held by the shareholder.
Following the effective time of the merger, upon the surrender to the exchange agent of the certificate(s) or book-entry shares representing his or her shares of Centre common stock, accompanied by a properly completed letter of transmittal, a Centre shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares), and any dividends to which such holder is entitled pursuant to the merger agreement.
No dividends or other distributions with respect to Bank First common stock after completion of the merger will be paid to the holder of any unsurrendered Centre stock certificates or book-entry shares with respect to the shares of Centre common stock represented by those certificates until those certificates or book-entry shares have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Centre stock certificate or book-entry shares, the holder of the certificate or book-entry shares will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Bank First common stock represented by that certificate or book-entry shares; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Bank First common stock represented by that certificate or the book-entry shares with a record date after the effective time of the merger (but before the date on which the certificate or book-entry shares are surrendered) and with a payment date subsequent to the issuance of the shares of Bank First common stock issuable in exchange for that certificate or book-entry shares.
None of Bank First, the exchange agent or any other person will be liable to any former Centre shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar law.
In the event any Centre stock certificate is lost, stolen or destroyed, in order to receive the merger consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Bank First or the exchange agent, post a bond in such amount as Bank First or the exchange agent determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.
Bank First and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any Centre shareholder the amounts they are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.
After completion of the merger, there will be no further transfers on the stock transfer books of Centre other than to settle transfers of Centre common stock that occurred prior to the effective time of the merger.
No interest will be paid or accrued on any amount payable upon cancellation of shares of Centre common stock. The shares of Bank First common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of Centre common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Centre common stock.

If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Bank First that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of Bank First common stock may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.
Representations and Warranties
The merger agreement contains customary representations and warranties of Bank First and Centre relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of Bank First and Centre have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•
will not survive consummation of the merger;

•
may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•
are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•
were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Bank First and Centre to each other primarily relate to:
•
corporate organization, existence, power and authority;

•
capitalization;

•
corporate authorization to enter into the merger agreement and to consummate the merger;

•
regulatory approvals and consents required in connection with the merger and the bank merger;

•
the accuracy of financial statements and effectiveness of internal controls;

•
absence of material adverse effect;

•
litigation and legal proceedings;

•
compliance with laws and the absence of regulatory agreements;

•
fees paid to financial advisors;

•
tax matters; and

•
accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus.

Centre has also made representations and warranties to Bank First with respect to:
•
material contracts;

•
receipt of fairness opinion;

•
employee benefit plans;

•
labor and employee relations;

•
environmental matters;

•
investment portfolio;

•
derivative transactions;

•
loan portfolio;

•
adequacy of allowances for loan losses;

•
trust business and the administration of fiduciary accounts;

•
investment management and related activities;

•
repurchase agreements;

•
deposit insurance;

•
regulatory compliance and information security;

•
transactions with affiliates;

•
real and personal property matters;

•
intellectual properties;

•
insurance policies;

•
absence of state takeover laws applicability;

•
transaction costs; and

•
absence of any unlawful payments, bribes, or sanctions violations.

Definition of “Material Adverse Effect”
Certain representations and warranties of Bank First and Centre are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Bank First or Centre, means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under the merger agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the merger and the transactions contemplated by the merger agreement. For purposes of clause (i) only, the definition of “material adverse effect” excludes the following:
•
changes in banking and similar laws of general applicability or interpretations thereof by any governmental authority;

•
changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally;

•
changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally;

•
public disclosure of the transactions contemplated or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement;

•
any failure by Centre or Bank First to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•
changes in the trading price or trading volume of Bank First common stock; and

•
the impact of this merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees, including the loss of personnel;

except, with respect to the first three bullets, if the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
Covenants and Agreements
Pursuant to the merger agreement, Bank First and Centre have agreed to certain restrictions on their activities until the effective time of the merger. Bank First has agreed that it will carry on its business consistent with prudent banking practices and in compliance in all material respects with applicable laws. Centre has agreed to carry on its business, including the business of each of its subsidiaries, in the ordinary course of business and consistent with prudent banking practice. In addition, Centre has agreed that it will use commercially reasonable efforts to:
•
preserve its business organization and assets intact;

•
keep available to itself and Bank First the present services of the current officers and employees of Centre and its subsidiaries;

•
preserve for itself and Bank First the goodwill of its customers, employees, lessors and others with whom business relationships exists; and

•
continue commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.

Bank First has also agreed that until the effective time of the merger, it and its subsidiaries will not take any, or knowingly fail to take, any action that is intended or is reasonably likely to:
•
prevent, delay or impair Bank First’s ability to consummate the merger or the transactions contemplated by the merger agreement;

•
agree to take, commit to take, or adopt any resolution of its board of directors in support of, any of the actions prohibited by the merger agreement;

•
result in the merger or the bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

•
materially impair Bank First’s ability to perform any of its obligations under the merger agreement or Bank First, N.A. to perform any of its obligations under the bank plan of merger; or

•
agree or commit to do any of the foregoing.

Bank First has also agreed to, prior to the effective time, take all appropriate action so that as of the effective time the number of directors constituting the Bank First board of directors and the Bank First, N.A. board of directors shall be increased by one and Steven M. Eldred shall be appointed as director of each entity, provided that Mr. Eldred meets Bank First’s and Bank First, N.A.’s standards for directors. Bank First has also agreed to consider appointing up to one additional member of Centre’s board of directors to join the Bank First board of directors.
Centre has also agreed that it will not, and will not permit its subsidiaries to do any of the following without the prior written consent of Bank First, except as previously agreed to by the parties:

•
other than pursuant to stock options or stock-based awards outstanding as of the date of the merger agreement and previously disclosed to Bank First, (i) issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any rights, any new award or grant under the Centre stock plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing warrants, options or other rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective time;

•
make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from wholly-owned subsidiaries to Centre, (ii) dividends made in the ordinary course of business to service debt and trust preferred securities, and (iii) regular quarterly dividends paid in the ordinary course of business;

•
enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Centre or its subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except (i) normal increases in base salary to employees in the ordinary course of business and pursuant to policies currently in effect as of the date of the merger agreement, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of Centre or its subsidiaries other than annual increases in base compensation and year-end bonuses previously disclosed to Bank First, (ii) as specifically provided for by the merger agreement, (iii) as may be required by law, (iv) to satisfy contractual obligations under a Centre benefit plan, or (v) as previously disclosed to Bank First;

•
(i) hire any person as an employee of Centre or any of its subsidiaries, except for at-will employees at an annual rate of salary not to exceed $125,000 to fill vacancies that may arise from time to time in the ordinary course of business or (ii) promote any employee except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to Bank First;

•
enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with Bank First, (ii) to satisfy contractual obligations under a Centre benefit plan existing as of the date of the merger agreement, (iii) as previously disclosed to Bank First, or (iv) as may be required pursuant to the terms of the merger agreement) any Centre benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Centre or any of its subsidiaries;

•
except pursuant to agreements or arrangements in effect on the date of the merger agreement and previously disclosed to Bank First, pay, loan or advance any amount to (other than renewals of existing loans in accordance with the merger agreement), or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business;

•
except in the ordinary course of business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Centre or any of its subsidiaries;

•
acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, debt, business, deposits or properties of any other entity or person, except for purchases specifically approved by Bank First;

•
make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that Bank First shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two business days of its receipt of a written request from Centre;

•
amend the Centre Articles or the Centre Bylaws or any equivalent documents of Centre’s subsidiaries;

•
implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws, GAAP or applicable accounting requirements of any governmental authority, in each case, including changes in the interpretation or enforcement thereof;

•
except as previously disclosed to Bank First, enter into, amend, modify, terminate, extend, or waive any material provision of, any Centre material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Centre or any of its subsidiaries, or enter into any contract that would constitute a Centre material contract if it were in effect on the date of the merger agreement, except for any amendments, modifications or terminations reasonably requested by Bank First;

•
other than settlement of foreclosure actions in the ordinary course of business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Centre or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement or agreement involves payment by Centre or any of its subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of Centre or any of its subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•
(i) enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, its hedging practices and policies, and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business;

•
enter into any derivative transaction;

•
incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of 12 months (other than the purchase of federal funds, Federal Home Loan Bank borrowings, creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with restrictions on making or extending loans as set forth in the merger agreement;

•
unless mutually agreed upon by the parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Centre investment securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320;

•
make any changes to deposit pricing other than such changes made in the ordinary course of business, or acquire any “brokered deposits” except for extensions or renewals of existing brokered deposits;

•
except for loans or extensions of credit approved and/or committed as of the date of the merger agreement and previously disclosed to Bank First, (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Centre or any of its subsidiaries to such borrower or its affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $1,000,000, (C) loan in excess of the Federal Financial Institutions Examination Council’s regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $2,000,000, (E) secured loan over $3,000,000, (F) any loan that is not made in conformity with Centre’s ordinary course lending policies and guidelines in effect as of the date of the merger agreement, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Centre or any of its subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $5,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the ordinary course of business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where Centre or any of its subsidiaries retains any servicing rights. Any loan in excess of the foregoing limits shall require the prior written approval of the Chief Credit Officer or Senior Lender of Bank First, N.A., which approval or rejection shall be given in writing within three business days after the complete loan package is delivered to such individual;

•
make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by Centre or its subsidiaries;

•
except as previously disclosed to Bank First and as required by applicable law, make or change or revoke any election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file or surrender any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or fail to timely pay any income taxes or other material taxes (including estimated taxes) or fail to file any income tax returns or other material tax returns that become due;

•
take any action that is intended or reasonably likely to result in either the merger or bank merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

•
commit any act or omission which constitutes a material breach or default by Centre or any of its subsidiaries under any agreement with any governmental authority or under any Centre material contract, material lease or other material agreement or material license to which Centre or any of its subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits;

•
foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental site assessment of the property in accordance with specified standards, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water, or surface water of the property;

•
take any action or knowingly fail to take any action not contemplated by the merger agreement that is intended or is reasonably likely to (i) prevent, delay or impair Centre’s ability to consummate the merger or the transactions contemplated by the merger agreement, or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any actions prohibited by the merger agreement;

•
directly or indirectly repurchase, redeem or otherwise acquire any shares of Centre capital stock or any securities convertible into or exercisable for any shares of Centre capital stock;

•
except as required by law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Bank First;

•
merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•
compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than any loan workout in the ordinary course of business;

•
(i) enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

•
take any action or fail to take any action that will cause Centre’s tangible book value at the effective time to be less than $83,587,000; or

•
to the extent any payments or benefits made with respect to, or which could arise as a result of, the merger agreement or the transactions contemplated thereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event), could be characterized as an “excess parachute payment”, Centre shall, prior to the effective time, cooperate in good faith with Bank First to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments”, including but not limited to the measures previously disclosed to Bank First.

Centre has also agreed:
•
to cause to be delivered to Bank First resignations of all the directors of Centre and its subsidiaries to be effective as of the effective time of the merger; and

•
to terminate certain contracts and pay any costs incurred in connection with such termination.

Regulatory Matters
Bank First and Centre agreed to use their respective commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as promptly as reasonably practicable after filing. Bank First has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.

Bank First and Centre and their respective subsidiaries have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all necessary documentation, to effect all filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations; provided, however, that nothing contained in the merger agreement will require Bank First or any of its subsidiaries or Centre or any of its subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any governmental authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to Centre) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of Bank First, Centre, the surviving entity or the surviving bank, after giving effect to the merger (a “burdensome condition”).
Bank First and Centre will furnish each other and each other’s counsel with all information as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Bank First or Centre to any governmental authority in connection with the transactions contemplated by the merger agreement. Each party has the right to review and approve in advance all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing with a governmental authority made in connection with the transactions contemplated by the merger agreement. In addition, Bank First and Centre agreed to provide to the other party for review a copy of each filing with a governmental authority made in connection with the transactions contemplated by the merger agreement prior to its filing.
Nasdaq Listing
Bank First has agreed to use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
Following the effective time of the merger, for a period ending on the earlier of (i) the six-month anniversary of the effective time of the merger or (ii) the last day that such covered employee (as defined below) is employed by Bank First or one of its affiliates, Bank First must maintain employee benefit plans for those persons who are full-time employees of Centre and its subsidiaries on the closing date of the merger and who become full-time employees of Bank First (referred to as “covered employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Bank First or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of Bank First or its subsidiaries). Bank First will give the covered employees credit for their prior service with Centre and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Bank First in which covered employees may be eligible to participate.
With respect to any Bank First health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year that includes the closing, if the covered employee is eligible to participate in such plans, Bank First or its applicable subsidiary must use its commercially reasonable efforts to cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee and his or her covered dependents to the extent the condition was, or would have been, covered under the Centre benefit plan in which the covered employee participated immediately prior to the effective time of the merger.
Covered employees will be credited with an amount of paid time off equal to such covered employee’s accrued but unused paid time off at First National Bank (referred to as “carryover PTO”), provided, that to the extent permitted by law, (i) Bank First may allocate the carryover PTO and between vacation leave and sick leave in its discretion, and (ii) carryover PTO shall be limited to 80 hours per year for hourly employees, and salaried employees will not be allowed any carryover PTO.

Employees of Centre or First National Bank who do not become employees of Bank First or Bank First, N.A. at the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation based on the number of years of service and position held with Centre, with a minimum of five times the employee’s weekly base pay and a maximum of 18 times the employees weekly base pay paid to any such employee, typically.
Bank First will establish a retention bonus pool, in an amount to be determined in the sole discretion of Bank First, to encourage certain Centre employees to remain employed with Bank First, thereby assisting Bank First with continuity planning following the announcement and consummation of the transactions contemplated by the merger agreement.
Prior to the effective time of the merger, Centre will effectuate the termination or discontinuation of certain benefits plans maintained by Centre, as requested by Bank First. Additionally, no later than 90 days prior to the effective time of the merger, Centre will furnish to Bank First its calculations, whether preliminary or final, regarding the applicability of Section 280G of the Internal Revenue Code. These calculations will pertain to any disqualified individual in connection with the transactions contemplated by the merger agreement, either individually or in combination with other events.
Indemnification and Directors’ and Officers’ Insurance
The merger agreement provides that, for a period of six years after the effective time of the merger, Bank First shall indemnify and hold harmless the present and former directors and officers of Centre and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Centre or its subsidiaries occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of Centre in effect as of the date of the merger agreement to the extent permitted by applicable law (provided, however, that Bank First does not have any obligation to provide indemnification for any excluded claims (as defined in the merger agreement)).
For a period of six years after the effective time of the merger, Bank First will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Centre or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Centre; provided, however, that: (i) if Bank First is unable to obtain or maintain the directors’ and officers’ liability insurance, then Bank First will use its commercially reasonable efforts to provide as much comparable insurance as is reasonably available, and (ii) officers and directors of Centre or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance. Bank First will not be required to expend for such tail insurance a premium amount in excess of an amount equal to 100% of the annual premiums paid by Centre for director and officer insurance in effect as of the date of the merger agreement.
Bank First has agreed that if it, or any of its successors and assigns, consolidates with or merges with any other corporation or entity where it is not the continuing or surviving corporation, or transfers all or substantially all of its property or assets, it will make proper provision so that the successors and assigns of Bank First and its subsidiaries will assume the obligations of indemnification under the merger agreement.

No Solicitation
Centre has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Centre or any of its subsidiaries to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Bank First) any information or data with respect to Centre or any of its subsidiaries or otherwise relating to an acquisition proposal; (iii) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Centre is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.
For purposes of the merger agreement, an “acquisition transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Centre or any of its subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of Centre or any of its subsidiaries constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of Centre; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Centre or any of its subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Centre or any of its subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
However, at any time prior to the Centre special meeting, Centre may take any of the actions described in the first paragraph of this “— No Solicitation” section if, but only if (i) Centre receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, and (ii) the Centre board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (B) the failure to take such action would cause it to violate its fiduciary duties to Centre’s shareholders under applicable law, (iii) Centre has provided Bank First with at least three business days prior notice of such determination, and (iv) prior to furnishing or affording access to any information or data with respect to Centre or any of its subsidiaries or otherwise relating to an acquisition proposal, Centre receives from such person a confidentiality agreement with terms no less favorable to Centre than those contained in the confidentiality agreement with Bank First. Centre must promptly provide to Bank First any non-public information regarding Centre or any of its subsidiaries provided to any other person which was not previously provided to Bank First, and such additional information must be provided no later than the date of provision of such information to such other party.
A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Centre or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Centre common stock or more than 50% of the assets of Centre and its subsidiaries (measured as a percentage of the fair value of the consolidated assets of Centre), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Centre reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (a) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (b) taking into account any changes to the merger agreement proposed by Bank First in response to such acquisition proposal, and all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, such proposal is more favorable to the shareholders of Centre from a financial point of view than the merger.

Centre must promptly (and in any event within 24 hours) notify Bank First in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Centre or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Centre has agreed that it will keep Bank First informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
Except as provided below, neither the board of directors of Centre nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Bank First in connection with the transactions contemplated by the merger agreement (including the merger), the Centre recommendation, fail to reaffirm the Centre recommendation within three business days following a request by Bank First, or make any statement, filing or release, in connection with the Centre special meeting or otherwise, inconsistent with the Centre recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the Centre recommendation); (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal; or (iii) enter into (or cause Centre or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the foregoing) or (b) requiring Centre to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.
Notwithstanding the foregoing, prior to the date of the Centre special meeting, the board of directors of Centre may withdraw, qualify, amend or modify the Centre recommendation (“Centre subsequent determination”), or terminate the merger agreement in order to concurrently enter into an agreement with respect to a superior proposal, after the fifth business day following Bank First’s receipt of a notice (the “notice of superior proposal”) from Centre advising Bank First that the board of directors of Centre has decided, in good faith after consultation with its outside legal counsel and financial advisor, that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (i) the board of directors of Centre has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such action would cause it to violate its fiduciary duties to Centre’s shareholders under applicable law, (ii) during the five business day period after receipt of the notice of superior proposal by Bank First (the “notice period”), Centre and the board of directors of Centre shall have cooperated and negotiated in good faith with Bank First to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Centre to proceed with the Centre recommendation in favor of the merger with Bank First without a Centre subsequent determination; provided, however, that Bank First does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement, and (iii) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Bank First since its receipt of such notice of superior proposal, the board of directors of Centre has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, Centre is required to deliver a new notice of superior proposal to Bank First and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.

Other Agreements
In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:
•
each party will obtain certain consents and approvals from third parties;

•
each party will keep the proprietary information of the other confidential;

•
each party will notify the other of certain events and circumstances, including material litigation, a material adverse change, or other events and circumstances specified in the merger agreement;

•
each party will cooperate to effect the merger of Bank First, N.A. and First National Bank;

•
Centre will terminate certain employee benefit plans;

•
Bank First and Centre will use their commercially reasonable efforts to facilitate the integration of Centre with the business of Bank First following consummation of the merger and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Centre and its subsidiaries;

•
Centre will terminate certain material contracts; and

•
Bank First will use its commercially reasonable efforts to cause the shares of its common stock to be issued in connection with the merger to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance, prior to the effective time of the merger.

Conditions to Complete the Merger
The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:
•
the required approval by the shareholders of Centre;

•
the receipt of all regulatory approvals, or expiration or termination of all statutory waiting periods in respect thereof, required to consummate the transactions contemplated by the merger agreement, without any burdensome conditions;

•
the absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•
the effectiveness under the Securities Act of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

•
the receipt of all required consents and approvals identified by the merger agreement;

•
each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Bank Plan of Merger and Merger Agreement in the form attached as Exhibit B to the merger agreement attached as Annex A to this document being executed and delivered;

•
the absence of 10% or more of the outstanding shares of Centre’s common stock exercising their dissenters’ rights;

•
the absence of any material adverse effect in the financial condition, business or results of operations of Centre, First National Bank, Bank First or Bank First, N.A.;

•
the shares of Bank First common stock being approved for listing on the Nasdaq Capital Market;

•
Centre’s delivery of a certificate, dated as of the closing date and in form and substance required under Treasury Regulation Section 1.897-2(h) and as reasonably acceptable to Bank First, stating that Centre and each of its subsidiaries are not and have not been a United States real property holding corporation;

•
the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

•
the performance by each party of its respective obligations under the merger agreement.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger:
•
upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;

•
by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority or an application therefor shall have been permanently withdrawn at the request of a governmental authority unless the failure to obtain any requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe the obligations, covenants and agreements of such party set forth in the merger agreement;

•
by either party if the requisite Centre shareholder approval is not obtained;

•
by either party in the event of a material breach by the other party of any representation, warranty or covenant contained in the merger agreement and such breach is not cured prior to the earlier of thirty days of written notice of the breach or two business days prior to the expiration date of the merger agreement and the terminating party is not itself in material breach;

•
by either party if the merger is not consummated on or before April 30, 2026, subject to automatic extension to May 31, 2026 if the only outstanding condition to closing is the receipt of regulatory approvals, which we refer to as the expiration date;

•
by Bank First if Centre materially breaches its covenant not to solicit other offers;

•
by Bank First if Centre withdraws, qualifies, amends, modifies or withholds its recommendation to its shareholders to approve the merger and the merger agreement, or makes any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation);

•
by Bank First if Centre fails to properly call, give notice of, and commence a meeting of shareholders to vote on the merger;

•
by Bank First if Centre approves or recommends an acquisition proposal;

•
by Bank First if Centre fails to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by Bank First or fails to publicly reconfirm its recommendation to its shareholders within three business days of being requested to do so by Bank First;

•
by Centre if (i) the average closing price of Bank First common stock over the ten consecutive trading days immediately preceding the date that all regulatory approvals for the merger has been received is less than $110.06, and (ii) the decline in the price of Bank First common stock (as measured by the average closing price divided by $125.78) is more than 12.5% greater than the decline in the Nasdaq Bank Index (as measured by dividing the average closing price of the Nasdaq Bank Index over the ten trading days immediately preceding the date that all regulatory approvals for the merger has been received by $4,535.06); provided, however, that Bank First has the option, but not the obligation, to adjust the exchange ratio to prevent the termination of merger agreement; or

•
by Centre if, at any time prior to obtaining the requisite Centre shareholder approval, Centre’s board of directors determines to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only if Centre pays to Bank First the $5,300,000 termination fee.

Termination Fee
Centre will pay Bank First a termination fee equal to $5,300,000 in the event of any of the following:
•
Bank First terminates the merger agreement because: (i) Centre materially breached its covenant not to solicit other offers; (ii) Centre withdrew, qualified, amended, modified or withheld its recommendation to its shareholders to approve the merger and the merger agreement to its shareholders, or made any statement, filing or release, in connection with the shareholder meeting or otherwise, inconsistent with its recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal shall be considered an adverse modification of its recommendation); (iii) Centre failed to properly call, give notice of, and commence a meeting of shareholders to vote on the merger; (iv) Centre approved or recommended an acquisition proposal; (v) Centre failed to publicly recommend against a publicly announced acquisition proposal within three business days of being requested to do so by Bank First or failed to publicly reconfirm its recommendation to its shareholders within business days of being requested to do so by Bank First; or (vi) Centre resolved or otherwise determined to take, or announced an intention to take, any of the foregoing actions;

•
in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal was made known to senior management of Centre or has been made directly to Centre’s shareholders generally or an acquisition proposal shall have been publicly announced (and not withdrawn), and (i) the merger agreement is terminated by (A) Bank First or Centre because the requisite Centre shareholder approval was not obtained or (B) Bank First because of Centre’s material breach of its representations and warranties or covenants in the merger agreement, and (ii) prior to the date within 12 months of such termination, Centre enters into any agreement or consummates a transaction with respect to an acquisition proposal (whether or not it’s the same acquisition proposal as that referred to above); or

•
Centre terminates the merger agreement at any time before the receipt of Centre shareholder approval for the purpose of entering into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the effect of termination of the merger agreement, the confidential treatment of information and certain other provisions specified in the merger agreement, and (ii) each of Bank First and Centre will remain liable for any liabilities or damages arising out of fraud or its willful and material breach of any provision of the merger agreement.
Expenses and Fees
Except as specifically provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and all agreements and documents contemplated thereby, and the consummation of the transactions contemplated thereby, will be paid by the party incurring such costs or expenses.
Amendment; Waiver
Prior to the effective time of the merger and to the extent permitted by applicable law, any provision of the merger agreement may be (a) waived by the party benefitted by the provision, provided the waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing between the parties, except that after the Centre special meeting no amendment may be made which by law requires further approval by the shareholders of Bank First or Centre without obtaining such approval.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT
Voting Agreements
In connection with, and as a condition to, Bank First entering into the merger agreement, each director and executive officer of Centre and First National Bank entered into a voting agreement with Bank First. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form voting agreement attached as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.
Pursuant to the voting agreements, each such director and executive officer has agreed to appear at the Centre special meeting (in person or by proxy) and to vote his or her shares of Centre common stock:
•
in favor of the approval and adoption of the merger agreement and the consummation of the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Centre board of directors);

•
in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement;

•
against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Centre contained in the merger agreement or the voting agreement; and

•
against any acquisition proposal or other action, agreement, or transaction that is intended or could reasonably be expected, to impede, interfere, or be inconsistent with, delay, postpone, discourage, or materially and adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, the voting agreements provide that each such shareholder party will not directly or indirectly, without the prior written consent of Bank First sell, transfer, pledge, assign or otherwise dispose of or encumber prior to the record date for the Centre special meeting, any or all of his or her shares of Centre common stock, subject to limited exceptions.
Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to:
•
vote or execute any written consent to rescind or amend in any manner adverse to Bank First any prior vote or written consent, as a shareholder of Centre, to approve or adopt the merger agreement unless the voting agreement is terminated;

•
invite or seek any acquisition proposal, support (or suggest that anyone else should support) any acquisition proposal that may be made, or ask the Centre board of directors to consider, support or seek any acquisition proposal, or otherwise take any action designed to make any acquisition proposal more likely; and

•
meet or otherwise communicate with any person that has made or is considering making an acquisition proposal or any representative of such person after becoming aware that the person has made or is considering making an acquisition proposal.

The voting agreements will automatically terminate upon the earlier of (i) the effective time of the merger, (ii) the amendment of the merger agreement in a manner that materially and adversely affects the shareholder’s rights set forth in the merger agreement, (iii) termination of the merger agreement, or (iv) three years from the date of the voting agreement.
As of the Centre record date, Centre shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately [       ] shares of Centre common stock, which represented approximately [      ]% of the shares of Centre common stock outstanding on that date.
Non-Competition and Non-Disclosure Agreements
In addition to the voting agreements, as a condition to Bank First entering into the merger agreement, each of the directors of Centre and First National Bank entered into a non-competition and non-disclosure agreements with Bank First. Centre also caused each outside director of First National Bank to execute and deliver the same subsequent to such date. The following summary of the non-competition and non-disclosure agreements is subject to, and qualified in its entirety by reference to, the form of non-competition and non-disclosure agreement attached as Exhibit C to the merger agreement attached as Annex A to this document.

Each party to a non-competition and non-disclosure agreement has agreed to, among other things:
•
from and after the effective time of the merger, maintain in strict confidence and not, directly or indirectly, disclose, use or permit the use of any confidential information or trade secrets of Centre for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

•
for a period of two years following the closing the merger:

•
not solicit or attempt to solicit any customers of Bank First, Bank First, N.A., Centre or First National Bank, including actively sought prospective customers of First National Bank, and this restriction applies regardless of whether such customer relationship was established before or after the effective time of the merger;

•
on such director’s own behalf or on behalf of others, not solicit or recruit or attempt to solicit or recruit any employee (full-time or temporary) of Bank First, Bank First, N.A., Centre or First National Bank; and

•
directly on the director’s own behalf or on behalf any other person, not act as a director, manager, officer, or employee of any banking business that is the same or essentially the same as the banking business conducted by Bank First, Bank First, N.A. or Centre or First National Bank and that has a banking office located within any county in Wisconsin where First National Bank operates a banking office as of the closing of the merger and each county contiguous to each of such counties.

The restrictions in the non-competition and non-disclosure agreements will automatically terminate upon the earlier of (i) the termination of the merger agreement, (ii) two years after the effective date of the merger, or (iii) upon a change in control of Bank First.
Claims Letters
At the time of the execution of the merger agreement, and effective upon the closing of the merger, each executive officer and director of Centre executed a claims letter with Bank First. Centre also caused each director and executive officer of First National Bank to execute and deliver the same subsequent to such date. The following summary of the claims letters is subject to, and qualified in its entirety by reference to, the claims letter attached as Exhibit D to the merger agreement attached as Annex A to this document.
Pursuant to the claims letter, each director of Centre and First National Bank released and discharged, effective upon the consummation of the merger, Centre and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Bank First and Bank First, N.A.), of and from any and all liabilities or claims that such director has or claims to have, or previously had or claimed to have, solely in his or her capacity as an officer, director or employee of Centre or any of its subsidiaries, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of Centre or any of its subsidiaries, such as claims as a borrower under loan commitments and agreements, claims as a depositor under any deposit account with or as the holder of any certificate of deposit issued by First National Bank, claims on account of any services rendered by the director in a capacity other than as an officer, director or employee of Centre or any of its subsidiaries, claims in his or her capacity of a shareholder of Centre and claims as a holder of any check issued by any other depositor of First National Bank; (iii) any claims that the director may have under the merger agreement; or (iv) any right to indemnification that the director may have under the Centre Articles or the Centre Bylaws or similar documents or any of its subsidiaries, Wisconsin law or the merger agreement.

THE COMPANIES
Bank First Corporation
Bank First was incorporated in Wisconsin in April 1982 and serves as the bank holding company for Bank First, N.A., a national banking association founded in 1894 and headquartered in Manitowoc, Wisconsin. As of June 30, 2025, Bank First had consolidated assets of approximately $4.37 billion, loans of $3.58 billion, deposits of $3.60 billion, and stockholders’ equity of $612.3 million. Bank First currently operates 27 banking offices in Wisconsin. Bank First, N.A.’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”).
Bank First’s common stock is listed on the Nasdaq Capital Market under the trading symbol “BFC.”
Bank First’s principal office is located at 402 N. 8th Street, Manitowoc, Wisconsin 54220, and its telephone number at that location is (920) 652-3100. Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Bank First is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” on page 134.
Centre 1 Bancorp, Inc.
Centre is a Wisconsin corporation that serves as the holding company for First National Bank, a national bank founded in 1882. Centre has no material business operations at the holding company level other than owning and managing its wholly owned banking subsidiary, First National Bank. Centre’s primary activities are to provide management assistance and serve as a source of strength for First National Bank. Centre’s principal asset is the outstanding capital stock of First National Bank, and Centre derives its revenues primarily from the operations of First National Bank.
First National Bank is a national banking organization, chartered under the laws of the United States, which offers a broad range of consumer, commercial, and agricultural banking services to its customers. Headquartered in Beloit, Wisconsin, First National Bank operates 18 offices located in communities throughout Northern Illinois and Southern Wisconsin, including in the communities of Rockton, Roscoe, and Winnebago, Illinois and Beloit, Monroe, Argyle, Clinton, Janesville, Darien, Delavan Township, Elkhorn, Walworth, and Williams Bay, Wisconsin. It serves consumers and businesses with a wide variety of financial services, including retail and commercial banking, trust and portfolio management, and brokerage services. Products offered by First National Bank include, among others, savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, commercial real estate loans, residential mortgages, consumer loans, credit cards, online banking, telephone banking and mobile banking services.
As a bank holding company, Centre is subject to supervision and regulation by the Federal Reserve. As a national bank, First National Bank is subject to supervision and regulation by the Office of the Comptroller of the Currency.
Centre’s principal office is located at 345 East Grand Avenue, Beloit, Wisconsin 53511, and its telephone number at that location is (608) 363-8000. For more information, see First National Bank’s website at www.bankatfirstnational.com. The information on Centre’s website is not part of this proxy statement/prospectus, and the reference to Centre’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Products and Services
First National Bank is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Wisconsin and trust services. First National Bank offers a full complement of deposit, loan, and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans, agricultural loans and other installment and term loans and lines of credit, and a host of electronic products.

The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to First National Bank. First National Bank does a substantial amount of business with individuals, as well as customers in small to medium-sized commercial, industrial, and professional businesses.
Deposits represent First National Bank’s primary source of funds to support earning assets. First National Bank offers traditional depository products, including checking, savings, money market, and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, First National Bank also offers drive-through banking facilities, automated teller machines, debit cards, night depositories, personalized checks and safe deposit boxes.
Market Area and Competition
The markets in which First National Bank operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, First National Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations, and other enterprises. Banks and other financial institutions with which First National Bank competes may have capital resources and legal loan limits substantially higher than those maintained by First National Bank. Many of First National Bank’s competitors have greater resources, have broader geographic markets, and have higher lending limits than those maintained by First National Bank.
Legal Proceedings
From time to time, Centre or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither Centre nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of Centre’s management, would be expected to have a material adverse effect on Centre’s business, operating results, financial condition, or prospects.
Employees
As of June 30 2025, Centre did not have any full-time equivalent employees and First National Bank employed 229 full-time equivalent employees. No employees of Centre or First National Bank are covered by a collective bargaining agreement. Centre considers its relationship with its employees to be good.
Description of Property
The principal executive offices of Centre and First National Bank are located in Beloit, Wisconsin. The principal executive office of Centre and First National Bank is located at 345 East Grand Avenue, Beloit, Wisconsin 53511. First National Bank owns this property. First National Bank operates sixteen additional branch locations. All banking locations are set forth in the table below.
Office Location	Type of Location	Owned or Leased
218 N Walworth Street Darien, Wisconsin 53114	Branch Office	Owned
1221 S Shore Drive Delavan Township, Wisconsin 53115	Branch Office	Owned
1882 E Inman Pkwy Beloit, Wisconsin 53511	Branch Office	Owned
2111 Holiday Drive Janesville, Wisconsin 53545	Branch Office	Owned

Office Location	Type of Location	Owned or Leased
1625 10th Street Monroe, Wisconsin 53566	Branch Office	Owned
500 Peck Avenue Clinton, Wisconsin 53525	Branch Office	Owned
105 State Road 67 Walworth, Wisconsin 53184	Branch Office	Owned
300 E. Main Street Rockton, Illinois 61072	Branch Office	Owned
5360 Bridge Street Roscoe, Illinois 61073	Branch Office	Owned
508 N Elida Street Winnebago, Illinois 61088	Branch Office	Owned
321 E Milwaukee Street Argyle, Wisconsin 53504	Branch Office	Owned
2600 Cranston Road Beloit, Wisconsin 53511	Branch Office	Owned
190 E Geneva Street Elkhorn, Wisconsin 53121	Branch Office	Owned
2636 S US Highway 51 Janesville, Wisconsin 53546	Branch Office	Owned
1795 Madison Road Beloit, Wisconsin 53511	Branch Office	Owned
121 N Walworth Avenue Williams Bay, Wisconsin 53191	Branch Office	Owned

SECURITY OWNERSHIP OF CERTAIN CENTRE BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the record date for the Centre special meeting, the beneficial ownership of Centre common stock by each of Centre’s directors and executive officers, by Centre’s directors and executive officers as a group, and by each person known to Centre to beneficially own more than 5% ownership of the issued and outstanding Centre common stock. Unless otherwise indicated, the address of each listed Centre shareholder is c/o Centre 1 Bancorp, Inc., 345 East Grand Avenue, Beloit, Wisconsin 53511.
The percentages of beneficial ownership in the following table are calculated in relation to the 1,478,333 shares of Centre common stock that were issued and outstanding as of September 11, 2025, the most recent practicable date. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with Bank First in connection with entering into the merger agreement, to Centre’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Directors and Executive Officers	Amount and Nature of Beneficial Ownership of Centre Common Stock(1)	Ownership as % of Centre Common Stock Outstanding
Steven M. Eldred	203,755(2)	13.78%
C. Hagen Harker	1,979(3)	*%
Henry W. Knueppel	21,656(4)	1.46%
Dwight L. Kruse	9,764(5)	*%
Timothy H. Lindau	242(6)	*%
Donald A. O’Day	8,315(7)	*%
James L. Packard	31,031(8)	2.10%
William J. Ring	2,538(9)	*%
Jonathan J. Schlemmer	1,224(10)	*
Gerald J. Ritzert	1,028(11)	*
Mark E. Leach	10,066(12)	*
Timothy M. McKevett	10,784(13)	*
All Directors and Executive Officers as a Group (12 persons)	302,382	20.45%
5% Shareholders
Susan Boettcher	170,445(14)	11.53%

Notes:
*
Denotes less than 1%.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Centre common stock if he or she has shares or voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from September 11, 2025, the most recent practicable date. For purposes of calculating each person’s percentage ownership, shares issuable pursuant to stock awards exercisable within 60 days from September 11, 2025 are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
Includes 154,309 shares held individually, 15,679 shares held jointly by Mr. Eldred and his spouse, and 33,767 shares held in a trust for the benefit of Mr. Eldred.

(3)
Shares held in a trust for the benefit of Mr. Harker and his spouse.

(4)
Includes 2,050 shares held jointly by Mr. Knueppel and his spouse, 17,606 shares held in a trust for the benefit of Mr. Knueppel and his spouse, and 2,000 shares issuable pursuant to options exercisable within 60 days.

(5)
Includes 292 shares held individually by Mr. Kruse, 7,472 shares held jointly by Mr. Kruse and his spouse, and 2,000 shares issuable pursuant to options exercisable within 60 days.

(6)
Shares held jointly by Mr. Lindau and his spouse.

(7)
Includes 3,315 shares held in a trust for the benefit of Mr. O’Day and 5,000 shares issuable pursuant to options exercisable within 60 days.

(8)
Includes 7,914 shares held individually, 21,117 shares held in a trust for the benefit of Mr. Packard and his spouse, and 2,000 shares issuable pursuant to options exercisable within 60 days.

(9)
Shares held in a trust for the benefit of Mr. Ring and his spouse.

(10)
Shares held in a trust for the benefit of Mr. Schlemmer.

(11)
Shares held jointly with Mr. Ritzert’s spouse.

(12)
Includes 1,662 shares held individually and 8,404 shares held in a trust for the benefit of Mr. Leach and his spouse.

(13)
Includes 5,798 shares held individually and 4,986 shares held jointly by Mr. McKevett and his spouse.

(14)
Includes 450 shares held individually and 169,995 shares held in a trust for the benefit of Ms. Boettcher.

In accordance with voting agreements more fully described under “Ancillary Agreements to the Merger Agreement — Voting Agreements,” beginning on page 87, each director and executive officer of Centre has entered into a written agreement in which such party has agreed, among other things, to vote his or her shares of Centre common stock for the approval of the Centre merger proposal. The form of voting agreement is attached as Exhibit A to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. As of the Centre record date, these directors and executive officers owned in the aggregate [    ] shares of Centre common stock, or [    ]% of the issued and outstanding shares of Centre common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF CENTRE
The following is a discussion of the financial condition of Centre as of June 30, 2025, December 31, 2024, and December 31, 2023, and its results of operations for each of the six months ended June 30, 2025, and 2024, as well as the two years ended December 31, 2024, and 2023. The following discussion and analysis should be read in conjunction with the sections of this proxy statement/prospectus entitled “Special Cautionary Note regarding Forward-Looking Statements,” “Risk Factors,” and Centre’s consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus.
Centre is a financial holding company providing community banking through its wholly-owned subsidiary, First National Bank, headquartered in Beloit, Wisconsin. First National Bank grants commercial, residential and consumer loans, accepts deposits and provides trust services to customers primarily in southern Wisconsin and northern Illinois. First National Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, Centre and First National Bank are subject to the regulations of certain regulatory agencies and undergo periodic examination by those regulatory agencies.
As of June 30, 2025, Centre had total consolidated assets of $1.55 billion, total net loans of $982.9 million, total deposits of $1.29 billion and total shareholders’ equity of $112.6 million.
Management’s discussion and analysis is presented to assist the reader in understanding and evaluating the financial condition and results of operations of Centre. The analysis focuses on the consolidated financial statements, footnotes, and other financial data presented. The discussion highlights material changes from prior reporting periods and any identifiable trends which may affect Centre. Amounts have been rounded for presentation purposes. This discussion and analysis should be read in conjunction with the “Audited Consolidated Financial Statements of Centre 1 Bancorp, Inc.” beginning on page F-2 and the “Unaudited Consolidated Financial Statements of Centre 1 Bancorp, Inc.” beginning on page F-43.
Critical Accounting Policies
The accounting and reporting policies of Centre conform to GAAP in the United States and general practices within the financial institution industry. To prepare financial statements in conformity with GAAP, management makes estimates, assumptions and judgments based on available information that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates, assumptions and judgments are based on information available as of the date of the financial statements and, as this information changes, actual results could differ from the estimates, assumptions and judgments reflected in the financial statements. Centre uses peer group historical loss factors as one factor in determining the inherent loss that may be present in its loan portfolio; however, actual losses could differ significantly from the peer group historical factors that are used. In addition, GAAP itself may change from one previously acceptable method to another method. Management has identified the allowance for credit losses as an accounting policy critical in understanding Centre’s financial statements.
Our significant accounting policies are presented in Note 1 of our audited consolidated financial statements included with this proxy statement/prospectus, beginning on page F-12. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of our audited consolidated financial statements included with this proxy statement/prospectus.
Allowance for Credit Losses — The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged against the allowance for credit losses when management believes a loan balance is confirmed to be uncollectible. Subsequent recoveries, if any, are credited to the allowance for credit losses.

The allowance for credit losses is adequate to cover probable credit losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for credit losses is based on past events and current economic conditions and does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance for credit losses may be necessary if there are significant changes in economic conditions. The allowance is comprised of both a specific reserve component and a general reserve component. Centre has elected to exclude accrued interest receivable from its calculation of the allowance for credit losses.
The specific reserve relates to all individually evaluated loans for which the allowance for credit losses is estimated on a loan-by-loan basis. A loan is considered an individually evaluated loan when, based on current information and events, it is probable that First National Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis as the excess of amortized cost over the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Centre qualitatively adjusts model results and peer group historical loss data for risk factors that are not considered within the modeling processes but are nonetheless relevant in assessing the expected credit losses within the loan pools, including current conditions and reasonable and supportable economic forecasts. These qualitative factors and other qualitative adjustments may increase or decrease Centre’s estimate of expected credit losses by a calculated percentage or amount based upon the estimated level of risk. The various risks that may be considered in making qualitative adjustments include, among other things, the impact of environmental factors such as (i) changes in the nature, volume and terms of loans, (ii) changes in lending personnel, (iii) changes in the quality of the loan review function, (iv) changes in nature and volume of past-due, non-accrual and/or classified loans, (v) changes in concentration of credit risk, (vi) changes in economic and industry conditions, (vii) changes in legal and regulatory requirements, (viii) unemployment and inflation statistics, and (ix) changes in underlying collateral values.
A discounted cash flow method is used for each loan in a pool and the results are aggregated at the pool level. The analysis produces expected cash flows for each instrument in the pool by pairing loan-level term information, e.g., maturity date, payment amount, interest rate, and etc., with top-down pool assumptions, e.g., default rates and prepayment speeds.
In determining the proper level of the allowance for credit losses, Centre determined that the loss experience provides the best basis for the assessment of expected credit losses. Centre therefore used historical credit loss experience by each loan segment over an economic cycle. For most of the segment models for collectively evaluated loans, Centre incorporated two or more macroeconomic drivers using a statistical regression modeling methodology.
In addition, various regulatory agencies periodically review the allowance for credit losses. These agencies may require Centre to make additions to the allowance for credit losses based on their judgments of collectability based on information available to them at the time of their examination.
Results of Operations — Comparison of Results between the Six Months Ended June 30, 2025 and the Six Months Ended June 30, 2024
General.   Net income increased $752,000, or 24.1%, to $3.9 million for the six months ended June 30, 2025, from $3.1 million for the six months ended June 30, 2024. Details of significant changes are discussed below.
Net Interest Income.   Net interest income increased $2.1 million, or 11.9%, to $19.4 million for the six months ended June 30, 2025, from $17.3 million for the six months ended June 30, 2024. Total average interest-earning assets increased to $1.42 billion for the six months ended June 30, 2025, from $1.41 billion for the six months ended June 30, 2024.

Centre’s net interest margin increased 31 basis points to 2.66% for the six months ended June 30, 2025, from 2.35% for the six months ended June 30, 2024. The increase was driven primarily by the repricing of variable rate loans as well as the origination of new loans in a higher interest rate environment.
Interest Income.   Total interest income increased $1.6 million, or 5.2%, to $32.1 million for the six months ended June 30, 2025, from $30.5 million for the six months ended June 30, 2024. This increase was driven by higher yields on loan originations during 2025. The yield on loans receivable increased 33 basis points to 5.57% for the six months ended June 30, 2025, from 5.24% for the six months ended June 30, 2024. The increase was driven primarily by the repricing of variable rate loans as well as the origination of new loans in a higher interest rate environment.
Interest Expense.   Interest expense decreased $470,000, or 3.6%, to $12.7 million for the six months ended June 30, 2025, from $13.2 million for the six months ended June 30, 2024. This decrease was a result of a shift in funding sources from higher rate FHLB advances to lower cost deposits. Deposits increased to 92% of all funding sources at June 30, 2025, from 85% of all funding sources at June 30, 2024.
Provision for Credit Losses.   Centre’s provision for credit losses is a charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. The provision for credit losses was $50,000 for the six months ended June 30, 2025, and $224,000 for the six months ended June 30, 2024. The provision for credit losses for the six months ended June 30, 2025 and 2024 were related to management’s estimation of the allowance for credit losses, as described above in the “Allowance for Credit Losses” section. Centre’s credit quality metrics remained strong with minimal nonperforming assets and past due loans as of June 30, 2025.
Noninterest Income.   Centre’s primary sources of noninterest income are service charges and fees on deposits accounts, debit card income and trust income, investment sales commissions, mortgage banking income and income from bank-owned life insurance. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the interest method. Noninterest income increased $319,000, or 3.4% to $9.8 million for the six months ended June 30, 2025, from $9.5 million for the six months ended June 30, 2024.
The following table is a comparison of the components of noninterest income for the six months ended June 30, 2025 and 2024:
	For the six months ended June 30,		Change ($)	Change (%)
(Dollars in thousands)	2025	2024
Service charges and fees on deposit accounts	$2,623	$2,327	$296	12.7%
Debit card income	1,860	1,873	(13)	(0.7)%
Trust income	2,977	2,734	243	8.9%
Investment sales commissions	326	473	(147)	(31.1)%
Mortgage banking income	761	834	(73)	(8.8)%
Income from bank-owned life insurance	647	622	25	4.0%
Notable variances for the noninterest income table above are as follows:
•
Service charges and fees increased compared to the prior period due to First National Bank’s migration of checking account products from basic checking to its ONE account that charges a monthly fee and provides various benefits to the account holder. This migration increased service charges and fees by approximately $50,000 per month.

•
Trust income increased compared to the prior period based on the value of the assets held in trust.

•
Investment sales commissions decreased compared to the prior period as a result of strong one-time commissions earned in the prior period.

•
Mortgage banking income decreased from the prior period as a result of holding more mortgage production in the current period, compared to selling mortgage production into the secondary markets as was done in the prior period.

Noninterest Expense.   Centre’s primary components of noninterest expense are compensation and employee benefits, premises and occupancy costs, data processing and technology expense and professional services. Noninterest expense increased $1.5 million, or 6.8% to $24.3 million for the six months ended June 30, 2025, from $22.8 million for the six months ended June 30, 2024.
The following table is a comparison of the components of noninterest expense for the six months ended June 30, 2025 and 2024:
	For the six months ended June 30,		Change ($)	Change (%)
(Dollars in thousands)	2025	2024
Compensation and employee benefits	$14,172	$13,036	$1,136	8.0%
Premises and occupancy costs	2,271	2,304	(33)	(1.4)%
Data processing and technology expense	2,491	2,287	204	8.9%
Professional services	1,547	1,340	207	15.4%
Notable variances in the noninterest expense table above are as follows:
•
Compensation and employee benefits increased primarily because of normal merit increases which occurred on January 1, 2025, as well as an increase in health benefit costs provided to employees.

•
Data processing increased due to contractual price increases in IT-related contracts based primarily on increases in CPI.

•
Professional services increased as legal, audit and tax services all increased compared to the prior period, due in part to increases in fees for internal and external audit services.

Income Tax Expense.   Income tax expense increased $258,000, or 39.0%, to $920,000 for six months ended June 30, 2025, from $662,000 for the six months ended June 30, 2024. This increase is due to an increase in the effective tax rate, which increased to 19.2% for the six months ended June 30, 2025, from 17.5% for the six months ended June 30, 2024, as well as an increase in pretax earnings, which increased by $1.0 million, or 26.7%, to $4.8 million for the six months ended June 30, 2025, from $3.8 million for the six months ended June 30 2024.
Results of Operations — Comparison of Results between the Year Ended December 31, 2024 and the Year Ended December 31, 2023
General.   Net income increased $3.8 million, or 162.5%, to $6.1 million for the year ended December 31, 2024, from $2.3 million for the year ended December 31, 2023. In 2023, Centre was significantly impacted by a change in Wisconsin state tax law causing Centre to record impairment on its deferred tax asset related to the unrealized losses on investment securities.
Net Interest Income.   Net interest income decreased $108,000, or 0.3%, to $35.5 million for the year ended December 31, 2024, from $35.6 million for the year ended December 31, 2023. Total average interest-earning assets increased to $1.42 billion for the year ended December 31, 2024 from $1.41 billion for the year ended December 31, 2023. Centre’s net interest margin decreased two basis points to 2.40% for the year ended December 31, 2024, from 2.42% for the year ended December 31, 2023.
Interest Income.   Total interest income increased $5.7 million, or 10.1%, to $62.1 million for the year ended December 31, 2024, from $56.4 million for the year ended December 31, 2023. This increase was driven by higher yields on loan originations during 2024. The yield in loans receivable increased 47 basis points to 5.33% for the year ended December 31, 2024, from 4.86% for the year ended December 31, 2023.
Interest Expense.   Interest expense increased $5.8 million, or 27.9%, to $26.7 million for the year ended December 31, 2024, from $20.9 million for the year ended December 31, 2023. This increase was a result of an increase in the cost of interest-bearing deposits, which increased 54 basis points, to 2.06% for the year ended December 31, 2024, from 1.52% for the year ended December 31, 2023.

Provision for Credit Losses.   Provision for credit losses increased $1.3 million, to $1.3 million for the year ended December 31, 2024, compared to a recovery of credit losses of $83,000 for the year ended December 31, 2023. The provision from credit losses recorded in 2024 related primarily to one loan secured by commercial real estate. The allowance from credit losses was $13.1 million, or 1.33% of total loans, at December 31, 2024, compared to $11.9 million, or 1.23% of total loans, at December 31, 2023.
Noninterest Income.   Noninterest income increased $2.2 million, or 12.8% to $19.4 million for the year ended December 31, 2024, from $17.3 million for the year ended December 31, 2023.
The following table is a comparison of the components of noninterest income for the twelve months ended December 31, 2024 and 2023:
	For the twelve months ended December 31,		Change ($)	Change (%)
(Dollars in thousands)	2024	2023
Service charges and fees on deposit accounts	$5,055	$4,734	$321	6.8%
Card based income	3,690	3,780	(90)	(2.4)%
Trust income	5,460	5,073	387	7.6%
Investment sales commissions	834	607	227	37.4%
Mortgage banking income	1.658	828	830	100.2%
Income from bank-owned life insurance	1,262	974	288	29.6%
Notable variances for the noninterest income table above are as follows:
•
Service fees on deposit accounts increased from the prior year due to First National Bank’s migration of checking account products from basic checking to its ONE account that charges a monthly fee and provides various benefits to the account holder.

•
Trust income increased compared to the prior year based on the value of the assets held in trust.

•
Investment sales commissions increased due to customers opting to invest in certain fixed annuities in the current year.

•
Mortgage banking income increased as more 1-4 family residential mortgage loans were originated and sold into the secondary market.

•
Income from bank-owned life insurance increased as a result of higher crediting rates provided by the various insurance carriers.

Noninterest Expense.   Noninterest expense increased $65,000, or 0.1% to $46.1 million for the year ended December 31, 2024, from $46.1 million for the year ended December 31, 2023.
The following table is a comparison of the components of noninterest expense for the twelve months ended December 31, 2024 and 2023:
	For the twelve months ended December 31,		Change ($)	Change (%)
(Dollars in thousands)	2024	2023
Compensation and employee benefits	$26,633	$27,287	$(654)	(2.4)%
Premises and occupancy costs	3,460	3,456	4	0.1%
Data processing and technology expense	4,618	4,383	235	5.4%
Professional services	2,664	2,718	(54)	(2.0)%
Other expenses	6,401	6,260	141	2.2%
Notable variances for the noninterest income table above are as follows:
•
Data processing and technology expense increased due to the effect of contractual increases based on the Consumer Price Index.

Income Tax Expense.   Income tax expense decreased $3.0 million, or 67.9%, to $1.5 million for the year ended December 31, 2024, from $4.5 million for the year ended December 31, 2023. The state of Wisconsin passed tax legislation during the third quarter of 2023 which exempted income produced by a significant portion of Centre’s loans from taxation in Wisconsin. As a result of the lower anticipated future effective tax rate, Centre determined that a $3.4 million allowance was required to be made against its deferred tax asset, creating a one-time increase in tax expense for 2023.
Financial Condition
Total Assets.   Total assets decreased $31.7 million, or 2.0%, to $1.55 billion at June 30, 2025 from $1.58 billion at December 31, 2024. Total assets increased $4.3 million, or 0.3%, to $1.58 billion at December 31, 2024 from $1.57 billion at December 31, 2023. The changes in the various asset categories are discussed below.
Cash and Cash Equivalents.   Cash and cash equivalents decreased by $46.2 million, or 49.3%, to $47.4 million at June 30, 2025, from $93.6 million at December 31, 2024. This decrease was a result of the seasonal nature of Centre’s municipal deposit customers. Cash and cash equivalents increased by $35.3 million, or 60.4%, to $93.6 million at December 31, 2024 from $58.3 million at December 31, 2023. This increase was a result of an increase in customer deposits from the prior year.
Investment Securities.   The carrying value of total investment securities increased $6.7 million, or 1.7%, to $404.5 million at June 30, 2025, from $397.8 million at December 31, 2024. The increase was primarily due to increases in the fair value of the available-for-sale investments. The carrying value of total investment securities decreased $48.0 million, or 10.8%, to $397.8 million at December 31, 2024 from $445.8 million at December 31, 2023. This decrease was primarily a result of investment maturities with the cash received being redeployed into the loan portfolio.
The following tables show the fair value and weighted average yield of available for sale securities as of June 30, 2025, December 31, 2024 and December 31, 2023 according to contractual maturity. Actual maturities may differ from contractual maturities of residential mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty.
	June 30, 2025
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
U.S. Treasury obligations and obligations of Government-Sponsored Enterprises (“GSEs”)	$9,824	$149,799	$66,104	―	$225,727
Residential mortgage-backed securities	178	6,060	70,286	―	76,524
State and political subdivisions	3,579	25,631	36,396	2,756	68,362
Corporate obligations	4,696	18,244	2,264	―	25,204
Total securities	18,277	199,734	175,050	2,756	395,817
Weighted average yield:
U.S. Treasury obligations and obligations of GSEs	0.56%	1.01%	1.30%	―	1.08%
Residential mortgage-backed securities	3.04%	4.25%	3.40%	―	3.47%
State and political subdivisions	1.00%	1.50%	1.97%	4.02%	1.83%
Corporate obligations	1.03%	1.56%	2.19%	―	1.52%
Total securities	0.79%	1.22%	2.27%	4.02%	1.69%

	December 31, 2024
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
U.S. Treasury obligations and obligations of GSEs	$9,900	$137,516	$72,004	―	$219,420
Residential mortgage-backed securities	120	1,368	72,934	―	74,422
State and political subdivisions	1,427	23,810	38,832	2,914	66,983
Corporate obligations	5,188	17,191	5,368	―	27,747
Total securities	16,635	179,885	189,138	2,914	388,572
Weighted average yield:
U.S. Treasury obligations and obligations of GSEs	0.60%	1.00%	1.47%	―	1.15%
Residential mortgage-backed securities	3.02%	2.58%	3.40%	―	3.39%
State and political subdivisions	1.55%	1.39%	1.96%	4.02%	1.84%
Corporate obligations	0.93%	1.39%	2.08%	―	1.45%
Total securities	0.80%	1.10%	2.30%	4.02%	1.71%
	December 31, 2023
(Dollars in thousands)	1 Year or Less	1 to 5 Years	5 to 10 Years	After 10 Years	Total Fair Value
U.S. Treasury obligations and obligations of GSEs	$5,153	$117,472	$99,589	―	$222,214
Residential mortgage-backed securities	39	1,283	83,290	―	84,612
State and political subdivisions	480	13,549	49,388	3,775	67,192
Corporate obligations	34,381	17,946	9,806	―	62,133
Total securities	40,053	150,250	242,073	3,775	436,151
Weighted average yield:
U.S. Treasury obligations and obligations of GSEs	0.36%	0.90%	1.43%	―	1.13%
Residential mortgage-backed securities	3.05%	2.73%	3.40%	―	3.39%
State and political subdivisions	0.52%	1.26%	1.86%	3.68%	1.83%
Corporate obligations	2.71%	1.14%	2.01%	―	2.12%
Total securities	0.42%	0.97%	2.18%	3.68%	1.79%
The weighted average yield is calculated using the purchased yield and amortized cost at each period presented. No adjustments have been made to adjust any yield to a taxable-equivalent yield.
Deposits.   First National Bank’s main source of funding is comprised of deposits received from individuals, governmental entities and businesses located within First National Bank’s service area. Deposit accounts include demand deposits, savings, money market and certificates of deposit.
Deposits decreased $24.4 million, or 1.9%, to $1.29 billion at June 30, 2025, from $1.32 billion at December 31, 2024. This decrease, as mentioned above, was primarily due to the seasonal nature of municipal deposit customers. Deposits increased $54.7 million, or 4.3%, to $1.32 billion at December 31, 2024 from $1.26 billion at December 31, 2023. This increase was a result of Centre’s customer-focused approach to deposit gathering and the deepening of existing relationships as part of Centre’s operating strategy.

The following table sets forth the average balance amounts and the average rates paid on deposits held by Centre for the periods presented:
	For the six months ended June 30, 2025		For the twelve months ended December 31, 2024		For the twelve months ended December 31, 2023
(Dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Noninterest-bearing demand deposits	$316,760	―	$327,419	―	$362,640	―
Interest-bearing demand deposits	302,960	1.95%	290,854	2.34%	283,791	2.20%
Money market deposits	230,174	2.41%	170,596	1.95%	156,963	0.80%
Savings deposits	250,524	0.90%	281,190	0.95%	316,322	0.69%
Time deposits	192,766	3.39%	177,063	3.47%	152,031	2.71%
Total deposits	1,293,184	1.57%	1,247,122	1.52%	1,271,747	1.08%
The following table sets forth the portion of Centre’s certificates and other time deposits, by account, which are in excess of the FDIC insurance limit, by remaining time until maturity, as of June 30, 2025:
(Dollars in thousands)	June 30, 2025
Three months or less	$34,972
Over three months through six months	13,576
Over six months through twelve months	8,185
Over twelve months	1,623
Total	58,356
As of June 30, 2025, December 31, 2024, and December 31, 2023, approximately $283.9 million, $334.2 million, and $419.1 million, respectively, of our total deposit portfolio was uninsured. The uninsured amounts are estimates based on the methodologies and assumptions used for Centre’s regulatory reporting requirements. The aggregate amount of time deposits, each with a minimum denomination over $250,000 as of June 30, 2025, December 31, 2024 and December 31, 2023 was $58.4 million, $61.3 million and $33.7 million, respectively. As of June 30, 2025, brokered deposits totaled $15.0 million.
Borrowings and Securities sold under repurchase agreements.   Borrowings decreased $16.1 million, or 12.8%, to $110.1 million at June 30, 2025, from $126.2 million at December 31, 2024. Securities sold under repurchase agreements decreased $5.7 million, or 72.4%, to $2.2 million at June 30, 2025, from $7.9 million at December 31, 2024. Borrowings decreased $32.9 million, or 20.7%, to $126.2 million at December 31, 2024, from $159.1 million at December 31, 2023. Securities sold under repurchase agreements decreased $31.3 million, or 79.9%, to $7.9 million at December 31, 2024, from $39.2 million at December 31, 2023. The decreases in borrowing and securities sold under repurchase agreements were attributed to prudent management of Centre’s cash levels using excess cash from investment maturities and deposit increases to repay these other higher cost funding sources.
Stockholders’ Equity.   Total stockholders’ equity increased $12.4 million, or 12.3%, to $112.6 million at June 30, 2025, from $100.2 million at December 31, 2024. This increase was attributed to net income during the six-month period as well as an increase in the fair value of available-for-sale investments and related other comprehensive income adjustment within equity. Total stockholders’ equity increased $5.6 million, or 6.0%, to $100.2 million at December 31, 2024 from $94.6 million at December 31, 2023. Net income was the primary source of this increase.
Loans.   Net loans increased by $10.9 million, or 1.1%, to $982.9 million at June 30, 2025 from $972.0 million at December 31, 2024. This increase was due to a continued effort to expand Centre’s customer base, while protecting its current customers from other financial institutions. Net loans increased by $18.6 million, or 2.0%, to $972.0 million at December 31, 2024 from $953.4 million at December 31, 2023. This increase was due to new loan customers and the deepening of relationships with existing customers. Commercial loans increased $16.9 million during the year ended December 31, 2024.

Loan Portfolio
In order to manage the diversification of the loan portfolio, Centre segments loans into classes. The real estate loan segment is sub-segmented into commercial real estate loans and 1-4 family residential loans.
Centre’s commercial loan segment encompasses loans extended to businesses for various purposes, including working capital, equipment financing, other real property acquisition and development, and other business-related needs. These include commercial and industrial, agricultural production, and municipal loans. Commercial loans are loans primarily underwritten based on the cash flows of the business operations of the borrower and secured by assets being financed such as accounts receivable, inventory, and equipment. Commercial loans often are dependent on the profitable operations of the borrower. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans.
Centre makes commercial real estate mortgage loans, including construction, agricultural, and multifamily loans, which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing Centre’s commercial real estate loans can be owner occupied or non-owner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio. The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. Centre seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition.
Centre’s 1-4 family residential loans include the origination of 1-4 family residential mortgage loans and home equity lines of credit collateralized by owner-occupied residential properties generally located in the market areas in which Centre has branch locations.
Centre’s consumer loans are primarily comprised of construction loans and auto loans, other personal loans and credit card loans. The terms of these loans typically range from 1 to 15 years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by Centre’s management.
The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. Demand loans, loans having no stated repayment schedule and stated maturity dates, and overdraft loans were reported as being due in one year or less. The following table summarizes the loan maturity distribution by type and related interest rate characteristics as of the periods presented:
(Dollars in thousands) As of June 30, 2025	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Total
Commercial	$70,659	$41,997	$31,974	$8,328	$4,462	―	―	$157,420
Commercial real estate	64,712	368,671	35,102	61,734	15,841	2,468	8,502	557,030
1-4 family residential	5,299	15,218	4,935	67,029	25,544	41,592	96,323	255,940
Consumer	5,718	6,343	2,250	1,415	53	4,066	4,654	24,499
Total loans	146,388	432,229	74,261	138,506	45,900	48,126	109,479	994,889

(Dollars in thousands) As of December 31, 2024	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Total
Commercial	$54,543	$44,524	$41,197	$9,228	$3,566	―	―	$153,058
Commercial real estate	42,156	382,702	28,078	74,062	9,398	2,444	6,630	545,470
1-4 family residential	4,254	17,255	3,700	70,135	24,967	40,176	101,924	262,411
Consumer	7,880	6,993	1,174	1,391	428	3,861	2,437	24,164
Total loans	108,833	451,474	74,149	154,816	38,359	46,481	110,991	985,103
(Dollars in thousands) As of December 31, 2023	1 Year or Less	After 1 Through 5 Years		After 5 Through 15 Years		After 15 Years
		Fixed	Variable	Fixed	Variable	Fixed	Variable	Total
Commercial	$34,304	$50,912	$39,624	$17,078	$4,211	―	―	$146,130
Commercial real estate	59,830	282,876	15,284	166,857	3,324	2,587	4,707	535,465
1-4 family residential	2,200	22,517	3,222	74,484	20,433	42,248	94,202	259,307
Consumer	4,557	7,554	255	1,054	56	2,674	8,254	24,403
Total loans	100,891	363,859	58,385	259,473	28,024	47,509	107,163	965,305
The following is a summary of information pertaining to nonaccrual loans:
(Dollars in thousands)	June 30, 2025	December 31, 2024	December 31, 2023
Nonaccrual Loans
Commercial	$474	$1,212	$1,141
Commercial real estate	―	3,165	191
1-4 family residential	―	―	―
Consumer	―	―	―
Total Nonperforming Loans	$474	$4,377	$1,332
Allowance for Credit Losses
The allowance for credit losses is recognized when losses are estimated to have occurred, through a provision for credit losses recorded in earnings. Credit losses are charged against the allowance for credit losses when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for credit losses. The allowance for credit losses is adequate to cover probable credit losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for credit losses is based on past events and current economic conditions and does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance for credit losses may be necessary if there are significant changes in economic conditions. The allowance is comprised of both a specific reserve component and a general reserve component. Centre has elected to exclude accrued interest receivable from its calculation of the allowance for credit losses.
The specific reserve relates to all individually evaluated loans for which the allowance for credit losses is estimated on a loan-by-loan basis. A loan is considered an individually evaluated loan when, based on current information and events, it is probable that First National Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis as the excess of amortized cost over the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Centre qualitatively adjusts model results for risk factors that are not considered within the modeling processes but are nonetheless relevant in assessing the expected credit losses within the loan pools. These qualitative factors and other qualitative adjustments may increase or decrease Centre’s estimate of expected credit losses by a calculated percentage or amount based upon the estimated level of risk. The various risks that may be considered in making qualitative adjustments include, among other things, the impact of environmental factors such as (i) changes in the nature, volume and terms of loans, (ii) changes in lending personnel, (iii) changes in the quality of the loan review function, (iv) changes in nature and volume of past-due, non-accrual and/or classified loans, (v) changes in concentration of credit risk, (vi) changes in economic and industry conditions, (vii) changes in legal and regulatory requirements, (viii) unemployment and inflation statistics, and (ix) changes in underlying collateral values.
A discounted cash flow method is used for each loan in a pool and the results are aggregated at the pool level. The analysis produces expected cash flows for each instrument in the pool by pairing loan-level term information, e.g., maturity date, payment amount, interest rate, etc., with top-down pool assumptions, for example default rates and prepayment speeds.
In determining the proper level of the allowance for credit losses, Centre determined that the loss experience provides the best basis for the assessment of expected credit losses. Centre therefore used historical credit loss experience by each loan segment over an economic cycle. For most of the segment models for collectively evaluated loans, Centre incorporated two or more macroeconomic drivers using a statistical regression modeling methodology.
In addition, various regulatory agencies periodically review the allowance for credit losses. These agencies may require Centre to make additions to the allowance for credit losses based on their judgments of collectability based on information available to them at the time of their examination.
The allowance for credit losses was $12.0 million, or 1.21% of total loans at June 30, 2025. The allowance for credit losses was $13.1 million, or 1.33% of total loans, at December 31, 2024, and $11.9 million, or 1.23% of total loans, at December 31, 2023.
The following table presents, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:

(Dollars in thousands)	Six months ended June 30, 2025	Twelve months ended December 31, 2024	Twelve months ended December 31, 2023
Average loans outstanding	$983,233	$980,024	$934,898
Total loans outstanding at the end of the period	994,889	985,103	965,305
Allowance for credit losses at the beginning of the period	13,066	11,881	12,001
Provision for credit losses	50	1,265	(83)
Charge-offs:
Commercial	20	75	―
Commercial real estate	1,047	―	―
1-4 family residential	―	33	―
Consumer	64	92	107
Multifamily	―	―	―
Total charge-offs for all loan types	1,131	200	107
Recoveries:
Commercial	1	76	11
Commercial real estate	―	―	―
1-4 family residential	2	15	40
Consumer	9	29	19
Multifamily	―	―	―
Total recoveries for all loan types	12	120	70
Net (recoveries) charge-offs	1,119	80	37
Allowance for credit losses at the end of the period	11,997	13,066	11,881
Allowance for credit losses to total loans outstanding	1.21%	1.33%	1.23%
Nonaccrual loans to total loans outstanding	0.05%	0.44%	0.14%
Allowance for credit losses to nonaccrual loans	2,531.01%	298.50%	891.97%
Net charge-offs to average loans outstanding:
Commercial	―	0.01%	―
Commercial real estate	0.11%	―	―
1-4 family residential	―	―	―
Consumer	0.01%	0.01%	0.01%
Multifamily	―	―	―
First National Bank has experienced relatively stable credit quality. As previously discussed, in 2024, one loan experienced deteriorated credit quality and was subsequently charged-off in 2025.
The following table shows the allocation of the allowance for credit losses among Centre’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance for credit losses is available to absorb losses from any loan category.

	As of June 30, 2025		As of December 31, 2024		As of December 31, 2023
(Dollars in thousands)	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
Commercial	$1,538	16.4%	$1,435	15.7%	$1,391	15.2%
Commercial real estate	5,743	50.9%	7,102	50.1%	5,532	50.5%
1-4 family residential	4,250	31.8%	4,369	33.1%	4,468	33.3%
Consumer	104	0.9%	123	1.1%	490	1.0%
Unallocated	362	―	37	―	―	―
Total allowance for credit losses	11,997	100.0%	13,066	100.0%	11,881	100.0%
Indebtedness
Centre’s debt consisted of the following components at the dates set forth below:
(Dollars in thousands)	June 30, 2025	December 31, 2024	December 31, 2023
Federal Home Loan Bank advances	$95,000	$115,000	$146,80
Bankers’ Bank note payable	2,560	3,166	4,336
Subordinated term loans	4,500	―	―
Trust preferred debentures	8,000	8,000	8,000
Centre had the ability to borrow funds from the FHLB in the amount of up to $210.3 million as of June 30, 2025, up to $148.2 million as of December 31, 2024, and up to $111.6 million as of December 31, 2023. Funds borrowed from the FHLB are collateralized by a lien on certain of Centre’s available for sale securities and loans. In addition to borrowing ability with the FHLB, First National Bank had Fed Fund lines of credit of $75.0 million with four correspondent lenders as of June 30, 2025, December 31, 2024 and December 31, 2023.
In May 2025, Centre renewed a $20.0 million note payable with Bankers’ Bank for an additional 12 months. There was no amount outstanding as of June 30, 2025, December 31, 2024, and December 31, 2023. The interest rate on the note is variable based on the Wall Street Journal Prime Rate (the “Index”), calculated as 50 basis points under the Index with a floor of 3.25%. At June 30, 2025 and December 31, 2024, respectively, the interest rate on the note was 7.00% and 8.00%, respectively. In June 2022, Centre took out a $6.0 million note payable with Bankers’ Bank. There was $2.6 million, $3.2 million and $4.3 million outstanding as of June 30, 2025, December 31, 2024, and December 31, 2023, respectively. Interest on the note is fixed at 4.35%.
In January 2025, Centre entered into three subordinated term loans, maturing in 2035, with related purchasers. Interest on the loans is fixed at 6.75%. As of June 30, 2025 there was $4.5 million outstanding of the subordinated term loans.
The trust preferred debentures of $8.0 million mature in 2039 and were not redeemable, except under limited circumstances, until January 29, 2015 at par. The adjustable rate was 8% until January 29, 2015 and thereafter resets every three months at the three-month CME Term SOFR rate plus 2.20%. At June 30, 2025, December 31, 2024, and December 31, 2023, the interest rate on the adjustable, long-term debt was 6.73%, 7.71%, and 7.84%, respectively.
Capital
First National Bank desires to maintain a strong capital base to support current operations. As of June 30, 2025, First National Bank’s total risk based capital and Tier 1 leverage ratios were 12.71% and 8.50%, respectively. These ratios are in excess of required regulatory minimums to be considered “well capitalized.”

First National Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Centre’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First National Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. First National Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require First National Bank to maintain minimum thresholds for Common Equity Tier 1, or CET 1, total, and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets, or Tier 1 leverage ratio. Tier 1 capital of First National Bank consists of common shareholders equity, excluding the unrealized gain or loss on securities available-for-sale, less certain intangible assets (if applicable), while CET 1 is comprised of Tier 1 capital, adjusted for certain regulatory deductions and limitations. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The new rule requires banks to hold CET 1 capital in excess of minimum risk-based capital ratios by at least 2.5% to avoid limits on capital distributions and certain discretionary bonus payments to executive officers. Management believes that First National Bank meets all capital adequacy requirements to which it is subject. First National Bank’s actual capital amounts and ratios and minimum regulatory amounts and ratios established by regulations are set forth below:
	Amount		Minimum for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2025
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$127,152	11.64%	49,153	≥4.5%	70,999	≥6.5%
Total Capital (to Risk-Weighted Assets)	138,865	12.71%	87,383	≥8.0%	109,229	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	127,152	11.64%	65,537	≥6.0%	87,383	≥8.0%
Tier 1 Capital (to Average Assets)	127,152	8.50%	59,828	≥4.0%	74,785	≥5.0%
As of December 31, 2024
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$124,064	11.33%	$49,265	≥4.5%	$71,160	≥6.5%
Total Capital (to Risk-Weighted Assets)	136,561	12.47%	87,582	≥8.0%	109,478	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	124,064	11.33%	65,687	≥6.0%	87,582	≥8.0%
Tier 1 Capital (to Average Assets)	124,064	8.17%	60,734	≥4.0%	75,917	≥5.0%
As of December 31, 2023
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	$122,678	10.90%	$50,643	≥4.5%	$73,151	≥6.5%
Total Capital (to Risk-Weighted Assets)	133,707	11.88%	90,033	≥8.0%	112,541	≥10.0%
Tier 1 Capital (to Risk-Weighted Assets)	122,678	10.90%	67,524	≥6.0%	90,033	≥8.0%
Tier 1 Capital (to Average Assets)	122,678	8.11%	60,533	≥4.0%	75,666	≥5.0%
Centre makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of Centre at predetermined interest rates for a specified period of time. At June 30, 2025, December 31, 2024, and December 31, 2023, unfunded commitments to extend credit were $206.0 million, $224.1 million, and $247.8 million, respectively.

In addition to commitments to extend credit, Centre also issues standby letters of credit that are assurances to a third party that it will not suffer a loss if Centre’s customer fails to meet its contractual obligation to the third party. Standby letters of credit totaled approximately $6.6 million, $7.2 million, and $7.0 million at June 30, 2025, December 31, 2024, and December 31, 2023, respectively. Past experience indicates that many of these standby letters of credit will expire unused. However, through its various sources of liquidity discussed above, Centre believes that it will have the necessary resources to meet these obligations should the need arise.
Liquidity
Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, investments and loans maturing within one year. First National Bank’s ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of First National Bank’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that First National Bank maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.
First National Bank is required to maintain a sufficient level of liquid assets, as determined by management and reviewed for adequacy by the OCC during its regular examinations. First National Bank frequently monitors its liquidity position primarily using the ratio of cash and cash equivalents and unpledged available for sale investments securities as a percentage of total assets (which we refer to as the “liquidity ratio”). First National Bank’s liquidity ratio as of June 30, 2025 was 21.9%. First National Bank adjusts liquidity levels to meet funding needs for deposit outflows, payment of real estate taxes and insurance on mortgage loan escrow accounts, repayment of borrowings and loan fundings. As of June 30 2025, First National Bank had $210.3 million of additional borrowing capacity available with the FHLB of Chicago.
Additional sources of liquidity available to First National Bank include, but are not limited to, loan repayments, the ability to obtain deposits through the adjustment of interest rates and the purchasing of federal funds. To further meet its liquidity needs, First National Bank also maintains a lines of credit with its primary correspondent financial institutions, the Federal Reserve Bank of Chicago and the Federal Home Loan Bank of Chicago.
Centre is a legal entity, separate and distinct from First National Bank. A significant portion of the revenues of Centre result from dividends paid to it by First National Bank. There are various legal limitations applicable to the payment of dividends by First National Bank to Centre and to the payment of dividends by Centre to its shareholders. The payment of dividends by First National Bank or Centre may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. First National Bank’s regulatory agencies have the authority to prohibit First National Bank or Centre from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of First National Bank, or Centre, could be deemed to constitute such an unsafe or unsound practice. In addition, under the current supervisory practices of the Federal Reserve, Centre should inform and consult with the Federal Reserve reasonably in advance of declaring or paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in a material adverse change to Centre’s capital structure.
Transfers of funds from First National Bank to Centre in the form of loans, advances, and cash dividends are restricted by federal and state regulatory authorities. At June 30, 2025, the aggregate amount of unrestricted funds which could be transferred from First National Bank to Centre, without prior regulatory approval, totaled $329.0 million. The amount of unrestricted funds is generally determined by subtracting the total dividend payments of First National Bank from First National Bank’s net income for that year, combined with First National Bank’s retained net income for the preceding two years.
For the six months ended June 30, 2025, and the years ended December 31, 2024 and 2023, the aforementioned restrictions on First National Bank’s ability to transfer funds to Centre has not had and is not reasonably likely to have in the future, an impact on the ability of Centre to meet its cash obligations. Centre does not anticipate any material cash requirements outside of the ordinary course of business, other than those related to the merger.

Centre 1 Bancorp, Inc.
Average Balance Sheet
(Dollar Amounts in Thousands)
(Unaudited)
The following table sets forth certain information relating to Centre’s average balance sheet and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated. Such yields and cost are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.
	Six months ended June 30, 2025			Six months ended June 30, 2024
	Average Balance	Income/ Expense	Average Rate	Average Balance	Income/ Expense	Average Rate
Assets
Interest-earning deposits	$35,863	805	4.52%	12,728	318	5.02%
Investment Securities	403,567	4,107	1.90%	430,356	4,678	1.96%
Loans(1)	983,233	27,150	5.57%	974,617	25,470	5.24%
Total interest-earnings assets	1,422,663	32,062	4.41%	1,417,701	30,466	4.15%
Other assets	130,615	—	—	131,136	—	—
Total assets	1,553,278	—	—	1,548,837	—	—
Liabilities
Interest-bearing demand deposits	302,960	2,933	1.95%	291,213	3,507	2.42%
Savings and MMDA	480,698	3,872	1.62%	450,130	2,600	1.16%
Time	192,766	3,244	3.39%	167,374	2,825	3.38%
Total interest-bearing deposits	976,424	10,049	2.08%	908,717	8,932	1.97%
Other borrowed funds	126,103	2,651	4.22%	195,704	4,238	4.33%
Total interest-bearing liabilities	1,102,527	12,700	2.32%	1,104,421	13,170	2.39%
Noninterest-bearing deposits	316,760	—	—	327,269	—	—
Other liabilities	26,267	—	—	25,772	—	—
Stockholders’ equity	107,724	—	—	91,375	—	—
Total liabilities and stockholders equity	$1,553,278	—	—	1,548,837	—	—
Net interest income	—	$19,362	—	—	$17,296	—
Net interest rate spread(2)	—	—	2.09%	—	—	1.76%
Net interest margin(2)	—	—	2.66%	—	—	2.35%

(1)
Includes loan fee income, non-accruing loan balances and interest received on such loans.

(2)
Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

Centre 1 Bancorp, Inc.
Average Balance Sheet
(Dollar Amounts in Thousands)
(Unaudited)
The following table sets forth certain information relating to Centre’s average balance sheet and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated. Such yields and cost are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.
	Year ended December 31, 2024			Year ended December 31, 2023
	Average Balance	Income/ Expense	Average Rate	Average Balance	Income/ Expense	Average Rate
Assets
Interest-earning deposits	$19,566	923	4.70%	11,802	585	4.96%
Investment Securities	421,526	8,944	1.93%	458,740	10,269	2.01%
Loans(1)	980,024	52,277	5.33%	934,898	45,573	4.86%
Total interest-earnings assets	1,421,116	62,144	4.22%	1,405,440	56,427	3.84%
Other assets	130,480	—	—	138,774	—	—
Total assets	1,551,596	—	—	1,544,214	—	—
Liabilities
Interest-bearing demand deposits	290,854	6,784	2.34%	283,791	6,219	2.20%
Savings and MMDA	451,786	6,025	1.33%	473,285	3,421	0.72%
Time	177,063	6,162	3.47%	152,031	4,113	2.71%
Total interest-bearing deposits	919,703	18,971	2.06%	909,107	13,753	1.52%
Other borrowed funds	167,508	7,726	4.58%	167,264	7,119	4.18%
Total interest-bearing liabilities	1,087,211	26,697	2.45%	1,076,371	20,872	1.93%
Noninterest-bearing deposits	327,419	—	—	362,640	—	—
Other liabilities	39,632	—	—	17,034	—	—
Stockholders’ equity	97,334	—	—	88,169	—	—
Total liabilities and stockholders equity	$1,551,596	—	—	1,544,214	—	—
Net interest income	—	$35,447	—	—	$35,555	—
Net interest rate spread(2)	—	—	1.77%	—	—	1.91%
Net interest margin(2)	—	—	2.40%	—	—	2.42%

(1)
Includes loan fee income, non-accruing loan balances and interest received on such loans.

(2)
Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

Rate/Volume Analysis of Net Interest Income
As discussed under the headings “Net Interest Income” above, Centre’s net income is largely dependent on net interest income. The table below calculates the relative impact on net interest income caused by changes in the average balances (volume) of interest sensitive assets and liabilities and the impact caused by changes in interest rates earned or paid. Each table compares two periods as indicated below. The effect of a change in average balance has been determined by applying the average rate in the earlier year to the change in average balance in the later year, as compared with the earlier year. The effect of a change in the average rate has been determined by applying the average balance in the earlier year to the change in the average rate in the later year, as compared with the earlier year.
Six Months Ended June 30, 2025 to 2024
	Increase (Decrease) Due To
(Dollars in thousands)	Rate	Volume	Net
Interest earned on:
Interest-earning deposits	$(90)	$577	$487
Investment securities	(208)	(363)	(571)
Loans	1,454	226	1,680
Total interest-earning assets	1,156	440	1,596
Interest paid on:
Interest-bearing demand deposits	$(716)	$142	$(574)
Savings and MMDA	1,095	177	1,272
Time	10	409	419
Other borrowed funds	(69)	(1,518)	(1,587)
Total interest-bearing liabilities	319	(789)	(470)
Changes in net interest income	$837	$1,229	$2,066
Year Ended December 31, 2024 to 2023
	Increase (Decrease) Due To
(Dollars in thousands)	Rate	Volume	Net
Interest earned on:
Interest-earnings deposits	$(51)	$389	$338
Investment securities	(457)	(868)	(1,325)
Loans	4,511	2,193	6,704
Total interest-earning assets	4,003	1,714	5,717
Interest paid on:
Interest-bearing demand deposits	$409	$156	$565
Savings and MMDA	2,759	(155)	2,604
Time	1,371	678	2,049
Other borrowed funds	597	10	607
Total interest-bearing liabilities	5,136	689	5,825
Changes in net interest income	$(1,133)	$1,025	$(108)

Quantitative and Qualitative Disclosures About Market Risk
In an effort to assess interest rate risk and market risk, Centre utilizes a simulation model to determine the effect of immediate incremental increases and decreases in interest rates on net interest income, the market value of equity and asset and liability duration. Certain assumptions are made regarding loan prepayments and decay rates of savings and interest-bearing demand accounts. Because it is difficult to accurately project the market reaction of depositors and borrowers, the effect of actual changes in interest rates on these assumptions may differ from simulated results. The following table illustrates the simulated impact of 100 bps, 200 bps or 300 bps upward and downward movement in interest rates on net interest income, economic value of equity and asset and liability durations at June 30, 2025.
	Decrease			Increase
	100 bps	200 bps	300 bps	100 bps	200 bps	300 bps
Projected change in net interst income year 1	2.26%	3.25%	4.01%	-3.25%	-6.91%	-10.43%
Policy limit year 1	-10.00%	-12.00%	-15.00%	-10.00%	-12.00%	-15.00%
Projected change in net interest income year 2	-2.12%	-5.58%	-10.50%	0.52%	0.90%	1.14%
Policy limit year 2	-15.00%	-20.00%	-25.00%	-15.00%	-20.00%	-25.00%
Projected change in economic value of equity	-4.06%	-9.85%	-18.96%	1.34%	1.74%	1.49%
EVE Policy limits	-15.00%	-20.00%	-25.00%	-15.00%	-20.00%	-25.00%
Asset duration (in years)	2.24	2.12	1.98	2.25	2.26	2.25
Liability duration (in years)	3.65	3.92	4.39	2.94	2.76	2.60

DESCRIPTION OF CAPITAL STOCK OF BANK FIRST
As a result of the merger, Centre shareholders who receive shares of Bank First common stock in the merger will become shareholders of Bank First. Your rights as shareholders of Bank First will be governed by Wisconsin law and the Bank First Articles and Bank First Bylaws. The following briefly summarizes the material terms of Bank First common stock. We urge you to read the applicable provisions of the WBCL, the Bank First Articles and the Bank First Bylaws and federal laws governing bank holding companies carefully and in their entirety. Copies of Bank First’s governing documents have been filed with the SEC. To obtain copies of these documents, see “Where You Can Find More Information.” Bank First common stock is listed on the Nasdaq Capital Market under the symbol “BFC.”
Common Stock
Authorized.   Bank First has 20,000,000 shares of authorized common stock, $0.01 par value, of which [      ] were outstanding as of [           ], 2025.
Voting Rights; No Cumulative Voting.   Each share of common stock entitles the holder to one vote on all matters submitted to a vote of common shareholders, including the election of directors; provided, however, any person that beneficially owns, directly or indirectly, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares. There is no cumulative voting in the election of directors. All elections of directors are determined by a plurality of the votes cast, and except as otherwise required by the Bank First Articles or by applicable Wisconsin law, all other matters are approved if the votes cast within the voting group favoring an action exceed the votes cast opposing such action at a properly called meeting of shareholders.
Board of Directors.   Under the Bank First Bylaws and Bank First Articles, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors, but in no event shall the number of directors be less than six nor more than fifteen. Currently, there are ten directors. The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of shareholders after their election with each director to hold office until his or her successor is duly elected and qualified. Directors are elected by a plurality of the votes cast at Bank First’s annual meeting by the holders of shares present or represented by proxy and entitled to vote on the election of directors.
Dividends; Liquidation; Preemptive Rights.   Holders of shares of Bank First common stock are entitled to receive dividends only when, as and if approved by the Bank First board of directors from funds legally available for the payment of dividends. Bank First’s ability to pay dividends will be dependent on Bank First’s earnings and financial conditions and subject to certain restrictions imposed by state and federal laws. Bank First shareholders are entitled to share ratably in Bank First’s assets legally available for distribution to such shareholders in the event of Bank First’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of Bank First’s known debts and liabilities. These rights are subject to the preferential rights of any series of Bank First’s preferred stock that may then be outstanding. Holders of shares of Bank First common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of Bank First’s securities. All outstanding shares of Bank First common stock are validly issued, fully paid and nonassessable.
Bank First is a legal entity separate and distinct from Bank First, N.A. There are various restrictions that limit the ability of Bank First, N.A. to finance, pay dividends or otherwise supply funds to Bank First or other affiliates. In addition, subsidiary banks of holding companies are subject to certain restrictions under Sections 23A and 23B of the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases or sales of property, or furnishing of services.

The principal sources of funds to Bank First to pay dividends are the dividends received from Bank First, N.A. Consequently, dividends are dependent upon Bank First, N.A.’s earnings, capital needs, regulatory policies, as well as statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Approval by Bank First, N.A.’s regulators is required if the total of all dividends declared in any calendar year exceed the total of its net income for that year combined with its retained net income of the preceding two years.
Under certain conditions, dividends paid to Bank First by Bank First, N.A. are subject to approval by the OCC. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under the Federal Deposit Insurance Corporation Improvement Act, banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized.
Preemptive Rights; Liquidation.   Bank First common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of Bank First common stock. In the event of liquidation, holders of Bank First common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of Bank First preferred stock, if any such shares are outstanding. There are no redemption or sinking fund provisions applicable to Bank First common stock.
Preferred Stock
Under the terms of the Bank First Articles, Bank First has authorized the issuance of up to 5,000,000 shares of serial preferred stock, $0.01 par value per share, any part or all of which shares may be established and designated from time to time by the Bank First board of directors by filing an amendment to the Bank First Articles, which is effective without shareholder action, in accordance with the appropriate provisions of the WBCL. Bank First Articles authorize Bank First’s board of directors to establish one or more series of preferred stock, and to establish such preferences, limitations and relative rights as may be applicable to each series of preferred stock. The issuance of preferred stock and the determination of the terms of preferred stock by the board, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Bank First common stock. Bank First does not currently have any shares of preferred stock issued and outstanding.
Anti-Takeover Provisions
General.   Bank First Articles and Bank First Bylaws, as well as WBCL, contain certain provisions designed to enhance the ability of Bank First’s board of directors to deal with attempts to acquire control of Bank First. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced. With respect to Bank First’s charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect Bank First’s shareholders generally and to provide Bank First’s board and shareholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.
Voting Requirements; Business Combinations or Control Share Acquisition.   The Bank First Articles require the affirmative vote of the holders of at least 80% of the then-outstanding shares of capital stock entitled to vote on the matter to approve certain business combinations; provided, however, in the case where the business combination has been approved by a majority of the board of directors, then the business combination may be approved by an affirmative vote of the holders of the majority of the outstanding shares of Bank First. Bank First shareholder approval is required to approve the merger and transactions contemplated by the merger agreement.

Authorized but Unissued Stock.   The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of Bank First’s management.
Number and Classification of Directors.   Bank First Articles and Bank First Bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by the board of directors, but in no event shall the number of directors be less than six nor more than fifteen. The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of shareholders after their election with each director to hold office until his or her successor is duly elected and qualified. The classification of directors, together with the provisions in the Bank First Articles and Bank First Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board. Directors are elected by a plurality of the votes cast at Bank First’s annual meeting by the holders of shares present or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “FOR” votes will be elected as directors. If, at the annual meeting, a shareholder does not vote for a nominee or indicates “WITHHOLD” for any nominee on his, her or its proxy card, such vote will not count “FOR” the nominee.
Removal of Directors and Filling Vacancies.   Bank First Articles provide that any director may be removed from office by the affirmative vote of 80% of the outstanding shares entitled to vote for the election of such director taken at a meeting of shareholders called for that purpose. Bank First Bylaws provide that all vacancies on the board, including those created by an increase in the number of directors on the board of directors, may be filled by the remaining directors, and the director(s) so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.
Amendment of the Articles of Incorporation or Bylaws.   The affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote is required to amend or repeal certain provisions of the Bank First Articles, including those provisions regarding voting shares held in excess of the 20% limit described above, the election and removal of directors, business combinations, and indemnification of directors and officers. The Bank First Articles also provides that the board of directors may amend the Bank First Articles without shareholder approval pursuant to Section 180.1002 of the WBCL. Except as provided in Section 180.1002 of the WBCL, the Bank First Articles can only be amended by an affirmative vote of the holders of 66-2/3% of all outstanding shares of stock entitled to vote on such amendment.
The Bank First Bylaws may be amended, altered or repealed and new bylaws may be adopted by the Bank First board of directors with an affirmative vote of a majority of directors present at, or participating in, any meeting at which a quorum is present. Bylaws adopted by the shareholders cannot be amended or repealed by the board of directors if such bylaw so provides. The Bank First Bylaws provide that any action taken or authorized by the shareholders or by the board of directors, which would be inconsistent with the Bank First Bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the Bank First Bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

Special Meetings of Shareholders.   Under the Bank First Bylaws, special meetings of the shareholders may be called by the Chairman of the Bank First board of directors or Bank First’s Corporate Secretary, upon written request of a majority of the board of directors then in office. Bank First must give written or printed notice of the place, day and hour of each special shareholders’ meeting no fewer than 20 days nor more than 120 days before the meeting date to each shareholder of record entitled to vote at the meeting.
Shareholder Proposals and Nominations.   The Bank First Bylaws set forth advance procedures for proposal by a shareholder of business to be transacted at an annual or special meeting. The Bank First Bylaws provide that, for any shareholder proposal to be presented in connection with a meeting of the shareholders, the shareholder must give timely written notice thereof to Bank First’s Corporate Secretary in compliance with the advance notice and eligibility requirements contained in the Bank First Bylaws.
To be timely, a shareholder notice must be provided to the Corporate Secretary at the principal executive offices of Bank First; (1) in the case of an annual meeting of the shareholders, no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting (if the event date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice is timely if it is provided no earlier than the 120th day prior to the date of such annual meeting nor later than the 90th day prior to the date of such annual meeting, or if the first public announcement of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which the public announcement of the date of such annual meeting is first made by Bank First), and (2) in the case of a special meeting of the shareholders called for the purpose of electing directors, not earlier than the 120th day prior to such special meeting and no later than 90 days prior to such special meeting or the 10th day following the date on which notice of the date of such special meeting was mailed or public disclosure of the date of the special meeting was made (whichever occurs first).
The notice must contain the detailed information specified in the Bank First Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the chairman of the meeting.
Limitations on Directors’ and Officers’ Liability.   Article X of the Bank First Articles provides that Bank First shall indemnify to the fullest extent permitted by the WBCL each director and officer of Bank First, and any such other employee or agent of Bank First as the board of directors shall so resolve to indemnify. Article VIII of the Bank First Bylaws also provides for indemnification of directors and officers.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, shareholders of Centre will become shareholders of Bank First. The rights of Centre shareholders are currently governed by and subject to the laws of the State of Wisconsin, as amended, and the Centre Articles and Centre Bylaws. Upon completion of the merger, the rights of the former Centre shareholders who receive shares of Bank First common stock will be governed by the WBCL and the Bank First Articles and Bank First Bylaws, rather than the Centre Articles and Centre Bylaws.
The following is a summary of the material differences between the rights of holders of Bank First common stock and holders of Centre common stock, but it does not purport to be a complete description of those differences, the specific rights of such holders or the terms of the Bank First common stock subject to issuance in connection with the merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (1) Wisconsin law; (2) the Bank First Articles; (3) the Centre Articles; (4) the Bank First Bylaws; and (5) the Centre Bylaws.
The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Wisconsin law, as well as the governing corporate instruments of each of Bank First and Centre, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders
Corporate Governance	Bank First is a Wisconsin corporation. The rights of Bank First shareholders are governed by Wisconsin law, the Bank First Articles and the Bank First Bylaws.	Centre is a Wisconsin corporation. The rights of Centre shareholders are governed by Wisconsin law, the Centre Articles and the Centre Bylaws.
Authorized Capital Stock
Bank First’s authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.
The Bank First Articles authorize Bank First’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Bank First preferred stock in each series. As of [           ], 2025, there were [      ] shares of Bank First common stock outstanding and no shares of Bank First preferred stock outstanding.

Centre is authorized to issue 2,000,000 shares of common stock, par value $1.00 per share, and 100,000 shares of preferred stock, without par value.
The Centre Articles authorize Centre’s board of directors to divide any and all of the preferred stock into series, and to fix and determine the relative rights and preferences of the shares of any series of preferred stock.
As of [          ], 2025, there were [          ] shares of Centre common stock issued and outstanding and no shares of Centre preferred stock outstanding.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders
Preemptive Rights	The Bank First Articles provide that shareholders do not have preemptive rights.	The Centre Articles do not provide shareholders with preemptive rights.
Voting Rights
Each holder of shares of Bank First common stock is entitled to one vote for each share held on all questions submitted to holders of shares of Bank First common stock, provided, however, any person that beneficially owns, directly or indirectly, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares.
Other matters (other than a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Wisconsin law or the Bank First Articles) require, of the shares represented at the meeting and entitled to vote on the subject matter, the votes cast within the voting group favoring the action to exceed the votes cast opposing the action, where the vote on the matter occurred at a shareholder meeting at which a quorum is present.

Each share of Centre common stock has one vote for each matter submitted to a vote at a meeting of shareholders.
Action on a matter, other than the election of directors, is approved if a majority of the votes cast favors the action, unless the Centre Articles or applicable statutes require a greater number of affirmative votes.

Cumulative Voting	Holders of shares of Bank First common stock do not have cumulative voting rights at elections of directors.	Holders of shares of Centre common stock do not have cumulative voting rights at elections of directors.
Size of the Board of Directors	The Bank First Bylaws provide for a board of directors consisting of not less than 6 and not more than 15 directors as fixed from time to time by a resolution of Bank First’s board. Currently, there are 10 directors on Bank First’s board of directors.	The Centre Bylaws provide that the number of directors of the corporation shall be not less than 5 nor more than 25, the exact number to be fixed and determined from time to time by resolution of a majority of the Centre board of directors.
Independent Directors	A majority of the Bank First board of directors must be comprised of independent directors as defined in the listing rules of Nasdaq. If the chairman of the board is not an independent director, the board	Centre is not subject to any requirement with respect to independent directors.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders
will elect a lead independent director that will act as the liaison between the chairman of the board and the independent directors.
Term of Directors and Classified Board	Bank First Articles and Bank First Bylaws provide that the directors shall be divided into three classes of not less than two nor more than five directors each, with one class to be elected annually. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office of three years, with each director to hold office until his or her successor shall have been elected and qualified or until their earlier resignation, death, or removal from office.	The Centre Bylaws provide that each director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected or until his or her death or until he or she shall resign or shall have been removed as provided in the Centre Bylaws.
Election of Directors	Bank First directors are elected by a plurality of the votes cast at an annual meeting of shareholders at which a quorum is present.	The WBCL provides that Centre directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at an annual meeting of Centre shareholders at which a quorum is present.
Removal of Directors	The Bank First Articles provide that a director may be removed from office by the affirmative vote of the holders of 80% of the outstanding shares entitled to vote at an election of such director.	The Centre Bylaws provide that any director may be removed from office by the affirmative vote of a majority of the shares outstanding entitled to vote for the election of such director taken at a special meeting of shareholders called for that purpose. A director may also resign at any time by filing his or her written resignation with the Secretary of the corporation.
Filling Vacancies of Directors	The Bank First Articles and Bank First Bylaws provide that if a vacancy occurs, the remaining directors may fill such vacancy on the board of directors, including a vacancy created by an increase in the number of directors. In the absence of action by the remaining directors, the shareholders may fill such vacancy at a special meeting or an	The Centre Bylaws provide that when any vacancy opens, including a vacancy created by an increase in the numbers of directors, the majority of the remaining members of the Centre board of directors may appoint a director to fill such vacancy for the unexpired portion of the term at any regular meeting of the Centre board of directors or at a

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders
annual meeting in accordance with the Bank First Articles and Bylaws. A director elected to fill a vacancy will serve until the expiration of the term of his or her predecessor. Any vacancy created by the removal of a director by the shareholders may be replaced by an affirmative vote of 80% of the outstanding shares entitled to vote at an election of such director.
special meeting called for that purpose at which a quorum is present.
Per the WBCL, if the directors remaining in office constitute fewer than a quorum of the Centre board of directors, the directors, by the affirmative vote of a majority of all directors remaining in office, may fill such vacancy.

Director Qualifications	Bank First Bylaws provide that any director who reaches the age of 70 may not be nominated for election to the board of directors, and any director who reaches the age of 70 during the course of his or her term as director will serve up to the first annual meeting following such birthday, at which point his or her term will end. The board may grant exceptions to the maximum age qualification as it deems necessary.	Centre’s Bylaws provide that directors need not be residents of the State of Wisconsin or shareholders of the corporation.
Amendments to Articles	The Bank First Articles provide that the board of directors may amend the Articles without shareholder approval pursuant to Section 180.1002 of the WBCL. Except as provided in Section 180.1002 of the WBCL, the Bank First Articles can only be amended by an affirmative vote of the holders of 66-2/3% of all outstanding shares of stock entitled to vote on such amendment. In the case of an amendment of Articles V (directors), VII (Amendment), VIII (Shareholders Vote Required for Merger), IX (Control Share Acquisitions), and X (Indemnification) of the Bank First Articles, the affirmative vote of the holders of at least 80% of the outstanding shares of stock entitled to vote on such amendment will be required. Notwithstanding the foregoing, the affirmative vote of a majority	The Centre Articles may be amended in accordance with the WBCL, which generally requires the approval of the Centre board of directors and the holders of a majority of the votes entitled to be cast on the amendment.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders

of the outstanding shares of stock entitled to vote on an amendment is sufficient to adopt any amendment which is approved by a resolution of the majority of the entire board of directors in office at such time, if it was adopted by the board prior to the mailing to shareholders of the notice of the meeting at which the shareholders’ vote on such matter is held.
The Bank First Articles provide that if a vote to amend the Bank First Articles requires the vote of one or more class of outstanding shares, voting separately as a class, then the 66-2/3%, 80% or majority vote required by the Bank First Articles shall also apply to each such class, voting separately as a class.

Bylaw Amendments
The Bank First Bylaws may be amended, altered or repealed and new bylaws may be adopted by the Bank First board of directors with an affirmative vote of a majority of directors present at, or participating in, any meeting at which a quorum is present. Bylaws adopted by the shareholders cannot be amended or repealed by the board of directors if such bylaw so provides.
The Bank First Bylaws provide that any action taken or authorized by the shareholders or by the board of directors, which would be inconsistent with the Bank First Bylaws then in effect but is taken or authorized by an affirmative vote of not less than the number of shares or the number of directors required to amend the Bank First Bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily

The Centre Bylaws may be altered, amended or repealed and new bylaws may be adopted by the Centre shareholders by affirmative vote of not less than a majority of the shares present or represented at any annual or special meeting of the shareholders at which a quorum is in attendance.
The Centre Bylaws may also be altered, amended or repealed and new bylaws may be adopted by the Centre board of directors by affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance; but no bylaws adopted by the Centre shareholders shall be amended or repealed by the Centre board of directors if the bylaws so adopted so provides.
Any action taken or authorized by the Centre shareholders by the affirmative vote of the holders of the majority of the shareholders entitled to vote thereon or by the

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders
	amended or suspended, but only so far as is necessary to permit the specific action so taken or authorized.	Centre board of directors by affirmative vote of a majority of the directors, shall be given the same effect as though the Centre Bylaws had been temporarily amended so far as is necessary to permit the specific action so taken or authorized.
Merger, Consolidations or Sales of Substantially All Assets; Anti-Takeover Provisions	Bank First Articles provide that (A) any merger or consolidation with one or more other corporations (regardless of which is the surviving corporation) or (B) any sale, lease or exchange of all or substantially all of the property and assets of Bank First to or with one or more other corporations, persons or other entities requires the affirmative vote of at least 80% of the outstanding shares of capital stock entitled to vote on the matter. However, if a transaction referenced above is approved by a majority of the board of directors prior to the mailing of the notice of the meeting at which the shareholders’ vote on such matter is to be held, then an affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on the matter shall be sufficient to approve such transaction. If the WBCL or the Bank First Articles require a vote of shareholders of one or more classes of outstanding shares, voting separately as a class, for approval of such transactions described above, then the 80% or majority vote required shall also apply to each such class, voting separately.	Under the WBCL, subject to certain exceptions, a merger or share exchange must be adopted and approved by the board of directors, and submitted to the shareholders at a meeting of a corporation’s shareholders for approval by each voting group entitled to vote separately on the plan, by a majority of all the votes entitled to be cast on the plan or share exchange by that voting group.
Annual Meetings of the Shareholders	Bank First Bylaws provide that the annual meeting of the shareholders is to be held once each calendar year, with the interval between such annual meetings to be no less than nine months nor more than 15 months. The annual meeting is	The Centre Bylaws provide that the annual meeting of the Centre shareholders shall be held on such day in May, or such other month, and at such time and place as the Centre board of directors shall determine, for the purpose of electing directors and for the

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders
	to be held at such time and at such place as determined by the board of directors and stated in the notice.	transaction of such other business as may come before the meeting. If the election of directors shall not be held on the day designated for any annual meeting of the Centre shareholders, or at any adjournment thereof, the Centre board of directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as may be convenient.
Special Meetings of the Shareholders	Under the Bank First Bylaws, special meetings of the shareholders may be called by the Chairman of the board of directors or the Corporate Secretary, upon written request of a majority of the board of directors then in office.
The Centre Bylaws provide that special meetings of the Centre shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by Centre’s President, the Centre board of directors or the Chairman of the Centre board of directors, and shall be called by the Centre President at the request of the holders of not less than one-tenth of all the outstanding shares of the corporation entitled to vote at the meeting.
The corporation shall give written notice of such a special meeting not less than 10 nor more than 60 days before the date of the meeting, unless otherwise prescribed by the WBCL.

Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings	Rule 14a-8 promulgated by the SEC under the Exchange Act establishes the rules for shareholder proposals intended to be included in a public company’s proxy statement. Rule 14a-8 applies to Bank First. Under the rule, a shareholder proposal must be received by the subject company at least 120 days before the anniversary of the date on which the company first mailed the previous year’s proxy statement to shareholders. If, however, the annual meeting date has been changed by more than 30 days from the date of the prior
Rule 14a-8 of the Exchange Act does not apply to Centre.
Under the Centre Bylaws, a shareholder nomination or proposal for the annual meeting must be received by the Centre Secretary at the principal executive offices of the corporation not less than 90 days prior to the meeting.
The notice must set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the

Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders

year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before the subject company begins to print and mail its proxy materials.
Other than proposals brought under Rule 14a-8, the Bank First Bylaws set forth advance procedures for proposal by a shareholder of business to be transacted at an annual or special meeting. The Bank First Bylaws provide that, for any shareholder proposal to be presented in connection with a meeting of the shareholders, the shareholder must give timely written notice thereof to Bank First’s Corporate Secretary in compliance with the advance notice and eligibility requirements contained in the Bank First Bylaws.
To be timely, a shareholder notice must be provided to the Corporate Secretary at the principal executive offices of Bank First; (1) in the case of an annual meeting of the shareholders, no earlier than the 120th day and no later than the 90th day prior to the first anniversary of the preceding year’s annual meeting (if the event date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice is timely if it is provided no earlier than the 120th day prior to the date of such annual meeting nor later than the 90th day prior to the date of such annual meeting, or if the first public announcement of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which the public announcement of the date of such annual meeting is first made by Bank First), and (2) in the case annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the shareholder proposing such business; (iii) the class and number of shares of the corporation which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business.
Nominations or proposals that are not made in accordance with the foregoing provisions may be disregarded by the Chairman of the meeting.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders

of a special meeting of the shareholders called for the purpose of electing directors, not earlier than the 120th day prior to such special meeting and no later than 90 days prior to such special meeting or the 10th day following the date on which notice of the date of such special meeting was mailed or public disclosure of the date of the special meeting was made (whichever occurs first).
The notice must contain the detailed information specified in the Bank First Bylaws about the shareholder making the nomination or proposal and, as applicable, each nominee or the proposed business. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the Chairman of the meeting.

Notice of Shareholder Meetings	Bank First must give written, electronic transmission, or printed notice, or if such forms of personal notice are impracticable, public notice of the place, day and hour of each annual and special shareholders’ meeting. For annual meetings such notice must be no fewer than 50 days nor more than 120 days before the date of such meeting. For special meetings such notice must be no fewer than 20 days nor more than 120 days before the date of such meeting. Unless otherwise provided by WBCL, notice of the annual meeting need not include a description of the purpose for which the meeting is called.	Centre must give written notice stating the place, day and hour of the annual meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Centre board of directors, the Centre President, or the Centre Secretary, or the officer or persons calling the meeting, to each shareholder of record. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail, addressed to the shareholder at his or her address as it appears on the stock record books of the corporation with postage thereon prepaid.
Liability and Indemnification of Directors and Officers	Bank First Articles and Bank First Bylaws provide that Bank First shall indemnify, to the fullest extent permitted by Wisconsin law, each person who	The Centre Articles and Centre Bylaws provide that each person who is or was a director or officer of the corporation and each person who serves or served at

Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders

may serve or who has served at any time as a director or officer of Bank First or of any of its subsidiaries, or who at the request of Bank First may serve or at any time has served as a director, officer, partner, trustee, member of any decision-making committee, employee or agent of, or in a similar capacity with, another organization, for all reasonable expenses incurred in connection with any proceeding to the extent he or she has been successful on the merits or otherwise. The WBCL provides that Bank First shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of Bank First against reasonable expenses incurred by him or her in connection with the proceeding.
In cases where a director of officer is not successful on the merits or otherwise, Bank First shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of Bank First, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to Bank First and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with Bank First or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct the request of the corporation as a director, officer or partner of another enterprise shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the WBCL.
The WBCL provides that Centre shall indemnify a director to the extent he or she has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of Centre against reasonable expenses incurred by him or her in connection with the proceeding.

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders

was lawful or no reasonable cause to believe that his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.
The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of a director or officer is not required.
Indemnification by Bank First includes payment of reasonable expenses incurred in defending a proceeding in advance of the final disposition of such action or proceeding upon receipt from the person to be indemnified of (i) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties and (ii) a written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by Bank First, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required and that indemnification is not ordered by a court. This undertaking shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance and may be secured or unsecured.

Limitation of Director Liability	The Bank First Bylaws provide that a director or officer is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or shareholders, for damages, or any other monetary liabilities arising from a breach of, or failure to perform, any duty	The WBCL states that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation, or its shareholders, for damages, settlements, fees fines, penalties, or other monetary liabilities arising from a breach of, or failure to perform,

	Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders

resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes; (a) a willful failure to deal with the corporation or shareholders in connection with a matter in which the director or officer had a material conflict of interest, (b) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful, (c) a transaction from which the director or officer derived an improper personal profit, or (d) willful misconduct.
The limitation of liability of directors and officers does not apply for improper declarations of dividends, distribution of assets, corporate purchase of its own shares, distribution of assets to shareholders during liquidation, or for corporate loans made to an officer or director under the WBCL.
any duty resulting solely from his or her status as director, unless the person asserting liability proves that the breach or failure to perform constitutes either; (a) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest, (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, (c) a transaction from which the director derived an improper personal profit, or (d) willful misconduct.
Dividends	The WBCL prohibits a Wisconsin corporation from making any distributions to its shareholders if, after giving it effect, (1) the corporation would not be able to pay its debts as they become due in the usual course of business, or (2) the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.	The provisions of the WBCL are also applicable to Centre and its shareholders.
Appraisal/Dissenters’ Rights	Under the WBCL, a shareholder is entitled to dissent from, and obtain the fair value in cash of	The provisions of the WBCL are also applicable to Centre and its shareholders.

Rights of Bank First Shareholders (which will be the rights of shareholders of the combined company following the merger)	Rights of Centre Shareholders

his or her shares in connection with, certain corporate actions, including some mergers, share exchanges, sales or exchanges of all or substantially all of the corporation’s property other than in the usual and regular course of business and certain amendments to the corporation’s articles of incorporation.
A shareholder of a corporation is not entitled to dissent in connection with a merger under the WBCL if the corporation is a parent corporation merging with its 90% owned subsidiary, and certain other requirements are met regarding maintaining identical rights for the shares outstanding prior to the merger, no change in the articles of incorporation of the surviving corporation as a result of the merger, and the number of shares outstanding immediately after the merger plus the number of shares issuable as a result of the merger do not exceed by more than 20 percent the number of shares of the parent outstanding immediately prior to the merger.
Additionally, except as provided otherwise in a corporation’s articles of incorporation, dissenters’ rights are not available to holders of shares registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotation system.
Centre shareholders are entitled to dissenters’ rights.

ACCOUNTING TREATMENT
The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.
The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Bank First (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following is a general discussion of the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Centre common stock that exchange their shares for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of Centre common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.
The discussion applies only to U.S. holders of shares of Centre common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Centre common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If a partnership (including any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Centre common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Centre common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in those laws after the date of this proxy statement/prospectus.
Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, Alston & Bird, counsel to Bank First, has rendered its tax opinion to Bank First, and Barack Ferrazzano Kirschbaum & Nagelberg, counsel to Centre, has rendered its tax opinion to Centre, in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.
The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Bank First and Centre of tax opinions from Alston & Bird and Barack Ferrazzano Kirschbaum & Nagelberg, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both Bank First and Centre. Neither Bank First nor Centre currently intends to waive this condition to its obligation to consummate the merger. If either Bank First or Centre waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Centre shareholders have materially changed, Bank First and Centre will recirculate appropriate materials to resolicit the votes of Centre shareholders.
The opinions of Alston & Bird and Barack Ferrazzano Kirschbaum & Nagelberg provided to Bank First and Centre, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in material facts and completion of the merger strictly in accordance with the merger agreement and the registration statement of which this proxy statement/prospectus forms a part. In rendering their legal opinions, Alston & Bird and Barack Ferrazzano Kirschbaum & Nagelberg will rely on representations and covenants of Bank First and Centre, including those representations contained in certificates of officers of Bank First and Centre, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. Bank First and Centre have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions.
The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Holders that Exchange Centre Common Stock for Bank First Common Stock
Subject to the discussion below relating to the receipt of cash in lieu of fractional shares of Bank First common stock, a U.S. holder that exchanges Centre common stock for shares of Bank First common stock in the merger:
•
would generally not recognize any gain or loss on the exchange;

•
would generally have an aggregate tax basis in the Bank First common stock received in the merger (including any fractional share of Bank First common stock deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the Centre common stock surrendered in exchange therefor; and

•
would generally have a holding period for the shares of Bank First common stock received in the merger (including any fractional share of Bank First common stock deemed received and exchanged for cash, as discussed below) that includes its holding period for its shares of Centre common stock surrendered in exchange therefor.

If a U.S. holder acquired different blocks of Centre common stock at different times or at different prices, the adjusted tax basis and holding period for Bank First common stock such holder receives in the merger would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of Centre common stock surrendered in exchange therefor. U.S. holders should consult their tax advisors regarding the manner in which shares of Bank First common stock should be allocated among different blocks of their Centre common stock surrendered in the merger.
Cash In Lieu of Fractional Shares
If a U.S. holder receives cash in lieu of a fractional share of Bank First common stock, the U.S. holder would generally be treated as having received such fractional share of Bank First common stock in the merger and then as having exchanged the fractional share for cash. Accordingly, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received in exchange for such fractional share and the U.S. holder’s tax basis allocable to the fractional share of Bank First common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time of the merger, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Centre common stock surrendered therefor, as discussed above) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized by non-corporate taxpayers may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
Shareholders Exercising Dissenters’ Rights
Upon its exercise of dissenters’ rights, a U.S. holder of Centre common stock would exchange all of its Centre common stock for cash. Accordingly, such U.S. holder would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Centre common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Centre common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized by non-corporate taxpayers may be subject to the net investment income tax. See “— Net Investment Income Tax” below.
Net Investment Income Tax
A non-corporate U.S. holder of Centre common stock is generally subject to an additional 3.8% tax on the lesser of (1) the holder’s “net investment income” (as defined in the Code) for the relevant taxable year or (2) the excess of the holder’s modified adjusted gross income for the taxable year over a certain threshold which depends on the individual’s U.S. federal income tax filing status. Net investment income generally would include any capital gain recognized in connection with the merger or due to the exercise of dissenters’ rights. U.S. holders should consult their tax advisors as to the application of this additional tax to their circumstances.
Potential Dividend Treatment
In some cases, if a U.S. holder of Centre common stock actually or constructively owns shares of Bank First common stock (other than the Bank First common stock received as consideration in connection with the merger), the U.S. holder’s gain realized could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be taxable as dividend income to the extent of the U.S. Holder’s ratable share of Bank First’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. The determination of whether a U.S. holder will recognize capital gain or dividend income as a result of its exchange of Centre common stock in the merger is complex and must be determined on a shareholder-by-shareholder basis. Accordingly, each U.S. holder should consult its own independent tax advisor as to the tax consequences of the merger, including such determination, in its particular circumstances.

Backup Withholding
Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of Centre common stock unless the holder:
•
furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.
Certain Reporting Requirements
If a U.S. holder that receives Bank First common stock in the merger is considered a “significant holder,” such U.S. holder would be required to retain records pertaining to the merger and to file with such holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger, including such U.S. holder’s tax basis in and the fair market value of the Centre common stock and securities surrendered in the merger. A “significant holder” is any holder of Centre common stock that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of Centre common stock, or (2) owned Centre common stock and securities with a tax basis of $1 million or more.
This discussion of certain material U.S. federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger. It is for general information purposes only and is not intended to be and does not constitute tax advice. Holders of Centre common stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger (or exercise of dissenters’ rights) in light of their particular situations, as well as any tax consequences arising under any other U.S. federal tax laws, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Centre common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the Centre board of directors knows of no other matters that will be presented for consideration at the Centre special meeting, other than as described in this proxy statement/prospectus. If any other matters properly come before the Centre special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxies as to any of these matters.
LEGAL MATTERS
The validity of Bank First common stock to be issued in connection with the merger will be passed upon for Bank First by Alston & Bird LLP (Atlanta, Georgia). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Bank First and Centre by Alston & Bird LLP (Atlanta, Georgia) and Barack Ferrazzano Kirschbaum & Nagelberg LLP (Chicago, Illinois), respectively.
EXPERTS
The consolidated financial statements of Bank First Corporation as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of Bank First Corporation’s internal control over financial reporting as of December 31, 2024 have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their report thereon, included in Bank First Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report pertaining to such financial statements and the effectiveness of Bank First Corporation’s internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Centre 1 Bancorp, Inc. as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, and the effectiveness of Centre 1 Bancorp, Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Forvis Mazars, LLP, independent auditor, as set forth in their report thereon, included in this registration statement. Such consolidated financial statements have been included herein in reliance upon such report pertaining to such financial statements and the effectiveness of our internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Bank First has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that Centre shareholders will be entitled to receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about Bank First and Bank First common stock. The rules and regulations of the SEC allow Bank First to omit certain information included in the registration statement from this proxy statement/prospectus.
Bank First also files annual, quarterly and current reports, and other information with the SEC. Bank First’s SEC filings are available to the public at the SEC’s web site at www.sec.gov. You may also read and copy any document Bank First files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You will also be able to obtain these documents, free of charge, from Bank First by accessing Bank First’s website at http://www.bankfirst.com. Copies can also be obtained, free of charge, by directing a written request to:
Bank First Corporation
402 North 8th Street
Manitowoc, Wisconsin 54220
Attention: Chief Legal Counsel
Telephone: (920) 652-3100

The SEC allows Bank First to “incorporate by reference” into this proxy statement/prospectus certain information in documents filed by Bank First with the SEC, which means that Bank First can disclose important information to you by referring you to those documents without actually including the specific information in this proxy statement/prospectus. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. You should not assume that the information in this proxy statement/prospectus is current as of any date other than the date of this proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Bank First incorporates by reference into this proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•
Bank First’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025;

•
Bank First’s Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting, filed with the SEC on April 25, 2025, and as supplemented on May 9, 2025;

•
Bank First’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 9, 2025, and for the quarterly period ended June 30, 2025, filed with the SEC on August 11, 2025;

•
Bank First’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 31, 2025, March 3, 2025, June 17, 2025 and July 18, 2025; and

•
the description of Bank First’s common stock included as Exhibit 4.2 on Form 10-K, filed with the SEC on February 28, 2025, and any other amendment or report filed for the purposes of updating such description.

All reports and other documents Bank First subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof deemed furnished and not filed in accordance with SEC rules), prior to the termination of this offering, will also be incorporated by reference into this proxy statement/prospectus and deemed to be part of this proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that Bank First files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this proxy statement/prospectus commencing on the date on which the document is filed.
You may obtain from Bank First a copy of any documents incorporated by reference into this proxy statement/prospectus without charge to you either from Bank First or from the SEC as described above.
Centre is a private company and accordingly does not file reports or other information with the SEC. If you would like to request documents from Centre, please send a request in writing or by telephone to Centre at the following address:
Centre 1 Bancorp, Inc.
345 East Grand Avenue
Beloit, WI 53511
Attention: Christy M. Farmer
Telephone: (608) 364-4401
If you would like to request documents, please do so by [           ], 2025 to receive them before the Centre special meeting. If you request any incorporated documents from Bank First, then Bank First will mail them to you by first-class mail, or another equally prompt means, within one business day after Bank First receives your request.
Bank First has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Bank First, and Centre has supplied all information contained in this proxy statement/prospectus relating to Centre.

Neither Bank First nor Centre has authorized anyone to give any information or make any representation about the merger, the Bank First common stock to be received by Centre shareholders in the merger or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

CENTRE 1 BANCORP, INC.

CENTRE 1 BANCORP, INC. AND SUBSIDIARIES
Beloit, Wisconsin
CONSOLIDATED FINANCIAL STATEMENTS
Including Independent Auditors’ Report
As of and for the Years Ended December 31, 2024 and 2023

Centre 1 Bancorp, Inc. and Subsidiaries

As of and for the Years Ended December 31, 2024 and 2023

Independent Auditor’s Report
Audit Committee
Centre 1 Bancorp, Inc. and Subsidiaries
Beloit, Wisconsin
Opinions on the Consolidated Financial Statements and Internal Control over Financial Reporting
We have audited the consolidated financial statements of Centre 1 Bancorp, Inc. and Subsidiaries (the “Company”), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements. In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
We also have audited the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in the Internal Control — Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on COSO.
Basis for Opinions
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements and Internal Control over Financial Reporting” section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.
Responsibilities of Management for the Consolidated Financial Statements and Internal Control over Financial Reporting
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of effective internal control over financial reporting relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. Management also is responsible for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management Report.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are available to be issued.

Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited

Auditor’s Responsibilities for the Audits of the Financial Statements and Internal Control over Financial Reporting
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and about whether effective internal control over financial reporting was maintained in all material respects, and to issue an auditor’s report that includes our opinions.
Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit of consolidated financial statements or an audit of internal control over financial reporting conducted in accordance with GAAS will always detect a material misstatement or a material weakness when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered to be material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit of consolidated financial statements and an audit of internal control over financial reporting in accordance with GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audits.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the consolidated financial statement audit in order to design audit procedures that are appropriate in the circumstances.

•
Obtain an understanding of internal control over financial reporting relevant to the audit of internal control over financial reporting, assess the risks that a material weakness exists, and test and evaluate the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the consolidated financial statement audit.
Definition and Inherent Limitations of Internal Control over Financial Reporting
An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Because management’s assessment and our audit were conducted to meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), our audit of the Company’s internal control over financial reporting included controls over the preparation of the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and controls over the preparation of schedules equivalent to the basic financial statements in accordance with the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income (Call Report Instructions).

An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Other Information Included in the Annual Report
Management is responsible for the other information included in the annual report. The other information comprises the information included in the annual report but does not include the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.
In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.
Chicago, Illinois
March 19, 2025

Centre 1 Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2024 and 2023
(dollars in thousands)
	2024	2023
Assets
Cash and cash equivalents	$93,556	$58,331
Investment securities – available for sale, amortized cost of $435,801 and $486,947, respectively	388,572	436,151
Investment securities – held to maturity, fair value of $9,199 and $9,614, respectively	9,200	9,615
Loans held-for-sale	1,139	250
Loans held for investment	983,964	965,055
Allowance for credit losses	(13,066)	(11,881)
Loans receivable, net	972,037	953,424
FRB and FHLB stock, at cost	7,673	8,674
Accrued interest receivable	6,239	5,963
Premises and equipment, net	20,123	19,988
Bank owned life insurance	34,262	33,121
Goodwill	24,699	24,699
Other intangible assets, net	4,391	4,582
Other assets	18,028	19,924
Total assets	$1,578,780	$1,574,472
Liabilities and stockholders’ equity
Liabilities
Deposits
Noninterest-bearing	$348,896	$356,670
Interest-bearing	969,717	899,282
Total deposits	1,318,613	1,255,952
Securities sold under repurchase agreements	7,861	39,195
Other borrowings	126,166	159,136
Advances by borrowers for taxes and insurance	350	626
Accrued interest payable	731	658
Other liabilities	24,817	24,338
Total liabilities	1,478,538	1,479,905
Stockholders’ equity
Common stock, $1 par value, 2,000,000 shares authorized, 1,507,500 and 1,496,861 shares issued in 2024 and 2023, respectively, and 1,461,605 and 1,450,966 shares outstanding in 2024 and 2023, respectively	1,508	1,497
Surplus	21,932	21,284
Retained earnings	114,757	112,461
Treasury stock, 45,895 shares in 2024 and 2023, at cost	(3,716)	(3,716)
Accumulated other comprehensive (loss)	(34,239)	(36,959)
Total stockholders’ equity	100,242	94,567
Total liabilities and stockholders’ equity	$1,578,780	$1,574,472
See accompanying notes to consolidated financial statements

Centre 1 Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
For the Years Ended December 31, 2024 and 2023
(dollars in thousands, except per-share data)
	2024	2023
Interest income
Interest and fees on loans	$52,277	$45,573
Interest on investment securities
Taxable	8,656	10,023
Tax exempt	288	246
Interest on federal funds sold	19	25
Other	904	560
Total Interest income	62,144	56,427
Interest expense
Interest on deposits	18,971	13,753
Interest on securities sold under repurchase agreements	1,959	2,292
Interest on other borrowings	5,767	4,827
Total Interest expense	26,697	20,872
Net interest income before provision for credit losses	35,447	35,555
Provision for/(recovery of) credit losses	1,265	(83)
Net interest income after provision for/(recovery of) credit losses	34,182	35,638
Noninterest income
Service fees on deposit accounts	5,055	4,734
Card based income	3,690	3,780
Trust income	5,460	5,073
Investment sales commissions	834	607
Mortgage banking income, net	1,658	828
Income from bank-owned life insurance	1,262	974
Other income	1,512	1,266
Total Noninterest income	19,471	17,262
Noninterest expense
Compensation and employee benefits	26,633	27,287
Occupancy expenses	3,460	3,456
Furniture and equipment expenses	998	1,101
Data processing and technology expenses	4,618	4,383
Federal deposit insurance premium	1,156	660
Professional services	2,664	2,718
Amortization of intangible assets	199	199
Other expenses	6,401	6,260
Total Noninterest expense	46,129	46,064
Income before income taxes	7,524	6,836
Less: Income tax expense	1,450	4,522
Net income	$6,074	$2,314
Basic earnings per share	$4.16	$1.59
Diluted earnings per share	$4.15	$1.58
Weighted average shares outstanding	1,464,763	1,450,966
See accompanying notes to consolidated financial statements

Centre 1 Bancorp, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2024 and 2023
(dollars in thousands)
	2024	2023
Net income	$6,074	$2,314
Other comprehensive gain, net of tax
Net unrealized gains on securities:
Unrealized gains during period	3,545	14,412
Reclassification adjustment for gains included in net income, net of tax expense	—	—
Other comprehensive gain, before tax	3,545	14,412
Income tax expense related to items of other comprehensive income	(825)	(3,442)
Other comprehensive gain, after tax	2,720	10,970
Comprehensive income	$8,794	$13,284
See accompanying notes to consolidated financial statements

Centre 1 Bancorp, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2024 and 2023
(dollars in thousands)
	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Total
BALANCES – December 31, 2022	1,487	$20,567	$115,428	$(3,546)	$(47,929)	$86,007
Comprehensive income:
Net income	—	—	2,314	—	—	2,314
Other comprehensive income	—	—	—	—	10,970	10,970
Comprehensive income						13,284
Cash dividends – $2.55 per share	—	—	(3,743)	—	—	(3,743)
Stock issuance – 9,685 shares	10	862	—	—	—	872
Stock purchase – 1,835 shares	—	—	—	(170)	—	(170)
Adoption of ASU No.2016-03	—	—	(1,538)	—	—	(1,538)
Stock Options exercised	—	(145)	—	—	—	(145)
BALANCES – December 31, 2023	1,497	$21,284	$112,461	$(3,716)	$(36,959)	$94,567
Comprehensive income:
Net income	—	—	6,074	—	—	6,074
Other comprehensive income	—	—	—	—	2,720	2,720
Comprehensive income						8,794
Cash dividends – $2.55 per share	—	—	(3,778)	—	—	(3,778)
Stock issuance – 8,639 shares	9	843	—	—	—	852
Stock purchase	—	—	—	—	—	—
Stock options exercised	2	(195)	—	—	—	(193)
BALANCES – December 31, 2024	$1,508	$21,932	$114,757	$(3,716)	$(34,239)	$100,242
See accompanying notes to consolidated financial statements

Centre 1 Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2024 and 2023
(dollars in thousands)
	2024	2023
Cash flows from operating activities
Net income	$6,074	$2,314
Adjustments to reconcile net income to net cash flows provided by operating activities
Depreciation	2,399	2,676
Amortization of core deposits intangibles	199	199
Amortization and accretion of investment premiums and discounts – net	1,014	1,153
Provision for/(recovery of) credit losses	1,265	(83)
Gain on death benefit of life insurance		—
Increase in cash surrender value of life insurance	(1,141)	(862)
Deferred tax benefit	(780)	(655)
Stock based compensation expense	—	—
Originations of mortgage loans held for sale	(41,621)	(8,698)
Proceeds from sale of mortgage loans held for sale	41,537	8,804
Gain on sale of mortgage loans held for sale	(805)	(182)
Gain on sale of premises and equipment	(49)	(105)
Right of use asset amortization	357	271
Net change in
Accrued interest receivable, intangible assets and other assets	1,567	1,324
Lease liability	(377)	(389)
Accrued interest payable and other liabilities	573	3,700
Net cash flows provided by operating activities	10,212	9,467
Cash flows from investing activities
Activity in investment securities
Maturities, prepayments and calls	50,524	42,442
Purchases	—	(5,477)
Net increase in loans	(18,989)	(49,074)
Proceeds from (purchase of) life insurance	—	—
Purchase of premises and equipment – net	(2,485)	(1,125)
Net redemptions/(purchase) of Federal Home Loan Bank Stock	1,001	(5,407)
Net cash flows provided by/(used in) investing activities	30,051	(18,641)
Cash flows from financing activities
Net increase (decrease) in deposits	62,661	(64,802)
Net (decrease) in advances by borrowers for taxes and insurance	(276)	(1)
Net (decrease) in securities sold under repurchase agreements	(31,334)	(50,506)
Net change in short-term borrowings	(16,800)	5,800
Proceeds from long-term borrowings	65,000	205,000
Repayment of long-term borrowings	(81,170)	(76,122)
Dividends paid	(3,778)	(3,743)
Proceeds from stock issued	852	872
Proceeds from exercise of stock options	(193)	(145)
Purchase of treasury stock	—	(170)
Net cash flows (used in)/provided by financing activities	$(5,038)	$16,183
Net change in cash and cash equivalents	35,225	7,009
Cash and cash equivalents – beginning of year	58,331	51,322
Cash and cash equivalents – end of year	$93,556	$58,331
Supplemental cash flow disclosures
Cash paid for interest	$26,624	$20,316
Cash paid for income taxes	—	—
Supplemental noncash disclosures
Lease liabilities arising from obtaining right-of-use assets	—	—
See accompanying notes to consolidated financial statements

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
1.   Summary of Significant Accounting Policies
Nature of Banking Activities
Centre 1 Bancorp, Inc. (the “Company”) is a financial holding company providing community banking through its wholly-owned subsidiary, First National Bank and Trust Company (the “Bank”), headquartered in Beloit, Wisconsin. The Bank grants commercial, residential and consumer loans, accepts deposits and provides trust services to customers primarily in southern Wisconsin and northern Illinois. The Bank is subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally, the Company and the Bank are subject to the regulations of certain regulatory agencies and undergo periodic examination by those regulatory agencies.
Consolidation
The consolidated financial statements include the accounts of the Company and the Bank. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and conform to general practices within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.
Use of Estimates
In preparing consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation allowance for deferred tax assets, if necessary.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks and federal funds sold, all of which mature within ninety days.
The Company maintains amounts due from banks which often exceed federally insured limits. The Company has not experienced any losses in such accounts. At December 31, 2024 cash exceeding federally insured limits totaled $75,183. Of that amount, $47,149 was held at the Federal Reserve Bank.
Investment Securities — Available for Sale
Investments classified as available for sale are securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities classified as available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect. Realized gains or losses and unrealized losses related to credit losses deemed to be other-than-temporary, determined on the basis of the cost of specific securities, are included in earnings. Purchase premiums and discounts are recognized in interest income using the effective interest method over the terms of the securities. The Company has elected to record time deposits held in other financial institutions at fair value and includes these instruments in securities available for sale.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Investment Securities — Held to Maturity
Investments classified as held to maturity are securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, over their contractual lives. The sale of a security within three months of its maturity date or after collection of at least 85 percent of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.
Management measures expected credit losses on held to maturity debt securities on a collective basis. No reserve for expected credit losses has been recorded as of December 31, 2024. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts.
Loans Held-for-Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Due to the short-term nature of these loans, the carrying amount approximates fair value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. There were no valuation allowances necessary as of December 31, 2024 and 2023. All sales are made without recourse. The Bank also services loans that have been sold with servicing retained. A gain or loss is recognized at the time of the sale reflecting the present value if the difference between the contractual interest rate of the loans sold and the yield to the investor, adjusted for the initial value of the mortgage servicing rights associated with the loans sold with servicing retained. Such loans are not included in the consolidated balance sheets. Gains and losses on sales of mortgage loans held for sale are included in Mortgage banking income, net.
Loans Receivable
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the amount of unpaid principal, reduced by the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the loan yield using an effective interest rate method. The accrual of interest income on impaired loans is discontinued when, in the opinion of management, there is reasonable doubt as to the borrower’s ability to meet payment of interest or principal when they become due (generally at 90 days past due). When the interest accrual is discontinued, all unpaid accrued interest is reversed. Cash collections on impaired loans are credited to the loan receivable balance and no interest income is recognized on those loans until the principal balance is current. Loans are returned to accrual status when the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
A troubled loan modification (TLM) includes a loan modification where a borrower is experiencing financial difficulty, and the Bank grants a concession to that borrower that we would not otherwise consider except for the borrower’s financial difficulties. These modifications may be granted in the form of principal forgiveness, interest rate reduction, other-than-insignificant payment delay or other-than-significant term extension. A TLM may be either accrual or non-accrual status based upon the performance of the borrower and management’s assessment of collectability. If a TLM is placed on non-accrual status, it remains there until a sufficient period of performance under the restructured terms has occurred at which time it is returned to accrual status, generally six months.
Closed-end retail loans that become 120 days past due and open-end retail loans that become 180 days past due will be classified as loss and charged off. Retail loans with non-real estate collateral may be written down to the value of the collateral, less cost to sell.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Retail loans in bankruptcy should be classified Loss and charged off within 60 days of receipt of the notification of filing from the bankruptcy court. Loans with collateral may be written down to the value of the collateral, less cost to sell. Other periodic and single payment loans which are ninety (90) days past due whose related collateral has been repossessed and for which there is no possibility for renewal or payments shall be charged off.
Allowance for Credit Losses
The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Credit losses are charged against the allowance for credit losses when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for credit losses. The allowance for credit losses is adequate to cover probable credit losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for credit losses is based on past events and current economic conditions and does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance for credit losses may be necessary if there are significant changes in economic conditions. The allowance is comprised of both a specific reserve component and a general reserve component. The company has elected to exclude accrued interest receivable from its calculation of the allowance for credit losses.
The specific reserve relates to all individually evaluated loans for which the allowance for credit losses is estimated on a loan-by-loan basis. A loan is considered an individually evaluated loan when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan-by-loan basis as the excess of amortized cost over the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
The Company qualitatively adjusts model results for risk factors that are not considered within the modeling processes but are nonetheless relevant in assessing the expected credit losses within the loan pools. These qualitative factors and other qualitative adjustments may increase or decrease the Company’s estimate of expected credit losses by a calculated percentage or amount based upon the estimated level of risk. The various risks that may be considered in making qualitative adjustments include, among other things, the impact of environmental factors such as (i) changes in the nature, volume and terms of loans, (ii) changes in lending personnel, (iii) changes in the quality of the loan review function, (iv) changes in nature and volume of past-due, non-accrual and/or classified loans, (v) changes in concentration of credit risk, (vi) changes in economic and industry conditions, (vii) changes in legal and regulatory requirements, (viii) unemployment and inflation statistics, and (ix) changes in underlying collateral values.
A discounted cash flow method is used for each loan in a pool and the results are aggregated at the pool level. The analysis produces expected cash flows for each instrument in the pool by pairing loan-level term information, e.g., maturity date, payment amount, interest rate, and etc., with top-down pool assumptions, e.g., default rates and prepayment speeds. The Company’s portfolio segments are discussed in Note 6.
In determining the proper level of the allowance for credit losses, the Company determined that the loss experience provides the best basis for the assessment of expected credit losses. The Company therefore used historical credit loss experience by each loan segment over an economic cycle. For most of the segment models for collectively evaluated loans, the Company incorporated two or more macroeconomic drivers using a statistical regression modeling methodology.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
In addition, various regulatory agencies periodically review the allowance for credit losses. These agencies may require the Company to make additions to the allowance for credit losses based on their judgments of collectability based on information available to them at the time of their examination.
Allowance for Credit Losses — Off-Balance Sheet Credit Exposures
The allowance for credit losses on off-balance sheet credit exposures is a liability account, representing expected credit losses over the contractual period for which the Company is exposed to credit risk resulting from a contractual obligation to extend credit. No allowance is recognized if the Company has the unconditional right to cancel the obligation. The allowance is reported as a component of accrued interest payable and other liabilities (or as a separate line if material) in the consolidated balance sheets. Adjustments to the allowance are reported in the consolidated income statement as a component of credit loss expense. The Company has recorded an allowance for credit losses for off-balance sheet exposures of $971 and $1,069 at December 31, 2024 and 2023, respectively.
Leases
The Company determines if a lease is present at the inception of an agreement. Right-of-use (“ROU”) assets and lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents the Company’s incremental borrowing rate at the lease commencement date. ROU assets and operating lease liabilities are included in other assets and other liabilities, respectively, on the consolidated balance sheets. Leases with original terms of 12 months or less are recognized in profit or loss on a straight-line basis over the lease term.
Operating lease ROU assets represent the Company’s right to use an underlying asset during the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized on a straight-line basis over the lease term and is recorded in occupancy expenses in the consolidated statements of income.
The Company’s leases relate primarily to office space, and some contain options to renew the lease. These options to renew are generally not considered reasonably certain to exercise and are therefore not included in the lease term until such time that the option to renew is reasonably certain.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Premises and Equipment
Land is carried at cost. Depreciable assets are stated at cost less accumulated depreciation. Provisions for depreciation are computed on straight-line and accelerated methods over the estimated useful lives of the assets, which range from 15 to 40 years for buildings and 3 to 10 years for furniture and fixtures.
Goodwill and Core Deposit Intangibles
The Bank accounts for goodwill and core deposit intangibles in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350-10, Goodwill and Other Intangible Assets.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
This Statement provides that goodwill and indefinite lived intangible assets are reviewed at least annually for impairment. An impairment review is designed to determine whether the fair value, and the related recorded goodwill, is below its carrying value. Management has conducted the annual impairment review and determined that the carrying value of goodwill has not been impaired. Accordingly, there were no charges to operations for goodwill impairment. If goodwill was impaired, the impairment would be measured by the amount by which the carrying amount of the goodwill exceeds the implied fair value of the goodwill.
Core deposit intangibles are amortized over 10 years using the straight-line method.
Federal Home Loan Bank (FHLB) Stock
The Bank’s investment in Federal Home Loan Bank (FHLB) stock meets the minimum amount required by current regulations and is carried at cost, which approximates fair value. FHLB stock is included in FRB and FHLB stock, at cost on the consolidated balance sheets.
Mortgage Servicing Rights
Mortgage servicing rights are recognized as separate assets when the loans are sold with servicing retained. Servicing rights resulting from the sale of loans originated by the Bank are initially measured at fair value at the date of transfer. The Bank subsequently measures servicing rights using the fair value method. Under the fair value method, the serving rights are carried in the consolidated balance sheet at fair value and the changes in fair value are reported in earnings in the period in which the changes occur. Fair value is determined using prices for similar assets with similar characteristics, when available, or discounted cash flows using market based assumptions such as prepayment speeds, interest rates, and other factors which are subject to change over time. Mortgage servicing rights are included in other intangible assets, net on the consolidated balance sheets and totaled $4,176 and $4,168 at December 31, 2024 and 2023, respectively. At December 31, 2024 and 2023, the unpaid balances of mortgage loans serviced for others was $333,021 and $325,758, respectively. The change in fair value of the mortgage servicing right was not material to the consolidated financial statements.
Real Estate Owned, Net
Assets acquired through, or in lieu of, foreclosure are held for sale and initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of market value or carrying amount less cost to sell. When applicable, revenue and expenses from operations and changes in the valuation are included in net expenses from foreclosed assets. Revenue and expenses from operations and changes in the valuations for the years ended December 31, 2024 and 2023 was $0.
Stock- Related Compensation
The Company has stock-based employee compensation plans which are described more fully in Note 12. The Company has adopted the fair value recognition provisions of FASB ASC 718-10, Stock Compensation, for the options granted under the 2002 Stock Incentive Plan. Net compensation cost amounted to $0 and $0 in 2024 and 2023, respectively, for options granted under the 2002 Stock Incentive Plan. The Company also issues restricted stock units to employees and directors. Compensation cost recognized on restricted stock is reflected in net income based on the fair market value of the shares at the date of grant and the related shares that are released from restriction. Compensation cost related to restricted stock for the years ended December 31, 2024 and 2023 was $852 and $872, respectively.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Income Taxes
For the years ended December 31, 2024 and 2023, respectively, the Company has filed or expects to file consolidated federal and combined state income tax returns. Income tax expense is based on the liability method. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. See Note 13 for additional information on deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
The Company’s policy is to recognize interest related to income tax issues as components of income tax expense. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense.
Profit-Sharing Plan
The Company has established a defined contribution 401(k) profit-sharing plan for qualified employees. The Company’s policy is to fund Company contributions annually as approved.
Supplemental Retirement Plan
The Company has a non-qualified unfunded supplemental retirement plan (the “SERP”) covering specific executive officers. Benefits provided under the SERP are based on years of service and the employee’s final average pay, which is defined as the average salary and bonus for the highest three years of the five years preceding termination of employment.
The Company records annual amounts relating to the SERP based on calculations that incorporate assumptions including discount rates, retirement dates, assumed rates of return, and compensation increases. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends where appropriate to do so. Management of the Bank believes that the assumptions utilized in recording its obligations under the SERP are appropriate based on its experience and market conditions. The liability for deferred compensation expense is included in other liabilities on the consolidated balance sheet.
Off-Balance Sheet Financial Instruments
In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.
Derivative Financial Instruments
The Bank utilizes derivative financial instruments to meet the ongoing credit needs of its customers and in order to manage the market exposure of its residential loans held for sale and its commitments to extend credit for residential loans. Derivative financial instruments include commitments to extend credit and forward mortgage loan sales commitments. The Bank does not use interest rate contracts (e.g. swaps, caps, floors) or other derivatives to manage interest rate risk and had none of the instruments outstanding at December 31, 2024 and 2023.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Trust Income
Property held for customers in trust or agency capacities is not included in the accompanying consolidated balance sheets since such items are not assets of the Bank. In accordance with established industry practice, income from trust fees and other fiduciary income is reported on a cash basis. Reporting of trust fees on an accrual basis would have no material effect on reported income.
Earnings Per Share
Earnings per share is computed based upon the weighted average number of common shares outstanding during each year. In the computation of diluted earnings per share, all dilutive stock options and restricted stock outstanding is assumed to be exercised at the beginning of each year and the proceeds are used to acquire shares of the Company’s common stock at the average market price during the year.
Bank-Owned Life Insurance
The Company owns insurance on the lives of a certain group of current and former employees. The cash surrender value of these policies is included as an asset on the consolidated balance sheets and any increases in the cash surrender value are recorded as tax-free noninterest income on the consolidated statements of income. In the event of the death of an insured individual covered by these policies, after distribution to the insured beneficiaries, when applicable, the Company receives a tax-free death benefit, which is recorded as noninterest income.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on investment securities available for sale which is recognized as separate components of equity.
Revenue from Contracts with Customers
The Company records revenue from contracts with customers in accordance with ASC Topic 606, “Revenue from Contracts with Customers” (“Topic 606”). Under Topic 606, the Company must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies a performance obligation.
A significant component of the Company’s revenue, net interest earned on financial assets and liabilities, is excluded from the scope of Topic 606. The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, the Company has made no significant judgments in applying the revenue guidance prescribed in Topic 606 that affect the determination of the amount and timing of revenue from contracts with customers.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Recently Adopted Accounting Standards
On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financials assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. In addition, ASC 326 makes changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities management does not intend to sell or believes that it is more likely than not they will be required to sell.
Subsequent Events
The Company and the Bank evaluated its December 31, 2024 consolidated financial statements through March 19, 2025, the date these consolidated financial statements were available for issuance for items that should potentially be recognized or disclosed.
2.   Cash and Due From Banks
Effective March 26, 2020, the Federal Reserve Board reduced reserve requirements to zero percent and eliminated the need to maintain balances at the Federal Reserve Bank to satisfy reserve requirements. Therefore, at December 31, 2024 and 2023, there were no reserve requirements with the Federal Reserve Bank.
3.
Fair Value of Measurements

The Bank measures certain assets and provides disclosures in accordance with guidance related to fair value measurements. This guidance establishes a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a framework for measuring fair value.
The Bank utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Bank is able to classify fair value balances based on the observability of those inputs. The guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
•
Level 1 — Fair value is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2 — Fair value is based upon quoted prices for similar, but not identical, assets and liabilities in active markets, and other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. This also includes quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
•
Level 3 — Fair value is based upon financial models using primarily unobservable inputs. Unobservable inputs reflect the Bank’s own assumptions about the assumptions that market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level or input that is significant to the fair value measurement.
The following is a description of the valuation methodologies used by the Bank for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Investment Securities — Available for Sale
Where quoted prices for securities are available in an active market, those securities are classified within Level 1 of the valuation hierarchy. If such quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of securities with similar characteristics, which would generally be classified within Level 2 of the valuation hierarchy, include AAA-rated U.S. government sponsored agency securities and obligations of states and political subdivisions.
Mortgage Servicing Rights
The Bank adjusts mortgage servicing rights to fair value on a recurring basis. Where prices for similar assets with similar characteristics are available, mortgage servicing rights are classified within Level 2 of the valuation hierarchy. Since prices for similar assets are available, the Bank has classified these assets in Level 2.
Loans Held for Investment
The Bank does not record these loans at fair value on a recurring basis. However, from time to time, a loan is considered an individually evaluated loan and an allowance for credit losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered a collateral dependent individually evaluated loan. Once a loan is identified as individually evaluated and collateral dependent, management measures impairment in accordance with relevant accounting guidance. The fair value of individually evaluated loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value and liquidation value. Those individually evaluated loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceeds the recorded investments in such loans and for which the carrying amount will remain at amortized cost. Individually evaluated loans where an allowance is established based on fair value require classification in the fair value hierarchy. When the fair value is based on an observable market price or a current appraised value of the collateral, the Bank records the individually evaluated loan as a nonrecurring Level 3 valuation. At December 31, 2024 and 2023, substantially all of the total individually evaluated loans were evaluated based on the fair value of the collateral.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Real Estate Owned
Loans on which the underlying collateral has been repossessed are adjusted to fair value upon transfer to other real estate owned, establishing a new carrying value. Subsequently, other real estate owned is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Bank records the asset as a nonrecurring Level 3 valuation. The Bank had no other real estate owned at ended December 31, 2024 and 2023, respectively.
Assets Measured at Fair Value on Recurring Basis
The following table sets forth by level within the fair value hierarchy the Bank’s financial assets that were accounted for at fair value on a recurring basis as of December 31, 2024 and 2023. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Bank’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.
	2024
	Level 1	Level 2	Level 3	Total carrying value at December 31, 2024
U.S. treasury obligations	—	$81,721	—	$81,721
Obligations of U.S. government sponsored agencies	—	137,699	—	137,699
Residential mortgage-backed securities and collateralized mortgage obligations of government sponsored entities and agencies	—	74,422	—	74,422
Obligations of states and political subdivisions		66,983		66,983
Certificates of deposits	—	244	—	244
Corporate securities	—	27,503	—	27,503
Mortgage servicing rights	—	4,176	—	4,176
Total	—	$392,748	—	$392,748
	2023
	Level 1	Level 2	Level 3	Total carrying value at December 31, 2023
U.S. treasury obligations	—	$81,892	—	$81,892
Obligations of U.S. government sponsored agencies	—	140,322	—	140,322
Residential mortgage-backed securities and collateralized mortgage obligations of government sponsored entities and agencies		84,612		84,612
Obligations of states and political subdivisions	—	67,192	—	67,192
Certificates of deposits	—	2,173	—	2,173
Corporate securities	—	59,960	—	59,960
Mortgage servicing rights	—	4,168	—	4,168
Total	—	$440,319	—	$440,319

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Assets Measured at Fair Value on a Nonrecurring Basis
The Bank also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis as of December 31, 2024 and 2023. These include assets that are measured at the lower of cost or market and had a fair value below cost at the end of the period as summarized below.
	2024
	Level 1	Level 2	Level 3	Total carrying value at December 31, 2024
Loans held for investment, net	—	—	$1,319	$1,319
Total	—	—	$1,319	$1,319
	2023
	Level 1	Level 2	Level 3	Total carrying value at December 31, 2023
Loans held for investment, net	—	—	$850	$850
Total	—	—	$850	$850
Changes in Level 3 assets occurred principally due to the sale or repayment of those assets during the year.
4.   Investment Securities — Available for Sale
Amortized costs and fair values of available for sale securities as of December 31, 2024 and 2023 are summarized as follows:
	2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury obligations	$92,732	—	$(11,011)	$81,721
Obligations of U.S. government sponsored agencies	155,354	—	(17,655)	137,699
Residential mortgage-backed securities and collateralized mortgage obligations of government sponsored entities and agencies	81,105	—	(6,683)	74,422
Obligations of states and political subdivisions	76,670	—	(9,687)	66,983
Certificates of deposit	245	—	(1)	244
Corporate securities	29,697	18	(2,212)	27,503
Total	$435,803	$18	$(47,249)	$388,572

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
	2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury obligations	$93,450	—	$(11,558)	$81,892
Obligations of U.S. government sponsored agencies	160,533	—	(20,211)	140,322
Residential mortgage-backed securities and collateralized mortgage obligations of government sponsored entities and agencies	90,108	—	(5,496)	84,612
Obligations of states and political subdivisions	77,390	4	(10,202)	67,192
Certificates of deposit	2,240	—	(67)	2,173
Corporate securities	63,226	8	(3,274)	59,960
Total	$486,947	$12	$(50,808)	$436,151
The following tables present the portion of the Bank’s available for sale securities portfolio, which has gross unrealized losses, reflecting the length of time that individual securities have been in a continuous unrealized loss position at December 31, 2024 and 2023:
	2024
	Continuous unrealized losses existing for 12 months or less		Continuous unrealized losses existing for 12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. treasury obligations	—	—	$81,721	$(11,011)	$81,721	$(11,011)
Obligations of U.S. government sponsored agencies	—	—	137,699	(17,655)	137,699	(17,655)
Residential mortgage-backed securities and collateralized mortgage obligations of government sponsored entities and agencies	1,191	(10)	73,231	(6,673)	74,422	(6,683)
Obligations of states and political subdivisions	1,248	(28)	65,735	(9,659)	66,983	(9,687)
Certificates of deposit	—	—	244	(1)	244	(1)
Corporate securities	—	—	27,503	(2,212)	27,503	(2,212)
Total	$2,439	$(38)	$386,133	$(47,211)	$388,572	$(47,249)

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
	2023
	Continuous unrealized losses existing for 12 months or less		Continuous unrealized losses existing for 12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. treasury obligations	$947	$(20)	$80,945	$(11,538)	$81,892	$(11,558)
Obligations of U.S. government sponsored agencies	—	—	6,232	(20,211)	6,232	(20,211)
Residential mortgage-backed securities and collateralized mortgage obligations of government entities and agencies	780	(12)	217,922	(5,484)	218,702	(5,496)
Obligations of states and political subdivisions	2,011	(31)	64,200	(10,171)	66,211	(10,202)
Certificates of deposit	476	(14)	1,697	(53)	2,173	(67)
Corporate securities	—	—	59,120	(3,274)	59,120	(3,274)
Total	$4,214	$(77)	$430,116	$(50,731)	$434,330	$(50,808)
Management does not believe any individual unrealized loss as of December 31, 2024 and 2023 represents other than temporary impairment. The Company held 243 and 261 investment securities as of December 31, 2024 and 2023, respectively, that had unrealized losses existing for greater than 12 months.
For the Company’s investments in each type of security having significant unrealized losses, without a recorded allowance for credit loss, note the following:
U.S. Treasury Obligations
The unrealized losses on the Company’s investments in U.S. Treasury obligations were caused by market fluctuations and interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of its amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at December 31, 2024.
Obligations of U.S. Government Sponsored Agencies
The unrealized losses on the Company’s investments in direct obligations of U.S. Government agencies were caused by market fluctuations and interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of its amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at December 31, 2024.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Residential Mortgage-Backed Securities and Collateralized Mortgage Obligations of Government Entities and Agencies
The unrealized losses on the Company’s investment in residential mortgage-backed securities were caused by changes in interest rates. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at December 31, 2024.
Obligations of State and Political Subdivisions
The unrealized losses on the Company’s investments in securities of state and political subdivisions were caused by market fluctuations and interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of its amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at December 31, 2024.
Corporate Securities
The Company’s unrealized loss on investments in other securities relates to $27,502 in domestic and foreign corporate bonds. The unrealized loss was primarily caused by market fluctuations and interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investment and it is more likely than not the Company will not be required to sell the investment before recovery of its amortized cost bases, which may be maturity, the Company has not recorded an allowance for credit losses at December 31, 2024.
The amortized cost and fair value of available for sale securities as of December 31, 2024, by contractual maturity, are shown below:
	2024
	Amortized Cost	Fair Value
Due in one year or less	$16,966	$16,514
Due after one year through 5 years	196,971	178,516
Due after 5 years through 10 years	137,743	116,207
Due after 10 years	3,018	2,913
Totals	$354,698	$314,150
The amortized cost and fair value of residential mortgage-backed securities and collateralized mortgage obligations of government entities and agencies that do not have a contractual maturity as of December 31, 2024 are $81,105 and $74,422, respectively.
Available for sale securities with a carrying value of $155,629 and $169,032 at December 31, 2024 and 2023, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.
There were no sales of securities during 2024 and 2023.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
5.   Investment Securities — Held to Maturity
Amortized costs and fair values of held to maturity securities as of December 31, 2024 and 2023 are summarized as follows:
	2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$2,700	—	—	$2,700
Trust preferred securities	6,500	—	(1)	6,499
Totals	$9,200	—	(1)	$9,199
	2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Obligations of states and political subdivisions	$3,115	—	—	$3,115
Trust preferred securities	6,500	—	(1)	6,499
Totals	$9,615	—	(1)	$9,614
The Company held 3 investment securities as of December 31, 2024 and 2023 that had unrealized losses existing for greater than 12 months. No securities held had losses less than 12 months.
The amortized cost and fair value of held to maturity securities as of December 31, 2024, by contractual maturity, are shown below:
	2024
	Amortized Cost	Fair Value
Due in one year or less	$485	$485
Due after one year through 5 years	1,165	1,165
Due after 5 years through 10 years	1,050	1,050
Due after 10 years	6,500	6,499
Totals	$9,200	$9,199
There were no held to maturity securities at December 31, 2024 and 2023 that were pledged as collateral.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
6.
Loans

Major classifications of loans are as follows at December 31:
	2024	2023
Commercial
Commercial and industrial	$120,645	$109,134
Agricultural production	25,780	28,227
Municipal	6,633	8,769
Total commercial	153,058	146,130
Commercial real estate
Construction	29,772	16,960
Agricultural	61,177	61,158
Multifamily	63,288	61,729
Other	391,233	395,618
Total commercial real estate	545,470	535,465
1-4 family residential	261,272	259,057
Consumer
Construction	11,233	12,488
Other	12,931	11,915
Total consumer	24,164	24,403
Gross loans	983,964	965,055
Less: Allowance for credit losses	(13,066)	(11,881)
Net loans	$970,898	$953,174
Commercial loans and commercial real estate loans are evaluated for the adequacy of repayment sources at the time of approval and are regularly reviewed for any possible deterioration in the ability of the borrower to repay the loan.
The Bank evaluates the credit risk of each commercial customer on an individual basis and, where deemed appropriate, collateral is obtained. Collateral varies by the type of loan and individual loan customer and consists of general business assets such as real estate, equipment, receivables, and inventory. The Bank’s access to collateral is dependent upon the type of collateral obtained.
Policies have been established that set standards for the maximum commercial real estate loan amount by type of property, loan terms, pricing structures, loan-to-value limits by property type, as well as policies and procedures for granting exceptions to established underwriting standards.
The Bank’s residential real estate lending policies require all loans to have viable repayment sources. Residential real estate loans are evaluated for the adequacy of these repayment sources at the time of approval using such factors as credit scores, debt-to-income ratios, and collateral values. Home equity loans and lines of credit are generally governed by the same lending policies.
Origination activities for construction real estate loans, agricultural production loans and municipal loans are similar to those described above for commercial, real estate and residential real estate lending.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
A summary of the activity in the allowance for credit losses by class of loan as of December 31, 2024 is as follows:
Allowances for Credit Losses	Commercial		Commercial real estate	1-4 family residential	Consumer	Unallocated	Total
Balance January 1, 2024	$	,1,391	$5,532	$4,468	$490	—	$11,881
Charge-offs		(75)	—	(33)	(92)	—	(200)
Recoveries		76	—	15	29	—	120
Provisions		43	1,570	(81)	(304)	37	1,265
Balance December 31, 2024		$1,435	$7,102	$4,369	$123	$37	$13,066
A summary of the activity in the allowance for credit losses by class of loan as of December 31, 2023 is as follows:
Allowances for Loan Losses	Commercial	Commercial real estate	1-4 family residential	Consumer	Unallocated	Total
Balance January 1, 2023	$2,026	$5,272	$3,131	$101	$335	$10,865
Impact of adopting CECL	212	551	327	11	35	1,136
Charge-offs	—	—	—	(107)	—	(107)
Recoveries	11	—	40	19	—	70
Provisions	(858)	(291)	970	466	(370)	(83)
Balance December 31, 2023	$1,391	$5,532	$4,468	$490	$—	$11,881
A summary of the contractual aging of loans as of December 31 is as follows:
	2024
	Current	30-89 Days Past Due	90 Days & Over	Total
Commercial	$151,846	—	$1,212	$153,058
Commercial real estate	542,215	—	3,255	545,470
1-4 family residential	259,552	1,682	38	261,272
Consumer	24,130	34	—	24,164
Total	$977,743	$1,716	$4,505	$983,964
	2023
	Current	30-89 Days Past Due	90 Days & Over	Total
Commercial	$144,906	$83	$1,141	$146,130
Commercial real estate	535,264	10	191	535,465
1-4 family residential	257,878	1,179	—	259,057
Consumer	24,248	106	49	24,403
Total	$962,296	$1,378	$1,381	$965,055

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
The following table presents the recorded investment in non-accrual loans and loans past due ninety days or more and still accruing by class of loans as of December 31:
	2024
	Non-Accrual	Past Due 90 Days or More and Accruing
Commercial	$1,212	—
Commercial real-estate	3,165	90
1-4 family residential	—	38
Consumer	—	—
Total	$4,377	$128
	2023
	Non-Accrual	Past Due 90 Days or More and Accruing
Commercial	$1,141	—
Commercial real-estate	191	—
1-4 family residential	—	—
Consumer	—	49
Total	$1,332	$49
Credit Quality — The Bank utilizes a risk grading matrix on each loan. Loans are graded pass, special mention, substandard and doubtful. Loans are initially graded at origination, with updates occurring at renewal, with any new loan request, or whenever available information indicates a change in the borrower’s credit quality sufficient to warrant a change in the risk rating. A description of the loan grades is as follows:
Pass — Loans rated 1-5 are considered “Pass” and consist of borrowers of generally high quality and character. Little to no risk probability. Balance sheets are very strong with superior liquidity, excellent debt capacity and low leverage. Cash flow trends are positive and stable.
Special Mention — Loans rated 6 are considered “Special Mention” and consist of marginal quality. Earnings are generally deteriorating, and cash flow is not consistently adequate to cover debt service under current terms. Loans are generally performing as agreed with minor delinquencies.
Substandard Accrual — Loans rated 7 are considered “Substandard Accrual” and consist of borrowers of poor quality. Unfavorable earnings performance or fiscal year end losses are present. Cash flow is generally insufficient to cover debt service under current terms. Loans are generally delinquent (regularly 60 days past due).
Substandard Non-Accrual — Loans rated 8 are considered “Substandard Non-Accrual” and consist of borrowers of poor quality. Unfavorable earnings performance and/or fiscal year end losses have been reported. Cash flow is not adequate to cover debt service under existing repayment terms. Secondary sources of repayment or guarantor support are also not sufficient to make scheduled payments. Loans are over 90 days delinquent. Loans are on non-accrual status and full repayment of the contractual principal and interest payments is in doubt.
Doubtful — Loans rated a 9 are considered “Doubtful” and consist of borrowers of the lowest quality. Consistent losses have been reported and cash flow is not adequate to cover debt service under current terms. Loans are regularly 90 days past due. Doubtful classification should be temporary as the loan should improve and be upgraded to at least Substandard Non-Accrual or it should be downgraded to Loss and charged off.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Below is a breakdown of loans by risk grading as of December 31:
	2024
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$145,642	$3,707	$3,709	—	$153,058
Commercial real estate	534,360	2,843	8,267	—	545,470
1-4 family residential	260,895	—	377	—	261,272
Consumer	24,164	—	—	—	24,164
	$965,061	$6,550	$12,353	—	$983,964
	2023
	Pass	Special Mention	Substandard	Doubtful	Total
Commercial	$140,294	—	$5,836	—	$146,130
Commercial real estate	516,841	7,772	10,852	—	535,465
1-4 family residential	258,031	—	1,026	—	259,057
Consumer	24,403	—	—	—	24,403
	$939,569	$7,772	$17,714	—	$965,055
Below is a breakdown of individually evaluated loans as of December 31:
	2024
	Recorded Investment	With No Allowance	With Allowance	Related Allowance	Interest Income Recognized
Commercial	$1,212	$658	$554	$345	$13
Commercial real estate	3,165	270	2,895	1,785	70
1-4 family residential	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$4,377	$928	$3,449	$2,130	$83
	2023
	Recorded Investment	With No Allowance	With Allowance	Related Allowance	Interest Income Recognized
Commercial	$1,141	$83	$1,058	$208	$69
Commercial real estate	191	191	—	—	10
1-4 family residential	—	—	—	—	—
Consumer	—	—	—	—	—
Total	$1,332	$274	$1,058	$208	$79
All individually evaluated loans for December 31, 2024 and 2023 are on nonaccrual status. Collateral for Commercial Collateral-dependent loans was equipment for 2024 and 2023. Collateral for Commercial real estate loans was Commercial real estate for 2024.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Troubled loan modification (TLM) includes a loan modification where a borrower is experiencing financial difficulty, and the Bank grants a concession to that borrower that we would not otherwise consider except for the borrower’s financial difficulties. These modifications may be granted in the form of principal forgiveness, interest rate reduction, other-than-insignificant payment delay or other-than-significant term extension. A TLM may be either accrual or non-accrual status based upon the performance of the borrower and management’s assessment of collectability. If a TLM is placed on non-accrual status, it remains there until a sufficient period of performance under the restructured terms has occurred at which time it is returned to accrual status, generally six months. As of December 31, 2024 and 2023, the Company had three and one TLM with a balance of $954 and $1,058 respectively, that was granted modification under the other-than-significant term extension form.
The Company continues to evaluate loans purchased for impairment in accordance with U.S. GAAP. The purchased loans were considered impaired at the acquisition date if there was evidence of deterioration since origination and if it was probable that not all contractually required principal and interest payments would be collected.
No loans modified to borrowers with financial difficulty subsequently defaulted in the past 12 months.
As of December 31, 2024 and 2023, the estimated contractually required payments receivable on credit impaired and non-credit impaired loans was $0 and $7,936 and $0 and $9,128, respectively. The cash flows expected to be collected related to principal as of December 31, 2024 and 2023 on all purchased loans is $7,936 and $9,128, respectively. Subsequent decreases to the expected cash flows will generally result in a provision for credit losses. Subsequent increases in cash flows will result in a reversal of the provision for credit losses charged to earnings to the extent of prior charges or a reclassification of the difference from non-accretable discount to accretable discount, with a positive impact on interest income. Further, any excess of cash flows expected over the estimated fair value is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.
Certain directors and executive officers of the Company and Bank, and their related interests, had loans outstanding in the aggregate amounts of $11,600 and $6,163 at December 31, 2024 and 2023, respectively. During 2024, there were no new loans made to directors and executive officers.
7.   Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation at December 31 and are summarized as follows:
	2024	2023
Land	$3,303	$3,303
Building	34,328	32,443
Furniture and fixtures	19,345	18,928
Total	56,976	54,674
Less: Accumulated depreciation	(36,853)	(34,686)
Net premises and equipment	$20,123	$19,988
Depreciation expense amounted to $2,399 and $2,676 in 2024 and 2023, respectively.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
8.   Other Assets
A summary of other assets at December 31 is as follows:
	2024	2023
Bankers’ Bank stock	$618	$618
Net deferred taxes and tax receivable	11,023	12,773
Prepaid expenses and other assets	6,387	6,533
	$18,028	$19,924
9.   Deposits
A summary of deposits at December 31 is as follows:
	2024	2023
Non interest-bearing demand deposits	$348,896	$364,662
Interest-bearing demand deposits	315,424	290,271
Money market deposit accounts	203,947	140,929
Savings deposits	253,859	301,709
Time deposits	196,487	166,373
Total deposits	$1,318,613	$1,263,944
Certain directors and executive officers of the Company and Bank, and their related interests, had deposit balances held in the amounts of $7,699 and $9,693 at December 31, 2024 and 2023, respectively.
The aggregate amount of time deposits, each with a minimum denomination over $250 was $61,305 and $33,741 at December 31, 2024 and 2023, respectively.
The Company utilized brokered deposits as an additional funding source. Total brokered deposits at December 31, 2024 and 2023, was $15,000 and $0, respectively.
At December 31, 2024, the scheduled maturities of time deposits were as follows:
2025	$179,781
2026	12,188
2027	3,325
2028	569
2029	624
$196,487
10.   Securities Sold Under Repurchase Agreements
Securities sold under repurchase agreements, which are classified as collateralized borrowings, generally mature within one to four days from the transaction date. They are reflected at the amount of cash received in connection with the transaction. The Bank may be required to provide additional collateral based on the fair value of the underlying securities. As of December 31, 2024 and 2023, the maximum amount of outstanding repurchase agreements at any month-end period was $73,872 and $66,321, with a monthly average number of agreements of 12 and 12, respectively. To collateralize these agreements, the Bank pledges U.S. treasury obligations and obligations of U.S. government sponsored agencies. At December 31, 2024 and 2023, the amount of these pledges was $52,144 and $57,757, respectively.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
11.   Other Borrowings
Other borrowings consist of the following at December 31:
	2024	2023
FHLB Short term advance	—	$16,800
FHLB Fixed rate advance, 3.55% interest rate, due March 2028	—	25,000
FHLB Fixed rate advance, 3.69% interest rate, due March 2028	50,000	50,000
FHLB Fixed rate advance, 3.78% interest rate, due November 2028	—	15,000
FHLB Fixed rate advance, 3.80% interest rate, due May 2029	15,000	—
FHLB Fixed rate advance, 3.93% interest rate, due May 2029	50,000	—
FHLB Fixed rate advance, 3.46% interest rate, due August 2030	—	20,000
FHLB Fixed rate advance, 3.61% interest rate, due November 2030	—	20,000
Note Payable to Bankers Bank, due June 2027	3,166	4,336
Subordinate debentures	8,000	8,000
	$126,166	$159,136
The Bank has a master contract agreement with the FHLB that provides for borrowing up to the maximum $148,214 and $111,556 at December 31, 2024 and 2023, respectively. The FHLB provides both fixed and floating rate advances. Fixed rate advances are priced in reference to market rates of interest at the time of the advance, namely the rates that the FHLB pays to borrowers at various maturities. Advances with call provisions permit the FHLB to request payment beginning on the call date and quarterly thereafter. Prepayments may be subject to penalties. Interest is payable monthly with principal payment due at maturity. FHLB advances are secured by qualifying mortgages of the Bank (such as residential mortgage and commercial real estate) and by specific investment securities for certain FHLB advances. The Bank had collateral capacity of $547,305 and $540,098 at December 31, 2024 and 2023, respectively, which is calculated at 35% of total assets as long as there is supported collateral. At December 31, 2024 and 2023, the Bank has pledged $416,041 and $424,483. The Bank has also issued $152,700 in letters of credit through the FHLB with expiration dates through December 2025.
In May 2024, the Company took out a $20,000 note payable with Bankers’ Bank. There was $0 outstanding as of December 31, 2024. Interest rate on the note is variable based on the Wall Street Journal Prime Rate (the “Index”), calculated as 50 basis points under the Index with a floor of 3.25%. The interest rate at December 31, 2024 was 8.00%. Interest expense related to this borrowing was $0 for the year ending December 31, 2024.
In June 2022, the Company took out a $6,000 note payable with Bankers’ Bank. There was $3,166 and $4,336 outstanding as of December 31, 2024 and 2023, respectively. Interest was fixed at 4.35%. Interest expense related to this borrowing was $173 and $222 for the year ending December 31, 2024 and 2023 respectively.
The Bank has four Federal Fund lines of credit amounting to $75,000 and $75,000 at December 31, 2024 and 2023. The lines are used for liquidity purposes and may be reduced or terminated at any time at the discretion of the lender. There were no amounts outstanding at December 31, 2024 and 2023. Interest expense related to these lines of credit amounted to $0 and $0 for the years ending December 31, 2024 and 2023, respectively.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
The Company formed a statutory trust under the laws of the state of Delaware (the Trust), which exists for the exclusive purposes of (i) issuing trust securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the trust securities in junior subordinated deferrable interest debentures (subordinated debentures); and (iii) engaging in only those activities necessary or incidental thereto.
The accounting guidance applicable to such trusts requires the assets and liabilities, as well as the related income and expenses of the Trust, to be excluded from the Company’s consolidated financial statements. However, the subordinated debentures issued by the Company and purchased by the Trust remain on the consolidated balance sheet. In addition, the related interest expense continues to be included in the consolidated income statement.
For regulatory capital purposes, these trust securities qualify as a component of Tier 1 Capital.
The debentures of $8,000 mature in 2039 and were not redeemable, except under limited circumstances, until January 29, 2015 at par. The adjustable rate was 8% until January 29, 2015 and thereafter resets every three months at the 3-month CME Term SOFR rate plus 2.20%. At December 31, 2024 and 2023, the interest rate on the adjustable, long-term debt was 7.71% and 7.84%, respectively.
The Bank has pledged collateral of $9,596 and $9,585 at December 31, 2024 and 2023, respectively to the Federal Reserve Bank to establish an available line of credit of $9,474 and $9,444 at December 31, 2024 and 2023, respectively. There was no outstanding debt under this line of credit at December 31, 2024 and 2023.
At December 31, 2024, the contractual future principal payments and principal payments of other borrowings assuming earliest call provisions are exercised, were as follows:
	Earliest Call Provision	Contractual Maturity
2025	$116,225	$1,225
2026	1,279	1,279
2027	662	662
2028	—	50,000
2029	—	65,000
Thereafter	8,000	8,000
Total	$126,166	$126,166
12.   Stockholders’ Equity
The Company has authority to issue 100,000 shares of no par value preferred stock. The Board of Directors may divide any and all of the preferred stock into series and shall have the authority to fix and determine the relative rights and preferences of the shares of any series so established. No preferred shares were issued or outstanding as of December 31, 2024 or 2023.
The Company adopted the 2002 Stock Incentive Plan (the “SIP”) to attract and retain employees and directors and provide incentives to such persons to promote the success and growth of the Company. The SIP allows for awards of restricted stock or options and stock appreciation rights for up to 480,000 shares of common stock. Options are granted at the current market price as determined in good faith by the Board of Directors, generally become exercisable at 20% or 33% of each anniversary date, generally fully vest over a period of three or five years and expire within a ten-year period. Restricted stock grants are for such consideration, or no consideration, as the Board may specify and may include requirements for future services or other restrictions. As of December 31, 2024 and 2023, there were 17,653 and 16,756 shares, respectively of unvested restricted stock grants, with $955 and $592 of expense, respectively remaining to vest.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Activity for the SIP for the year ended December 31 is summarized in the following table:
	2024		2023
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options Outstanding – beginning of year	45,000	$69,38	64,020	$67.81
Granted	—	—	—	—
Exercised	(14,000)	64.75	(4,000)	56.00
Forfeited	—	—	—	—
Expired	0	0	15,020	66.25
Options Outstanding – end of year	31,000	71.47	45,000	69.38
Exercisable at year end	31,000	71.47	45,000	69.38
Weighted average fair value of options granted	$4.34/share		$4.26/share
Available for future grant at year end	134,627		189,034
The following table summarizes information about SIP awards outstanding at December 31, 2024:
	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercisable Price	Number Exercisable	Weighted Average Exercisable Price
$65.75	6,000	0.31 years	$65.75	6,000	$65.75
70.00	15,000	1.07 years	70.00	15,000	70.00
72.00	5,000	1.83 years	72.00	5,000	72.00
82.25	5,000	2.93 years	82.25	5,000	82.25
	31,000			31,000
A reconciliation of the numerators and the denominators of earnings per share and earnings per share assuming dilution for restricted stock and stock options are as follows:
	Income		Shares	Per Share Amount
2024
Earnings		$6,074	1,461,605	$4.16
Effect of options and restricted stock		—	3,158
Earnings – assuming dilution	$	,6,074	1,464,763	$4.15
2023
Earnings		$2,314	1,450,966	$1.59
Effect of options and restricted stock		—	11,337
Earnings – assuming dilution		$2,314	1,462,303	$1.58

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
The components of the Company’s accumulated other comprehensive income/(loss), included as a component of stockholders’ equity, consists of the following as of December 31:
	2024	2023
Net unrealized (loss) on securities available for sale	$(47,232)	$(50,769)
Deferred income tax expense	12,995	13,837
Accumulated other comprehensive (loss)	(34,239)	(36,959)
13.   Income Taxes
The provision for income taxes included in the consolidated financial statements consists of the following components for the years ended December 31:
	2024	2023
Current Taxes
Federal	$904	$918
State	278	2
	1,182	920
Deferred Income Taxes
Federal	726	253
State	(1,506)	(908)
	(780)	(655)
Valuation allowance	1,048	4,257
Total provision for income taxes	$1,450	$4,522
Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax assets in the consolidated balance sheets include the following amounts of deferred tax assets and liabilities at December 31:

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
	2024	2023
Deferred Tax Assets
Allowance for credit losses	$3,552	$3,098
Deferred compensation	1,623	1,646
Stock based compensation	321	391
State net operating loss carryforwards	2,213	967
Unrealized loss on available for sale securities	12,842	13,246
Lease liability	400	481
Partnership investments	148	199
Nondeductible tax credit expenses	553	553
Other	839	1,000
	22,491	21,581
Valuation allowance	(5,558)	(3,806)
Total deferred tax assets	16,933	17,775
Deferred Tax Liabilities
Depreciation and amortization	(1,503)	(1,476)
Intangibles	(3,083)	(2,665)
Mortgage servicing rights	(1,135)	(1,087)
Right of use asset	(355)	(434)
Other	(587)	(468)
Total deferred tax liabilities	(6,663)	(6,130)
Net deferred tax asset	$10,270	$11,645
Included in the deferred tax assets are state net operating losses of approximately $35,500 and $15,500 at December 31, 2024 and December 31, 2023, respectively. These loss carryforwards begin to expire in 2031. The Company is currently not under federal or state examination.
The Company assessed the need for a valuation allowance on the deferred tax asset at December 31, 2024 and December 31, 2023. Due to a Wisconsin law change in 2023, the Company determined that it was more likely than not that the benefit of the Wisconsin deferred tax assets will not be realized and a valuation allowance was established as a result.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
A reconciliation of statutory federal income taxes based upon income before taxes to the federal and state income taxes for the period, as summarized previously, is as follows:
	2024		2023
	Amount	% of Pre-Tax Income	Amount	% of Pre-Tax Income
Reconciliation of statutory to effective rates
Federal income taxes at statutory rate	$1,580	21.00%	$1,435	21.00%
Adjustments for
Tax exempt interest on municipal obligations	(92)	-1.23%	(85)	-1.23%
Increases in taxes resulting from state income taxes, net of federal income tax benefit	(970)	-12.90%	(716)	-10.48%
Insurance premium 831(b) election	—	0.00%	(142)	-2.08%
Bank owned life insurance	(241)	-3.20%	(183)	-2.68%
Tax credits	(36)	-0.48%	(36)	-0.53%
Stock compensation	(83)	-1.11%	(54)	-0.80%
Non-deductible expenses	27	0.37%	21	0.31%
Change in valuation allowance	1,048	13.93%	4,257	62.27%
Other – net	217	2.89%	25	0.36%
Effective income taxes – operations	$1.450	19.27%	$4,522	66.14%
The Company files a consolidated U.S. federal, a combined Wisconsin, and a unitary Illinois income tax return. The Company is no longer subject to U.S. federal or Illinois tax examinations by taxing authorities for years through 2020 and for Wisconsin state income taxes through 2019.
There were no unrecognized tax benefits as of December 31, 2024 and 2023.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company’s consolidated statement of financial position does not contain any interest and penalties related to uncertain tax positions as of December 31, 2024 and 2023, respectively.
14.   Employee Benefits
The Bank has adopted a defined contribution qualified 401(k) profit-sharing plan covering substantially all employees. Participants may contribute up to 60% of pretax annual compensation, in accordance with Internal Revenue Service limits, and may also contribute amounts representing distributions from other qualified plans (rollover contributions). The Bank may make a matching contribution to the plan each year. Additional contributions to the 401(k) plan by the Bank are discretionary and are based on factors related to profits. Bank contributions were $1,034 and $930 in 2024 and 2023, respectively.
The Company has entered into deferred compensation arrangements with various directors and employees. The arrangements provide for the Company’s directors and employees to elect to defer payment of compensation earned while serving as a director or employee. Certain deferrals are deemed invested in interest-bearing instruments, selected mutual funds, or Company stock until retirement or termination at which point deferrals are paid out over a time previously designated. Included in other liabilities is $1,280 and $1,375 of related deferred compensation as of December 31, 2024 and December 31, 2023, respectively. Expenses recognized as contributions under these arrangements totaled $0 in 2024 and 2023.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
The Bank implemented a non-qualified supplemental retirement plan (the “Plan”) effective March, 2019 covering certain executive officers. The Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as may be applicable. The Plan is intended to be exempt in its entirety from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (the “Code”), and including in each case, their respective regulations, proposed regulations, and guidance. An award under the Plan shall be in the form of a payment by the Company directly to an insurance carrier to pay the premiums for a cash value life insurance policy on the Participant’s life, fully owned by the Participant.
The Company had a non-qualified unfunded SERP covering specific executive officers. Benefits provided under the plan are based on years of service and the employee’s final average pay, which is defined as the average salary and bonus for the highest three years within the five years preceding termination of employment. Included in other liabilities is $4,520 and $4,938 of related supplemental retirement plan as of December 31, 2024 and December 31, 2023, respectively. Expenses recognized as contributions under these arrangements totaled $204 and $143 in 2024 and 2023, respectively.
15.   Commitments and Contingencies
In the normal course of business, the Company and the Bank are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.
The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, financial guarantees, and standby letters of credit. They involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized on the consolidated balance sheets.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and issuing letters of credit as they do for on-balance-sheet instruments.
A summary of the contract or notional amount of the Bank’s exposure to off-balance-sheet risk as of December 31, 2024 and 2023 is as follows:
	2024	2023
Financial instruments whose contract amounts represent credit risk
Commitments to extend credit	$224,102	$247,824
Credit card commitments	$5,652	$6,215
Standby letters of credit	$7,175	$6,951
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.
Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. Credit card commitments are unsecured.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
16.   Leases
Lessee Arrangements
The Company enters into leases in the normal course of business primarily for branch and office facilities. The Company’s leases have remaining terms ranging from three to ten years, some of which include renewal options to extend the lease for up to 5 years.
Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications as of December 31, 2024 and 2023, are as follows:
	Balance Sheet Classification	2024	2023
Right-of-use assets:
Operating leases	Other assets	$1,307	$1,664
Total right-of-use assets		$1,307	$1,664
Lease liabilities:
Operating leases	Other liabilities	$1,471	$1,846
Total lease liabilities		$1,471	$1,846
Lease Expense
The components of total lease cost were as follows for the period ending December 31, 2024 and 2023:
	2024	2023
Operating lease cost	$448	$443
Total lease cost, net	$448	$443
Operating costs are included in occupancy expenses on the income statement.
Lease Obligations
Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2024 are as follows:
Operating Leases
2025	$407
2026	418
2027	428
2028	255
2029	0
Total undiscounted lease payments	1,512
Less: imputed interest	38
Net lease liabilities	$1,471

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Supplemental Lease Information
December 31, 2024
Operating lease weighted average remaining lease term (years)	2.35
Operating lease weighted average discount rate	1.55%
Cash paid for amounts included in the measurement of lease liabilities Operating cash flows from operating leases	$356
17.   Concentration of Credit Risk
Practically all of the Bank’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank’s market area. Although the Bank has a diversified loan portfolio, the ability of its debtors to honor their contracts is dependent on the economic conditions of the counties surrounding the Bank.
18.   Derivative Instruments and Hedging Activities
The Bank’s pipeline of locked residential mortgage loan commitments is considered a derivative. The Bank economically hedges its risk of changes in the fair value of locked residential mortgage loan commitments due to changes in interest rates through the use of forward sales contracts. Forward sales contracts require the Bank to deliver qualifying residential mortgage loans or pools of loans at a specified future date at a specified price or yield. Such forward sales contracts hedging the pipeline of located residential mortgage loan commitments are derivatives. The Bank has determined that the change in fair value of interest rate locks and forward sale commitments is immaterial. As such, no amounts have been recorded in the consolidated financial statements at December 31, 2024 and 2024.
19.   Retained Earnings
The principal source of income and funds of the Company are dividends from the Bank. Dividends declared by the Bank that exceed the retained net income for the current year plus retained net income for the preceding two years must be approved by Federal and State regulatory agencies.
20.
Regulatory Capital Requirements

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2024, the Bank and Company meet all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of year-end 2024 and 2023, the most recent regulatory notifications categorized the bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Centre 1 Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of and for the Years Ended December 31, 2024 and 2023
(dollars in thousands)
Actual and required capital amounts (in thousands) and ratios are presented below at year-end.
	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2024
Total capital (to risk weighted assets)
Centre 1 Bancorp	$140,667	12.83%	$87,741	8.0%	N/A	N/A
First National Bank and Trust Company	136,561	12.47%	87,582	8.0%	109,478	10.0%
Tier 1 (core) capital (to risk weighted assets)
Centre 1 Bancorp	$120,169	10.96%	$65,805	6.0%	N/A	N/A
First National Bank and Trust Company	124,064	11.33%	65,687	6.0%	87,582	8.0%
Common equity Tier 1 (CET1) capital (to risk-weighted assets)
Centre 1 Bancorp	$112,169	10.23%	$49,354	4.5%	N/A	N/A
First National Bank and Trust company	124,064	11.33%	49,265	4.5%	71,160	6.5%
Tier 1 (core) capital (to average assets)
Centre 1 Bancorp	$120,169	7.79%	$61,730	4.0%	N/A	N/A
First National Bank and Trust Company	124,064	8.17%	60,734	4.0%	75,917	5.0%
	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2023
Total capital (to risk weighted assets)
Centre 1 Bancorp	$126,434	11.21%	$90,254	8.0%	N/A	N/A
First National Bank and Trust Company	133,707	11.88%	90,033	8.0%	112,541	10.0%
Tier 1 (core) capital (to risk weighted assets)
Centre 1 Bancorp	$109,405	9.70%	$67,690	6.0%	N/A	N/A
First National Bank and Trust Company	122,678	10.90%	67,524	6.0%	90,033	8.0%
Common equity Tier 1 (CET1) capital (to risk-weighted assets)
Centre 1 Bancorp	$107,405	9.52%	$50,768	4.5%	N/A	N/A
First National Bank and Trust company	122,678	10.90%	50,643	4.5%	73,151	6.5%
Tier 1 (core) capital (to average assets)
Centre 1 Bancorp	$109,405	7.12%	$61,497	4.0%	N/A	N/A
First National Bank and Trust Company	122,678	8.11%	60,533	4.0%	75,666	5.0%

Centre 1 Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet
As of June 30, 2025
(dollars in thousands)
2025
Assets
Cash and cash equivalents	$47,398
Investment securities – available for sale, amortized cost of $430,955	395,817
Investment securities – held to maturity, fair value of $8,715	8,715
Loans held for investment	994,889
Allowance for credit losses	(11,997)
Loans receivable, net	982,892
FRB and FHLB stock, at cost	7,527
Accrued interest receivable	6,335
Premises and equipment, net	19,487
Bank owned life insurance	34,847
Goodwill	24,699
Other intangible assets, net	4,303
Other assets	15,040
Total assets	$1,547,060
Liabilities and stockholders’ equity
Liabilities
Deposits
Noninterest-bearing	$322,865
Interest-bearing	971,313
Total deposits	1,294,178
Securities sold under repurchase agreements	2,168
Other borrowings	110,060
Advances by borrowers for taxes and insurance	1,498
Accrued interest payable	595
Other liabilities	25,972
Total liabilities	1,434,471
Stockholders’ equity
Common stock, $1 par value, 2,000,000 shares authorized, 1,522,228 shares issued, and 1,476,333 shares outstanding	1,521
Surplus	22,746
Retained earnings	116,841
Treasury stock, 45,895 shares, at cost	(3,716)
Accumulated other comprehensive (loss)	(24,803)
Total stockholders’ equity	112,589
Total liabilities and stockholders’ equity	$1,547,060

Centre 1 Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
For the Six Months Ended June 30, 2025 and 2024
(dollars in thousands, except per-share data)
	2025	2024
Interest income
Interest and fees on loans	$27,150	$25,470
Interest on investment securities	4,912	4,996
Total Interest income	32,062	30,466
Interest expense
Interest on deposits	10,049	8,932
Interest on borrowed funds	2,641	4,226
Interest on other	10	12
Total Interest expense	12,700	13,170
Net interest income before provision for credit losses	19,362	17,296
Provision for credit losses	50	224
Net interest income after provision for credit losses	19,312	17,072
Noninterest income
Service fees on deposit accounts	2,623	2,327
Card based income	1,860	1,873
Trust income	2,977	2,734
Investment sales commissions	326	473
Mortgage banking income, net	761	834
Income from bank-owned life insurance	647	622
Other income	586	598
Total noninterest income	9,780	9,461
Noninterest expense
Compensation and employee benefits	14,172	13,036
Premises and occupancy expenses	2,271	2,304
Office operations	387	372
Data processing and technology expenses	2,491	2,287
Federal deposit insurance premiums	500	456
Professional services	1,547	1,340
Amortization of intangible assets	99	102
Other expenses	2,834	2,855
Total noninterest expense	24,301	22,752
Income before income taxes	4,791	3,781
Less: Income tax expense	920	662
Net income	$3,871	$3,119
Basic earnings per share	$2.64	$2.13
Diluted earnings per share	$2.61	$2.13

Centre 1 Bancorp, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
For the Six Months Ended June 30, 2025 and 2024
(dollars in thousands)
	2025	2024
Net income	$3,871	$3,119
Other comprehensive gain, net of tax
Net unrealized gains/ (losses) on securities:
Unrealized gains/ (loss) during period	12,091	(1,649)
Reclassification adjustment for gains included in net income, net of tax expense	—	—
Other comprehensive gain/ (loss), before tax	12,091	(1,649)
Income tax expense related to items of other comprehensive income	(825)	363
Other comprehensive gain/ (loss), after tax	9,436	(1,286)
Comprehensive income	$13,307	$1,833

Centre 1 Bancorp, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
For the Six Months Ended June 30, 2025 and 2024
(dollars in thousands)
	Common Stock	Surplus	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (loss)	Total
BALANCES – December 31, 2023	1,497	$21,284	$112,461	$(3,716)	$(36,959)	$94,567
Comprehensive income:
Net income	—	—	3,119	—	—	3,119
Other comprehensive income/(loss)	—	—	—	—	(1,286)	(1,286)
Comprehensive income						1,833
Cash dividends – $1.20 per share	—	—	(1,775)	—	—	(1,775)
Stock issuance – 9,685 shares	10	204	—	—	—	214
	—	—	—	—	—	—
BALANCES – June 30, 2024	1,507	$21,488	$113,805	$(3,716)	$(38,245)	$94,839
BALANCES – December 31, 2024	1,508	21,932	114,757	(3,716)	(34,239)	100,242
Comprehensive income:
Net income	—	—	3,871	—	—	3,871
Other comprehensive income	—	—	—	—	9,436	9,436
Comprehensive income						13,307
Cash dividends – $1.20 per share	—	—	(1,787)	—	—	(1,787)
Stock issuance – 5,758 shares	12	263	—	—	—	275
Stock options exercised	1	551	—	—	—	552
BALANCES – June 30, 2025	$1,521	$22,746	$116,841	$(3,716)	$(24,803)	$112,589

Centre 1 Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2025 and 2024
(dollars in thousands)
	2025	2024
Cash flows from operating activities
Net income	$3,871	$3,119
Adjustments to reconcile net income to net cash flows provided by operating activities
Depreciation	1,159	1,201
Amortization of core deposits intangibles	99	102
Amortization and accretion of investment premiums and discounts – net	595	529
Provision for credit losses	50	225
Increase in cash surrender value of life insurance	(585)	(565)
Deferred tax benefit	(780)	(655)
Originations of mortgage loans held for sale	(15,804)	(15,755)
Proceeds from sale of mortgage loans held for sale	17,271	15,735
Gain on sale of mortgage loans held for sale	(329)	(344)
Gain on sale of other real estate owned	(186)	—
Gain on sale of premises and equipment	—	(13)
Right of use asset amortization	176	179
Net change in
Accrued interest receivable, intangible assets and other assets	362	(1,054)
Lease liability	(191)	(186)
Accrued interest payable and other liabilities	1,039	2,619
Net cash flows provided by operating activities	6,747	5,137
Cash flows from investing activities
Activity in investment securities
Maturities, prepayments and calls	9,122	25,872
Purchases	(4,364)	—
Net increase in loans	(12,997)	(23,223)
Proceeds from sale of other real estate owned	1,139	—
Purchase of premises and equipment – net	(524)	(1,390)
Net redemptions/(purchase) of Federal Home Loan Bank Stock	765	(434)
Net cash flows provided by/(used in) investing activities	(6,859)	825
Cash flows from financing activities
Net increase (decrease) in deposits	(24,435)	(40,082)
Net increase in advances by borrowers for taxes and insurance	1,148	960
Net increase/ (decrease) in securities sold under repurchase agreements	(5,693)	18,930
Net change in short-term borrowings	—	7,300
Proceeds from long-term borrowings	4,500	65,000
Repayment of long-term borrowings	(20,606)	(80,579)
Dividends paid	(1,787)	(1,775)
Proceeds from stock issued	275	214
Proceeds from exercise of stock options	552	—
Purchase of treasury stock	—	—
Net cash flows (used in)/provided by financing activities	$(46,046)	$(30,032)
Net change in cash and cash equivalents	(46,158)	(24,070)
Cash and cash equivalents – beginning of year	93,556	58,331
Cash and cash equivalents – end of year	$47,398	$34,261
Supplemental cash flow disclosures
Cash paid for interest	$11,540	$12,286
Cash paid for income taxes	—	—
Supplemental noncash disclosures
Lease liabilities arising from obtaining right-of-use assets	—	—

Annex A
AGREEMENT AND PLAN OF MERGER
by and between
BANK FIRST CORPORATION
and
CENTRE 1 BANCORP, INC.
Dated as of July 17, 2025

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of July 17, 2025 by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and Centre 1 Bancorp, Inc., a Wisconsin corporation (“Centre” and, together with BFC, the “Parties” and each a “Party”).
R E C I T A L S
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which Centre will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BFC (the “Merger”), with BFC as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a condition to the willingness of BFC to enter into this Agreement, each of the directors, executive officers and certain shareholders of Centre have entered into voting agreements (each a “Centre Voting Agreement” and collectively, the “Centre Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with BFC, pursuant to which each such Person has agreed, among other things, to vote the Centre Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Centre Voting Agreements;
WHEREAS, BFC owns 100% of the issued and outstanding common stock of Bank First, N.A., a national banking association (“Bank First”);
WHEREAS, Centre owns 100% of the issued and outstanding common stock of The First National Bank and Trust Company, a national banking association (“First National Bank”);
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER
Section 1.01   The Merger.
Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law (the “WBCL”), at the Effective Time, Centre shall merge with and into BFC pursuant to the terms of this Agreement. BFC shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Wisconsin. As of the Effective Time, the separate corporate existence of Centre shall cease.
Section 1.02   Articles of Incorporation and Bylaws; Officers and Directors.
(a)   At the Effective Time, the articles of incorporation of BFC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such articles of incorporation. The bylaws of BFC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.

(b)    Subject to Section 5.20, (i) the directors and officers of BFC in office immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Entity in accordance with the bylaws of the Surviving Entity, and (ii) the directors and officers of Bank First in office immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Bank from and after the Effective Time in accordance with the bylaws of the Surviving Bank. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have qualified in accordance with applicable Law and the governing documents applicable to the Surviving Entity.
Section 1.03   Bank Merger.
Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, First National Bank shall be merged with and into Bank First (the “Bank Merger”) in accordance with the provisions of applicable federal and state banking laws and regulations, and Bank First shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties have, on the date hereof, caused the board of directors of Bank First and First National Bank, respectively, to approve a separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit B, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of this Agreement. Each of BFC and Centre shall also approve the Bank Plan of Merger in its capacity as the sole shareholder of Bank First and First National Bank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, First National Bank shall continue to operate under its name; provided that prior to any such election, BFC shall (a) reasonably consult with Centre and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04   Effective Time; Closing.
(a)    Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger in accordance with applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the WDFI-Corporations, as provided in the WBCL, on the Closing Date. The “Effective Time” of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be at such date and time as the Parties may mutually agree, but in no event later than January 1, 2026, subject to the satisfaction of the conditions set forth in Article VI.
(b)    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day prior to the Effective Time (such date, the “Closing Date”) by electronic means or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to BFC and Centre the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.05   Additional Actions.
If, at any time after the Effective Time, BFC shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement, Centre and its Subsidiaries and their respective current and former officers and directors shall be deemed to have granted to BFC and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of BFC and its Subsidiaries, as applicable, are authorized in the name of Centre and its Subsidiaries or otherwise to take any and all such actions.

Section 1.06   Reservation of Right to Revise Structure.
BFC may at any time, without the approval of Centre, change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to the Holders as Merger Consideration, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of the Holders in connection with the Merger or (iv) require submission to or approval of Centre’s shareholders after the plan of merger set forth in this Agreement has been approved by Centre’s shareholders. In the event BFC elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01   Merger Consideration.
Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of Centre:
(a)    Each share of BFC Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(b)    Each share of Centre Common Stock (i) held as treasury stock or (ii) owned directly by BFC, Centre or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of employees or customers or otherwise held in fiduciary or agency capacity that are beneficially owned by third parties, or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “Centre Cancelled Shares”).
(c)    Notwithstanding anything in this Agreement to the contrary, all shares of Centre Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Subchapter XIII of the WBCL, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”). The Holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) instead shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the WBCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such Holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the WBCL and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such Holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of Centre Common Stock under the applicable provisions of the WBCL. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the WBCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. Centre shall give BFC (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of Centre Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCL and received by Centre relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCL. Centre shall not, except with the prior written consent of BFC, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of Centre Common Stock for which dissenters’ rights have been perfected shall be returned to BFC upon demand.

(d)    Subject to Section 2.05 regarding fractional shares, each share of Centre Common Stock (excluding Dissenting Shares and Centre Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive 0.9200 shares (the “Exchange Ratio”) of BFC Common Stock (the “Merger Consideration”).
Section 2.02   Adjustment of Merger Consideration for Tangible Book Value.
(a)    If Centre Tangible Book Value (as defined and calculated below) as of the Closing Date is less than the Minimum Tangible Book Value, then the aggregate Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Minimum Tangible Book Value minus (B) Centre Tangible Book Value on the Closing Date, and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount.
(b)    For purposes of this Agreement, “Centre Tangible Book Value” means the consolidated shareholders’ equity of Centre and all of its Subsidiaries determined in accordance with GAAP consistently applied for past periods, excluding any effects of interest rate changes to Centre’s securities portfolio, on a consolidated basis with First National Bank, whether upward or downward, from June 30, 2025; provided, however, that (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the accrual of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the termination of Terminated Contracts (as defined in Section 5.14), including, but not limited to, the termination of any data processing contract following the Closing Date; (iv) amounts payable upon a change in control event under any Centre Material Contract; (v) the amount of any payments to be made pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between Centre or First National Bank and any other Person, including the termination of such agreements, if the payment under such agreement or arrangement is triggered by the transactions set forth in this Agreement; (vi) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; and (vii) the amount of any additional accruals or costs (to the extent not already accrued) to fully fund and liquidate any Centre Benefit Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by BFC pursuant to Section 5.11, will not reduce or impact the calculation of Centre Tangible Book Value for purposes of this Section; provided further, that adjustments to the calculation of Centre Tangible Book Value with respect to (i)-(vii) shall be mutually determined by Centre and BFC in good faith. All such excluded amounts shall also be determined in accordance with GAAP, and capped by an amount equal to 125% of the total gross amount set forth in Centre Disclosure Schedule 3.35; provided, however, that data processing contract termination and de-conversion fees shall not be subject to such cap. For the avoidance of doubt, Centre Tangible Book Value shall be reduced dollar for dollar by the amount of any dividend or other distribution by Centre declared or paid on or after the date of this Agreement and prior to or on the Closing Date, as well as any payments made by Centre or First National Bank to service its outstanding debt and trust preferred securities.
(c)    A calculation of Centre Tangible Book Value as of June 30, 2025, which assumes a Closing Date on or before January 1, 2026, including detailed adjustments as set forth in Section 2.02(b) is set forth in Centre Disclosure Schedule 2.02(c) (the “Estimated Closing Statement”). Within ten (10) Business Days of the end of each calendar month, Centre shall prepare a sample calculation of Centre Tangible Book Value as of the end of such calendar month (calculated in accordance with Section 2.02(b)) and provide such sample calculation to BFC for the Parties to discuss in good faith. As of a date that is not less than ten (10) Business Days prior to the intended Closing Date (the “Calculation Date”), Centre shall prepare in good faith and deliver to BFC an updated closing statement derived from the latest available financial information of Centre, adjusted for projections through the Closing Date and reflecting Centre Tangible Book Value as set forth in Section 2.02(b) (such statement, together with all backup schedules and information as may be requested by BFC, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with the Estimated Closing Statement. If BFC does not object in writing to the Final Closing Statement within five (5) Business Days after the date Centre submits such calculation to BFC, the Final Closing Statement shall be deemed to be accepted by BFC and shall constitute the final calculation of Centre Tangible Book Value at the Closing Date, subject only to any further changes mutually agreed upon by both Centre and BFC. If BFC timely objects in writing to the Final Closing Statement and the Parties are unable to resolve any dispute related to the calculations set forth in the Final Closing Statement within five (5) Business Days after the date Centre submits such calculation to BFC, then Centre and BFC shall submit the calculation of Centre Tangible Book Value at the Closing Date to an accounting firm independent from both BFC and Centre as shall be mutually agreed in writing by the Parties for review and resolution of any and all matters related to the calculation which remain in dispute. The independent accounting firm shall reach a final resolution of all matters (such determination of Centre Tangible Book Value by the independent accounting firm shall be consistent with and in accordance with Section 2.02(b)) and shall furnish such resolution in writing to Centre and BFC as soon as practicable, but in no event more than ten (10) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Centre and BFC, absent manifest error or fraud. The resolution reached by the Parties or the independent accounting firm in accordance with this Section 2.02(c) will constitute the final calculation of the Centre Tangible Book Value at the Closing Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by Centre and BFC.
Section 2.03   Centre Stock-Based Awards.
(a)    At the Effective Time, each option to purchase Centre Common Stock granted under a Centre Stock Plan (a “Centre Option”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall fully vest (to the extent not vested) and be canceled, automatically and without any required action on the part of the holder thereof, and be converted into the right to receive an amount of cash equal to the product of (A) the excess, if any, of (1) the product of (x) the Exchange Ratio, multiplied by (y) the BFC Common Stock Price (the “Per Share Cash Equivalent Consideration”), over (2) the per share exercise price of the Centre Option prior to the Effective Time, multiplied by (B) the number of shares of Centre Common Stock subject to such Centre Option prior to the Effective Time, rounding up to the nearest cent. Any Centre Option with an exercise price that equals or exceeds the Per Share Cash Equivalent Consideration shall be canceled with no consideration being paid to the option holder with respect to such Centre Option. All amounts payable pursuant to this Section 2.03(a) to the holders of Centre Options shall be paid as soon as practicable after, and in any event within five (5) Business Days following, the Effective Time, without interest and shall be less applicable tax withholdings.
(b)    Immediately prior to the Effective Time, each award of performance-based restricted stock units granted under a Centre Stock Plan (a “Centre PBRSU Award”) which is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be settled and be converted into the right to receive the Merger Consideration with respect to the total number of shares of Centre Common Stock subject to such Centre PBRSU as of immediately prior to the Effective Time (assuming target level performance). Such Merger Consideration shall be delivered without interest and shall be less applicable tax withholdings.
(c)    Immediately prior to the Effective Time, each award of time-based restricted stock units granted under a Centre Stock Plan (a “Centre TBRSU” and, together with the Centre Options and the Centre PBRSU, the “Centre Stock Awards”) which is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be settled and be converted into the right to receive the Merger Consideration with respect to the total number of shares of Centre Common Stock subject to such Centre TBRSU as of immediately prior to the Effective Time. Such Merger Consideration shall be delivered without interest and shall be less applicable tax withholdings.

(d)    At the Effective Time, the Centre Stock Plans, the Centre Stock Awards and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Centre shall be of no further force and effect.
(e)    Prior to the Effective Time, Centre, the board of directors of Centre and the compensation committee of the board of directors of Centre, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Centre Stock Awards pursuant to this Section 2.03. Centre shall take all actions necessary to ensure that, from and after the Effective Time, neither BFC nor any of its Subsidiaries will be required to deliver shares of BFC Common Stock or other capital stock of Centre to any person pursuant to or in settlement of the Centre Stock Awards.
Section 2.04   Rights as Shareholders; Stock Transfers.
At the Effective Time, all shares of Centre Common Stock, when converted in accordance with Section 2.01(d), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of Centre Common Stock, the Merger Consideration and any cash in lieu of fractional shares of BFC Common Stock in accordance with this Article II. At the Effective Time, Holders of Centre Common Stock shall cease to be, and shall have no rights as, shareholders of Centre, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of Centre shall be closed, and there shall be no registration of transfers on the stock transfer books of Centre of shares of Centre Common Stock.
Section 2.05   Fractional Shares.
Notwithstanding any other provision hereof, no fractional shares of BFC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, BFC shall pay or cause to be paid to each Holder who would otherwise receive a fractional share of BFC Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in BFC Common Stock to which such Holder would otherwise be entitled by the BFC Common Stock Price.
Section 2.06   Plan of Reorganization.
It is intended that the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
Section 2.07   Exchange Procedures.
BFC shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent to commence mailing and delivery to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.08   Deposit and Delivery of Merger Consideration.
(a)    Prior to the Effective Time, BFC shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of BFC Common Stock (or otherwise issue an instruction letter regarding the issuance of the Merger Consideration in book entry to Holders) and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.05, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and BFC, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder that such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of Centre Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by BFC or the Exchange Agent.
(b)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of Centre for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to BFC. Any shareholders of Centre who have not theretofore complied with this Section 2.08 shall thereafter look only to BFC for the Merger Consideration, any cash in lieu of fractional shares of Centre Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of Centre Common Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of Centre Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of BFC Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the Law of abandoned property and any other applicable Law, become the property of BFC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. BFC and the Exchange Agent shall be entitled to rely upon the stock transfer books of Centre to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Centre Common Stock represented by any Certificate or Book-Entry Share, BFC and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)    BFC or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as BFC is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by BFC or the Exchange Agent, as applicable.
Section 2.09   Rights of Certificate Holders after the Effective Time.
(a)    All shares of BFC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by BFC in respect of the BFC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of BFC Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the BFC Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the Certificates representing whole shares of BFC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BFC Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BFC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For the avoidance of doubt, Holders shall not have any right to participate in any dividends or other distributions declared by BFC in respect of the BFC Common Stock if the record date of such dividend or distribution is prior to the Effective Time.
(b)    In the event of a transfer of ownership of a Certificate representing Centre Common Stock that is not registered in the stock transfer records of Centre, the proper amount of cash and/or shares of BFC Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Centre Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of BFC that the Tax has been paid or is not applicable.
Section 2.10   Anti-Dilution Provisions.
If the number of shares of BFC Common Stock or Centre Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give Holders of Centre Common Stock the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, no adjustment shall be made with regard to BFC Common Stock if (i) BFC issues additional shares of BFC Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) BFC issues employee or director stock grants or similar equity awards pursuant to a BFC benefit plan.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CENTRE
Except as set forth in the disclosure schedule delivered by Centre to BFC prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “Centre Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the Centre Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Centre that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Centre and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Centre hereby represents and warrants to BFC as follows:
Section 3.01   Organization and Standing.
Each of Centre and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to Centre. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in Centre Disclosure Schedule 3.01.
Section 3.02   Capital Stock.
(a)    The authorized capital stock of Centre consists of 2,000,000 shares of Centre Common Stock and 100,000 shares of Centre Preferred Stock. As of the date hereof, there are 1,476,333 shares of Centre Common Stock and no shares of Centre Preferred Stock issued and outstanding, and an additional 45,895 shares of Centre Common Stock held as treasury stock. As of the date hereof, there are 15,000 shares of restricted stock or outstanding options or warrants to purchase Centre Common Stock. There are no shares of Centre Common Stock held by any of Centre’s Subsidiaries.

Centre Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of Centre, of each Holder, and the number of shares of Centre Common Stock held by each such Holder. The issued and outstanding shares of Centre Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Centre shareholder. All shares of Centre’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
(b)    Except as set forth in Centre Disclosure Schedule 3.02(b), there are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Centre or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Centre or any of Centre’s Subsidiaries or obligating Centre or any of Centre’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Centre or any of Centre’s Subsidiaries other than those listed in Centre Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of Centre or any of Centre’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Centre Common Stock or capital stock of any of Centre’s Subsidiaries or any other securities of Centre or any of Centre’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the Centre Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of Centre’s capital stock and there are no agreements or arrangements under which Centre is obligated to register the sale of any of its securities under the Securities Act.
(c)    Centre Disclosure Schedule 3.02(c) sets forth a list of all repurchases by Centre of Centre Common Stock since January 1, 2022, including the date of such repurchase, the number, class and series of the shares repurchased, and the price at which Centre executed such repurchase. All such repurchases were conducted by Centre in material compliance with applicable Laws. To the Knowledge of Centre, all Affiliates of Centre have, since January 1, 2022, conducted purchases and sales of Centre Common Stock in material compliance with applicable Laws.
(d)    Centre Disclosure Schedule 3.02(d) sets forth a listing of all agreements to which Centre is a party that provide Holders of Centre Common Stock with rights as Holders of Centre Common Stock that are in addition to those provided by Centre’s articles of incorporation, Centre’s bylaws, or by applicable Law (each, a “Centre Investor Agreement”). Each Centre Investor Agreement is valid and binding on Centre and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that Centre hereby represents and warrants that, to its Knowledge, each Centre Investor Agreement is duly executed by all such parties), subject to the Enforceability Exception. Centre is not in default under any Centre Investor Agreement and there has not been any event that, with the lapse of time or the giving of notice or both, would constitute such a default.
Section 3.03   Subsidiaries.
(a)    Centre Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of Centre, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by Centre. Except as set forth in Centre Disclosure Schedule 3.03(a), (i) Centre owns, directly or indirectly, all of the issued and outstanding equity securities of each Centre Subsidiary, (ii) no equity securities of any of Centre’s Subsidiaries are or may become required to be issued (other than to Centre) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Centre or a wholly-owned Subsidiary of Centre), (iv) there are no contracts, commitments, understandings or arrangements relating to Centre’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by Centre, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by Centre or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws.
(b)    Centre 1 Capital Trust I is a Subsidiary of Centre, the common securities of which are wholly owned by Centre, formed for the purpose of issuing “trust preferred securities.” The proceeds from the sale of the securities and the issuance of the common stock by the trust was invested in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debt”) issued by Centre, which are the sole assets of such trust. Centre has performed all of the obligations required to be performed by it and is not in default under the terms of such Junior Subordinated Debt or such trust preferred securities or any agreements related thereto. The Junior Subordinated Debt (i) is not convertible into Centre Common Stock, (ii) carries no voting rights with respect to any Centre Common Stock and (iii) contains no dividend limitation provisions upon Centre Common Stock except in the event of default or in the event of deferral of the payments due thereon. Except as set forth in Centre Disclosure Schedule 3.03(b), neither Centre nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(c)    Except as set forth in Centre Disclosure Schedule 3.03(c), neither Centre nor any of Centre’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than First National Bank. Except as set forth in Centre Disclosure Schedule 3.03(c), neither Centre nor any of Centre’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04   Corporate Power; Minute Books.
(a)    Centre and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, and Centre has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite Centre Shareholder Approval.
(b)    Centre has made available to BFC a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of Centre and each of its Subsidiaries, the minute books of Centre and each of its Subsidiaries for the three (3) years preceding the date of this Agreement, and the stock ledgers of Centre and each of its Subsidiaries. Neither Centre nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of Centre and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of Centre and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of Centre and each of its Subsidiaries.
Section 3.05   Corporate Authority.
Subject only to the receipt of the Requisite Centre Shareholder Approval at the Centre Meeting, this Agreement and the transactions contemplated hereby, have been authorized by all necessary corporate action of Centre and the board of directors of Centre on or prior to the date hereof. The board of directors of Centre has directed that this Agreement be submitted to Centre’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite Centre Shareholder Approval in accordance with the WBCL and Centre’s articles of incorporation and bylaws, no other vote or action of the shareholders of Centre is required by Law, the articles of incorporation or bylaws of Centre or otherwise to approve this Agreement and the transactions contemplated hereby. Centre has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BFC, this Agreement is a valid and legally binding obligation of Centre, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”)).
Section 3.06   Regulatory Approvals; No Defaults.
(a)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Centre or any of its Subsidiaries in connection with the execution, delivery or performance by Centre of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the OCC, and applicable state banking agencies, the Wisconsin Department of Financial Institutions and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the OCC, the WDFI-Banking or other applicable Governmental Authorities to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BFC Common Stock pursuant to this Agreement (the “BFC Common Stock Issuance”) and approval of listing of such BFC Common Stock on the Trading Market. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite Centre Shareholder Approval and as set forth in Centre Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Centre do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of Centre or any of its respective Subsidiaries, (2) violate any Law applicable to Centre or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on Centre or could reasonably be expected to result in a financial obligation or penalty in excess of $100,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Centre or any of its Subsidiaries or to which Centre or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except with regards to clauses (3) and (4) as would not reasonably be expected to have a Material Adverse Effect on Centre or result in a material financial penalty.
(b)    As of the date hereof, Centre has no Knowledge of any reason (i) why the Regulatory Approvals will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07   Financial Statements; Internal Controls.
(a)    Centre has previously delivered or made available to BFC copies of Centre’s (i) annual consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2022, 2023 and 2024, accompanied by the audit reports of Forvis Mazars, LLP, independent registered accountants (collectively, the “Annual Financial Statements”) and (ii) interim consolidated financial statements (including the related notes and schedules thereto) for the three months ended March 31, 2025 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Centre and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Interim Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Centre) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Annual Financial Statements). No financial statements of any entity or enterprise other than Centre’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of Centre. Since December 31, 2022, neither Centre nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2022. True, correct and complete copies of the Financial Statements are set forth in Centre Disclosure Schedule 3.07(a).
(b)    To the Knowledge of Centre, the financial statements contained in the Consolidated Reports of Condition and Income (the “Call Reports”) of First National Bank for the periods ended on or after December 31, 2022, (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the financial condition of First National Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments, in compliance with the rules and regulations of applicable federal banking authorities. The financial statements contained in the Call Reports of First National Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of First National Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of First National Bank for the respective periods set forth therein, subject to year-end adjustments, in compliance with the rules and regulations of applicable federal banking authorities.
(c)    The records, systems, controls, data and information of Centre and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Centre or its Subsidiaries or accountants (including all means of access thereto and therefrom). Centre and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Centre has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of Centre (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Centre’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Centre’s internal control over financial reporting. Centre has made available to BFC a summary of any such disclosure made by management to the auditor and/or audit committee of BFC or any Subsidiary.
(d)    Except as set forth in Centre Disclosure Schedule 3.07(d), since December 31, 2022, neither Centre nor any of its Subsidiaries nor, to Centre’s Knowledge, any director, officer, employee, auditor, accountant or representative of Centre or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the integrity of the Financial Statements, any financial statements of any Subsidiary of Centre, including the Call Reports, the accounting or auditing practices, procedures, methodologies or methods of Centre or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Centre or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Centre or any of its Subsidiaries, whether or not employed by Centre or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duties or similar violation by Centre or any of its officers, directors, employees or agents to the board of directors of Centre or any committee of the board of directors or, to Centre’s Knowledge, to any director or officer of Centre. To Centre’s Knowledge, there has been no instances of fraud by Centre or any of its Subsidiaries, whether or not material.
(e)    The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by Centre and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2022, neither Centre nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business. Except for (i) those liabilities that are fully reflected or reserved for in the Financial Statements, (ii) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2022 in amounts consistent with past practice, (iii) liabilities that have been discharged or paid in full before the Closing Date; or (iv) liabilities or obligations incurred directly as a result of this Agreement, to the Knowledge of Centre, neither Centre nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement or that, either alone or when combined with all other liabilities of a type not described in clause (i)-(iv), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Centre.
(f)    The Financial Statements to be prepared by Centre after the date of this Agreement and prior to the Closing (i) will be true, accurate and complete in all material respects, (ii) will be prepared from, and in accordance with, the books and records of Centre and its Subsidiaries, (iii) will be prepared in accordance with GAAP, consistently applied and (iv) will fairly present in all material respects the consolidated financial condition, results of operations, changes in shareholders’ equity and cash flows of Centre and its Subsidiaries as of the respective dates and for the respective periods covered thereby, subject to normal year-end adjustments and the absence of footnotes in the case of unaudited Interim Financial Statements.
(g)    The independent registered public accounting firm that audited the Annual Financial Statements is, and has been throughout the periods covered by such financial statements, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, such accounting firm has not resigned or been dismissed as a result of or in connection with any disagreement with Centre on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
Section 3.08   Regulatory Reports.
Since January 1, 2022, Centre and its Subsidiaries have timely filed with the SEC, FRB, OCC, FDIC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such required reports, forms, schedules, registration statements, and other documents or pay such fees and assessments has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Centre, and such reports and other documents were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified Centre or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of Centre, threatened an investigation into the business or operations of Centre or any of its Subsidiaries since January 1, 2022. Subject to Section 9.11, (i) there is no material and no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by or relating to any examinations or inspections by any such Governmental Authority of Centre or any of its Subsidiaries, and (ii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Centre or any of its Subsidiaries since January 1, 2022.
Section 3.09   Absence of Certain Changes or Events.
Except as set forth in Centre Disclosure Schedule 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2024, (a) Centre and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to Centre, and (c) neither Centre nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u) or Section 5.01(z).
Section 3.10   Legal Proceedings.
(a)    There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of Centre, threatened against Centre or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which Centre or any of its Subsidiaries or any of their current or former director or executive officer is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)    Subject to Section 9.11, there is no material injunction, order, judgment or decree or regulatory restriction imposed upon Centre or any of its Subsidiaries, or the assets of Centre or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither Centre nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of Centre or any of Centre’s Subsidiaries.
Section 3.11   Compliance with Laws.
(a)    Centre and each of its Subsidiaries is, and has been since January 1, 2022, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Neither Centre nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers. Since January 1, 2022, neither Centre nor any of its Subsidiaries has been advised by any Governmental Authority of any material deficiencies or concerns in respect of its compliance with applicable Laws.
(b)    Centre and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental

Authorities that are required to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Centre’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)    Neither Centre nor any of its Subsidiaries has received, since January 1, 2022, written or, to Centre’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except, in either case, where the matters referenced in such notification would not be reasonably expected to result in a Material Adverse Effect in respect of Centre or its Subsidiaries.
Section 3.12   Centre Material Contracts; Defaults.
(a)    Centre Disclosure Schedule 3.12(a) lists all agreements, contracts, arrangements, commitments or understandings (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of Centre or any of its Subsidiaries to indemnification from Centre or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of Centre or its respective Subsidiaries; (iii) related to the borrowing by Centre or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business or any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by Centre or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice or involves the payment of more than $100,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Centre or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of Centre or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which Centre or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity; (each such contract, arrangement, commitment or understanding, a “Centre Material Contract”). Centre has previously made available to BFC true, complete and correct copies of each such Centre Material Contract, including any and all amendments and modifications thereto. All indebtedness for borrowed money of Centre or any of its Subsidiaries is prepayable without penalty or premium, except as set forth in Centre Disclosure Schedule 3.12(a).
(b)    (i) Each Centre Material Contract is valid and binding on Centre and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that Centre hereby represents and warrants that, to its Knowledge, each Centre Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to Centre; (ii) Centre, each of its Subsidiaries and, to the Knowledge of Centre, each of the other parties thereto has in all material respects performed all obligations required to be performed by such party to date under each Centre Material Contract; and (iii) neither Centre nor any of its Subsidiaries is in default under any Centre Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by Centre or any of its Subsidiaries is currently outstanding.

(c)    Centre Disclosure Schedule 3.12(c) sets forth a true and complete list of all Centre Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by Centre of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13   Agreements with Regulatory Agencies.
Subject to Section 9.11, neither Centre nor any of its Subsidiaries is subject to any cease-and-desist or other similar order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “Centre Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of Centre’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has Centre or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any Centre Regulatory Agreement. To Centre’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Centre or any of its Subsidiaries.
Section 3.14   Brokers; Fairness Opinion.
Neither Centre nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Centre has engaged, and will pay a fee or commission to Hovde Group, LLC (“Hovde”) in accordance with the terms of that certain engagement agreement between Centre and Hovde, complete and correct copies of which has been previously delivered by Centre to BFC. Centre has received the opinion of Hovde, and has delivered a copy of such opinion to BFC, to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the Holders of shares of Centre Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.15   Employee Benefit Plans.
(a)    Centre Disclosure Schedule 3.15(a) sets forth a true and complete list of each material Centre Benefit Plan. For purposes of this Agreement, “Centre Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees or independent contractors of Centre, any of its Subsidiaries or any of Centre’s related organizations described in Sections 414(b), (c) or (m) of the Code, or any entity which is considered one employer with Centre, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “Centre Employees”), (ii) covering current or former directors of Centre, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which Centre or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)    With respect to each material Centre Benefit Plan, Centre has provided to BFC the current, true and complete copies of the following documents, as applicable: (i) the most recent plan document, (ii) all current trust instruments and insurance contracts or other funding arrangements forming a part of any Centre Benefit Plans, (iii) all amendments, (iv) the most recent summary plan descriptions and summary of material modifications, (v) IRS Form 5500 for the three (3) most recently completed plan years, (vi) the most recent IRS determination, opinion, notification and advisory letters, (vii) all non-routine correspondence from any regulatory agency received in the preceding three (3) years related to any alleged noncompliance of any Centre Benefit Plan, (viii) all internal documentation that was used to effectuate the self-correction of any Centre Benefit Plan, (ix) for the three (3) most recently completed plan years, all plan financial statements and accompanying accounting reports, and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Sections 105(h), 125, 129, 401(k), and 401(m) of the Code and (x) copies of the Form 1094-C and Form 1095-C filings for the last three (3) years.
(c)    All Centre Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each Centre Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“Centre 401(a) Plan”) has received a favorable opinion, determination or advisory letter from the IRS, and to Centre’s Knowledge there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such Centre 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the Centre 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All Centre Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to Centre’s Knowledge, threatened litigation or regulatory action relating to the Centre Benefit Plans. To Centre’s Knowledge, neither Centre nor any of its Subsidiaries has engaged in a transaction with respect to any Centre Benefit Plan that could subject Centre or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No Centre 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to Centre’s Knowledge, threatened by the IRS or the Department of Labor with respect to any Centre Benefit Plan. There are no current, pending, or, to Centre’s Knowledge, threatened investigations by the IRS or the Department of Labor with respect to any Centre Benefit Plan.
(d)    Neither Centre nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of Centre or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Section 413(c) of the Code at any time. Neither Centre nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither Centre nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40) or a multiple employer plan, meaning a plan sponsored by two or more unrelated employers as described in Section 413(c) of the Code. No notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any Centre Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e)    All contributions required to be made by Centre with respect to all Centre Benefit Plans (i) that are due by the date hereof have been timely made and (ii) that are due by the Closing Date will have been timely made.
(f)    Except as set forth in Centre Disclosure Schedule 3.15(f), no Centre Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any Centre Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Section 601 of ERISA or any similar state Law.
(g)    All Centre Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Section 4980H of the Code have occurred.
(h)    Centre may amend or terminate any Centre Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.

(i)    Except as otherwise provided for in this Agreement or as set forth in Centre Disclosure Schedule 3.15(i), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former Centre Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former Centre Employee to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Centre Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the Centre Benefit Plans, (v) to Centre’s Knowledge, result in any payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of Centre or, after the consummation of the transactions contemplated hereby, BFC or any of its Subsidiaries, to merge, amend or terminate any of the Centre Benefit Plans.
(j)    With respect to each Centre Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, (i) all underlying awards are in compliance in all respects with Section 409A of the Code and (ii) no payment or award is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Except as set forth in Centre Disclosure Schedule 3.15(j), neither Centre nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a Centre Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future or (y) has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(k)    No Centre Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither Centre nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(l)    Centre Disclosure Schedule 3.15(l) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of Centre or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Centre Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
(m)    Centre and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Centre or any of its Subsidiaries as an independent contractor or as an employee for purposes of determining eligibility for each Centre Benefit Plan.
Section 3.16   Labor Matters.
(a)    Neither Centre nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Centre’s Knowledge threatened, asserting that Centre or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Centre or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against Centre pending or, to Centre’s Knowledge, threatened, nor to Centre’s Knowledge is there any activity involving Centre Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, Centre and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Centre or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To Centre’s Knowledge, no officer of Centre or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.
(b)    To the Knowledge of Centre, Centre and its Subsidiaries are in compliance in all material respects with, and since December 31, 2022, have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, classification of employees and independent contractors, equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements).
(c)    Except as disclosed on Centre Disclosure Schedule 3.16(c), (i) to Centre’s Knowledge, no written allegations of sexual harassment or sexual misconduct have been made in the past five (5) years against any person who is a current member of the board of directors of Centre or a current officer of Centre or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither Centre nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any current officer at or above Senior Vice President, and (iii) there are no proceedings currently pending or, to the Knowledge of Centre, threatened related to any allegations of sexual harassment or sexual misconduct by any current member of the board of directors of Centre, any current officer or any Senior Vice President.
Section 3.17   Environmental Matters.
Centre and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of Centre, threatened against Centre or any of its Subsidiaries or any real property or facility presently owned, operated or leased by Centre or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither Centre nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of Centre, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by Centre or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to Centre or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of Centre, there are no underground storage tanks on, in or under any property currently owned, operated or leased by Centre or any of its Subsidiaries.
Section 3.18   Tax Matters.
(a)    Except as set forth in Centre Disclosure Schedule 3.18(a), each of Centre and its Subsidiaries has duly and timely filed (taking into account all applicable extensions properly obtained) all income Tax Returns and all other material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due. All income and other such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All income and other material Taxes due and owing by Centre or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither Centre nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither Centre nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where Centre or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax Return filing requirements or subject to taxation in that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Centre or any of its Subsidiaries.
(b)    Centre and each of its Subsidiaries have collected or withheld and paid over to the appropriate Taxing Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.
(c)    No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings with respect to Taxes of Centre or any of its Subsidiaries are currently being conducted or pending or have been threatened in writing. Neither Centre nor any of its Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where Centre or any of its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any Tax or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against Centre or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Centre or any of its Subsidiaries, and neither Centre nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. No private letter rulings, technical advice memorandums or similar rulings have been entered into with, or received from, any Taxing Authority by Centre or any of its Subsidiaries.
(d)    Centre has delivered or made available to BFC true and complete copies of (i) the foreign, federal, state and local Tax Returns filed with respect to Centre and its Subsidiaries, and (ii) all examination reports and statements of deficiencies assessed against or agreed to by Centre, in each case (i) and (ii) for taxable periods ended on or after December 31, 2022.
(e)    Neither Centre nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the Closing Date. Neither Centre nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement or similar agreement pursuant to which it has any obligation to any Person with respect to Taxes (other than such an agreement (i) exclusively between or among Centre and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further payments being required to be made). Neither Centre nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Centre) or (ii) has any liability for the Taxes of any Person (other than Centre and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(f)    Neither Centre nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(g)    Since January 1, 2022, neither Centre nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(h)    Neither Centre nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Regulations Section 1.6011-4(b)(2) in any tax year.

(i)    Neither Centre nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(j)    Neither Centre nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
(k)    Centre and each of its Subsidiaries is in material compliance with all federal, state and foreign Laws applicable to abandoned or unclaimed property or escheat and has timely paid, remitted or delivered to each jurisdiction all material unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction.
(l)    Except as set forth in Centre Disclosure Schedule 3.18(l), neither Centre nor any of its Subsidiaries have (i) applied for or received loans or payments under the CARES Act (or any comparable analogous or similar provision of state, local or foreign Law or conforming U.S. Law), including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program, (ii) claimed any “employee retention tax credits,” as established by Section 2301 of the CARES Act, to either offset Tax deposits or receive an advance Tax refund, or otherwise claimed any tax credits under the CARES Act or the FFCRA including for providing any paid sick leave under the FFCRA, or (iii) any Deferred Payroll Taxes.
Section 3.19   Investment Securities; Borrowings; Deposits.
(a)    Centre Disclosure Schedule 3.19 sets forth as of June 30, 2025, the Centre Investment Securities, as well as any purchases or sales of Centre Investment Securities between December 31, 2024 to and including June 30, 2025, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any Centre Investment Securities sold during such time period between December 31, 2024 and June 30, 2025. To the Knowledge of Centre, each of Centre and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Centre’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Centre or its Subsidiaries. Such securities and commodities are valued on the books of Centre in accordance with GAAP in all material respects. Except as set forth in Centre Disclosure Schedule 3.19, neither Centre nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than First National Bank. To the Knowledge of Centre, except for investments in FHLB stock and FRB stock and pledges to secure FHLB or FRB borrowings and reverse repurchase agreements entered into in arm’s-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by Centre or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.
(b)    Centre has made available to BFC a true and complete list, as of June 30, 2025, of the borrowed funds (excluding deposit accounts) of Centre and its Subsidiaries.
(c)    To the Knowledge of Centre, Centre and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Centre believes are prudent and reasonable in the context of their respective businesses, and Centre and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

Section 3.20   Derivative Transactions.
(a)    All Derivative Transactions entered into by Centre or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Centre or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Centre and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)    Each Derivative Transaction is listed in Centre Disclosure Schedule 3.20(b), and the financial position of Centre or its Subsidiaries under or with respect to each has been reflected in the books and records of Centre or its Subsidiaries in all material respects in accordance with GAAP, and no material open exposure of Centre or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in Centre Disclosure Schedule 3.20(b).
(c)    No Derivative Transaction, were it to be a Loan held by Centre or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21   Regulatory Capitalization.
Centre and First National Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 3.22   Loans; Nonperforming and Classified Assets.
(a)    Centre Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Centre or any of its Subsidiaries is a creditor which, as of June 30, 2025, was over sixty (60) days or more delinquent in payment of principal or interest or in default of any other material provision, and (ii) Loans with any director, executive officer or 5% or greater shareholder of Centre or any of its Subsidiaries, or to the Knowledge of Centre, any affiliate of any of the foregoing. Set forth in Centre Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of Centre and its Subsidiaries that, as of June 30, 2025, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by First National Bank, Centre or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by First National Bank as a “Troubled Debt Restructuring” as defined by GAAP.
(b)    Centre Disclosure Schedule 3.22(b) identifies each asset of Centre or any of its Subsidiaries that as of June 30, 2025 was classified as other real estate owned (“OREO”) and the book value thereof as of June 30, 2025 as well as any assets classified as OREO between December 31, 2024 and June 30, 2025 and any sales of OREO between December 31, 2024 and June 30, 2025, reflecting any gain or loss with respect to any OREO sold.
(c)    Each Loan held in Centre’s or any of its Subsidiaries’ loan portfolio (each a “Centre Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of Centre and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(d)    All currently outstanding Centre Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding Centre Loan are complete and correct in all material respects. There are no oral modifications or amendments, or additional agreements related to the Centre Loans that are not reflected in the written records of Centre or its Subsidiary, as applicable. All such Centre Loans are owned by Centre or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Chicago. No claims of defense as to the enforcement of any Centre Loan have been asserted in writing against Centre or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and Centre has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by Centre from third parties that are described on Centre Disclosure Schedule 3.22(d), no Centre Loans are presently serviced by third parties and there is no obligation which could result in any Centre Loan becoming subject to any third-party servicing.
(e)    Neither Centre nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Centre or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Centre or any of its Subsidiaries, unless there is a material breach of a representation or covenant by Centre or any of its Subsidiaries, and none of the agreements pursuant to which Centre or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)    Neither Centre nor any of its Subsidiaries is now nor has it ever been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(g)    There are no outstanding Loans made by Centre or First National Bank to any directors, executive officers or principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Centre or First National Bank, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O in all material respects or that are exempt therefrom.
Section 3.23   Allowance for Loan and Lease Losses.
Centre’s allowance for loan and lease losses as reflected in the latest balance sheet included in the Financial Statements was, in the opinion of management, as of the date thereof, in compliance in all material respects with Centre’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is, in the reasonable judgement of management, adequate under all such standards. As of December 31, 2024, any impairment on loans, investments, derivatives and any other financial instrument in the Financial Statements was accounted for under GAAP.
Section 3.24   Trust Business; Administration of Fiduciary Accounts.
First National Bank (a) has been duly appointed to all fiduciary, custodial, or representative capacities it holds with respect to Wealth Management Business and all such appointments are currently in effect; (b) has all consents, approvals, authorizations or other actions by the applicable Governmental Authority for the conduct of the Wealth Management Business; and (c) has conducted the Wealth Management Business and properly administered all client accounts, including without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, investment advisor or other similar capacity (each, a “Fiduciary Account”) in accordance, in all material respects, with the terms of the governing documents of First National Bank, the policies adopted by First National Bank for the Wealth Management Business, all applicable Law and prudent risk management practices. None of First National

Bank or its current or former directors, officers or employees has committed any breach of fiduciary obligations with respect to any Fiduciary Account.
Section 3.25   Investment Management and Related Activities.
Except as set forth in Centre Disclosure Schedule 3.25, none of Centre, any Centre Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.26   Repurchase Agreements.
With respect to all agreements pursuant to which Centre or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Centre or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27   Deposit Insurance; FHLB.
The deposits of First National Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and First National Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Centre’s Knowledge, threatened. First National Bank is a member in good standing of the Federal Home Loan Bank of Chicago.
Section 3.28   Community Reinvestment Act, Anti-Money Laundering and Customer Information Security.
Neither Centre nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither Centre nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause Centre or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of Centre and its Subsidiaries have implemented anti-money laundering programs that contain adequate and appropriate customer identification verification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act. To the Knowledge of Centre, First National Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq.
Section 3.29   Transactions with Affiliates.
Except as set forth in Centre Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Centre or any of its Subsidiaries to, and neither Centre nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, 5% or greater shareholder of Centre or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with Centre or any of its Subsidiaries and other than deposits held by First National Bank in the Ordinary Course of Business,

or (b) any other Affiliate of Centre or any of its Subsidiaries. Except as set forth in Centre Disclosure Schedule 3.29, neither Centre nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between First National Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.30   Tangible Properties and Assets.
(a)    Centre Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by Centre and each of its Subsidiaries. Except as set forth in Centre Disclosure Schedule 3.30(a), Centre or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to Centre’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Centre or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in Centre Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFC.
(b)    Centre Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Centre or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Centre nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To Centre’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by Centre or any of its Subsidiaries of, or default by Centre or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To Centre’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Centre and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in Centre Disclosure Schedule 3.30(b), have been furnished or made available to BFC.
(c)    All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of Centre and its Subsidiaries.
Section 3.31   Intellectual Property.
Centre Disclosure Schedule 3.31 sets forth a true, complete and correct list of all Centre Intellectual Property. Centre or its Subsidiaries owns or has a valid license to use all Centre Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The Centre Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Centre and its Subsidiaries as currently conducted. The Centre Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Centre nor any of its Subsidiaries has received notice challenging the validity or enforceability of Centre Intellectual Property. None of Centre or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by Centre of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Centre or any of its Subsidiaries is a party and pursuant to which Centre or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither Centre nor any of its Subsidiaries has received notice challenging Centre’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of Centre or any of its Subsidiaries to own or use any of Centre Intellectual Property.
Section 3.32   Insurance.
(a)    Centre Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders or bonds currently maintained by Centre and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Centre and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Centre reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither Centre nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Centre nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)    Centre Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Centre or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by First National Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Centre’s BOLI. Neither Centre nor any of Centre’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33   Antitakeover Provisions.
No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.34   Centre Information.
The information relating to Centre and its Subsidiaries that is provided by or on behalf of Centre for inclusion in the Proxy Statement-Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to Centre’s shareholders and as of the date of the Centre Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any subsequent filing made by Centre as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to Centre and Centre’s Subsidiaries and other portions thereof within the reasonable control of Centre and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 3.35   Transaction Costs.
Centre Disclosure Schedule 3.35 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees of Centre and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
Section 3.36   Bank Holding Company.
Centre is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Section 3.37   Questionable Payments.
None of Centre, First National Bank or any of their Subsidiaries, or to Centre’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Centre, First National Bank or any of its Subsidiaries, has, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful fund of monies or other assets of Centre or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Centre or any of its Subsidiaries or (f) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment, regardless of form, whether in money, property or services, to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government. None of Centre, First National Bank or any of their Subsidiaries, or to Centre’s Knowledge, any director, officer, employee, agent or other person acting on behalf of Centre, First National Bank or any of its Subsidiaries, is subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
Section 3.38   No Other Representations or Warranties.
Except for the representations and warranties made by Centre in this Article III and for the disclosures contained in the Centre Disclosure Schedule, neither Centre nor any other person makes any express or implied representation or warranty with respect to Centre, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Centre hereby disclaims any such other representations or warranties. Centre acknowledges and agrees that neither BFC nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the BFC Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BFC
Except as set forth in the disclosure schedule delivered by BFC to Centre prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “BFC Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the BFC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BFC that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BFC, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, BFC hereby represents and warrants to Centre as follows:
Section 4.01   Organization and Standing.
Each of BFC and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to BFC.
Section 4.02   Capital Stock.
The authorized capital stock of BFC consists of 20,000,000 shares of BFC Common Stock, and 5,000,000 shares of preferred stock. As of the date hereof, 9,857,163 shares of BFC Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of BFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any BFC shareholder. The shares of BFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of BFC’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.
Section 4.03   Corporate Power.
(a)    BFC and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets, and BFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.
(b)    BFC has made available to Centre a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of BFC and each of its Subsidiaries. Neither BFC nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 4.04   Corporate Authority.
This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BFC on or prior to the date hereof. BFC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Centre, this Agreement is a valid and legally binding obligation of BFC, enforceable in accordance with its terms, subject to the Enforceability Exception.
Section 4.05   SEC Documents; Financial Statements.
(a)    BFC has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2022 (the “BFC Reports”) and has paid all fees and assessments due and payable in connection therewith, except where the failure to file such required reports, forms, schedules, registration statements, and other documents or pay such fees and assessments has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BFC. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the BFC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BFC Reports, and none of the BFC Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of BFC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the BFC Reports.
(b)    The consolidated financial statements of BFC (or incorporated by reference) included (or incorporated by reference) in the BFC Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of BFC and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of BFC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.
(c)    BFC (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of BFC’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BFC’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in BFC’s internal control over financial reporting. These disclosures were made in writing by management to BFC’s auditors and audit committee. There is no reason to believe that BFC’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.
(d)    Since January 1, 2022, neither BFC nor any of its Subsidiaries nor, to BFC’s Knowledge, any director, officer, employee, auditor, accountant or representative of BFC or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim, whether written or oral, regarding the integrity of BFC’s consolidated financial statements in the BFC Reports, any financial statements of any Subsidiary of BFC, the accounting or auditing practices, procedures, methodologies or methods of BFC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.06   Regulatory Reports.
Since January 1, 2022, BFC and each of its Subsidiaries has timely filed with the SEC, FRB, OCC, any applicable SRO and any other applicable Governmental Authority, in correct form in all material respects, all material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to BFC. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of BFC and its Subsidiaries, no Governmental Authority has notified BFC that it has initiated or has pending any proceeding or, to the Knowledge of BFC threatened an investigation into the business or operations of BFC or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to BFC. Subject to Section 9.11, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by or relating to any examinations or inspections by any such Governmental Authority of BFC or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to BFC.

Section 4.07   Regulatory Approvals; No Defaults.
No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by BFC or any of its Subsidiaries in connection with the execution, delivery or performance by BFC of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, OCC, the WDFI-Banking or other applicable state banking agencies to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the BFC Common Stock Issuance and approval of listing of such BFC Common Stock on the Trading Market. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by BFC do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of BFC, (2) violate any Law applicable to BFC or any of its Subsidiaries, or any of their respective properties or assets, or (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which BFC or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except with regards to the clauses (1) to (3), as would not reasonably be expected to have a Material Adverse Effect on BFC. As of the date hereof, BFC has no Knowledge of any reason, with respect to BFC, (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
Section 4.08   BFC Information.
The information relating to BFC and its Subsidiaries that is supplied by or on behalf of BFC for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of Form S-4, and will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to Centre’s shareholders and as of the date of the Centre Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any BFC Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to BFC and BFC’s Subsidiaries and other portions thereof within the reasonable control of BFC and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 4.09   Absence of Certain Changes or Events.
Except as reflected or disclosed in BFC’s Annual Report on Form 10-K for the year ended December 31, 2024 or in the BFC Reports since December 31, 2024, as filed with the SEC, there has been no change or development with respect to BFC and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to BFC.

Section 4.10   Compliance with Laws.
(a)    BFC and each of its Subsidiaries is, and has been since January 1, 2022, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2022, neither BFC nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)    BFC and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BFC’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)    Neither BFC nor any of its Subsidiaries has received, since January 1, 2022, written or, to BFC’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to BFC.
Section 4.11   BFC Regulatory Matters.
(a)    BFC is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
(b)    The deposits of Bank First are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and Bank First has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BFC’s Knowledge, threatened. Bank First received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
(c)    Subject to Section 9.11, since January 1, 2022, neither BFC nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither BFC nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither BFC nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
Section 4.12   Brokers.
Neither BFC nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BFC has engaged, and will pay a fee or commission to, Piper Sandler & Co.
Section 4.13   Legal Proceedings.
(a)    Neither BFC nor any of its Subsidiaries is a party to any, and there are no pending or, to BFC’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BFC or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on BFC, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)    Subject to Section 9.11, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BFC, there is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon BFC, any of its Subsidiaries or the assets of BFC or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.14   Tax Matters.
(a)    Each of BFC and its Subsidiaries has duly and timely filed (taking into account all applicable extensions properly obtained) all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due (taking into account all applicable extensions properly obtained). All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All material Taxes due and owing by BFC or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither BFC nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither BFC nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where BFC or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax Return filing requirements or subject to taxation in that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of BFC or any of its Subsidiaries.
(b)    Neither BFC nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Regulations Section 1.6011-4(b)(2) in any tax year.
(c)    Since January 1, 2022, neither BFC nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(d)    Neither BFC nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 4.15   Regulatory Capitalization.
BFC and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 4.16   Community Reinvestment Act, Anti-Money Laundering and Customer Information Security.
Neither BFC nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither BFC nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause BFC or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of BFC and its Subsidiaries have implemented anti-money laundering programs that contain adequate and appropriate customer identification verification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 4.17   No Other Representations or Warranties.
Except for the representations and warranties made by BFC in this Article IV and for the disclosures contained in the BFC Disclosure Schedule, neither BFC nor any other person makes any express or implied representation or warranty with respect to BFC, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BFC hereby disclaims any such other representations or warranties. BFC acknowledges and agrees that neither Centre nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III and in the Centre Disclosure Schedule.
ARTICLE V
COVENANTS
Section 5.01   Covenants of Centre.
During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the Centre Disclosure Schedule), required by Law or with the prior written consent of BFC (which consent shall not be unreasonably withheld, conditioned or delayed), Centre shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, Centre will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and BFC the present services of the current officers and employees of Centre and its Subsidiaries, (iii) preserve for itself and BFC the goodwill of its customers, employees, lessors and others with whom business relationships exist and (iv) continue all commercially reasonable collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in Centre Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by BFC (which consent shall not be unreasonably withheld, conditioned or delayed), Centre shall not and shall not permit its Subsidiaries to:
(a)    Stock.   Other than pursuant to stock options or stock-based awards outstanding as of the date of this Agreement and listed on the Centre Disclosure Schedules, (i) issue, sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the Centre Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.

(b)    Dividends; Other Distributions.   Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for (i) dividends from wholly owned Subsidiaries to Centre, (ii) dividends made in the Ordinary Course of Business to service debt and any trust preferred securities, and (iii) regular quarterly dividends paid in the Ordinary Course of Business.
(c)    Compensation; Employment Agreements, Etc.   Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of Centre or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect as of the date of this Agreement, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of Centre or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in Centre Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations under a Centre Benefit Plan existing as of the date hereof set forth in Center Disclosure Schedule 3.15(l), or (v) as otherwise set forth in Centre Disclosure Schedule 5.01(c).
(d)    Hiring.   (i) Hire any person as an employee or officer of Centre or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $125,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business, or (ii) promote any employee except to fill vacancies that may arise in the Ordinary Course of Business or to satisfy contractual obligations existing as of the date of this Agreement and set forth in Centre Disclosure Schedule 5.01(d).
(e)    Benefit Plans.   Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with BFC, (ii) to satisfy contractual obligations under a Centre Benefit Plan existing as of the date hereof, (iii) as previously disclosed to BFC and set forth in Centre Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any Centre Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Centre or any of its Subsidiaries.
(f)    Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof and set forth in Centre Disclosure Schedule 5.01(f), pay, loan or advance any amount to (other than renewals of existing loans in accordance with Section 5.01(s) below), or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(g)    Dispositions.   Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Centre or any of its Subsidiaries.
(h)    Acquisitions.   Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by BFC pursuant to any other applicable paragraph of this Section 5.01.
(i)    Capital Expenditures.   Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that BFC shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from Centre.
(j)    Governing Documents.   Amend Centre’s articles of incorporation or bylaws or any equivalent documents of Centre’s Subsidiaries.
(k)    Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(l)    Contracts.   Except as set forth in Centre Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend or waive any material provision of, any Centre Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to Centre or any of its Subsidiaries, or enter into any contract that would constitute a Centre Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by BFC.
(m)    Claims.   Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Centre or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Centre or any of its Subsidiaries of an amount which exceeds $75,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of Centre or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.
(n)    Banking Operations.   (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(o)    Derivative Transactions.   Enter into any Derivative Transaction.
(p)    Indebtedness.   Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than the purchase of federal funds, Federal Home Loan Bank borrowings, creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).
(q)    Investment Securities.   Unless mutually agreed upon by the Parties, (i) acquire, sell or otherwise dispose of any debt security or equity investment (other than obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five (5) years and which municipal obligations have been assigned a rating of A2 or better by Moody’s Investors Service or A or better by Standard and Poor’s), or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the Centre Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(r)    Deposits.   Other than in the Ordinary Course of Business, make any changes to deposit pricing, or acquire any “brokered deposits” except for any extensions or renewals of existing brokered deposits.
(s)    Loans.   Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in Centre Disclosure Schedule 5.01(s), (i) make, renew, renegotiate, increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by Centre or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $1,000,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan-to-value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $2,000,000, (E) secured loan over $3,000,000, (F) any loan that is not made in conformity with Centre’s ordinary course lending policies and guidelines in effect as of the date hereof or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of Centre or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $5,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where Centre or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the Chief Credit Officer or Senior Lender of Bank First, which approval or rejection shall be given in writing within three (3) Business Day after the complete loan package is delivered to such individual.
(t)    Investments or Developments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop or otherwise take any actions to develop any real estate owned by Centre or its Subsidiaries.
(u)    Taxes.   Except as set forth in Centre Disclosure Schedule 5.01(u) and as required by applicable Law, make or change or revoke any Tax election, file any amended Tax Return, enter into any “closing agreement” as described in Section 7121 of the Code (or similar provision of applicable Law) with respect to Taxes, settle or compromise any liability for Taxes, agree to any adjustment of any Tax attribute, file or surrender any claim for a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or fail to timely pay any income Taxes or other material Taxes (including estimated Taxes) or fail to file any income Tax Returns or other material Tax Returns that become due.
(v)    Tax Treatment of Each of the Merger and the Bank Merger.   Take any action that is intended or is reasonably likely to result in either the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code.
(w)    Compliance with Agreements.   Commit any act or omission which constitutes a material breach or default by Centre or any of its Subsidiaries under any agreement with any Governmental Authority or under any Centre Material Contract, Lease or other material agreement or material license to which Centre or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business or operations receives benefits.
(x)    Environmental Assessments.   Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(y)    Adverse Actions.   Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair Centre’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(z)    Capital Stock Purchase.   Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(aa)    Facilities.   Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by BFC.
(bb)   Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(cc)    Loan Workouts.   Compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than any loan workout in the Ordinary Course of Business.
(dd)   Commitments.   (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
(ee)    Centre Tangible Book Value.   Take any action or fail to take any action that will cause the Centre Tangible Book Value at the Effective Time to be less than the Minimum Tangible Book Value at the Effective Time.
(ff)   280G.   To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event), could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, Centre shall, prior to the Effective Time, cooperate in good faith with BFC to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, including but not limited to the measures included on Company Disclosure Schedule 5.01(ff).
Section 5.02   Covenants of BFC.
(a)    Affirmative Covenants.   From the date hereof until the Effective Time, BFC will carry on its business consistent with prudent banking practices and in material compliance with all applicable Laws.
(b)    Negative Covenants.   From the date hereof until the Effective Time, BFC shall not, and shall not permit any of its Subsidiaries to, take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair BFC’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable Law or a Governmental Authority, or with the prior written consent of Centre during the period from the date of this Agreement to the Effective Time, BFC shall not, and shall not permit any of its Subsidiaries to:
(i)    Take any action that is intended or is reasonably likely to result in the Merger or the Bank Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

(ii)    Take any action that is likely to materially impair BFC’s ability to perform any of its obligations under this Agreement or Bank First to perform any of its obligations under the Bank Plan of Merger; or
(iii)    Agree or commit to do any of the foregoing.
Section 5.03   Commercially Reasonable Efforts.
Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04   Centre Shareholder Approval.
(a)    Following the execution of this Agreement, Centre shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of Centre, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Centre’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Centre Meeting”) and shall take all lawful action to solicit such approval by such shareholders. Centre shall use its reasonable best efforts to obtain the Requisite Centre Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Centre Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Centre in connection with the Centre Meeting are solicited in compliance in all material respects with the WBCL, the articles of incorporation and bylaws of Centre, and all other applicable legal requirements. Except with the prior approval of BFC, no other matters shall be submitted for the approval of Centre shareholders at the Centre Meeting. Centre shall adjourn or postpone the initially scheduled Centre Meeting if, as of the time for which the Centre Meeting is scheduled, (i) there are insufficient shares of Centre Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Centre Meeting, or (ii) Centre has not recorded proxies representing a sufficient number of shares necessary to obtain the Requisite Centre Shareholder Approval; provided, however, that the Centre Meeting shall not be adjourned or postponed more than twice pursuant to this Section 5.04(a).
(b)    Except to the extent provided otherwise in Section 5.09, (i) the board of directors of Centre shall at all times prior to and during the Centre Meeting recommend approval of this Agreement by the shareholders of Centre and any other matters required to be approved by Centre’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Centre Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of BFC or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the Centre Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Centre Shareholder Approval, Centre will not adjourn or postpone the Centre Meeting unless Centre is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of Centre. Centre shall keep BFC updated with respect to the proxy solicitation results in connection with the Centre Meeting as reasonably requested by BFC.
Section 5.05   Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)    BFC and Centre agree to cooperate in the preparation of the Registration Statement to be filed by BFC with the SEC in connection with the BFC Common Stock Issuance (including the Proxy Statement-Prospectus and all related documents). Centre shall use its reasonable best efforts to deliver to BFC such financial statements and related analysis of Centre, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Centre, as may be required in order to file the Registration Statement, and any other report required to be filed by BFC with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to BFC to review. Within sixty (60) days of the date of this Agreement, BFC shall file with the SEC the Registration Statement. Each of BFC and Centre agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. BFC also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Centre agrees to cooperate with BFC and BFC’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Centre’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Centre, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)    BFC will advise Centre, promptly after BFC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BFC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. BFC will provide Centre and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and BFC will provide Centre and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, BFC shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with Centre to mail such amendment or supplement to Centre shareholders (if required under applicable Law).
(c)    BFC will use its commercially reasonable efforts to cause the shares of BFC Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the Trading Market, subject to official notice of issuance, prior to the Effective Time.
Section 5.06   Regulatory Filings; Consents.
(a)    Each of BFC and Centre and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly, but no later than forty-five (45) days from the date of this Agreement, prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require BFC or any of its Subsidiaries or Centre or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to Centre) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of BFC, Centre, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). BFC and Centre will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of BFC or Centre to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, BFC and Centre shall each furnish to the other for review a copy of each non-confidential portion of such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b)    Centre will use its best efforts, and BFC shall reasonably cooperate with Centre at Centre’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on Centre Disclosure Schedule 3.12(c) or that are otherwise required to be obtained under the terms of any Centre Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such Centre Material Contract or creating any lien, claim or charge upon any of the assets of Centre or any of its Subsidiaries. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). Centre will consult with BFC and its representatives as often as practicable under the circumstances so as to permit Centre and BFC and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07   Publicity.
BFC and Centre shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that BFC shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08   Access; Current Information.
(a)    For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, Centre agrees to afford BFC and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to Centre’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as BFC may reasonably request and Centre shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and Centre’s privacy policy and, during such period, Centre shall furnish to BFC, upon BFC’s reasonable request, all such other information concerning the business, properties and personnel of Centre and its Subsidiaries that is substantially similar in scope to the information provided to BFC in connection with its diligence review prior to the date of this Agreement. BFC shall coordinate any such access in accordance with this Section 5.08(a) with Centre’s President, Donald A. O’Day.
(b)    For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, BFC agrees to furnish to Centre such information as Centre may reasonably request concerning the business of BFC and its Subsidiaries that is substantially similar in scope to the information provided to Centre in connection with its diligence review prior to the date of this Agreement.
(c)    As promptly as reasonably practicable after they become available, Centre will furnish to BFC copies of the board packages distributed to the board of directors of Centre or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of Centre or any committee thereof relating to the financial performance and risk management of Centre.
(d)    During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, Centre agrees to provide to BFC (i) a copy of each report filed by Centre or any of its Subsidiaries with a Governmental Authority, (ii) a copy of Centre’s monthly loan trial balance and (iii) a copy of Centre’s monthly statement of condition and profit and loss statement and, if requested by BFC, a copy of Centre’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. Centre further agrees to provide BFC, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to Centre Disclosure Schedule 3.19, Centre Disclosure Schedule 3.22(a) and Centre Disclosure Schedule 3.22(b) that would be required if the references to June 30, 2025 in each corresponding representation and warranty of Centre were changed to the date of the most recently ended calendar month.
(e)    No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of BFC and Centre to consummate the transactions contemplated hereby.
(f)    Notwithstanding anything to the contrary in this Section 5.08, no Party shall be required to provide the other Party with any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that its board of directors has been advised by counsel that such distribution to the other Party may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of such Party’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, such Party shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09   No Solicitation by Centre; Superior Proposals.
(a)    Except as permitted by Section 5.09(b), Centre shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Centre or any of Centre’s Subsidiaries (collectively, the “Centre Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BFC) any information or data with respect to Centre or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Centre is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Centre Representatives, whether or not such Centre Representative is so authorized and whether or not such Centre Representative is purporting to act on behalf of Centre or otherwise, shall be deemed to be a breach of this Agreement by Centre. Centre and its Subsidiaries shall, and shall cause each of the Centre Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from BFC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Centre or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, the assets of Centre or any of its Subsidiaries constituting, in the aggregate, 20% or more of the fair value of the consolidated assets of Centre; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Centre or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Centre or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Centre or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Centre Common Stock or more than 50% of the assets of Centre and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of Centre), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Centre reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by BFC in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of Centre from a financial point of view than the Merger.
(b)    Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the Centre Meeting, Centre may take any of the actions described in Section 5.09(a) if, but only if, (i) Centre has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of Centre reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would cause it to violate its fiduciary duties to Centre’s shareholders under applicable Law; (iii) Centre has provided BFC with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Centre or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Centre receives from such Person a confidentiality agreement with terms no less favorable to Centre than those contained in the confidentiality agreement with BFC. Centre shall promptly provide to BFC any non-public information regarding Centre or its Subsidiaries provided to any other Person which was not previously provided to BFC, such additional information to be provided no later than the date of provision of such information to such other party.

(c)    Centre shall promptly (and in any event within twenty-four (24) hours) notify BFC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Centre or the Centre Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Centre agrees that it shall keep BFC informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)    Except as set forth in Section 5.09(e), neither the board of directors of Centre nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to BFC in connection with the transactions contemplated by this Agreement (including the Merger), the Centre Recommendation; (ii) fail to reaffirm the Centre Recommendation within three (3) Business Days following a request by BFC, or make any statement, filing or release, in connection with the Centre Meeting or otherwise, inconsistent with the Centre Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Centre Recommendation); (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iv) enter into (or cause Centre or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring Centre to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)    Notwithstanding Section 5.09(d), prior to the date of the Centre Meeting, the board of directors of Centre may withdraw, qualify, amend or modify the Centre Recommendation (a “Centre Subsequent Determination”), or terminate this Agreement in order to concurrently enter into an Agreement with respect to a Superior Proposal, after the fifth (5th) Business Day following BFC’s receipt of a notice (the “Notice of Superior Proposal”) from Centre advising BFC that the board of directors of Centre has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of Centre has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would cause it to violate its fiduciary duties to Centre’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by BFC (the “Notice Period”), Centre and the board of directors of Centre shall have cooperated and negotiated in good faith with BFC to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Centre to proceed with the Centre Recommendation without a Centre Subsequent Determination; provided, however, that BFC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by BFC since its receipt of such Notice of Superior Proposal, the board of directors of Centre has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Centre shall be required to deliver a new Notice of Superior Proposal to BFC and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.
(f)    Nothing contained in this Section 5.09 shall prohibit Centre or the board of directors of Centre from complying with Centre’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Centre Recommendation unless the board of directors of Centre reaffirms the Centre Recommendation in such disclosure.
(g)    Notwithstanding any Centre Subsequent Determination, this Agreement shall be submitted to Centre’s shareholders at the Centre Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve Centre of such obligation; provided, however, that if the board of directors of Centre shall have made a Centre Subsequent Determination with respect to a Superior Proposal and this Agreement has been terminated pursuant to Section 7.01(f) or Section 7.01(g), then the board of directors of Centre may recommend approval of such Superior Proposal by the shareholders of Centre.
Section 5.10   Indemnification.
(a)    For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b), BFC shall indemnify and hold harmless the present and former directors and officers of Centre and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of BFC, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for Centre or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of Centre and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that notwithstanding anything to the contrary contained in the organizational documents of Centre or its Subsidiaries, BFC shall have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify BFC upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of BFC under this Section 5.10, unless, and only to the extent that, BFC is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) BFC shall have the right to assume the defense thereof and BFC shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BFC elects not to assume such defense or counsel for the Indemnified Party reasonably advised the Indemnified Party that there are material issues that raise conflicts of interest between BFC and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to it, and BFC shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) BFC shall not be liable for any settlement effected without its prior written consent and (iv) BFC shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(c)    For a period of six (6) years following the Effective Time, BFC will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of Centre or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by Centre; provided that, if BFC is unable to maintain or obtain the insurance called for by this Section 5.10, BFC shall use its commercially reasonable efforts to provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(c)); and provided, further, that officers and directors of Centre or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall BFC be required to expend for such tail insurance a premium amount in excess of an amount equal to 100% of the annual premiums paid by Centre for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, BFC shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(d)    Any indemnification payments made pursuant to this Section 5.10 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).
(e)    This Section 5.10 shall survive the Effective Time, is intended to benefit each Centre Indemnified Party (each of whom shall be entitled to enforce this Section against BFC), and shall be binding on all successors and assigns of BFC.
(f)    If BFC or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BFC and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11   Employees; Benefit Plans.
(a)    Following the Effective Time, with respect to each Covered Employee (as defined below), for the period ending on the earlier of (i) the six (6) month anniversary of the Effective Time or (ii) the last day that such Covered Employee is employed by BFC or one of its Affiliates, BFC shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of Centre on the Closing Date and who become full-time employees of BFC (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of BFC; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of BFC. BFC shall give the Covered Employees credit for their prior service with Centre for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by BFC and in which Covered Employees may be eligible to participate.
(b)    With respect to any employee benefit plan of BFC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, BFC shall use commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such BFC plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the Centre Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)    Following the Effective Time, Bank First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at First National Bank (“Carryover PTO”), provided that, to the extent permitted by applicable Law, (i) Bank First may allocate the Carryover PTO and between vacation leave and sick leave in its discretion, and (ii) Carryover PTO shall be limited to eighty (80) hours per year for hourly employees, and salaries employees will not be allowed any Carryover PTO.
(d)    Centre shall cause First National Bank to take all necessary actions to terminate the Centre 1 Bancorp, Inc. 401(k) Plan (“Centre 401(k) Plan”), effective as the date immediately preceding the Effective Time, subject to the occurrence of the Effective Time. Centre shall provide BFC with evidence that the Centre 401(k) Plan has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by BFC, which will not be unreasonably withheld, conditioned or delayed) not later than three (3) days prior to the Effective Time. The accounts of all participants and beneficiaries in the Centre 401(k) Plan shall become fully vested upon termination of such plan.
(e)    Prior to the Effective Time, Centre shall take, and shall cause its Subsidiaries to take, all actions requested by BFC that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more Centre Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Centre Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Centre Benefit Plan for such period as may be requested by BFC, or (iv) facilitate the merger of any Centre Benefit Plan into any employee benefit plan maintained by BFC. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(e) shall be subject to BFC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(f)    Except for any employee listed on Centre Disclosure Schedule 5.11(f), any employee of Centre or First National Bank that does not become an employee of Bank First at the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth in BFC Disclosure Schedule 5.11(f).
(g)    BFC will establish a retention bonus pool, in an amount to be determined in the sole discretion of BFC, in order to encourage certain Centre employees to remain employed with BFC, thereby assisting BFC with continuity planning following the announcement and consummation of the transactions contemplated by this Agreement.
(h)    Following the Effective Time, BFC shall assume, honor and comply with all obligations set forth in the employment and change in control agreements listed on Centre Disclosure Schedule 3.15(h).
(i)    Nothing in this Section 5.11 shall be construed to limit the right of BFC (including, following the Closing Date, Centre) to amend or terminate any Centre Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require BFC (including, following the Closing Date, Centre) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by BFC of any Covered Employee subsequent to the Effective Time shall be subject in all events to BFC’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures and satisfactory employment performance.
(j)    For purposes of this Section 5.11, (i) “employees of Centre” shall include employees of Centre or any of its Subsidiaries, (ii) “employees of BFC” shall include employees of BFC or any of its Subsidiaries, (iii) all references to Centre shall include each of the Subsidiaries of Centre (iv) all references to BFC shall include each of the Subsidiaries of BFC.
(k)    At least ninety (90) days prior to the Effective Time, Centre shall provide to BFC copies of its calculations with respect to Section 280G of the Code (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions (individually or in conjunction with any other event) contemplated by this Agreement.
Section 5.12   Notification of Certain Changes.
BFC and Centre shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and Centre shall provide on a periodic basis written notice to BFC of any matters that Centre becomes aware of that should be disclosed on a supplement or amendment to the Centre Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.
Section 5.13   Transition; Informational Systems Conversion.
From and after the date hereof, BFC and Centre will use their commercially reasonable efforts to facilitate the integration of Centre with the business of BFC following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Centre and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by BFC, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Centre and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by Centre and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Upon written request, BFC shall promptly reimburse Centre for any reasonable and documented out-of-pocket fees, expenses or charges that Centre may incur as a result of taking, at the request of BFC, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14   Termination of Contracts.
Prior to the Calculation Date and in accordance with this Section 5.14, Centre will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each Centre Material Contract listed on BFC Disclosure Schedule 5.14 (unless BFC otherwise directs Centre not to terminate such contract), and any other contract or agreement requested by BFC to be amended, modified or terminated (collectively, the “Terminated Contracts”).
Section 5.15   No Control of Other Party’s Business.
Nothing contained in this Agreement shall give BFC, directly or indirectly, the right to control or direct the operations of Centre or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Centre, directly or indirectly, the right to control or direct the operations of BFC or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Centre and BFC shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.
Section 5.16   Certain Litigation.
Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party or any of its Subsidiaries and/or the members of the board of directors of Centre or the board of directors of BFC related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Centre shall: (i) permit BFC to review and discuss in advance, and consider in good faith the views of BFC in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish BFC’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with BFC regarding the defense or settlement of any such shareholder litigation, shall give due consideration to BFC’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Centre shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of BFC (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by Centre is reasonably expected by Centre, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Centre) under Centre’s existing director and officer insurance policies, including any tail policy.

Section 5.17   Director Resignations.
Centre will cause to be delivered to BFC resignations of all the directors of Centre and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.18   Non-Competition and Non-Disclosure Agreement.
Concurrently with the execution and delivery of this Agreement and effective upon Closing, Centre has caused each director of Centre and First National Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).
Section 5.19   Claims Letters.
Concurrently with the execution and delivery of this Agreement and effective upon the Closing, Centre has caused each director and executive officer of Centre and First National Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D (collectively, the “Claims Letters”).
Section 5.20   Corporate Governance.
Prior to the Effective Time, BFC shall take all appropriate action so that as of the Effective Time, the number of directors constituting the BFC board shall be increased by one and Steven M. Eldred shall be appointed as a director of BFC. In addition, BFC shall consider adding up to one (1) additional member of the Centre board of directors to the BFC board of directors after consultation with Centre (the “Centre Director”). If BFC decides to add the Centre Director to the BFC board of directors, then BFC shall take all appropriate action so that as of the Effective Time, the number of directors constituting the BFC board shall be increased and the Centre Director shall be appointed as a director of BFC; provided, however, that the Centre Director meets BFC’s standards for directors and complies and be subject to BFC’s corporate governance policies and qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).
Section 5.21   Trust Preferred Securities.
Prior to the Effective Time, BFC and Centre shall take all actions necessary for BFC to enter into, and BFC shall enter into, a supplemental indenture with the trustee of the indenture for Centre’s outstanding floating rate capital securities issued in connection with the issuance of the trust securities of Centre 1 Capital Trust I in order to evidence the assumption by BFC of such capital securities as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to BFC.
Section 5.22   Coordination.
(a)    Prior to the Effective Time, subject to applicable Laws, Centre and its Subsidiaries shall take any actions BFC may reasonably request from time to time to better prepare the parties for integration of the operations of Centre and its Subsidiaries with BFC and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of Centre and BFC shall meet from time to time as BFC may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Centre and its Subsidiaries, and Centre shall give due consideration to BFC’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BFC nor Bank First shall under any circumstance be permitted to exercise control of Centre or any of its Subsidiaries prior to the Effective Time. Centre shall permit representatives of Bank First to be onsite at Centre to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to First National Bank’s business, during normal business hours and at the expense of BFC or Bank First (not to include First National Bank’s regular employee payroll).
(b)    Prior to the Effective Time, subject to applicable Laws, Centre and its Subsidiaries shall take any actions BFC may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or Centre Material Contracts that BFC may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with BFC and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by BFC in connection with any such amendment, modification or termination.
(c)    From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to Centre’s or its Subsidiaries’ respective businesses) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and Centre shall, upon BFC’s reasonable request, introduce BFC and its representatives to suppliers of Centre and its Subsidiaries for the purpose of facilitating the integration of Centre and its business into that of BFC. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, Centre shall, upon BFC’s reasonable request, introduce BFC and its representatives to customers of Centre and its Subsidiaries for the purpose of facilitating the integration of Centre and its business into that of BFC. Any interaction between BFC and Centre’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by Centre. Centre shall have the right to participate in any discussions between BFC and Centre’s customers and suppliers.
(d)    BFC and Centre agree to take all action necessary and appropriate to cause First National Bank to merge with Bank First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
(e)    Without limiting the foregoing, upon BFC’s reasonable request, Centre and First National Bank shall, prior to the Closing Date, dispose of any assets held by Centre or First National Bank that BFC determines would be impermissible investments for BFC or Bank First; provided, however, that Centre nor First National Bank shall not be required to dispose any such assets until the receipt of Regulatory Approvals; provided, further, that any losses incurred with respect to such disposals shall not reduce or impact the calculation of the Centre Tangible Book Value.
Section 5.23   Transactional Expenses.
Centre has provided in Centre Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that Centre and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by Centre as a result of any litigation which may arise in connection with this Agreement (collectively, “Centre Expenses”). Centre shall use its commercially reasonable efforts to cause the aggregate amount of all Centre Expenses to not exceed the total expenses disclosed in Centre Disclosure Schedule 3.35. Centre shall promptly notify BFC if or when it determines that it expects to exceed its total budget for Centre Expenses. Notwithstanding anything to the contrary in this Section 5.23, Centre shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in Centre Disclosure Schedule 3.35.
Section 5.24   Confidentiality.
Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of BFC and Centre, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of that certain confidentiality and non-disclosure letter agreement, dated as of May 22, 2025 between BFC and Centre.
Section 5.25   Termination and Conversion Costs.
Centre shall contact the counterparty to each of the agreements set forth in Centre Disclosure Schedule 5.25 (the “Designated Contracts”) prior to the Closing Date and shall use commercially reasonable efforts to obtain a written statement from such Person setting forth the amount of any fees that would be payable by BFC (as successor to Centre) to (a) terminate each such agreement following the Closing (the “Termination Costs”) and (b) to convert the services contemplated thereby to BFC’s preferred vendors (the “Conversion Costs”).
Section 5.26   Tax Matters.
(a)    The Parties intend that each of the Merger and the Bank Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of BFC and Centre shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each of BFC and Centre shall execute and deliver to Alston & Bird LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP certificates as to certain factual matters, in form and substance reasonably acceptable to such firms and at such time or times as may be reasonably requested by such firms, including at the time the Registration Statement (or amendment thereto, as applicable) is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.01(e).
(b)    Within forty-five days (45) of the Effective Time or, if earlier, January 15 of the year following the calendar year in which the Effective Time occurs, BFC shall comply with the reporting requirements of Section 1.6045B-1 of the Regulations.
(c)    BFC shall prepare and file or cause to be prepared and filed, all Tax Returns for Centre and its Subsidiaries for all periods ending on or prior to the Closing Date that are due to be filed after the Closing Date.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.
The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)    Shareholder Vote.   This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite Centre Shareholder Approval at the Centre Meeting.
(b)    Regulatory Approvals; No Burdensome Condition.   All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)    No Injunctions or Restraints; Illegality.   No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)    Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e)    Tax Opinions Relating to the Merger.   BFC and Centre shall have received opinions from Alston & Bird LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to BFC and Centre, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of BFC and Centre, in form and substance reasonably acceptable to such counsel.
(f)    Trading Market Listing.   Shares of BFC Common Stock to be issued in connection with the Merger shall have been approved for listing on the Trading Market.
Section 6.02   Conditions to Obligations of Centre.
The obligations of Centre to consummate the Merger also are subject to the fulfillment or written waiver by Centre prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties.   The representations and warranties of BFC (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) set forth in Section 4.01, Section 4.02, (except for inaccuracies which are de minimis in amount), Section 4.03(a), Section 4.04, Section 4.08 and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BFC. Centre shall have received a certificate signed on behalf of BFC by the Chief Executive Officer or the Chief Financial Officer of BFC to the foregoing effect.
(b)    Performance of Obligations of BFC.   BFC shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on BFC, and Centre shall have received a certificate, dated the Closing Date, signed on behalf of BFC by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)    No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in BFC or Bank First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03   Conditions to Obligations of BFC.
The obligations of BFC to consummate the Merger also are subject to the fulfillment or written waiver by BFC prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties.   The representations and warranties of Centre (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) set forth in the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Centre. BFC shall have received a certificate signed on behalf of Centre by the Chief Executive Officer or the Chief Financial Officer of Centre to the foregoing effect.
(b)    Performance of Obligations of Centre.   Centre shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and BFC shall have received a certificate, dated the Closing Date, signed on behalf of Centre by Centre’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)    No Material Adverse Effect.   Since the date of this Agreement (i) no change or event has occurred which has resulted in Centre or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)    Plan of Bank Merger.   Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.
(e)    Dissenting Shares.   Dissenting Shares shall be less than 10% of the issued and outstanding shares of Centre Common Stock.
(f)    Employee Benefit Plans.   Notwithstanding the requirement of Section 6.03(b), Centre and its Subsidiaries shall have performed and complied with all of its obligations set forth in Section 5.11 in all material respects.
(g)    Consents and Approvals.   Centre has received, in form and substance satisfactory to Centre and BFC, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which Centre or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Centre or any of its Subsidiaries.
(h)    Certification of Non-USRPHC Status.   BFC shall have received from Centre, under penalties of perjury, (i) a notice to the IRS described in Regulations Section 1.897-2(h) executed by an officer of Centre and (ii) a certificate stating that Centre is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3), dated as of the Closing Date, and as reasonably acceptable to BFC.
Section 6.04   Frustration of Closing Conditions.
Neither BFC nor Centre may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII
TERMINATION
Section 7.01   Termination.
This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)    Mutual Consent.   At any time prior to the Effective Time, by the mutual written consent of BFC and Centre if the board of directors of BFC and the board of directors of Centre each so determines by vote of a majority of the members of its entire board.
(b)    No Regulatory Approval.   By BFC or Centre, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority unless the failure to obtain the Regulatory Approval is due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth herein.
(c)    No Shareholder Approval.   By either BFC or Centre (provided, in the case of Centre, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite Centre Shareholder Approval at the Centre Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)    Breach of Representations and Warranties and Covenants.   By action of either the board of directors of BFC or the board of directors of Centre (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Centre, in the case of a termination by BFC, or BFC, in the case of a termination by Centre, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by Centre, or Section 6.03, in the case of a termination by BFC, and which is not cured by the earlier of the (i) two (2) Business Days prior to the Expiration Date or (ii) thirty (30) days following written notice to the Centre, in the case of a termination by BFC, or to BFC, in the case of a termination by the Centre, or by its nature or timing cannot be cured during such period.
(e)    Delay.   By either BFC or Centre if the Merger shall not have been consummated on or before April 30, 2026, provided, however, that such date will be automatically extended to May 31, 2026, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(f)    Failure to Recommend; Etc.   In addition to and not in limitation of BFC’s termination rights under Section 7.01(e), by BFC if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of Centre (A) withdraws, qualifies, amends, modifies or withholds the Centre Recommendation, or makes any statement, filing or release, in connection with the Centre Meeting or otherwise, inconsistent with the Centre Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Centre Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Centre Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by BFC, (E) fails to publicly reconfirm the Centre Recommendation within three (3) Business Days of being requested to do so by BFC or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(g)    Acceptance of Superior Proposal.   By Centre at any time before obtaining the Requisite Centre Shareholder Approval if the board of directors of Centre authorizes Centre, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided, that Centre shall pay any amounts due pursuant to Section 7.02 in accordance with the terms, and at the times, specified therein.
(h)    Decline in BFC Stock Price.   By Centre, if both of the following conditions are satisfied on the Determination Date, such termination to be effective on the tenth (10th) day following the Determination Date:
(i)    The Final BFC Market Price divided by the Starting BFC Market Price (the “BFC Ratio”) is less than 0.875; and
(ii)    the BFC Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.125 from such quotient, subject, however, to the following:
If Centre elects to exercise its termination right under this Section 7.01(h), it shall give prompt written notice thereof to BFC within two (2) Business Days. During the five (5) Business Day period commencing with its receipt of such notice, BFC shall have the option (but not the obligation) to increase the Exchange Ratio to equal the lesser of the following (the “Adjusted Exchange Ratio”):
(x)    a quotient, the numerator of which is equal to the product of (A) the Starting BFC Market Price, (B) the Exchange Ratio and (C) the Index Ratio minus 0.125 and the denominator of which is equal to the Final BFC Market Price; or
(y)    the quotient determined by dividing the Starting BFC Market Price by the Final BFC Market Price and multiplying the quotient by the product of the Exchange Ratio and 0.875.
If within such five (5) Business Day period, BFC delivers written notice to Centre that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Centre of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 7.01(h), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
If BFC or any company belonging to the NASDAQ Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 7.01(h).
For purposes of this Agreement, the following terms shall have the following meanings:
“Determination Date” means the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).
“Final BFC Market Price” means the volume weighted average of the daily closing sales prices of a share of BFC Common Stock as reported on the Trading Market for the ten (10) consecutive Trading Days immediately preceding the Determination Date.
“Final Index Price” shall mean the average of the Index Price for the ten (10) consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.
“Initial Index Price” shall mean the Index Price on the date of this Agreement.
“Starting BFC Market Price” means $125.78.

Section 7.02   Termination Fee.
(a)    In recognition of the efforts, expenses and other opportunities foregone by BFC while structuring and pursuing the Merger, Centre shall pay to BFC a termination fee equal to $5,300,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by BFC in the event of any of the following: (i) in the event BFC terminates this Agreement pursuant to Section 7.01(f), Centre shall pay BFC the Termination Fee within one (1) Business Day after receipt of BFC’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of Centre or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Centre and (A) thereafter this Agreement is terminated (x) by either BFC or Centre pursuant to Section 7.01(c) because the Requisite Centre Shareholder Approval shall not have been obtained or (y) by BFC pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, Centre enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Centre shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BFC the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%,” and (iii) in the event Centre terminates this Agreement pursuant to Section 7.01(g), Centre shall pay BFC the Termination Fee within one (1) Business Day after Centre’s notification of such termination.
(b)    Centre and BFC each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFC would not enter into this Agreement; accordingly, if Centre fails promptly to pay any amounts due under this Section 7.02, Centre shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) two hundred (200) basis points, together with the costs and expenses of BFC (including reasonable legal fees and expenses) in connection with such suit.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if Centre pays or causes to be paid to BFC the Termination Fee in accordance with Section 7.02(a), Centre (or any successor in interest of Centre) will not have any further obligations or liabilities to BFC with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03   Effect of Termination.
Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
Section 7.04   Attorneys’ Fees.
In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit from the other Party.
ARTICLE VIII
DEFINITIONS
Section 8.01   Definitions.
The following terms are used in this Agreement with the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Adjusted Exchange Ratio” has the meaning set forth in Section 7.01(h).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Annual Financial Statements” has the meaning set forth in Section 3.07(a).
“Articles of Merger” has the meaning set forth in Section 1.04(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than Centre or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity or (3) any relative or family member of such Person.
“ASTM” has the meaning set forth in Section 5.01(x).
“Bank First” has the meaning set forth in Section 1.03.
“Bank Merger” has the meaning set forth in Section 1.03.
“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BFC” has the meaning set forth in the preamble to this Agreement.
“BFC Common Stock” means the common stock, $0.01 par value per share, of BFC.
“BFC Common Stock Issuance” has the meaning set forth in Section 3.06(a).
“BFC Common Stock Price” shall mean the mathematical average, calculated for the ten (10) Trading-Day period ending on the fifth (5th) Trading Day preceding the Closing Date, of the VWAP of a share of BFC Common Stock for each Trading Day during such period.
“BFC Disclosure Schedule” has the meaning set forth in Article IV.
“BFC Ratio” has the meaning set forth in Section 7.01(h).
“BFC Reports” has the meaning set forth in Section 4.05(a).
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in Centre’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of Centre Common Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Wisconsin are authorized or obligated to close.
“Calculation Date” has the meaning set forth in Section 2.02(c).
“Capital Deficiency Amount” has the meaning set forth in Section 2.02(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended and supplemented, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other law (including the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) and the American Rescue Plan Act of 2021 (Pub. L. 117-2)) or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or foreign law and including any related or similar orders or declarations from any Governmental Authority).
“Carryover PTO” has the meaning set forth in Section 5.11(c).
“Centre” has the meaning set forth in the preamble to this Agreement.
“Centre 401(a) Plan” has the meaning set forth in Section 3.15(c).
“Centre 401(k) Plan” has the meaning set forth in Section 5.11(c).
“Centre Benefit Plans” has the meaning set forth in Section 3.15(c).
“Centre Cancelled Shares” has the meaning set forth in Section 2.01(b).
“Centre Common Stock” means the common stock, $1.00 par value per share, of Centre.
“Centre Disclosure Schedule” has the meaning set forth in Article III.
“Centre Employees” has the meaning set forth in Section 3.15(a).
“Centre Expenses” has the meaning set forth in Section 5.23.
“Centre Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Centre and its Subsidiaries.
“Centre Investment Securities” means the investment securities of Centre and its Subsidiaries.
“Centre Investor Agreement” has the meaning set forth in Section 3.02(d).
“Centre Loan” has the meaning set forth in Section 3.22(c).
“Centre Material Contract” has the meaning set forth in Section 3.12(a).
“Centre Meeting” has the meaning set forth in Section 5.04(a).
“Centre Option” has the meaning set forth in Section 2.03(a).
“Centre PBRSU Award” has the meaning set forth in Section 2.03(b).
“Centre Preferred Stock” means the preferred stock, $0.01 par value per share, of Centre.
“Centre Recommendation” has the meaning set forth in Section 5.04(a).
“Centre Regulatory Agreement” has the meaning set forth in Section 3.13.
“Centre Representatives” has the meaning set forth in Section 5.09(a).
“Centre Stock Awards” has the meaning set forth in Section 2.03(c).
“Centre Stock Plans” means all equity plans of Centre or any Subsidiary, each as amended to date.
“Centre Subsequent Determination” has the meaning set forth in Section 5.09(a).
“Centre Tangible Book Value” has the meaning set forth in Section 2.02(b).
“Centre TBRSU” has the meaning set forth in Section 2.03(c).
“Centre Voting Agreement” or “Centre Voting Agreements” have the meaning set forth in the recitals to this Agreement.

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of Centre Common Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Claims Letters” has the meaning set forth in Section 5.19.
“Closing” and “Closing Date” have the meanings set forth in Section 1.04(a).
“Code” has the meaning set forth in the recitals to this Agreement.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Controlled Group Members” means any of Centre’s related organizations described in Code Sections 414(b), (c) or (m).
“Conversion Costs” has the meaning set forth in Section 5.25.
“Covered Employees” has the meaning set forth in Section 5.11(a).
“Deferred Payroll Taxes” means any Taxes payable by Centre or any of its Subsidiaries that (i) relates to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (ii) that is payable following the Closing as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Designated Contracts” has the meaning set forth in Section 5.25.
“Determination Date” has the meaning set forth in Section 7.01(h).
“Director Restrictive Covenant Agreements” has the meaning set forth in Section 5.18.
“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“D&O Insurance” has the meaning set forth in Section 5.10(b).
“Effective Time” has the meaning set forth in Section 1.04(a).
“Enforceability Exception” has the meaning set forth in Section 3.05.
“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement currently in effect relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.

§ 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliates” has the meaning set forth in Section 3.15(c).
“Estimated Closing Statement” has the meaning set forth in Section 2.02(c).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by BFC (which shall be BFC’s transfer agent) to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.08(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(d).
“Excluded Claim” means (i) any Claim brought by any Indemnified Party against any other Indemnified Party or BFC or its Subsidiaries (or their respective successors) or (ii) any Claim brought by BFC or its Subsidiaries (or their respective successors) against any Indemnified Party.
“Expiration Date” has the meaning set forth in Section 7.01(f).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” means the Federal Deposit Insurance Act.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFCRA” means the Families First Coronavirus Response Act, as amended.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Fiduciary Account” has the meaning set forth in Section 3.24.
“Final BFC Market Price” has the meaning set forth in Section 7.01(h).
“Final Closing Statement” has the meaning set forth in Section 2.02(c).
“Final Index Price” has the meaning set forth in Section 7.01(h).
“Financial Statements” has the meaning set forth in Section 3.07(a).
“First National Bank” has the meaning set forth in the recitals to this Agreement.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the

IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of Centre Common Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Hovde” has the meaning set forth in Section 3.14.
“Indemnified Party” has the meaning set forth in Section 5.10(b).
“Index Price” has the meaning set forth in Section 7.01(h).
“Index Ratio” has the meaning set forth in Section 7.01(h)(ii)
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Initial Index Price” has the meaning set forth in Section 7.01(h).
“Insurance Policies” has the meaning set forth in Section 3.32(a).
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“Interim Financial Statements” has the meaning set forth in Section 3.07(a).
“IRS” means the United States Internal Revenue Service.
“Junior Subordinated Debt” has the meaning set forth in Section 3.03(b).
“Knowledge” means, with respect to Centre, the actual knowledge, of the Persons set forth in Centre Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to BFC, the actual knowledge of the Persons set forth in BFC Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.07.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects Centre and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Centre and BFC operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects Centre and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Centre and BFC operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects Centre and its Subsidiaries or BFC and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which Centre and BFC operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by Centre or BFC to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of BFC Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(b).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” has the meaning set forth in Section 2.01(d).
“Minimum Tangible Book Value” shall mean $83,587,000.
“Mortgage” means with respect to a Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Mortgage Note.
“Mortgage Note” means the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage and any riders thereto.
“Mortgaged Property” means the real property and fixtures encumbered by a Mortgage.
“Mortgagor” means with respect to each Mortgage Loan, the obligor on a Mortgage Note, including any co-borrower, co-maker, co-signor or guarantor, who is obligated under the terms of such Mortgage Note.
“NASDAQ” means the National Market System of The Nasdaq Stock Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“Notice Period” has the meaning set forth in Section 5.09(e).
“OCC” means the Office of the Comptroller of the Currency.
“Ordinary Course of Business” means the ordinary, usual and customary course of business of Centre and Centre’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.22(a).
“Party” or “Parties” have the meaning set forth in the preamble to this Agreement.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Phase I” has the meaning set forth in Section 5.01(x).
“Plan of Merger” has the meaning set forth in Section 1.04(a).
“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of Centre relating to the Centre Meeting.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by BFC in connection with the BFC Common Stock Issuance (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approvals” has the meaning set forth in Section 3.06(a).
“Requisite Centre Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of Centre Common Stock entitled to vote thereon at the Centre Meeting.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SBA” means the United States Small Business Administration.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) related to the foregoing.
“SRO” has the meaning set forth in Section 3.06(a).
“Starting BFC Market Price” has the meaning set forth in Section 7.01(h).
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of Centre means, unless the context otherwise requires, any current or former Subsidiary of Centre.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the recitals to this Agreement.
“Tax” and “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties or other like assessments, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required by a Governmental Authority to be paid or withheld, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements filed or required to be filed with a Taxing Authority in connection with Taxes, including any return of an Affiliate or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax Return.
“Taxing Authority” means any Governmental Authority charged with the determination, collection, or imposition of any Tax or Taxes.
“Terminated Contracts” has the meaning set forth in Section 5.14.
“Termination Costs” has the meaning set forth in Section 5.25.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Trading Market” means the NASDAQ.
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
“VWAP” means for any date or period, the volume weighted average price of BFC Common Stock for such date (or the nearest preceding date) or period on the Trading Market as reported by the NSADAQ on its website (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).
“WBCL” has the meaning set forth in Section 1.01.
“WDFI-Banking” means the Wisconsin Department of Financial Institutions — Division of Banking.
“WDFI-Corporations” means the Wisconsin Department of Financial Institutions — Division of Corporate and Consumer Services.
“Wealth Management Business” means the trusts, executorships, guardianships, conservatorships and other representative or custodial capacities at First National Bank’s banking and trust offices, as applicable.
“Wisconsin Courts” has the meaning set forth in Section 9.03(b).

ARTICLE IX
MISCELLANEOUS
Section 9.01   Survival.
No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section 9.02   Waiver; Amendment.
Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the Centre Meeting no amendment shall be made which by Law requires further approval by the shareholders Centre without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03   Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)    This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
(b)    Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Wisconsin (the “Wisconsin Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Wisconsin Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Wisconsin Courts, (iii) waives any objection that the Wisconsin Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)    Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.
Except as otherwise provided in Section 7.02 and Section 7.04, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05   Notices.
All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt) or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)
if to BFC, to:

Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Attn:
Michael B. Molepske, Chairman and Chief Executive Officer

E-mail:
mmolepske@bankfirst.com

with a copy (which shall not constitute notice to BFC) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn:
Mark Kanaly and David Park

E-mail:
mark.kanaly@alston.com and david.park@alston.com

(b)
if to Centre, to:

Centre 1 Bancorp, Inc.
345 East Grand Avenue
Beloit, WI 53511
Attn:
Steven M. Eldred, Chairman and Chief Executive Officer

E-mail:
steveeldredfnb@gmail.com

with a copy (which shall not constitute notice to Centre) to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W Madison Street
Chicago, IL 60606
Attn:
John Freechack

E-mail:
john.freechack@bfkn.com

Section 9.06   Entire Understanding; No Third-Party Beneficiaries.
This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, BFC and Centre hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07   Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08   Enforcement of the Agreement.
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, in addition to any other remedy that BFC is entitled to under this Agreement, at law or in equity, to the extent there is a material breach by Centre with respect to any of its representations, warranties or covenants as set forth in this Agreement, BFC shall have the right, in its sole discretion, to determine the amount of such breach or caused by such breach, and reduce the aggregate Merger Consideration by such amount so determined.
Section 9.09   Interpretation.
(a)    When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)    The Centre Disclosure Schedule and the BFC Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
(e)    Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.10   Assignment.
No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11   Confidential Supervisory Information.
Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.6, or 12 C.F.R. § 4.32(b) shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure.
Section 9.12   Counterparts.
This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
BANK FIRST CORPORATION
By:
/s/ Michael B. Molepske

Name: Michael B. Molepske
Title:  Chairman and Chief Executive Officer
CENTRE 1 BANCORP, INC.
By:
/s/ Steven M. Eldred

Name: Steven M. Eldred
Title:  Chairman and Chief Executive Officer

EXHIBIT A
FORM OF CENTRE VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of July 17, 2025, by and between the undersigned holder (“Shareholder”) of common stock of Centre 1 Bancorp, Inc., a Wisconsin corporation (“Centre”), and Bank First Corporation, a Wisconsin corporation (“BFC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, BFC and Centre are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Centre will merge with and into BFC, with BFC as the surviving entity, and (ii) The First National Bank and Trust Company (“First National Bank”), a national banking association and a direct wholly owned subsidiary of Centre, will merge with and into Bank First, N.A. (“Bank First”), a national banking association and a direct wholly owned subsidiary of BFC, with Bank First as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each issued and outstanding share of Centre Common Stock immediately prior to the Effective Time (apart from the Dissenting Shares and the Centre Cancelled Shares) will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of BFC Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of Centre Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of Centre Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of Centre Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of BFC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, BFC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by BFC in connection therewith, Shareholder and BFC agree as follows:
Section 1.   Agreement to Vote Shares.   Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Centre, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by BFC, Shareholder shall:
(a)    appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)    vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Centre and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Centre contained in the Merger Agreement or of Shareholder

A-A-1

contained in this Agreement; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Centre, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.   No Inconsistent Agreements.   Shareholder hereby covenants and agrees that, except for this Agreement, Shareholder (a) shall not enter into, at any time while this Agreement remains in effect, any voting agreement or voting trust or any other contract with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy (other than as required to effect Shareholder’s voting obligations in Section 1), consent or power of attorney in contravention of the obligations of Shareholder under this Agreement with respect to the Shares, (c) shall not commit any act, except for transfers permitted under Section 3, that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by Shareholder or otherwise reasonably expected to prevent or disable Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affecting the performance by, Shareholder of his or her obligations under this Agreement.
Section 3.   No Transfers.   Until the earlier of (i) the termination of this Agreement pursuant to Section 7 and (ii) receipt of the Requisite Centre Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as BFC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 3 shall be null and void. As promptly as practicable following the date hereof, Shareholder shall notify Centre’s transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares; provided, that any such stop transfer order and notice will immediately be withdrawn and terminated by the Shareholder following the termination of this Agreement in accordance with Section 7.
Section 4.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with BFC as follows:
(a)    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)    This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by BFC, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any

A-A-2

statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)    Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not own, of record or beneficially, any shares of capital stock of Centre other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.
Section 5.   No Solicitation and Non-Disparagement.   From and after the date hereof until the termination of this Agreement pursuant to Section 7, Shareholder, in his, her or its capacity as a shareholder of Centre, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) except in his capacity as a director or officer of Centre and under circumstances for which such actions are permitted for Centre under the Merger Agreement, participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than BFC) any information or data with respect to Centre or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Centre’s shareholders with respect to an Acquisition Proposal, or (f) make publish or communicate any negative, defamatory or disparaging statements, remarks or comments concerning or alluding to Centre, BFC, Bank First, First National Bank or their products, customers, suppliers, licensees, licensors, franchisees, or employees.
Section 6.   Specific Performance; Remedies; Attorneys’ Fees.   Shareholder acknowledges that it is a condition to the willingness of BFC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to BFC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BFC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that BFC has an adequate remedy at Law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with BFC’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, BFC shall have the right to inform any third party that BFC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of BFC hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with BFC set forth in this Agreement may give rise to claims by BFC against such third party.
Section 7.   Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the

A-A-3

Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 10.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 11.   Capacity as Shareholder.   This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Centre and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of Centre, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of Centre, if applicable.
Section 12.   Governing Law.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
Section 13.   Jurisdiction.   Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 14.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
Section 15.   Waiver of Appraisal Rights; Further Assurances.   To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at BFC’s request and

A-A-4

without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against BFC, Bank First, Centre, First National Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 16.   Disclosure.   Shareholder hereby authorizes Centre and BFC to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that BFC shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 17.   Ownership.   Nothing in this Agreement shall be construed to give BFC any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in BFC any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Agreement, and BFC shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Centre or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 18.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

A-A-5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BANK FIRST CORPORATION
By:

Name:  Michael B. Molepske
Title:   Chairman and Chief Executive Officer
SHAREHOLDER

Total Number of Shares of Centre Common Stock Subject to this Agreement:

[Signature Page to Centre Voting Agreement]

EXHIBIT B
FORM OF BANK PLAN OF MERGER AND MERGER AGREEMENT
PLAN OF MERGER AND MERGER AGREEMENT
THE FIRST NATIONAL BANK AND TRUST COMPANY
with and into
BANK FIRST, N.A.
under the charter of
BANK FIRST, N.A.
under the title of
“BANK FIRST, N.A.”
(“Resulting Bank”)
THIS PLAN OF MERGER AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of July 17, 2025, by and between Bank First, N.A. (“Bank First”), a national banking association, with its main office located at 402 North 8th Street, Manitowoc, WI 54220, and The First National Bank and Trust Company, a national banking association, with its main office located at 345 East Grand Avenue, Beloit, WI 53511 (“First National Bank,” and together with Bank First, the “Banks”).
WHEREAS, at least a majority of the entire Board of Directors of Bank First has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);
WHEREAS, at least a majority of the entire Board of Directors of First National Bank has approved this Agreement and authorized its execution in accordance with the Act;
WHEREAS, Bank First Corporation (“BFC”), which owns all of the outstanding shares of capital stock of Bank First, and Centre 1 Bancorp, Inc. (“Centre”), which owns all of the outstanding shares of capital stock of First National Bank, have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”) which, among other things, contemplates the merger of Centre with and into BFC, all subject to the terms and conditions of such Holding Company Agreement (the “Holding Company Merger”);
WHEREAS, BFC, as the sole shareholder of Bank First, and Centre, as the sole shareholder of First National Bank, have approved this Agreement; and
WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of First National Bank with and into Bank First, with Bank First being the surviving bank (“Resulting Bank”) of such merger transaction (the “Bank Merger”) subject to, and as soon as practicable following, the closing of the Holding Company Merger.
NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:
SECTION 1
Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act and the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(c)), First National Bank shall be merged with and into Bank First. Bank First shall continue its existence as the Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of First National Bank shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Bank Merger (such date and time when the Bank Merger becomes effective, the “Effective Time”).
SECTION 2
The name of the Resulting Bank shall be “Bank First, N.A.” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

A-B-1

SECTION 3
The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. The business of the Resulting Bank shall be conducted from its main office which shall be located at 402 North 8th Street, Manitowoc, WI 54220, as well as at its legally established branches and at the banking offices of First National Bank that are acquired in the Bank Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Bank Merger as branch offices of Bank First).
SECTION 4
At the Effective Time, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of Bank First issued and outstanding immediately prior to Effective Time. Preferred stock shall not be issued by the Resulting Bank.
SECTION 5
All assets of First National Bank and the Resulting Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description of each of First National Bank and the Resulting Bank existing as of the Effective Time, all in accordance with the provisions of the Act.
SECTION 6
The Banks shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of Bank First and First National Bank at the Effective Time.
SECTION 7
At the Effective Time, each outstanding share of common stock of First National Bank shall be cancelled with no consideration being paid therefor.
Outstanding certificates representing shares of the common stock of First National Bank shall, at the Effective Time, be cancelled.
SECTION 8
Upon the Effective Time, the then outstanding shares of Bank First’s common stock shall continue to remain outstanding shares of Bank First’s common stock, all of which shall continue to be owned by BFC.
SECTION 9
The directors of the Resulting Bank following the Effective Time shall consist of those directors of Bank First as of the Effective Time, except that Bank First shall take all actions necessary to increase the size of its Board of Directors by one (1) and appoint Steven M. Eldred as a director of Bank First. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of Bank First as of the Effective Time. Such directors and officers shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
SECTION 10
This Agreement and consummation of the Bank Merger in accordance with the terms hereof is also subject to the following terms and conditions:
a)
The Holding Company Merger shall have closed and become effective.

b)
The OCC shall have approved this Agreement and the Bank Merger and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

A-B-2

c)
The Bank Merger may be abandoned at the election of Bank First at any time, whether before or after filings are made for regulatory approval of the Bank Merger.

SECTION 11
Each of the Banks hereby invites and authorizes the OCC to examine each of the Bank’s records in connection with the Bank Merger.
SECTION 12
Effective as of the Effective Time, the articles of association and bylaws of the Resulting Bank shall consist of the articles of association and bylaws of Bank First as in effect immediately prior to the Effective Time.
SECTION 13
This Agreement shall terminate if and at the time of any termination of the Holding Company Agreement.
SECTION 14
This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.
The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.
No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.
Except to the extent federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws.
This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.
This Agreement may be executed in counterparts (including by facsimile or optically scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.
[Signatures on Following Page]

A-B-3

IN WITNESS WHEREOF, First National Bank and Bank First have entered into this Agreement as of the date first set forth above.
THE FIRST NATIONAL BANK AND TRUST COMPANY
By:

Name: Donald A. O’Day
Title:  President and Chief Executive Officer
BANK FIRST, N.A.
By:

Name: Michael B. Molepske
Title:  Chairman and Chief Executive Officer
[Signature Page to Bank Plan of Merger and Merger Agreement]

EXHIBIT A
Banking Offices of the Resulting Bank
[To be completed prior to filing.]

EXHIBIT C
FORM OF DIRECTOR NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is dated as of July 17, 2025, by and between the undersigned, an individual resident of the State of Wisconsin (“Director”), and Bank First Corporation, a Wisconsin corporation (“BFC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, BFC and Centre 1 Bancorp, Inc., a Wisconsin corporation (“Centre”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) Centre will merge with and into BFC, with BFC as the surviving entity, and (ii) The First National Bank and Trust Company, a national banking association and a direct wholly owned subsidiary of Centre (“First National Bank”), will merge with and into Bank First, N.A., a national banking association and a direct wholly owned subsidiary of BFC (“Bank First”), with Bank First as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder of Centre and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of Centre Common Stock held by Director;
WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of Centre or First National Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);
WHEREAS, as a result of the Merger, BFC and Bank First will succeed to all of the Confidential Information and Trade Secrets, for which BFC as of the Effective Time will have paid valuable consideration and desires reasonable protection; and
WHEREAS, it is a material prerequisite to the consummation of the Merger that each director of Centre and First National Bank, including Director, enter into this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, BFC and Director, each intending to be legally bound, covenant and agree as follows:
Section 1.   Restrictive Covenants.
(a)    Director acknowledges that (i) BFC has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)    Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with BFC as follows:
(i)    From and after the Effective Time, Director shall maintain in strict confidence and shall not, directly or indirectly, disclose, use or permit the use of any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by such Law, provide BFC with prompt notice of such requirement prior to the disclosure so that BFC may waive the requirements of this Agreement or seek an appropriate protective order at BFC’s sole expense; however, Director will cooperate fully with BFC in seeking such protective measures; and (B) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his or her counsel,

A-C-1

required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed, and Director shall use its reasonable best efforts to ensure that such disclosed Confidential Information is accorded confidential treatment.
(ii)    Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of BFC), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of BFC, Bank First, Centre or First National Bank (each a “Protected Party”), including actively sought prospective customers of First National Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party. This restriction shall apply regardless of whether the customer relationship was established prior to or after the Effective Time.
(iii)    Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of BFC), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.
(iv)    For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)    For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)    “Competitive,” with respect to particular products or services, means products or services that are the same as or similar to the products or services of any Protected Party.
(ii)    “Confidential Information” means data and information:
(A)    relating to the business of Centre and its Subsidiaries, including First National Bank, regardless of whether the data or information constitutes a Trade Secret;
(B)    disclosed to Director or of which Director became aware as a consequence of Director’s relationship with Centre and/or First National Bank;
(C)    having value to Centre and/or First National Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, BFC and/or Bank First; and
(D)    not generally known to competitors of Centre or BFC (including competitors to First National Bank or Bank First).
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from Centre or BFC, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

A-C-2

(iii)    “Restricted Territory” means each county in Wisconsin where First National Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.
(iv)    “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:
(A)    derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(B)    is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)    Director acknowledges that irreparable loss and injury would result to BFC upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, BFC may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.   Term and Termination.   This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement and (ii) two (2) years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until two (2) years after the Effective Time. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.   Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
If to BFC:	Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Attn: Michael B. Molepske, Chairman and CEO
E-mail: mmolepske@bankfirst.com
If to Director:	The address of Director’s principal residence as it appears in Centre’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to BFC.

A-C-3

Section 4.   Governing Law; Jurisdiction.   This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5.   Modification and Waiver.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and BFC. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
Section 6.   Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.   Counterparts.   This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.   Entire Agreement.   This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.   Construction; Interpretation.   Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.
[Signature Page Follows]

A-C-4

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BANK FIRST CORPORATION
By:

Name:  Michael B. Molepske
Title:   Chairman and Chief Executive Officer
DIRECTOR

Printed name:

Signature Page — Non-Competition and Non-Disclosure Agreement

Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b) (ii) and (iii) shall not apply to any of the following activities of Director:
1.
The provision of legal services by Director to any Person.

2.
The provision of private equity/venture capital financing by Director to any Person.

3.
The provision of accounting services by Director to any Person.

4.
The ownership of 5% or less of any class of securities of any Person.

5.
Obtaining banking-related services or products for entities owned or controlled by the Director.

EXHIBIT D
FORM OF CLAIMS LETTER
July 17, 2025
Bank First Corporation
402 North 8th Street
Manitowoc, WI 54220
Ladies and Gentlemen:
This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of July 17, 2025 (the “Merger Agreement”), by and between Bank First Corporation, a Wisconsin corporation (“BFC”), and Centre 1 Bancorp, Inc., a Wisconsin corporation (“Centre”).
Concerning any claims which the undersigned may have against Centre or any of its subsidiaries, including The First National Bank and Trust Company (each, a “Centre Entity”), in his or her capacity as an officer, director, employee or shareholder of any Centre Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.   Definitions.   Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.   Release of Certain Claims.
(a)    The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each Centre Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director employee or shareholder of any Centre Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to BFC on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.
(b)    For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:
(i)    any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any Centre Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and First National Bank, (B) Claims as a depositor under any deposit account with First National Bank, (C) Claims as the holder of any Certificate of Deposit issued by First National Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any Centre Entity; (E) Claims in his or her capacity as a shareholder of Centre, and (F) Claims as a holder of any check issued by any other depositor of First National Bank;
(ii)   the Claims excluded in Section 2(a)(i) above;
(iii)    any Claims that the undersigned may have under the Merger Agreement;

A-D-1

(iv)   any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any Centre Entity, under Wisconsin law or the Merger Agreement; or
(v)   any rights or Claims listed on Schedule I to this Agreement.
Section 3.   Forbearance.   The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.   Miscellaneous.
(a)    This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Wisconsin, without regard for conflict of law provisions.
(b)    This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)    This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.
(d)    This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)    The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)    This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)    If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h)    Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party

A-D-2

would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(i)    Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Wisconsin in Manitowoc County or the United States District Court, Eastern District of Wisconsin. Each party consents to the jurisdiction of such Wisconsin court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Wisconsin court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.
Sincerely,

Signature of Director

Name of Director
Signature Page — Claims Letter

A-D-3

On behalf of Bank First Corporation, I hereby acknowledge receipt of this letter as of this 17th day of July, 2025.
BANK FIRST CORPORATION
By:

Name:  Michael B. Molepske
Title:   Chairman and Chief Executive Officer
Signature Page — Claims Letter

Schedule I
Additional Excluded Claims

Annex B
WISCONSIN DISSENTERS’ RIGHTS STATUTES
SUBCHAPTER XIII OF THE
WISCONSIN BUSINESS CORPORATION LAW
180.1301.   Definitions.
(1)   “Beneficial shareholder” means a person who is a beneficial owner of shares held by a nominee as the shareholder.
(1m)   “Business combination” has the meaning given in s. 180.1130 (3).
(2)   “Corporation” means the issuer corporation or, if the corporate action giving rise to dissenters’ rights under s. 180.1302 is a merger or interest exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the interest exchange.
(3)   “Dissenter” means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.
(4)   “Fair value”, with respect to a dissenter’s shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. “Fair value”, with respect to a dissenter’s shares in a business combination, means market value, as defined in s. 180.1130 (9) (a) 1. to 4.
(5)   “Interest” means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.
(6)   “Issuer corporation” means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.
180.1302.   Right to dissent.
(1)   Except as provided in sub. (4) and s. 180.1008 (3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
(a)   Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:
1.   Shareholder approval is required for the merger by s. 180.11032 or by the articles of incorporation.
2.   The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.
3.   The issuer corporation is a parent that is merged with its subsidiary under s. 180.1104. This subdivision does not apply if all of the following are true:
a.   The articles of incorporation of the surviving corporation do not differ from the articles of incorporation of the parent before the merger, except for amendments specified in s. 180.1002 (1) to (9).
b.   Each shareholder of the parent whose shares were outstanding immediately before the effective time of the merger holds the same number of shares with identical designations, preferences, limitations, and relative rights, immediately after the merger.

c.   The number of voting shares, as defined in s. 180.1103 (5) (a) 2., outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of voting shares of the parent outstanding immediately before the merger.
d.   The number of participating shares, as defined in s. 180.1103 (5) (a) 1., outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights or warrants issued pursuant to the merger, do not exceed by more than 20 percent the total number of participating shares of the parent outstanding immediately before the merger.
(b)   Consummation of a plan of interest exchange if the issuer corporation’s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.
(c)   Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:
1.   A sale pursuant to court order.
2.   A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.
(cm)   Consummation of a plan of conversion.
(d)   Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.
(2)   Except as provided in sub. (4) and s. 180.1008 (3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter’s shares because it does any of the following:
(a)   Alters or abolishes a preferential right of the shares.
(b)   Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
(c)   Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.
(d)   Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
(e)   Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.
(3)   Notwithstanding sub. (1) (a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1) (d) or (2) or s. 180.1803, 180.1813 (1) (d) or (2) (b), 180.1815 (3) or 180.1829 (1) (c).
(3m)   Notwithstanding any other provision of this section, if the issuer corporation has become a benefit corporation under s. 204.104 (1) or (2), a shareholder of the benefit corporation may dissent from the amendment of the articles or the fundamental transaction to become a benefit corporation and obtain payment of the fair value of his or her shares, as provided in s. 204.104 (3). “Fair value” as used in this subsection means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable and not reduced by lack of marketability or minority discounts.
(4)   Unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.
(5)   Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.
180.1303.   Dissent by shareholders and beneficial shareholders.
(1)   A shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a shareholder who under this subsection asserts dissenters’ rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.
(2)   A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:
(a)   Submits to the corporation the shareholder’s written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights.
(b)   Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.
180.1320.   Notice of dissenters’ rights.
(1)   If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters’ rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.
(2)   If corporate action creating dissenters’ rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters’ rights that the action was authorized and send them the dissenters’ notice described in s. 180.1322.
180.1321.   Notice of intent to demand payment.
(1)   If proposed corporate action creating dissenters’ rights under s. 180.1302 is submitted to a vote at a shareholders’ meeting, a shareholder or beneficial shareholder who wishes to assert dissenters’ rights shall do all of the following:
(a)   Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder’s or beneficial shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated.
(b)   Not vote his or her shares in favor of the proposed action.
(2)   A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

180.1322. Dissenters’ notice.
(1)   If proposed corporate action creating dissenters’ rights under s. 180.1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.
(2)   The dissenters’ notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders’ meeting or without a vote of shareholders, whichever is applicable. The dissenters’ notice shall comply with s. 180.0141 and shall include or have attached all of the following:
(a)   A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.
(b)   For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.
(c)   A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he or she acquired beneficial ownership of the shares before that date.
(d)   A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters’ notice is delivered.
(e)   A copy of ss. 180.1301 to 180.1331.
180.1323.   Duty to demand payment.
(1)   A shareholder or beneficial shareholder who is sent a dissenters’ notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters’ notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.
(2)   A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.
(3)   A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters’ notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters’ notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.
180.1324.   Restrictions on uncertificated shares.
(1)   The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.
(2)   The shareholder or beneficial shareholder who asserts dissenters’ rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.
180.1325.   Payment.
(1)   Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)   The payment shall be accompanied by all of the following:
(a)   The corporation’s latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.
(b)   A statement of the corporation’s estimate of the fair value of the shares.
(c)   An explanation of how the interest was calculated.
(d)   A statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the payment.
(e)   A copy of ss. 180.1301 to 180.1331.
180.1326.   Failure to take action.
(1)   If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(2)   If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters’ notice under s. 180.1322 and repeat the payment demand procedure.
180.1327.   After-acquired shares.
(1)   A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters’ notice under s. 180.1322 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
(2)   To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.
180.1328.   Procedure if dissenter dissatisfied with payment or offer.
(1)   A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter’s estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:
(a)   The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.
(b)   The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.
(c)   The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.
(2)   A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

180.1330.   Court action.
(1)   If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(2)   The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose interests were acquired by the foreign corporation.
(3)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.
(4)   The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(5)   Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:
(a)   The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.
(b)   The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter’s notice under s. 180.1322 (2) (c), for which the corporation elected to withhold payment under s. 180.1327.
180.1331.   Court costs and counsel fees.
(1)
(a)   Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).
(b)   Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.
(2)   The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:
(a)   Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.
(b)   Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
(3)   Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex C
July 17, 2025
Board of Directors
Centre 1 Bancorp, Inc.
345 East Grand Avenue
Beloit, Wisconsin 53511
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understands that Bank First Corporation (“BFC”), and its wholly-owned subsidiary, Bank First, N.A. (“Bank First”) and Centre 1 Bancorp, Inc. (“Centre”) and its wholly-owned subsidiary, The First National Bank and Trust Company, (“First National Bank”) (Centre together with BFC, the “Parties” and each a “Party”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be dated as of July 17, 2025. Subject to the terms and conditions of the Agreement, in accordance with the Wisconsin Business Corporation Law, at the Effective Time, Centre shall merge with and into BFC pursuant to the terms of the Agreement (the “Merger”), BFC shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Wisconsin. As of the Effective Time, the separate corporate existence of Centre shall cease. Immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, First National Bank shall be merged with and into Bank First (the “Bank Merger”) in accordance with the provisions of applicable federal and state banking laws and regulations, and Bank First shall be the surviving bank (the “Surviving Bank”) and the separate corporate existence of First National Bank shall cease. The Parties intend that for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder (the “Code”), and this Agreement will be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all Article and Section references shall refer to Articles or Sections in the Agreement. For purposes of our analysis and opinion, the Agreement as used herein shall refer to the draft Agreement and Plan of Merger dated July 15, 2025 provided to Hovde by Centre.
Pursuant to the terms of Article II of the Agreement, at the Effective Time each share of Centre Common Stock (excluding Dissenting Shares and Centre Cancelled Shares) issued and outstanding shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.9200 shares (the “Exchange Ratio”) of BFC Common Stock (the “Merger Consideration”). If Centre Tangible Book Value (as defined in the Agreement) as of the Closing Date is less than the Minimum Tangible Book Value, then the aggregate Merger Consideration will be reduced by an amount (the “Capital Deficiency Amount”) equal to (A) the Minimum Tangible Book Value minus (B) Centre Tangible Book Value on the Closing Date, and the Exchange Ratio shall be adjusted to produce the aggregate Merger Consideration as reduced by such Capital Deficiency Amount.
We noted that Section 7.01(h) of the Agreement provides that Centre may terminate the Agreement if on the Determination Date the BFC Market Price results in the BFC Ratio (as defined in the Agreement) being less than certain specified values. In that event, if Centre elects to exercise its termination right, BFC shall have the option (but not the obligation) to increase the Exchange Ratio according to the calculations specified in Section 7.01(h) to result in the Adjusted Exchange Ratio. If BFC elects to proceed with the Merger by paying the additional consideration resulting from the Adjusted Exchange Ratio, then the Agreement shall remain in full force and effect in accordance with its terms, and the Exchange Ratio shall be amended to equal the Adjusted Exchange Ratio.

Pursuant to Section 2.03 of the Agreement, at the Effective Time, each option to purchase Centre Common Stock granted under a Centre Stock Plan (a “Centre Option”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall fully vest and be automatically canceled and be converted into the right to receive an amount of cash equal to the product of (A) the excess, if any, of (1) the product of (x) the Exchange Ratio, multiplied by (y) the BFC Common Stock Price (the “Per Share Cash Equivalent Consideration”), over (2) the per share exercise price of the Centre Option prior to the Effective Time, multiplied by (B) the number of shares of Centre Common Stock subject to such Centre Option prior to the Effective Time, rounding up to the nearest cent. Any Centre Option with an exercise price that equals or exceeds the Per Share Cash Equivalent Consideration shall be canceled with no consideration being paid to the option holder. All amounts payable to the holders of Centre Options shall be paid as soon as practicable after, and in any event within five (5) Business Days following the Effective Time, without interest and applicable tax withholdings. Additionally, immediately prior to the Effective Time, each award of performance-based restricted stock units granted under a Centre Stock Plan (a “Centre PBRSU”) which is outstanding immediately prior to the Effective Time shall, automatically become fully vested and shall be settled and be converted into the right to receive the Merger Consideration with respect to the total number of shares of Centre Common Stock subject to such Centre PBRSU as of immediately prior to the Effective Time (assuming that the applicable performance goals were fully achieved). Such Merger Consideration shall be delivered without interest and shall be less applicable tax withholdings.
For purposes of our analysis and opinion and with your knowledge and consent, we assumed (i) there would be no adjustment to or reduction of the Merger Consideration, (ii) there is no adjustment to the Exchange Ratio pursuant to the provisions of Section 7.01(h) (iii) the closing price of BFC Common Stock on the NASDAQ as of July 16, 2025 is $121.22, (iv) there are 1,501,016 shares of Centre Common Stock outstanding (including 24,683 shares issued due to the vesting of Centre PBRSUs), and (v) thereby the total value of the Merger Consideration is $167,396,907. Additionally, we assumed (i) there are 15,000 Centre Options outstanding with a weighted average exercise price of $74.08 per share of Centre Common Stock, (ii) based on the Exchange Ratio of 0.9200 the Per Share Cash Equivalent Consideration is $111.52, and (iii) thereby the total value of the Centre Option payments is $561,586. Accordingly, we assumed that the total value of the Merger is $167,958,493 which is the sum of the Merger Consideration of $167,396,907 and the total value of the Centre Options payments of $561,586.
We noted that Article VI of the Agreement sets forth certain normal and customary closing conditions, including: (i) the Requisite Centre Shareholder Approval at the Centre Meeting having been obtained; (ii) all Regulatory Approvals required to consummate the Merger and the Bank Merger having been obtained and remaining in full force and effect, all statutory waiting periods having expired or been terminated, and no Regulatory Approval includes the imposition of, any Burdensome Condition; (iii) the Registration Statement shall have become effective and no stop order shall have been issued by the SEC or any Governmental Authority; (iv) BFC and Centre shall have received opinions from their respective legal counsel each dated as of the Closing Date to the effect that, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; (v) Shares of BFC Common Stock to be issued in connection with the Merger shall have been approved for listing on the Trading Market; and (vi) Dissenting Shares shall be less than 10% of the issued and outstanding shares of Centre Common Stock.
We also noted that the Merger may be terminated if any of the conditions of Article VII of the Agreement are met, which include among other normal and customary conditions the following; (i) by the mutual consent of Centre and BFC; (ii) by the board of directors of either BFC or Centre in the event any Regulatory Approval required for consummation of the Merger and the Bank Merger shall have been denied by final, non-appealable action by any applicable Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; (iii) by either BFC or Centre if the Requisite Centre Shareholder Approval at the Centre Meeting shall not have been obtained: (iv) by either BFC or Centre if the Merger shall not have been consummated on or before April 30, 2026, provided, however, that such date will be automatically extended to May 31, 2026, if the only outstanding condition to Closing is the receipt of all Regulatory Approvals; (v) by BFC if the board of directors of Centre (A) withdraws, qualifies, amends, modifies or withholds the Centre Recommendation (B) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by BFC, (E) fails to publicly reconfirm the Centre Recommendation within three (3) Business Days of being requested to do so by BFC, (vi) by Centre at any time before obtaining the Requisite Centre Shareholder Approval if the board of directors of Centre authorizes Centre to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided, that Centre shall pay to BFC the Termination Fee of $5,038,755 (based on the closing price of BFC Common Stock on the NASDAQ as of July 16, 2025 of $121.22 per share) by wire transfer of immediately available funds. In addition, if Centre terminates the Agreement pursuant to any of the provisions of Section 7.01(f) as set forth immediately above in clauses (A) through (F) of the proceeding sentence, then Centre shall pay to BFC the Termination Fee by wire transfer in immediately available funds.
With your consent and for purposes of our analysis and opinion, we have assumed that (i) there is no adjustment to the Exchange Ratio pursuant to the provisions of Section 7.01(h), (ii) all of the closing conditions set forth in Article VI of the Agreement are satisfied, (iii) the Merger is not terminated pursuant to any of the provisions set forth in Article VII of the Agreement, and (iv) the Merger will proceed and be consummated in accordance with the terms of the Agreement.
You have requested our opinion, subject to the terms, conditions, and qualifications set forth herein, that the Merger Consideration is fair, from a financial point of view, to the holders of shares of Centre Common Stock. This opinion addresses only the fairness of the Merger Consideration, and we are not opining on any individual stock, cash, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)
reviewed a draft of the Agreement dated July 15, 2025 provided to Hovde by Centre;

(ii)
reviewed audited financial statements for Centre and First National Bank for the twelve month periods ended December 31, 2022, December 31, 2023 and December 31, 2024 and the unaudited statements for the three month period ended March 31, 2025;

(iii)
reviewed audited financial statements for BFC and Bank First for the twelve month periods ended December 31, 2022, December 31, 2023 and December 31, 2024 and the unaudited statements for the three month period ended March 31, 2025;

(iv)
reviewed certain historical publicly available business and financial information concerning Centre;

(v)
reviewed certain internal financial statements and other financial and operating data concerning Centre;

(vi)
reviewed financial projections prepared in consultation with and approved by certain members of the senior management of Centre;

(vii)
discussed with certain members of senior management of Centre the business, financial condition, results of operations and future prospects of Centre, the history and past and current operations of Centre, and Centre’s assessment of the rationale for the Merger;

(viii)
assessed current general economic, market and financial conditions;

(ix)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(x)
taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry; and

(xi)
performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Closing there will be, no material changes in the financial condition and results of operations of BFC or Centre since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the

Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by Centre and BFC are true and complete. We have relied upon the management of Centre as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Centre, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by Centre on a basis reflecting the best currently available information and Centre’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by Centre to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by Centre or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurance of the management of Centre that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for Centre are, in the aggregate, adequate to cover such losses. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Centre, the collateral securing any such assets or liabilities, or the collectability of any such assets or liabilities, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of Centre.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which BFC or Centre is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither BFC nor Centre is committed to any material transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by BFC or Centre or any other party to the Agreement and that the final Agreement will not differ materially from the draft of the Agreement we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. Centre has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on BFC or Centre or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on Centre or its shareholders; or (ii) any advice or opinions provided by any other advisor to the Board of Directors of Centre; or (iii) any other strategic alternatives that might be available to Centre.
Our opinion does not constitute a recommendation to Centre as to whether or not Centre should enter into the Agreement or to any shareholders of Centre Common Stock as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision by either Centre or BFC to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Centre relative to the value of the Merger Consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best form of financial compensation that could be obtained in a merger or combination transaction of Centre with BFC or any other financial institution. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of BFC or Centre.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of Centre and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of shares of Centre Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such document is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economy, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with Centre, we will receive from Centre an opinion fee that is contingent upon the issuance of this opinion letter and a completion fee less the opinion fee contingent upon the consummation of the Merger. The Company has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to either BFC or Centre for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from BFC in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, BFC or Centre or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of BFC or Centre for Hovde’s own accounts and for the accounts of Hovde’s customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and either BFC or Centre.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of shares of Centre Common Stock.
Sincerely,
HOVDE GROUP, LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Sections 180.0850 to 180.0859 of the WBCL require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses, including fees, costs, charges, disbursements, attorney’s fees and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty that the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.
An officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by a majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by an affirmative vote of disinterested shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.
Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.
The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or bylaws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by a resolution adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.
Article X of Bank First’s Articles of Incorporation and Article VIII of Bank First’s Bylaws provide that Bank First shall indemnify, to the fullest extent permitted by Wisconsin law, each person who may serve or who has served at any time as a director or officer of Bank First or of any of its subsidiaries, or who at the request of Bank First may serve or at any time has served as a director, officer, partner, trustee, member of any decision-making committee, employee or agent of, or in a similar capacity with, another organization, for all reasonable expenses incurred in connection with any proceeding to the extent he or she has been successful on the merits or otherwise. The WBCL provides that Bank First shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of Bank First against reasonable expenses incurred by him or her in connection with the proceeding.
In cases where a director of officer is not successful on the merits or otherwise, Bank First shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of Bank First, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to Bank First and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with Bank First or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.

In determining whether indemnification is required, the director or officer seeking indemnification shall select one of the following means for determining his or her right to indemnification:
(1)
by a majority vote of a quorum of the board of directors consisting of directors who are not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of two or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee;

(2)
By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in paragraph (1) above or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings; or

(3)
By the court conducting the proceedings or another court of competent jurisdiction, either on application by the director or officer for an initial determination or an application for review of an adverse indemnification under paragraph (1) or (2) above.

The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of a director or officer is not required.
Indemnification by Bank First includes payment by Bank First of reasonable expenses incurred in defending a proceeding in advance of the final disposition of such action or proceeding upon receipt from the person to be indemnified of  (i) a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to Bank First and (ii) a written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by Bank First, to pay reasonable interest on the allowance to the extent that it is ultimately determined that indemnification is not required and that indemnification is not ordered by a court. This undertaking shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance and may be secured or unsecured.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Bank First pursuant to the foregoing provisions, or otherwise, Bank First has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statements
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6)   That every prospectus: (1) that is filed pursuant to paragraph (5) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(8)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(9)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated July 17, 2025, by and between Bank First Corporation and Centre 1 Bancorp, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement).
3.1	Restated Articles of Incorporation of Bank First Corporation (filed as Exhibit 3.1 to Bank First’s Registration Statement on Form 10-12B/A (File No. 001-38676) filed with the SEC on October 17, 2018 and incorporated herein by reference).
3.2	Articles of Amendment to Restated Articles of Incorporation of Bank First Corporation (filed as Exhibit 3.1 to Bank First’s Current Report on Form 8-K filed with the SEC on June 26, 2019 and incorporated herein by reference).
3.3	Amended and Restated Bylaws of Bank First Corporation (filed as Exhibit 3.2 to Bank First’s Current Report on Form 8-K filed with the SEC on July 24, 2023 and incorporated herein by reference).
4.1	Form of Certificate of Common Stock of Bank First Corporation (filed as Exhibit 4.1 to Bank
First’s Registration Statement on Form 10-12B (File No. 001-38676) filed with the SEC on
September 24, 2018 and incorporated herein by reference).
4.2	Description of Registered Securities (filed as Exhibit 4.2 to Bank First’s Annual Report on
Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025 and incorporated herein by reference).
5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered.*
8.1	Opinion of Alston & Bird LLP regarding certain U.S. federal income tax matters.
8.2	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding certain U.S. federal income tax matters.
21.1	Subsidiaries of Bank First Corporation (filed as Exhibit 21 to Bank First’s Annual Report on
Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025 and incorporated herein by reference).
23.1	Consent of Forvis Mazars, LLP (with respect to Bank First Corporation).
23.2	Consent of Forvis Mazars, LLP (with respect to Centre 1 Bancorp, Inc.).
23.3	Consent of Alston & Bird LLP (included in the opinions referred to in Exhibits 5.1 and 8.1 above).*
23.4	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in the opinion referred to in Exhibit 8.2 above).
24.1	Power of Attorney (included on the signature page hereto).
99.1	Form of Proxy of Centre 1 Bancorp, Inc.*
99.2	Consent of Hovde Group, LLC.
107	Filing Fee Table.

*
To be filed in whole or in part by amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manitowoc, State of Wisconsin, on September 12, 2025.
BANK FIRST CORPORATION
By:
/s/ Michael B. Molepske

Name:
Michael B. Molepske

Title:
Chairman and Chief Executive Officer

By:
/s/ Kevin M. LeMahieu

Name:
Kevin M. LeMahieu

Title
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael B. Molepske and Kevin LeMahieu his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Michael B. Molepske Michael B. Molepske	Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer)	September 12, 2025
/s/ Kevin M. LeMahieu Kevin M. LeMahieu	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 12, 2025
/s/ Timothy J. McFarlane Timothy J. McFarlane	President and Director	September 12, 2025
/s/ Mary-Kay H. Bourbulas Mary-Kay H. Bourbulas	Director	September 12, 2025
/s/ Robert D. Gregorski Robert D. Gregorski	Director	September 12, 2025
/s/ Daniel C. McConeghy Daniel C. McConeghy	Director	September 12, 2025

Signature	Title	Date
/s/ Erin A. Davis Erin A. Davis	Director	September 12, 2025
/s/ Stephen E. Johnson Stephen E. Johnson	Director	September 12, 2025
/s/ Michael S. Stayer-Suprick Michael S. Stayer-Suprick	Director	September 12, 2025
/s/ Phillip R. Maples Phillip R. Maples	Director	September 12, 2025
/s/ Peter J. Van Sistine Peter J. Van Sistine	Director	September 12, 2025